   As filed with the Securities and Exchange Commission on September 21, 1998
                                                      Registration No. 333-62365


================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------

                         PRE-EFFECTIVE AMENDMENT NO. 1

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                           SECOND BANCORP INCORPORATED
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

               Ohio                                        6021                           34-1547453
 ---------------------------------           ----------------------------             -------------------
   (State or other jurisdiction              (Primary Standard Industrial              (I.R.S. Employer
 of incorporation or organization)           Classification Code Number)              Identification No.)

                                 108 Main Avenue
                               Warren, Ohio 44481
                                 (330) 841-0123
               --------------------------------------------------
               (Address, including zip code, and telephone number,
                      including area code, of Registrant's
                          principal executive offices)

        Christopher Stanitz, Esq., Executive Vice President and Secretary
                           Second Bancorp Incorporated
                                 108 Main Avenue
                               Warren, Ohio 44481
                                 (330) 841-0123
 ------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               Copies to:

Charles S. DeRousie, Esq. and                 Francis  X. Grady, Esq. and
Michael D. Martz, Esq.                        Joseph A. Drain, Esq.
Vorys, Sater, Seymour and Pease LLP           Grady & Associates
52 East Gay Street                            20800 Center Ridge Road, Suite 116
Columbus, Ohio 43215                          Cleveland, Ohio 44116-4306
(614) 464-6400                                (440) 356-7255

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effective date of the Registration Statement and upon the effective date of the merger ("Merger") of Trumbull Financial Corporation with and into the Registrant pursuant to the Agreement and Plan of Merger described in the enclosed Prospectus/Proxy Statement included as Part I of this Registration Statement.

         If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:
                                               [ ]

                                          CALCULATION OF REGISTRATION FEE
   ----------------------------- ------------------ ----------------------- ----------------------- ----------------
                                                       Proposed maximum        Proposed maximum        Amount of
      Title of each class of       Amount to be            offering               aggregate          registration
   securities being registered     registered(1)        price per unit        offering price (2)          fee
   ----------------------------- ------------------ ----------------------- ----------------------- ----------------
   Common Shares,
   without par value...........      4,200,000               N/A                 $88,675,128          $26,159.16
   ----------------------------- ------------------ ----------------------- ----------------------- ----------------

(1) Represents the estimated maximum number of common shares of Registrant that the Registrant expects would be issuable to shareholders of Trumbull Financial Corporation pursuant to the terms of the Agreement and Plan of Merger.
(2) Estimated solely for the purpose of computing the registration fee based upon $88,675,128, the market value of the Trumbull Financial Corporation common shares, without par value, to be exchanged in the Merger, as of August 25, 1998, in accordance with Rules 457(f)(1) and 457(c) of the General Rules and Regulations under the Securities Act of 1933.

                               -------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                           SECOND BANCORP INCORPORATED
                                   PROSPECTUS
                               FOR UP TO 4,200,000
                         COMMON SHARES, NO PAR VALUE, OF
                           SECOND BANCORP INCORPORATED
             TO BE ISSUED IN CONNECTION WITH THE MERGER OF TRUMBULL
               FINANCIAL CORPORATION WITH AND INTO SECOND BANCORP
                                  INCORPORATED


                           SECOND BANCORP INCORPORATED
                         TRUMBULL FINANCIAL CORPORATION
                              JOINT PROXY STATEMENT
                                       FOR

                     THE SPECIAL MEETING OF SHAREHOLDERS OF
                           SECOND BANCORP INCORPORATED


                        TO BE HELD ON NOVEMBER 10, 1998
                                  AT 1:30 P.M.
                     (THE "SECOND BANCORP SPECIAL MEETING")


                                       AND


                     THE SPECIAL MEETING OF SHAREHOLDERS OF
                         TRUMBULL FINANCIAL CORPORATION
                        TO BE HELD ON NOVEMBER 10, 1998
                                 AT 10:00 A.M.
                        (THE "TRUMBULL SPECIAL MEETING")








         This Prospectus/Joint Proxy Statement constitutes a Prospectus of Second Bancorp Incorporated, a bank holding company and an Ohio corporation ("Second Bancorp"), in respect of the common shares of Second Bancorp, no par value (the "Shares"), to be issued in connection with the proposed merger of Trumbull Financial Corporation, a unitary savings and loan holding company and an Ohio corporation ("Trumbull"), with and into Second Bancorp. This Prospectus/Joint Proxy Statement also constitutes a Proxy Statement of Second Bancorp and Trumbull for use in connection with the solicitation of proxies by the Boards of Directors of Second Bancorp and Trumbull to be used at the Second Bancorp Special Meeting and the Trumbull Special Meeting, respectively (collectively the "Shareholder Meetings"), and any adjournment(s) thereof. This Prospectus/Joint Proxy Statement is first being mailed to shareholders of Second Bancorp and Trumbull on or about September 30, 1998.



         At the Shareholder Meetings, shareholders of Second Bancorp and Trumbull will be asked to consider and act upon a proposal to adopt the Agreement and Plan of Merger, dated May 4, 1998, by and between Second Bancorp and Trumbull (the "Agreement"), a copy of which is attached hereto as Annex A, pursuant to which Trumbull will merge with and into Second Bancorp (the "Merger"). At the Special Meeting of Trumbull Shareholders, Trumbull shareholders will also be asked to consider and vote upon a proposal to approve the acquisition by Second Bancorp of a controlling interest in Trumbull pursuant to the requirements of Section 1701.831 of the Ohio Revised Code. At the Special Meeting of Second Bancorp Shareholders, Second Bancorp shareholders also will be asked to adopt proposals to (i) increase the number of directors of Second Bancorp from seven (7) to eight (8), (ii) to elect Dr. David A. Allen, who is currently a director of Trumbull, to fill the vacancy created on the Board of Directors of Second Bancorp as a result of the increase in the number of directors of Second Bancorp and (iii) amend the Amended Articles of Second Bancorp to eliminate Second Bancorp's two classes of preferred shares. The proposals to increase the number of directors of Second Bancorp and to elect Dr. David A. Allen to the Second Bancorp Board of Directors will not become effective until immediately after the consummation of the Merger and will be void if the Merger is not consummated.


         If the Merger is consummated and assuming that the proposal to increase the number of directors of Second Bancorp is adopted by the shareholders at the Second Bancorp Special Meeting, pursuant to the authority granted the Board of Directors of Second Bancorp under Article III of Second Bancorp's Amended Regulations, the Board of Directors of Second Bancorp intends to increase the number of directors from eight (8) to ten (10) and to appoint James R. Izant and Phyllis J. Izant, both of whom are currently directors of Trumbull, to the Board of Directors of Second Bancorp. If elected to the Board of Directors of Second Bancorp, each of Dr. David A. Allen, James R. Izant and Phyllis J. Izant will serve terms until the 1999 Annual Meeting of Shareholders of Second

Bancorp and until their successors are elected and qualified. See "THE MERGER -- Interests of Certain Persons in the Merger."

         In accordance with the terms and subject to the conditions of the Agreement, each of the outstanding common shares of Trumbull (the "Trumbull Shares") will be canceled and extinguished on the effective date of the Merger (the "Effective Time") in consideration and exchange for 3.78 Shares (the "Exchange Ratio"). However, if (a) the average per share closing price of the Shares over a period of twenty (20) trading days ending seven (7) days before the Effective Time (the "Second Bancorp Closing Price") is less than $25.00 and
(b) if the number obtained by dividing the Second Bancorp Closing Price by $36.125 (the closing price of the Shares on May 4, 1998) is less than 90% of the number obtained by dividing the "Index Price" (defined below) on the seventh
(7th) day immediately preceding the Effective Time by $38.64 (the Index Price on May 4, 1998), Trumbull may propose to terminate the Agreement at any time until the second full day immediately prior to the Effective Time (a "Triggering Event"). Upon the occurrence of a Triggering Event, Second Bancorp would have the option to elect to issue to Trumbull shareholders for each Trumbull Share to be exchanged in the Merger, a number of Shares with a value of $94.50. As used in the Agreement, the "Index Price" is a weighted average of stock prices for 30 peer group bank holding companies which are specified in an exhibit to the Agreement. See "SUMMARY - Terms of the Merger," "THE MERGER - Exchange of Trumbull Shares" and Section 11.01(i) of the Agreement contained in Annex A."


TRUMBULL SHAREHOLDERS WHO WISH TO EXERCISE DISSENTERS' RIGHTS MUST, AMONG OTHER THINGS, NOT VOTE ON THE ENCLOSED BLUE PROXY CARD IN FAVOR OF THE PROPOSAL TO ADOPT THE AGREEMENT AND APPROVE THE MERGER AND MUST MAKE A WRITTEN DEMAND ON TRUMBULL ON OR BEFORE NOVEMBER 20, 1998. ANY VOTE OR LACK OF VOTE BY A TRUMBULL SHAREHOLDER ON THE ENCLOSED WHITE PROXY CARD WITH RESPECT TO THE PROPOSAL TO APPROVE THE ACQUISITION BY SECOND BANCORP OF A CONTROLLING INTEREST IN TRUMBULL PURSUANT TO THE REQUIREMENTS OF SECTION 1701.831 OF THE OHIO REVISED CODE WILL NOT AFFECT SUCH SHAREHOLDER'S ABILITY TO EXERCISE DISSENTERS' RIGHTS. SEE "RIGHTS OF DISSENTING SHAREHOLDERS".

SECOND BANCORP SHAREHOLDERS WHO WISH TO EXERCISE DISSENTERS' RIGHTS MUST, AMONG OTHER THINGS, NOT VOTE ON THE ENCLOSED PROXY CARD IN FAVOR OF THE PROPOSAL TO ADOPT THE AGREEMENT AND APPROVE THE MERGER AND MUST MAKE A WRITTEN DEMAND ON SECOND BANCORP ON OR BEFORE NOVEMBER 20, 1998. SEE "RIGHTS OF DISSENTING SHAREHOLDERS".


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES WHICH ARE BEING OFFERED PURSUANT TO THIS PROSPECTUS/JOINT PROXY STATEMENT, WHICH WILL BE ISSUED UPON THE CONSUMMATION OF THE MERGER, ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER STATE OR FEDERAL AGENCY.

This Prospectus/Joint Proxy Statement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.











                     The date of this Prospectus/Joint Proxy Statement is September 25, 1998.

                             AVAILABLE INFORMATION

         Second Bancorp is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Second Bancorp has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), in respect of the Shares to be issued to Trumbull shareholders in the Merger. As permitted by the rules and regulations of the Commission, this Prospectus/Joint Proxy Statement omits certain information, exhibits and undertakings contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information. Statements contained herein concerning such documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

         The Registration Statement and the exhibits thereto, as well as the reports, proxy statements and other information filed with the Commission by Second Bancorp under the Exchange Act, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission in New York (at 7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511). Reports, proxy statements and other information concerning Second Bancorp may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. In addition, Second Bancorp files its reports, proxy statements and other information with the Commission electronically, and the Commission maintains a website located at http://www.sec.gov containing such information.


         This Prospectus/Joint Proxy Statement is accompanied by a copy of Second Bancorp's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998. In addition, Trumbull shareholders will receive a copy of Second Bancorp's Annual Report to Shareholders for 1997. Any Second Bancorp shareholder who wishes to receive a copy of Second Bancorp's Annual Report to Shareholders for 1997 should make such request to Second Bancorp at the address listed in the paragraph immediately below. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         This Prospectus/Joint Proxy Statement incorporates by reference certain documents of Second Bancorp which are not presented herein or delivered herewith. These documents (without exhibits, unless such exhibits are specifically incorporated by reference into this Prospectus/Joint Proxy Statement) are available without charge to each person, including any beneficial owner, to whom a copy of this Prospectus/Joint Proxy Statement is delivered, upon written or oral request. Requests for such documents should be directed to Christopher Stanitz, Executive Vice President and Secretary, Second Bancorp Incorporated, 108 Main Avenue, Warren, Ohio 44481. In order to ensure timely delivery of such documents, any request should be made no later than October
31, 1998.


         The following documents filed by Second Bancorp with the Commission under the Exchange Act are hereby incorporated by reference into this Prospectus/Proxy Statement: (a) Second Bancorp's Annual Report on Form 10-K for the year ended December 31, 1997; (b) Second Bancorp's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; (c) Second Bancorp's Current Report on Form 8-K dated April 17, 1998; (d) Second Bancorp's Current Report on Form 8-K dated May 7, 1998; (e) Second Bancorp's Current Report on Form 8-KA dated June 26, 1998; (f) Second Bancorp's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998; and (g) the description of Second Bancorp's common shares contained in Second Bancorp's Registration Statement on Form S-4 (Registration No. 33-09239) under the caption "Description of Holding Shares" as filed on October 2, 1986 with the Commission pursuant to the Securities Act, including all amendments and reports filed for the purpose of updating such description.

         All subsequent documents filed by Second Bancorp under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Prospectus/Joint Proxy Statement and the dates of the Shareholder Meetings shall be deemed to be incorporated by reference in this Prospectus/Joint Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this

Prospectus/Joint Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement, as so modified or superseded, shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Joint Proxy Statement.

         The information relating to Second Bancorp contained in this Prospectus/Joint Proxy Statement should be read together with the information in the documents incorporated by reference.

         Following the Merger, Second Bancorp will continue to be subject to the information, reporting and proxy statement requirements of the Exchange Act.


           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

         This Prospectus/Joint Proxy Statement (including information included or incorporated by reference herein) contains or may contain forward-looking statements that involve risks and uncertainties. This Prospectus/Joint Proxy Statement contains forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Second Bancorp, Trumbull and Enfin, Inc., an Ohio corporation and bank holding company (See "RECENT DEVELOPMENT INVOLVING SECOND BANCORP"), including statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions.

         These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) expected cost savings from the Merger cannot be fully realized or realized within the expected time frame; (2) revenues following the Merger are lower than expected, or deposit attrition, operating costs or customer pressures among depository and other financial institutions increase more than anticipated; (3) costs or difficulties related to the integration of the businesses of Second Bancorp and Trumbull are greater than expected; (4) changes in the interest rate environment reduce net interest margins; (5) general economic or business conditions are less favorable than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; and (6) legislation or regulatory changes adversely affect the businesses in which Second Bancorp will be engaged.








NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/JOINT PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SECOND BANCORP OR TRUMBULL. NEITHER THIS PROSPECTUS/JOINT PROXY STATEMENT, NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROSPECTUS/JOINT PROXY STATEMENT, CONSTITUTES AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS/JOINT PROXY STATEMENT OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION. THE DELIVERY OF THIS PROSPECTUS/JOINT PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF SECOND BANCORP OR TRUMBULL SINCE THE DATE OF THIS PROSPECTUS/JOINT PROXY STATEMENT.



                                TABLE OF CONTENTS
                                -----------------
                                                                                               Page
                                                                                               ----

AVAILABLE INFORMATION...........................................................................iii


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.................................................iii


CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION......................................iv


SUMMARY...........................................................................................1

         Introduction.............................................................................1
         Parties to the Agreement.................................................................1
         Recent Development Involving Second Bancorp..............................................2
         Special Meeting of Second Bancorp Shareholders...........................................2
         Amendment of Second Bancorp's Articles to Eliminate Second Bancorp's
               Two Classes of Preferred Shares....................................................4
         Special Meeting of Trumbull Shareholders.................................................4
         Reasons for the Merger...................................................................6
         Opinion of McDonald & Company Securities, Inc............................................7
         Opinion of Sander O'Neill & Partners, L.P................................................7
         Terms of the Merger......................................................................7
         Recommendation of the Board of Directors of Second Bancorp...............................9
         Recommendation of the Board of Directors of Trumbull.....................................9
         Interests of Certain Persons in the Merger..............................................10
         Comparison of Rights of Holders of The Shares and Trumbull Shares.......................12
         Exchange of Certificates Evidencing Shares and Trumbull Shares..........................13
         Resale of  Shares.......................................................................13
         Dissenters' Rights......................................................................13
         Market Prices...........................................................................13

RECENT DEVELOPMENT INVOLVING SECOND BANCORP......................................................14


PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)................................15


SELECTED FINANCIAL DATA OF SECOND BANCORP, TRUMBULL AND ENFIN....................................22


COMPARATIVE PER SHARE DATA.......................................................................28


THE MERGER.......................................................................................30

         Introduction............................................................................30
         Background and Reasons for the Merger...................................................30
         Opinion of McDonald & Company Securities, Inc...........................................33
         Opinion of Sandler O'Neill & Partners, L.P..............................................37
         Recommendation of the Board of Directors of Second Bancorp..............................41
         Recommendation of the Board of Directors of Trumbull....................................41
         Exchange of Trumbull Shares.............................................................42
         Stockholder Voting Agreement............................................................42
         Stock Option Agreement..................................................................42
         The Bank Merger.........................................................................42
         Fractional Shares.......................................................................43
         Exchange of Certificates Evidencing Shares and Trumbull Shares..........................43
         Representations, Warranties and Covenants...............................................43
         Conditions..............................................................................44


         Regulatory Approvals....................................................................45
         Effective Time..........................................................................46
         Termination and Amendment...............................................................46
         Interests of Certain Persons in the Merger..............................................46
         Resale of Shares........................................................................48
         Income Tax Consequences.................................................................49
         Accounting Treatment....................................................................50

MARKET PRICES....................................................................................50


RIGHTS OF DISSENTING SHAREHOLDERS................................................................51


SPECIAL MEETING OF SECOND BANCORP SHAREHOLDERS...................................................53

         Date, Time and Place....................................................................53
         Purpose of Meeting......................................................................53
         Shares Outstanding and Entitled to Vote and Record Date.................................53
         Vote Required...........................................................................53
         Voting and Solicitation and Revocation of Proxies.......................................53
         Amendment of Second Bancorp's Articles to Eliminate Second Bancorp's
               Two Classes of Preferred Shares...................................................54

SPECIAL MEETING OF TRUMBULL SHAREHOLDERS.........................................................55

         Date, Time and Place....................................................................55
         Purpose of Meeting......................................................................55
         Shares Outstanding and Entitled to Vote and Record Date.................................55
         Vote Required...........................................................................55
         Voting and Solicitation and Revocation of Proxies.......................................56

BUSINESS OF SECOND BANCORP.......................................................................57

         Market Area.............................................................................57
         Competition.............................................................................57

SECURITY OWNERSHIP OF SECOND BANCORP.............................................................58


MANAGEMENT OF SECOND BANCORP.....................................................................59


MANAGEMENT OF TRUMBULL EXPECTED TO SERVE ON THE BOARD OF DIRECTORS OF
SECOND BANCORP...................................................................................61

         Trumbull Directors Nominated or to be Appointed to Serve as Second
               Bancorp Directors.................................................................61
         Director Compensation by Trumbull and Trumbull Savings..................................61
         Certain Transactions....................................................................62

TRUMBULL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS........................................................................62

         Forward-looking Statements..............................................................62
         Net Interest Income.....................................................................62
         Rate / Volume Analysis..................................................................66
         Comparison of Operating Results for the Nine Months Ended
               June 30, 1998 and 1997............................................................67
         Comparison of Operating Results for Years Ended September 30, 1997 and 1996.............68
         Comparison of Operating Results for Years Ended September 30, 1996 and 1995.............69
         Comparison of June 30, 1998 and September 30, 1997 Financial Condition..................70
         Comparison of September 30, 1997 and 1996 Financial Condition...........................71

LIQUIDITY........................................................................................72


YEAR 2000........................................................................................72


CAPITAL RESOURCES................................................................................73


IMPACT OF INFLATION..............................................................................74

         Recent Accounting Pronouncements........................................................74

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.......................................74

         Asset Liability Management..............................................................74

BUSINESS OF TRUMBULL.............................................................................76

         General.................................................................................76
         Lending Activities......................................................................78
         Investment Activities...................................................................86
         Deposits and Borrowings.................................................................88
         Interest Rate Swaps, Caps and Floors....................................................91
         Competition.............................................................................91
         Taxation................................................................................92
         Personnel...............................................................................93

SECURITY OWNERSHIP OF TRUMBULL...................................................................94


DESCRIPTION OF SECOND BANCORP SHARES.............................................................95

         General.................................................................................95
         Dividend Rights and Restriction on Redemptions and Repurchases..........................95
         Director and Officer Liability and Indemnification......................................96
         Provisions in Second Bancorp Articles and Second Bancorp Regulations Which May Be
               Deemed to Have Anti-Takeover Effects..............................................96
         Ohio Statutes that have Anti-Takeover Effects...........................................97
         The Class A Series Preferred Shares and the Class B Series Preferred Shares.............98

COMPARISON OF RIGHTS OF HOLDERS OF SECOND BANCORP SHARES AND HOLDERS OF TRUMBULL SHARES..........99

         General.................................................................................99
         Board of Directors......................................................................99
         Voting Rights..........................................................................100
         Anti-Takeover Provisions...............................................................101
         Preemptive Rights......................................................................101
         Dividends..............................................................................101
         Preferred Shares.......................................................................101
         Anti-Takeover Statutes.................................................................102
         Director and Officer Liability and Indemnification.....................................103

REGULATION OF FINANCIAL INSTITUTIONS............................................................103

         Regulation of Bank Holding Companies...................................................103
         Regulation of a Unitary Savings and Loan Holding Company...............................104
         Transactions with Affiliates...........................................................105
         Regulation of Nationally Chartered Banks...............................................106
         Regulation of Ohio State Chartered Savings Banks.......................................106
         Federal Deposit Insurance Corporation..................................................106
         Interstate Banking and Branching.......................................................107
         Regulatory Capital.....................................................................107
         Prompt Corrective Regulatory Action....................................................108

         Limits on Dividends and Other Payments.................................................109

LEGAL MATTERS...................................................................................109


EXPERTS.........................................................................................110


SECOND BANCORP SHAREHOLDER PROPOSALS -- 1999....................................................110


INDEX TO FINANCIAL STATEMENTS OF THE TRUMBULL SAVINGS AND LOAN COMPANY..........................F-1

ANNEXES:

         Annex A:    Agreement and Plan of Merger, dated May 4, 1998, by and between
                         Second Bancorp, Inc. and Trumbull Financial Corporation
                         (excluding exhibits)
         Annex B:    Form of Proposed Amendment to the Amended Articles of Second Bancorp
         Annex C:    Fairness Opinion of McDonald & Company Securities, Inc.
         Annex D:    Fairness Opinion of Sandler O'Neill & Partners, L.P.
         Annex E:    Section 1701.85 of the Ohio Revised Code
         Annex F:    Form of Acquiring Person Statement

                                     SUMMARY

         The following is a summary of certain matters to be considered in connection with the Second Bancorp Special Meeting and the Trumbull Special Meeting and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus/Joint Proxy Statement, the Annexes attached hereto and the other documents referred to herein.

INTRODUCTION

         On May 4, 1998, Second Bancorp Incorporated, an Ohio corporation and bank holding company ("Second Bancorp"), and Trumbull Financial Corporation, an Ohio corporation and unitary savings and loan holding company ("Trumbull"), entered into the Plan and Agreement of Merger (the "Agreement"), pursuant to which Trumbull will merge with and into Second Bancorp (the "Merger"). If the Agreement and the Merger are adopted by: (i) the affirmative vote of the holders of a majority of the issued and outstanding common shares of Second Bancorp, without par value (the "Shares"), (ii) the affirmative vote of the holders of two-thirds of the issued and outstanding common shares of Trumbull, without par value (the "Trumbull Shares"), and (iii) a majority of the voting power of Trumbull represented in person or by proxy at the Trumbull Special Meeting (as defined below), excluding any Trumbull Shares owned by any officer of Trumbull or any director of Trumbull who is also an employee of Trumbull and certain other "interested Trumbull Shares", and if all other conditions to the consummation of the Merger are satisfied, the Merger will be consummated. See "SPECIAL MEETING OF SECOND BANCORP SHAREHOLDERS - Vote Required," "SPECIAL MEETING OF TRUMBULL SHAREHOLDERS - Vote Required" and "COMPARISON OF RIGHTS OF HOLDERS OF SECOND BANCORP SHARES AND HOLDERS OF TRUMBULL SHARES - Anti-Takeover Statutes."

         On the date upon which the Merger becomes effective (the "Effective Time"), each of the outstanding Trumbull Shares will be canceled and extinguished in consideration and exchange for 3.78 of the Shares, subject to certain conditions and adjustments (the "Exchange Ratio"). However, if (a) the average per share closing price of the Shares over a period of twenty (20) trading days ending seven (7) days before the Effective Time (the "Second Bancorp Closing Price") is less than $25.00 and (b) if the number obtained by dividing the Second Bancorp Closing Price by $36.125 (the closing price of the Shares on May 4, 1998) is less than 90% of the number obtained by dividing the "Index Price" (defined below) on the seventh (7th) day immediately preceding the Effective Time by $38.64 (the Index Price on May 4, 1998), Trumbull may propose to terminate the Agreement at any time until the second full day immediately prior to the Effective Time (a "Triggering Event"). Upon the occurrence of a Triggering Event, Second Bancorp would have the option to elect to issue to Trumbull shareholders for each Trumbull Share to be exchanged in the Merger, a number of Shares with a value of $94.50. As used in the Agreement, the "Index Price" is a weighted average of stock prices for 30 peer group bank holding companies which are specified in an exhibit to the Agreement. See "THE MERGER - Exchange of Trumbull Shares" and Section 11.01(i) of the Agreement contained in Annex A."


         As of the date of this Prospectus/Joint Proxy Statement, there were 869,364 Trumbull Shares issued and outstanding and 7,379,945 Shares issued and outstanding.


PARTIES TO THE AGREEMENT

         SECOND BANCORP. Second Bancorp is an Ohio corporation and bank holding company established on August 26, 1986. Second Bancorp is subject to regulation, supervision and examination by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board").

         Second Bancorp's sole subsidiary is The Second National Bank of Warren (the "Bank"), located in Warren, Ohio. The Bank was organized in 1880 and is a nationally-chartered bank. The Bank is subject to regulation, supervision and examination by the Office of the Comptroller of the Currency (the "OCC") and the Federal Deposit Insurance Corporation ("FDIC"). The Bank's deposits are insured up to applicable limits under the Federal Deposit Insurance Act.

         The Bank operates through twenty-eight branches and one loan production office and offers a wide range of commercial and consumer banking and trust services primarily to business and individual customers in various communities in a seven county area of northeastern Ohio. The Bank focuses its marketing efforts primarily on local independent commercial and professional firms, the individuals who are the owners and principals of such firms as well as the low-to-moderate to upper income retail customers in the Bank's trade areas. In recent years, the Bank has emphasized increased commercial and direct consumer and real estate lending and market area expansion. See "BUSINESS OF SECOND BANCORP."

         TRUMBULL. Trumbull is an Ohio corporation and unitary savings and loan holding company established on July 17, 1997. Trumbull is subject to regulation, supervision and examination by the Office of Thrift Supervision of the United States Department of the Treasury (the "OTS") and the Ohio Division of Financial Institutions (the "Division").

         Trumbull's sole subsidiary is The Trumbull Savings and Loan Company ("Trumbull Savings"). Trumbull Savings, located in Warren, Ohio, was organized as an Ohio-chartered savings and loan association in February of 1889. Trumbull Savings converted from a savings and loan association charter to a savings bank charter under Ohio law effective June 11, 1997. As a result of that conversion, Trumbull Savings is subject to regulation, supervision and examination by the Division and the FDIC. The deposits of Trumbull Savings are insured up to applicable limits under the Federal Deposit Insurance Act. See "BUSINESS OF TRUMBULL."

        Trumbull Savings is engaged principally in the business of making first mortgage loans to finance the purchase, construction or improvement of one- to four-family residential real estate or other real property located in its primary market areas. Loan funds are obtained primarily from customer deposits, which are insured up to applicable limits by the FDIC, loan repayments and advances from the Federal Home Loan Bank of Cincinnati (the "FHLB"). Interest earned on such loans and investments is the primary source of revenue of Trumbull Savings. In addition to originating loans, Trumbull Savings invests in U.S. Government and agency obligations, interest-bearing deposits in other financial institutions and mortgage-backed securities.

        Trumbull Savings conducts its principal business activities through its main office and four branch offices in Trumbull County, Ohio, and two branch offices in Jefferson County, Ohio. Trumbull Savings also recently obtained regulatory approval to establish a new branch facility in Twinsburg in Summit County, Ohio, which is expected to open for business by the first or second quarter of 1999. In addition to its branch offices, Trumbull Savings also has a loan production office in Cuyahoga County, Ohio.

RECENT DEVELOPMENT INVOLVING SECOND BANCORP

         On August 20, 1998, Enfin, Inc. was merged with and into Second Bancorp. See "RECENT DEVELOPMENT INVOLVING SECOND BANCORP."

SPECIAL MEETING OF SECOND BANCORP SHAREHOLDERS


         The special meeting of shareholders of Second Bancorp will be held at 1:30 p.m., on November 10, 1998, in the Board of Directors Room at the main office of the Bank, 108 Main Avenue, S.W., Warren, Ohio (the "Second Bancorp Special Meeting"). At the Second Bancorp Special Meeting, Second Bancorp's shareholders will be asked (i) to consider and act upon a proposal to adopt the Agreement and approve the Merger, (ii) to adopt a proposal to increase the number of directors of Second Bancorp from seven (7) to eight (8), (iii) to elect Dr. David A. Allen, who is currently a director of Trumbull, to serve until the 1999 Annual Meeting of Shareholders or until his successor is elected and qualified, (iv) to adopt an amendment to the Amended Articles of Second Bancorp (the "Second Bancorp Articles") to eliminate Second Bancorp's two classes of preferred shares and (v) to take such other business as may properly come before the Second Bancorp Special Meeting and any adjournment thereof. The proposals to increase the number of directors of Second Bancorp and to elect Dr. David A. Allen to the Second Bancorp Board of Directors will not become effective until immediately after the consummation of the Merger and will be void if the Merger is not consummated. See "MANAGEMENT OF TRUMBULL EXPECTED TO SERVE

ON THE BOARD OF DIRECTORS OF SECOND BANCORP" for biographical information regarding Dr. David A. Allen.


         Only the holders of record of Shares outstanding at the close of business on September 17, 1998 (the "Second Bancorp Record Date"), will be entitled to notice of and to vote at the Second Bancorp Special Meeting and any adjournment thereof. The affirmative vote of the holders of a majority of the outstanding Shares, voting in person or by proxy, is required to adopt the Agreement and approve the Merger and to amend the Second Bancorp Articles to eliminate Second Bancorp's two classes of preferred shares. See "SUMMARY - Amendment of Second Bancorp Articles to Eliminate Second Bancorp's Two Classes of Preferred Shares." The affirmative vote of the holders of seventy-five percent of the Shares represented at the Second Bancorp Special Meeting and entitled to vote on such proposal, voting in person or by proxy, is required to adopt the proposal to increase the number of directors of Second Bancorp from seven (7) to eight (8). With respect to the election of Dr. David A. Allen to fill the vacancy created by the increase in the number of directors, the nominee receiving the greatest number of votes, cast in person or by proxy, will be elected. As of the Second Bancorp Record Date, 7,379,945 Shares were outstanding and entitled to vote and were held of record by 2,048 shareholders.

         As of August 31, 1998, the directors and executive officers of Second Bancorp owned, in the aggregate, 366,354.028 Shares, or 4.96% of the outstanding Shares. The directors and executive officers of Second Bancorp intend to vote all of their respective Shares: (i) FOR the adoption of the Agreement and the approval of the Merger, (ii) FOR the proposal to increase the number of directors of Second Bancorp from seven (7) to eight (8), (iii) FOR the election of Dr. David A. Allen to the Board of Directors and (iv) FOR the amendment of Second Bancorp's Articles to eliminate Second Bancorp's two classes of preferred shares. See "SPECIAL MEETING OF SECOND BANCORP SHAREHOLDERS - Shares Outstanding and Entitled To Vote and Record Date - Vote Required."


         The holders of not less than a majority of the issued and outstanding Shares entitled to vote at the Second Bancorp Special Meeting, present in person or by proxy, will constitute a quorum at the Second Bancorp Special Meeting. If a quorum of shareholders is not present at the Second Bancorp Special Meeting, the shareholders entitled to vote at the Second Bancorp Special Meeting and present in person by proxy, by majority vote, may adjourn the Second Bancorp Special Meeting and establish the date and time for the readjournment of the Second Bancorp Special Meeting. Each Second Bancorp shareholder will be entitled to one vote for each Share held.

         Under the rules of the Commission, boxes are provided on the form of proxy for shareholders to mark if they wish either to abstain on a proposal presented for shareholder approval or to withhold authority to vote for the nominee for election as a director of Second Bancorp. In accordance with Ohio law, Shares as to which the authority to vote is withheld will be counted for quorum purposes but will not be counted in the election of the director to be elected at the Second Bancorp Special Meeting. Abstentions will be counted as present for quorum purposes; however, the effect of an abstention on all matters to be voted upon by the shareholders at the Second Bancorp Special Meeting will be the same as a "no" vote.




         The Shares represented by each properly executed proxy received before the Second Bancorp Special Meeting and not revoked prior to use will be voted at the Second Bancorp Special Meeting, or any adjournment thereof, as specified on such proxy or, in the absence of specific instructions to the contrary, will be voted (i) FOR the adoption of the Agreement and the approval of the Merger, (ii) FOR the proposal to increase the number of directors of Second Bancorp from seven (7) to eight (8), (iii) FOR the election of Dr. David A. Allen to the Board of Directors of Second Bancorp and (iv) FOR the amendment to the Amended Articles of Second Bancorp to eliminate Second Bancorp's two classes of preferred shares. See "SPECIAL MEETING OF SECOND BANCORP

SHAREHOLDERS - Shares Outstanding and Entitled To Vote and Record Date - Vote Required." Any Second Bancorp shareholder who has executed and returned a proxy may revoke such proxy at any time before it is voted by executing and returning to Second Bancorp a proxy bearing a later date or by giving notice of revocation to Second Bancorp in writing or at the Second Bancorp Special Meeting. The mere presence at the Second Bancorp Special Meeting of a Second Bancorp shareholder who has executed and returned a proxy will not revoke the proxy. See "SPECIAL MEETING OF SECOND BANCORP SHAREHOLDERS - Voting and Solicitation and Revocation of Proxies."

AMENDMENT OF SECOND BANCORP'S ARTICLES TO ELIMINATE SECOND BANCORP'S TWO CLASSES OF PREFERRED SHARES

         Second Bancorp's Articles authorize 1,500,000 shares of Class A Serial Preferred Shares, without par value, and 1,500,000 shares of Class B Serial Preferred Shares, without par value (collectively referred to herein as the "Preferred Shares"). As of the date of this Prospectus/Joint Proxy Statement, there were no Preferred Shares outstanding. The Preferred Shares were authorized by an amendment to the Second Bancorp Articles adopted by the shareholders of Second Bancorp on October 30, 1990.

         On May 13, 1997, the shareholders of Second Bancorp adopted an amendment to the Second Bancorp Articles which increased the authorized number of Shares of Second Bancorp from 10,000,0000 to 20,000,000, but which did not affect the terms of the Preferred Shares. On June 25, 1997, a Certificate of Amendment to the Second Bancorp Articles was filed with the Secretary of State of Ohio which inadvertently and erroneously purported to eliminate the Preferred Shares. As a result of this filing, the prospectus/proxy statement provided to the Enfin, Inc. shareholders in connection with Second Bancorp's acquisition of Enfin, Inc. did not disclose the existence of the Preferred Shares.

         Based upon the determination that the Preferred Shares are not currently needed, Second Bancorp informed Enfin that the Board of Directors had adopted resolutions providing that (i) Second Bancorp would not issue any preferred shares unless and until its shareholders take affirmative action to authorize the issuance of preferred shares and (ii) would propose to the shareholders of Second Bancorp an amendment to Second Bancorp's Articles to eliminate the Preferred Shares. The Board of Directors of Second Bancorp unanimously recommends that the shareholders of Second Bancorp vote FOR the proposal to adopt the amendment to the Second Bancorp Articles eliminating the Preferred Shares. The text of the proposed amendment to the Articles of Second Bancorp is set forth as Annex B to this Prospectus/Joint Proxy Statement.

SPECIAL MEETING OF TRUMBULL SHAREHOLDERS


         The special meeting of shareholders of Trumbull will be held at 10:00 a.m., on November 10, 1998, at the offices of Trumbull at 105 High Street, N.E., Warren, Ohio (the "Trumbull Special Meeting"). At the Trumbull Special Meeting, Trumbull shareholders will be asked to consider and act upon (i) a proposal to adopt the Agreement and approve the Merger; (ii) a proposal to approve the acquisition by Second Bancorp of a controlling interest in Trumbull pursuant to
Section 1701.831 of the Ohio Revised Code (the "Ohio Control Shares Acquisition Statute"); and (iii) such other business as may properly come before the Trumbull Special Meeting and any adjournment thereof. Only the holders of record of Trumbull Shares outstanding at the close of business on September 25, 1998 (the "Trumbull Record Date"), will be entitled to notice of and to vote at the Trumbull Special Meeting and any adjournment thereof. The affirmative vote of the holders of two-thirds of the outstanding Trumbull Shares, voting in person or by proxy, is required to adopt the Agreement and approve the Merger. Pursuant to the requirements of the Ohio Control Share Acquisition Statute, the acquisition by Second Bancorp of a controlling interest in Trumbull must be approved by the affirmative vote of the holders of a majority of the Trumbull Shares represented in person and by proxy, and by a majority of the portion of such voting power excluding any Trumbull Shares owned by executive officers of Trumbull and any director of Trumbull who is also an employee of Trumbull and any other "Interested Trumbull Shares" (defined below). See "SPECIAL MEETING OF TRUMBULL SHAREHOLDERS - Vote Required" and "COMPARISON OF RIGHTS OF HOLDERS OF SECOND BANCORP SHARES AND HOLDERS OF TRUMBULL SHARES - Anti-Takeover Statutes." As of August 31, 1998, 869,364 Trumbull Shares were outstanding and entitled to vote and were held of record by 176 shareholders.

         As of August 31, 1998, the directors and executive officers of Trumbull owned, in the aggregate, 384,648 Trumbull Shares, or 44.24% of the outstanding Trumbull Shares. The directors and executive officers of Trumbull intend to vote all of their respective Trumbull Shares FOR the adoption of the Agreement and the approval of the Merger. Assuming the affirmative vote of all Trumbull Shares owned by the directors and executive officers of Trumbull, the affirmative vote of the holders of an additional 194,928 Trumbull Shares, representing an additional 22.42% of the outstanding Trumbull Shares, will be necessary to adopt the Agreement and approve the Merger.

         As of August 31, 1998, the Izant Family Partnership and certain members of the Izant family (collectively the "Izant Stockholders") collectively hold 420,639 Trumbull Shares, which represented 48.38% of the outstanding Trumbull Shares. The Izant Stockholders have entered into a Stockholder Voting Agreement with Trumbull and Second Bancorp. Pursuant to the Stockholder Voting Agreement, the Izant Stockholders have agreed to: (i) vote their Trumbull Shares in favor of the Merger; (ii) vote against the approval of any Acquisition Proposal (an "Acquisition Proposal" is defined under the Agreement as a proposal involving a change in control or similar transaction involving Trumbull other than the Merger); and (iii) vote against any other transaction which is inconsistent with the obligation of Trumbull to consummate the Merger. See "THE MERGER -- Stockholder Voting Agreement."

         The affirmative vote of the holders of a majority of the Trumbull Shares represented in person and by proxy at the Trumbull Special Meeting, and the affirmative vote of a majority of the portion of such voting power excluding any Interested Trumbull Shares, will be necessary to approve the acquisition by Second Bancorp of a controlling interest in Trumbull pursuant to the requirements of the Ohio Control Share Acquisition Statute . See "SPECIAL MEETING OF TRUMBULL SHAREHOLDERS - Shares Outstanding and Entitled To Vote and Record Date - Vote Required" and "COMPARISON OF RIGHTS OF HOLDERS OF SECOND BANCORP SHARES AND HOLDERS OF TRUMBULL SHARES - Anti-Takeover Statutes."


         The Trumbull shareholders present, in person or by proxy, at the Trumbull Special Meeting will constitute a quorum at the Trumbull Special Meeting. Each Trumbull shareholder will be entitled to one vote for each Trumbull Share held. Under Ohio law, shares which are held by a nominee for a beneficial owner and which are represented in person or by proxy at the Trumbull Special Meeting, but which are not voted with respect to the adoption of the Agreement and the approval of the Merger ("non-votes"), will be counted as present for purposes of establishing a quorum. The effect of an abstention or non-vote will be the same as a vote against the adoption of the Agreement and the approval of the Merger and against the acquisition by Second Bancorp of a controlling interest of Trumbull pursuant to the requirements of the Ohio Control Share Acquisition Statute.

         Trumbull shareholders will receive two proxy cards, a BLUE proxy card and a WHITE proxy card, with this Prospectus/Joint Proxy Statement. The blue proxy card will be used by Trumbull shareholders to vote upon the proposal to adopt the Agreement and approve the Merger. The white proxy card will be used by Trumbull shareholders to vote upon the proposal to approve the acquisition by Second Bancorp of a controlling interest in Trumbull pursuant to the Ohio Control Share Acquisition Statute. The Trumbull Shares represented by each properly executed proxy received before the Trumbull Special Meeting and not revoked prior to use will be voted at the Trumbull Special Meeting, or any adjournment thereof, as specified on such proxy or, in the absence of specific instructions to the contrary, will be voted FOR the adoption of the Agreement and the approval of the Merger and FOR the approval of the acquisition by Second Bancorp of a controlling interest in Trumbull pursuant to the Ohio Control Share Acquisition Statute. Any Trumbull shareholder who has executed and returned a proxy may revoke such proxy at any time before it is voted by executing and returning to Trumbull a proxy bearing a later date or by giving notice of revocation to Trumbull in writing or at the Trumbull Special Meeting. The mere presence at the Trumbull Special Meeting of an Trumbull shareholder who has executed and returned a proxy will not revoke the proxy. See "SPECIAL MEETING OF TRUMBULL SHAREHOLDERS - Voting and Solicitation and Revocation of Proxies."

REASONS FOR THE MERGER

         SECOND BANCORP. Second Bancorp's long-term business strategies include the strategy to grow the company (i) internally by development and sales activity in currently served markets and by de novo branching into new markets, and (ii) externally by in-market and near-market branch and whole bank and thrift acquisitions. Both Second Bancorp and Trumbull are, and have been since incorporation, headquartered in Warren, Ohio and their respective operating subsidiaries, the Bank and Trumbull Savings, have been in-market competitors for more than 100 years. Second Bancorp's growth strategy and the close competitive relationship and mutual respect shared by both companies led to informal merger discussions during the early part of this decade. Though those discussions were mutually discontinued, the re-institution of merger negotiations at a later time was not forestalled by either company.

         During a January 1998 general review by Second Bancorp executives of potential acquisition opportunities, the decision was made to seek renewal of merger discussions with Trumbull. As a consequence of that decision, letters informally proposing merger discussions were delivered to Trumbull's Board of Directors and to its President and Chief Executive Officer on February 12, 1998. Shortly thereafter, Second Bancorp was informed by Trumbull that its Board had taken the matter under advisement and that it would respond to the initiative in due course.

         In early March 1998, Second Bancorp was contacted by an investment banker retained by Trumbull and informed of Trumbull's intention to seek "indications of interest" in acquiring Trumbull from an undisclosed number of potentially interested parties. Trumbull's offering memorandum containing detailed information about Trumbull was received by Second Bancorp on or about March 26, 1998. Following Second Bancorp management's comprehensive review of the offering material with its Board of Directors on April 3, 1998, and analysis of the financial impact of an acquisition on Second Bancorp and its shareholders, a written indication of interest was submitted to Trumbull on April 6, 1998. Subsequent discussions and a face-to-face meeting between Second Bancorp Board and management representatives and Trumbull's entire Board of Directors, led to the commencement of formal merger negotiations. After Second Bancorp's due diligence examination of Trumbull and approval of the definitive terms and conditions of the proposed transaction by Second Bancorp's Board of Directors on May 4, 1998, Second Bancorp entered into the Agreement on May 4, 1998.

         Second Bancorp's interest in acquiring Trumbull is primarily based upon: (i) the natural complement that Trumbull's real estate lending strength and expertise represents to Second Bancorp's own mortgage loan function as well as to its commercial lending and trust lines of business; (ii) the opportunity to acquire and further develop Trumbull's attractive deposit and loan customer base and to obtain the services of Trumbull's highly qualified and respected branch, lending and support staffs, (iii) the anticipated enhancement of Second Bancorp's earnings per share post-acquisition resulting from operating efficiencies created by combination of the companies and (iv) the anticipated improvement in Second Bancorp's efficiency ratio and return on equity following the Merger.

         TRUMBULL. During the fall of 1997, Phyllis Izant and James Izant, in their capacities as shareholders, met with investment bankers, including representatives of Sandler O'Neill & Partners, L.P., to explore the long term alternatives available for their family and for Trumbull. At the regular meeting of the Trumbull Board of Directors on November 17, 1997, the Izants discussed their exploratory talks with the Board, and recommended to the Board that Sandler O'Neill & Partners, L.P. be engaged for the purpose of evaluating Trumbull Savings' budget and strategic plan, as well as for the purpose of advising Trumbull with respect to the current and future market conditions and internal plans of Trumbull Savings.

         Giving consideration to issues such as maximizing shareholder value, including consideration of short-and long-term growth potential of an acquiror's stock, minimizing any adverse effects on employees and customers of Trumbull Savings, maintaining Trumbull Savings' competitive position, obtaining through one or more seats on the acquiring institution's board of directors the ability to influence the direction of the institution into which Trumbull would merge, and fulfilling the Board's duty to shareholders throughout the sale process, the Board voted unanimously to begin the process of seeking a merger partner. See "THE MERGER - Background and Reasons for the Merger."

OPINION OF MCDONALD & COMPANY SECURITIES, INC.

         McDonald & Company Securities, Inc. ("McDonald & Company") has rendered a written opinion to the Board of Directors of Second Bancorp as of May 4, 1998 and as of the date of this Prospectus/Joint Proxy Statement that, as of such dates, the Exchange Ratio was fair from a financial point of view to the shareholders of Second Bancorp. A general description of the procedures followed, assumptions and qualifications made and matters considered by McDonald & Company and a description of the limitations of its opinion is contained in this Prospectus/Proxy Statement under the caption "THE MERGER - Opinion of McDonald & Company Securities, Inc."

         THE FULL TEXT OF THE OPINION OF MCDONALD & COMPANY, UPDATED AS OF THE DATE OF THIS PROSPECTUS/JOINT PROXY STATEMENT, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEWS UNDERTAKEN, IS ATTACHED AS ANNEX C TO THIS PROSPECTUS/JOINT PROXY STATEMENT, AND SHOULD BE READ IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF MCDONALD & COMPANY SET FORTH IN THIS PROSPECTUS/JOINT PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. MCDONALD & COMPANY'S OPINION SHOULD NOT BE CONSTRUED BY HOLDERS OF THE SHARES AS A RECOMMENDATION AS TO HOW SUCH HOLDERS SHOULD VOTE AT THE SECOND BANCORP SPECIAL MEETING.

OPINION OF SANDER O'NEILL & PARTNERS, L.P.

         Sander O'Neill & Partners, L.P. ("Sandler O'Neill") has rendered a written opinion to the Board of Directors of Trumbull as of May 4, 1998 and as of the date of this Prospectus/Joint Proxy Statement that, as of such dates, the Exchange Ratio was fair from a financial point of view to the shareholders of Trumbull. A general description of the procedures followed, assumptions and qualifications made and matters considered by Sandler O'Neill and a general description of the limitations of its opinion is contained in this Prospectus/Joint Proxy Statement under the caption "THE MERGER - Opinion of Sandler O'Neill & Partners, L.P."

         THE FULL TEXT OF THE OPINION OF SANDLER O'NEILL, UPDATED AS OF THE DATE OF THIS PROSPECTUS/JOINT PROXY STATEMENT, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEWS UNDERTAKEN IN CONNECTION WITH SUCH OPINION, IS ATTACHED AS ANNEX D TO THIS PROSPECTUS/JOINT PROXY STATEMENT AND IS INCORPORATED BY REFERENCE. THE DESCRIPTION OF THE OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX D. HOLDERS OF TRUMBULL SHARES ARE URGED TO READ THE SANDLER O'NEILL FAIRNESS OPINION IN ITS ENTIRETY IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER.

TERMS OF THE MERGER

         EXCHANGE OF TRUMBULL SHARES. At the Effective Time, Trumbull will merge with and into Second Bancorp and Second Bancorp will thereafter be the continuing and surviving corporation and Trumbull's separate corporate existence will terminate. Also at the Effective Time, each of the outstanding Trumbull Shares will be canceled and extinguished in consideration and exchange for 3.78 Shares, subject to certain conditions and adjustments described below. However, if (a) the Second Bancorp Closing Price is less than $25.00 and (b) if the number obtained by dividing the Second Bancorp Closing Price by $36.25 (the closing price of the Shares on May 4, 1998) is less than 90% of the number obtained by dividing the Index Price on the seventh (7th) day immediately preceding the Effective Time by $38.64 (the Index Price on May 4, 1998), Trumbull may propose to terminate the Agreement at any time until the second full day immediately prior to the Effective Time (previously defined as a "Triggering Event"). Upon the occurrence of a Triggering Event, Second Bancorp would have the option to elect to issue to Trumbull shareholders for each Trumbull Share to be exchanged in the Merger, a number of Shares with a value of at least $94.50. As used in the Agreement, the term "Index Price" means a weighted average of stock prices for 30 peer group bank holding companies which are specified in an exhibit to the

Agreement. See "THE MERGER - Exchange of Trumbull Shares" and Section 11.01(i) of the Agreement contained in Annex A."


         As of the date of this Prospectus/Joint Proxy Statement, there were 869,364 Trumbull Shares issued and outstanding and 7,379,945 Shares issued and outstanding.

         STOCKHOLDER VOTING AGREEMENT. As of the August 31, 1998, the Izant Stockholders collectively hold 420,639 Trumbull Shares, which represented 48.38% of the outstanding Trumbull Shares. The Izant Stockholders have entered into a Stockholder Voting Agreement with Trumbull and Second Bancorp. Pursuant to the Stockholder Voting Agreement, the Izant Stockholders have agreed to: (i) vote their Trumbull Shares in favor of the Merger; (ii) vote against the approval of any Acquisition Proposal (an "Acquisition Proposal" is defined under the Agreement as a proposal involving a change in control or similar transaction involving Trumbull other than the Merger); and (iii) vote against any other transaction which is inconsistent with the obligation of Trumbull to consummate the Merger. See "THE MERGER - Stockholder Voting Agreement."


         STOCK OPTION AGREEMENT. Trumbull has granted Second Bancorp an option to purchase up to 18.9% of the outstanding Trumbull Shares at a price of $105 per Trumbull Share upon the occurrence of certain defined events in connection with a change in control or similar transaction involving Trumbull. See "THE MERGER - Stock Option Agreement."

         THE BANK MERGER. As soon as possible after the consummation of the Merger, Trumbull Savings will be merged with and into the Bank (the "Bank Merger"). The Bank will be the surviving entity of the Bank Merger and Trumbull Savings' separate corporate existence will terminate. After the consummation of the Bank Merger, Trumbull Savings existing branches will be operated as branches of the Bank and the Bank's branch offices in Howland, Ohio and Newton Falls, Ohio will be consolidated into existing Trumbull branches.

         FRACTIONAL SHARES. No fractional Shares will be issued in the Merger. In lieu of any such fractional Shares, Second Bancorp will pay to each holder of Trumbull Shares who otherwise would be entitled to receive a fraction of a Share an amount in cash equal to the product obtained by multiplying (i) the fractional Share interest to which such holder (after taking into account all Trumbull Shares held at the Effective Time by such holder) would otherwise be entitled by (ii) the Second Bancorp Closing Price. No interest will be payable with respect to such payments for fractional Shares.

         REPRESENTATIONS, WARRANTIES AND COVENANTS. Each of Second Bancorp and Trumbull has made certain representations and warranties in the Agreement in respect of various matters, including but not limited to, the corporate organization and financial condition of each and, in the case of Trumbull, certain of its representations and warranties relate to Trumbull Savings. In addition, Trumbull has made certain covenants in respect of various matters, including, but not limited to, the conduct of its business between the date of the Agreement and the Effective Time. In addition, Trumbull has made a covenant with respect to the potential payment of a $2,000,000 break-up fee to Second Bancorp if Trumbull enters into a merger, consolidation or other similar type transaction involving a change in control of Trumbull with any person(s) or entities prior to the consummation of the Merger. See "THE MERGER - Representations, Warranties and Covenants."

         CONDITIONS AND EFFECTIVE TIME. The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions. See "THE MERGER
- Conditions - Effective Time."

         REGULATORY APPROVALS. The Merger is subject to approval by the Federal Reserve Board. Second Bancorp has filed an application with the Federal Reserve Board seeking such approval. The Bank Merger is subject to approval by the OCC. Regulatory applications have been filed with the OCC seeking approval of the Bank Merger. It is currently anticipated that the Merger and the Bank Merger will be consummated in the fourth quarter of 1998. In addition, due to the number of Shares which may be held by the Izant Shareholders if the

Merger is consummated, upon the consummation of the Merger, it is likely that the Izant Shareholders will be required to file an application with the Federal Reserve Board seeking approval of their acquisition of the Shares.

         TERMINATION. The Agreement may be terminated and the Merger abandoned upon the occurrence of certain events, including, but not limited to, if (a) the Second Bancorp Closing Price is less than $25.00 and (b) if the number obtained by dividing the Second Bancorp Closing Price by $36.125 (the closing price of the Shares on May 4, 1998) is less than 90% of the number obtained by dividing the Index Price on the seventh (7th) day immediately preceding the Effective Time by $38.64 (the Index Price on May 4, 1998), Trumbull may propose to terminate the Agreement at any time until the second full day immediately prior to the Effective Time (previously defined as a "Triggering Event"). Upon the occurrence of a Triggering Event, Second Bancorp would have the option, rather than to terminate, to elect to issue to Trumbull shareholders for each Trumbull Share to be exchanged in the Merger, a number of Shares with a value of $94.50. As used in the Agreement, the term "Index Price" means a weighted average of stock prices for 30 peer group bank holding companies which are specified in an exhibit to the Agreement. See "THE MERGER - Conditions" and "Exchange of Trumbull Shares" and "Termination and Amendment."

         TAX AND ACCOUNTING TREATMENT. The consummation of the Merger is conditioned upon the receipt of an opinion of counsel to the effect that the Merger will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). No gain or loss will be recognized by the Trumbull shareholders upon the issuance of Shares to them. A gain or loss will be recognized, however, on cash received by Trumbull shareholders in lieu of fractional shares or by Second shareholders or Trumbull Shares upon the exercise of dissenters' rights. Neither the opinion of counsel nor the discussion of federal income tax consequences in this Prospectus/Joint Proxy Statement is binding upon either the Internal Revenue Service or the courts. The Second Bancorp shareholders and the Trumbull shareholders are advised to consult their own tax advisors. See "THE MERGER - Income Tax Consequences" and "RIGHTS OF DISSENTING SHAREHOLDERS."

         The Merger, if completed as proposed, will qualify as a pooling-of-interests for financial accounting purposes. Each of the parties to the Agreement shall have received letters dated as of the Effective Time, from Ernst & Young LLP and Crowe Chizek and Company LLP regarding the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement. See "THE MERGER - Accounting Treatment."

RECOMMENDATION OF THE BOARD OF DIRECTORS OF SECOND BANCORP

         The Board of Directors of Second Bancorp, based in part upon the fairness opinion of McDonald & Company and also upon the reasons articulated in the section of this Prospectus/Joint Proxy Statement captioned "THE MERGER - Background and Reasons for the Merger", believes that the consummation of the Merger is in the best interests of Second Bancorp and its shareholders. Accordingly, the Board of Directors of Second Bancorp unanimously recommends that the Second Bancorp shareholders vote FOR the adoption of the Agreement and the approval of the Merger. In addition, the Board of Directors of Second Bancorp recommends that its shareholders vote: (i) FOR the proposal to increase the number of directors of Second Bancorp from seven (7) to eight (8), (ii) FOR the election of Dr. David A. Allen to the Board of Directors of Second Bancorp and (iii) FOR the proposal to amend the Second Bancorp Articles to eliminate Second Bancorp's two classes of preferred shares.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF TRUMBULL


         The Board of Directors of Trumbull, based in part upon the fairness opinion of Sandler O'Neill and also upon the reasons articulated in the section of this Prospectus/Joint Proxy Statement captioned "THE MERGER - Background and Reasons for the Merger", believes that the consummation of the Merger is in the best interests of Trumbull and its shareholders. Accordingly, the Board of Directors of Trumbull unanimously recommends that the Trumbull shareholders vote FOR the adoption of the Agreement and the approval of the Merger and FOR the approval of the acquisition by Second Bancorp of a controlling interest in Trumbull pursuant to the Ohio Control Share Acquisition Statute.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


         On the Second Bancorp Record Date, the executive officers and directors of Second Bancorp, as a group, owned an aggregate of 366,354.028 Shares, which represented 4.96% of the total of issued and outstanding Shares.

         As of August 31, 1998, the executive officers and directors of Trumbull, as a group, owned an aggregate of 384,648 Trumbull Shares, which represented 44.24% of the total of issued and outstanding Trumbull Shares.

         As of August 31, 1998, the Izant Stockholders collectively held
420,639 Trumbull Shares, which represented 48.38% of the outstanding Trumbull Shares. The Izant Stockholders have entered into a Stockholder Voting Agreement with Trumbull and Second Bancorp. Pursuant to the Stockholder Voting Agreement, the Izant Stockholders have agreed to: (i) vote their Trumbull Shares in favor of the Merger; (ii) vote against the approval of any Acquisition Proposal (an "Acquisition Proposal" is defined under the Agreement as a proposal involving a change in control or similar transaction involving Trumbull other than the Merger); and (iii) vote against any other transaction which is inconsistent with the obligation of Trumbull to consummate the Merger. See "THE MERGER -- Stockholder Voting Agreement."


         The Agreement provides that immediately after consummation of the Merger, Second Bancorp will increase its number of directors by three (3) and fill the vacancies created by electing three (3) persons who served as directors of Trumbull prior to the Merger to the Board of Directors of Second Bancorp. To satisfy this obligation, the shareholders of Second Bancorp are being asked at the Second Bancorp Special Meeting to adopt a proposal to increase the number of directors of Second Bancorp from seven (7) to eight (8) and to elect Dr. David
A. Allen to fill the vacancy created by the increase in the number of directors. These proposals to increase the number of directors of Second Bancorp and to elect Dr. David A. Allen to the Second Bancorp Board of Directors will not become effective until immediately after the consummation of the Merger and will be void if the Merger is not consummated. In addition, if the Merger is consummated and assuming that the proposal to increase the number of directors of Second Bancorp is adopted by the Second Bancorp shareholders at the Second Bancorp Special Meeting, pursuant to the authority granted the Board of Directors of Second Bancorp under Article III of Second Bancorp's Regulations, the Board of Directors of Second Bancorp intends to increase the number of directors from eight (8) to ten (10) and to appoint James R. Izant and Phyllis
J. Izant, both of whom are currently directors of Trumbull, to the Board of Directors of Second Bancorp. If elected, each of Dr. David A. Allen, James R. Izant and Phyllis J. Izant will serve terms until the 1999 Annual Meeting of Shareholders of Second Bancorp and until their successors are elected and qualified. See "MANAGEMENT OF TRUMBULL EXPECTED TO SERVE ON THE SECOND BANCORP BOARD OF DIRECTORS."


         The Agreement also provides that Second Bancorp will cause the Bank to increase its number of directors by three (3) and appoint three (3) members of Trumbull's Board of Directors to the Bank's Board of Directors. The Trumbull directors who will be elected to serve on the Board of Directors of the Bank are William C. Everett, Robert K. Van Fossan and Randall P. Baker.


         The following officers of Trumbull, P. Scott Carson, President and Chief Executive Officer, James R. Izant, Executive Vice President, Arthur E. Krause, Senior Vice President, and James J. Antal, Chief Financial Officer, are parties to Change in Control and Severance Agreements (the "Change in Control Agreements") with Trumbull. Pursuant to the terms of the Change in Control Agreements, simultaneously with the consummation of the Merger, each of the aforementioned officers of Trumbull would be entitled to receive a severance payment in an amount equal to 2.99 times such officer's average annual compensation over the five years immediately preceding the Merger. If the Merger is consummated, it is estimated that the severance payments to be received, respectively, by Mr. Carson, Mr. Izant, Mr. Antal and Mr. Krause under the Change in Control Agreements will be approximately $597,000, $262,000, $308,000 and $260,000. In addition, if Mr. Carson, Mr. Izant, Mr. Krause and Mr. Antal are not employed by Second Bancorp or the Bank after the Merger, pursuant to the terms of the Change in Control Agreements, Second Bancorp will be required to maintain life, health and disability insurance coverage substantially identical to the coverage maintained by Trumbull or Trumbull Savings prior to such officer's termination of employment. Second Bancorp's obligation to provide such coverage will cease upon the earlier of such officer's employment by another employer or twelve (12) months from the date of such officer's termination of employment.

         P. Scott Carson is party to an employment agreement (the "Employment Agreement") with Trumbull Savings with a term ending in February 2001. Entered into on October 7, 1993 for an initial period of three years, the Employment Agreement provides by its terms for annual extension of one additional year, provided Trumbull Savings' Board of Directors determines that Mr. Carson's performance has met the requirements and standards of the Board. Accordingly, the Employment Agreement has been extended for an additional year annually since 1994, most recently in February 1998.

         Should Mr. Carson's employment be terminated by the Board of Directors, he would be entitled to receive the compensation and other benefits to which he is entitled under the Employment Agreement for the remainder of the Employment Agreement's unexpired term, except in the case of termination for cause in accordance with the Employment Agreement. For purposes of the Employment Agreement, a "termination" includes failure to reelect or appoint Mr. Carson as President and Chief Executive officer or failure to nominate, elect or reelect him to the Board of Directors without his consent. Accordingly, it is expected that Mr. Carson will be deemed to have been terminated upon completion of the Merger. If the Merger is consummated, Trumbull estimates that the termination payment to which Mr. Carson will be entitled under his Employment Agreement will be approximately $500,000. Trumbull and Mr. Carson believe that the severance payment to which Mr. Carson would also be entitled under his Change in Control Agreement is in addition to any termination payment(s) he may receive under the Employment Agreement.


         James R. Izant, Executive Vice President of Trumbull, has entered into a Consulting and Non-Competition Agreement with Second Bancorp dated August 31, 1998 (the "Consulting Agreement"). Pursuant to the terms of the Consulting Agreement, if the Merger is consummated, Mr. Izant will receive the following:
(i) a $90,000 non-compete fee (of which $45,000 will be paid to Mr. Izant at the Effective Time and $45,000 will be paid to Mr. Izant on the first anniversary of the date of the Effective Time); (ii) consulting fees in the amount $3,750 per month for 24 consecutive months; and (iii) Second Bancorp will exercise reasonable best efforts to have Mr. Izant nominated by the Board of Directors and elected as a Director of Second Bancorp during the two-year term of the Consulting Agreement. Under the Consulting Agreement, Mr. Izant has agreed to:
(i) advise Second Bancorp regarding conversion issues in connection with the Merger; (ii) assist Second Bancorp in the preservation of customer relations and the attraction of new customers; (iii) assist Second Bancorp in attracting high quality employees; (iv) provide general consulting services on the request of the Chairman of Second Bancorp for up to forty-five hours per month; and (v) not compete with Second Bancorp for two (2) years.


         Pursuant to the terms of the Agreement, Second Bancorp will cause the Bank to offer the existing full-time employees of Trumbull Savings the opportunity to become employees of the Bank or offer reasonable and customary severance compensation based upon years of service and outplacement consultation services to employees of Trumbull Savings who are not offered employment (other than employees who are otherwise parties to employment agreements or change in control agreements). Second Bancorp and/or the Bank will offer employee benefits to all Trumbull and Trumbull Savings employees who become employees of Second Bancorp or the Bank which, taken as a whole, are substantially comparable to the employee benefits received by the current employees of Second Bancorp and the Bank at the Effective Time. Employees of Trumbull or Trumbull Savings who become employees of the Bank will have their years of service credited toward eligibility and vesting in the Bank's employee benefit plans generally.

         In addition, Second Bancorp has agreed to cause the Bank to assume twenty-five change in control agreements entered into by Trumbull Savings with certain key managers of Trumbull Savings. The change in control agreements generally provide that such key managers will receive six-months severance pay and continuation of certain benefits if terminated within the one year period following a change in control of Trumbull Savings.

         Pursuant to the terms of the Agreement, Second Bancorp has agreed to keep in effect in the Second Bancorp Articles and Second Bancorp Amended Regulations (the "Second Bancorp Regulations") and the Articles and Regulations of the Bank, provisions providing for indemnification of the officers and directors of Trumbull and Trumbull Savings. In addition, for three years from the date of the Merger, Second Bancorp will maintain directors' and officers' liability insurance policies covering the officers and directors of Trumbull and Trumbull Savings at a cost of not more than 150% of the current premiums paid by Trumbull for its directors' and officers' liability insurance policies.

COMPARISON OF RIGHTS OF HOLDERS OF THE SHARES AND TRUMBULL SHARES

         The rights of the holders of Trumbull Shares are governed by Ohio law and by Trumbull's Amended and Restated Articles ("Trumbull Articles") and Code of Regulations ("Trumbull Regulations"). Upon the consummation of the Merger, Trumbull's shareholders, except holders who exercise and perfect dissenters' rights, will become shareholders of Second Bancorp and their rights will be governed thereafter by Ohio law and by Second Bancorp's Articles and the Second Bancorp Regulations.

         The rights of holders of Trumbull Shares and those of holders of the Shares differ in some respects, but are similar in many material respects. Such differences are attributable to variation between the Second Bancorp Articles and Second Bancorp Regulations and the Trumbull Articles and Trumbull Regulations.

         The Second Bancorp Articles provide for a Board of Directors consisting of not more than eighteen (18) and not less than six (6) directors, classified into two classes with each class serving a term of two years. Second Bancorp currently has seven (7) directors. The Trumbull Regulations provide for a Board of Directors consisting of not less than six (6) and no more than eleven (11) directors, divided into two (2) classes with each class serving three (3) years. Trumbull currently has 7 directors.

         The holders of the Shares have the right to cumulate votes in the election of directors. The holders of Trumbull Shares do not have cumulative voting rights. With cumulative voting, it is possible for the holders of a minority of the Shares to elect one or more directors to the Second Bancorp Board of Directors, even though the holders of a majority of the Shares oppose such directors election to the Board. The absence of cumulative voting eliminates the ability of a minority of the shareholders of a corporation to elect one or more director(s) to the corporation's Board and allows the holders of a majority of the shares of the corporation to elect each of the directors.

         Under the Second Bancorp Articles, certain extraordinary transactions ("Business Combinations") require the affirmative vote of the holders of 75% of the voting power of the Shares. In addition, if certain "minimum price requirements" are not complied with in connection with any such Business Combination, the Business Combination may not be consummated. However, if any such Business Combination is approved by two-thirds of the continuing directors of Second Bancorp, then any such Business Combination is not required to satisfy the "minimum price requirements" and is only required to be approved by the shareholders of Second Bancorp holding a majority of its voting power.

         In contrast, under Ohio law, the affirmative vote of holders of at least two-thirds of the voting power of Trumbull would be required to approve any merger, business combination or similar transaction involving Trumbull.

         The preceding summary is not intended to be a complete description of the differences between the rights of holders of Trumbull Shares and the rights of the holders of the Shares. For a comparison of such differences, see "DESCRIPTION OF SECOND BANCORP SHARES" and "COMPARISON OF RIGHTS OF HOLDERS OF SECOND BANCORP SHARES AND HOLDERS OF TRUMBULL SHARES."

EXCHANGE OF CERTIFICATES EVIDENCING SHARES AND TRUMBULL SHARES

         As soon as practicable after the consummation of the Merger, each Trumbull shareholder will be advised of such consummation by a letter accompanied by instructions for use in surrendering the certificate or certificates evidencing Trumbull Shares to American Stock Transfer & Trust Company (the "Exchange Agent"). CERTIFICATES FOR TRUMBULL SHARES SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL AFTER RECEIPT OF THE LETTER OF TRANSMITTAL AND SHOULD NOT BE RETURNED TO TRUMBULL WITH THE ENCLOSED PROXIES. See "THE MERGER - Exchange of Certificates Evidencing the Shares and Trumbull Shares."

RESALE OF  SHARES

         The Shares to be issued upon the consummation of the Merger have been registered with the Commission under the Securities Act and will be freely transferable, except for Shares received by persons who may be deemed to be affiliates of Trumbull or Second Bancorp. See "THE MERGER - Resale of Shares."

DISSENTERS' RIGHTS


         Any shareholder of Second Bancorp or Trumbull who does not vote in favor of the adoption of the Agreement and the approval of the Merger and who delivers a written demand for payment of the fair cash value of such shareholder's Shares or Trumbull Shares, as the case may be, not later than ten days after the Second Bancorp Special Meeting or the Trumbull Special Meeting in the manner provided by Ohio Revised Code ss. 1701.85, a copy of which is attached hereto as Annex E, shall be entitled, if and when the Merger is consummated, and upon strict compliance with certain procedures set forth in Ohio Revised Code ss. 1701.85, to receive the fair cash value of such shareholder's Shares or Trumbull Shares, as the case may be. A Second Bancorp shareholder who wishes to submit a written demand for payment of the fair cash value of his or her Shares should deliver such notice no later than November 20, 1998 to Second Bancorp Incorporated, 108 Main Avenue, S. W., Warren, Ohio 44481,
Attention: Christopher Stanitz, Executive Vice President and Secretary. A Trumbull shareholder who wishes to submit a written demand for payment of the fair cash value of Trumbull Shares should deliver such notice no later than November 20, 1998 to Trumbull Financial Corporation, 105 High Street, N.E., P.O. Box 711, Warren, Ohio 44482-0711, Attention: James R. Izant, Executive Vice President and Secretary. Any vote by a Trumbull Shareholder with respect to the proposal to approve the acquisition by Second Bancorp of a controlling interest in Trumbull pursuant to the Ohio Control Share Acquisition Statute will not affect such shareholder's ability to exercise dissenters' rights. See "RIGHTS OF DISSENTING SHAREHOLDERS."


MARKET PRICES

         The Shares are quoted on the Nasdaq National Market under the symbol "SECD." The following table sets forth the high and low last sale price for the Shares on the Nasdaq National Market for the periods indicated and the cash dividends per Share declared during such periods:

                                                                                            CASH DIVIDEND
               QUARTER ENDED                       HIGH                   LOW                 DECLARED
               -------------                       ----                   ---                 --------
               March 31, 1996                     $14.94                 $13.75                 $.11
               June 30, 1996                      $14.13                 $12.50                 $.11
               September 30, 1996                 $17.00                 $13.63                 $.11
               December 31, 1996                  $16.50                 $14.88                 $.11

               March 31, 1997                     $18.50                 $15.06                 $.12
               June 30, 1997                      $22.25                 $17.75                 $.12
               September 30, 1997                 $24.50                 $20.75                 $.12
               December 31, 1997                  $28.00                 $21.88                 $.12


                                                                                            CASH DIVIDEND
               QUARTER ENDED                       HIGH                   LOW                 DECLARED
               -------------                       ----                   ---                 --------
               March 31, 1998                     $35.00                 $24.88                 $.13
               June 30, 1998                      $38.25                 $27.00                 $.13
               Through Sept. 18, 1998             $31.75                 $25.75                 $.13

         The closing price of the Shares on September 18, 1998 was $26.00.


         The Trumbull Shares are not listed on an exchange or authorized for quotation on the Nasdaq National Market. However, it has come to Trumbull's attention that sale prices for Trumbull Shares (and, prior to the January 15, 1998 holding company reorganization of Trumbull Savings, common stock of Trumbull Savings) appear from time to time on the OTC Bulletin Board, an electronic, screen-based market maintained by the National Association of Securities Dealers, Inc.'s subsidiary, NASD Regulation, Inc. The information in the table below presents information obtained by Trumbull from the OTC Bulletin Board concerning transactions in the stock of Trumbull (and, prior to the January 15, 1998 holding company reorganization of Trumbull Savings, common stock of Trumbull Savings).



                                                                                                   CASH DIVIDEND
               QUARTER ENDED                           HIGH                   LOW                    DECLARED
               -------------                           ----                   ---                    --------

               March 31, 1996                      $  37.37                   $35.00                   $.00
               June 30, 1996                       $  38.75                   $35.75                   $.37
               September 30, 1996                  $  39.25                   $36.00                   $.00
               December 31, 1996                   $  39.75                   $36.00                   $.45

               March 31, 1997                      $  38.75                   $36.50                   $.23
               June 30, 1997                       $  39.00                   $37.25                   $.24
               September 30, 1997                  $  39.50                   $38.00                   $.26
               December 31, 1997                   $  42.00                   $38.00                   $.31

               March 31, 1998                      $  55.00                   $41.50                   $.36
               June 30, 1998                       $ 120.00                   $54.00                   $.41
               Through Sept. 18, 1998              $ 106.00                   $95.00                   $.41

         The closing price of the Trumbull Shares on September 18, 1998 was $95.00.


         NO ASSURANCE CAN BE GIVEN AS TO WHAT THE MARKET PRICE OF THE SHARES WILL BE IF AND WHEN THE MERGER IS CONSUMMATED OR WHEN THE SHARES ARE ACTUALLY ISSUED. THE ABILITY OF SECOND BANCORP AND TRUMBULL TO PAY DIVIDENDS TO ITS RESPECTIVE SHAREHOLDERS IS SUBJECT TO CERTAIN RESTRICTIONS. SEE "REGULATION OF FINANCIAL INSTITUTIONS."


                   RECENT DEVELOPMENT INVOLVING SECOND BANCORP

         On April 1, 1998, Second Bancorp entered into a Plan and Agreement of Merger (the "Enfin Merger Agreement"), pursuant to which Enfin, Inc., an Ohio corporation and bank holding company ("Enfin"), agreed to merge with and into Second Bancorp (the "Enfin Merger"). On August 20, 1998, the Enfin Merger was consummated and each of the outstanding Enfin common shares was canceled and extinguished in consideration and exchange for .95 Shares. Also pursuant to the terms of the Enfin Merger Agreement, on August 20, 1998, Enterprise Bank, an Ohio-chartered commercial bank which was wholly owned by Enfin, merged with and into the Bank and the Bank was the surviving entity of the bank merger. See "PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION", which includes consolidated pro-forma financial information for Second Bancorp assuming the consummation of both the Merger and the Enfin Merger. See also "SELECTED FINANCIAL DATA OF SECOND BANCORP, TRUMBULL AND ENFIN" and "COMPARATIVE PER SHARE DATA."

         Pursuant to the Enfin Merger Agreement, Second Bancorp has agreed to cause the Bank to increase its number of directors by one (1) and elect Robert
N. Sustar, who prior to the Merger was the Chairman of Enfin, to the Bank's Board of Directors.

        PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

         The unaudited pro forma financial information on the following pages presents (a) the historical consolidated balance sheets of Second Bancorp and Trumbull at June 30, 1998 and March 31, 1998, respectively and the unaudited pro forma combined consolidated balance sheet as of June 30, 1998 giving effect to the Merger as if it had occurred on that date on a pooling-of-interests accounting basis; (b) the historical consolidated balance sheet of Enfin at June 30, 1998 and the unaudited pro forma combined consolidated balance sheet as of June 30, 1998, giving effect to the Merger and the Enfin Merger as if they had occurred on that date on a pooling-of-interests accounting basis; (c) the historical consolidated statements of income for the six months ended June 30, 1998 and the years ended December 31, 1997, 1996 and 1995, giving effect to the Merger and the Enfin Merger of Second Bancorp and Trumbull Financial on a pooling-of-interests basis. In accordance with the rules of the Securities and Exchange Commission, Trumbull's financial information for the years ended September 30, 1993 through 1997 have been combined with Second Bancorp's financial information for the years ended December 31, 1993 through 1997, respectively, for purposes of preparing the pro forma financial information. In addition, Second Bancorp's financial information for the six months ended June 30, 1998 and 1997 was combined with Trumbull's financial information for the six months ended March 31, 1998 and 1997, respectively, for purposes of preparing the pro forma financial information.

         The unaudited pro forma financial information assumes all of the outstanding Trumbull Shares and common shares of Enfin are converted into Shares. The unaudited pro forma financial information is based on the historical financial statements, giving effect to the Merger and the Enfin Merger under the pooling-of-interests method of accounting. The pro forma statements exclude the estimated effect of potential expense savings associated with the consolidation of operations of Second Bancorp, Trumbull and Enfin, and may not be indicative of the results that actually would have occurred had the Merger and the Enfin Merger been consummated on the date(s) indicated, or which may be attained in the future.

                                            SECOND BANCORP INCORPORATED
                                   Pro Forma Combined Consolidated Balance Sheet
                                                    (Unaudited)


                                          As of June  As of March                                   As of June
                                           30, 1998   31, 1998 (E)                                   30, 1998
                                        --------------------------                  Second       --------------------
                                            Second                 Pro Forma        Bancorp                 Pro Forma     Pro Forma
                                           Bancorp     Trumbull   Adjustments     and Trumbull    Enfin     Adjustments    Combined
                                        --------------------------------------------------------------------------------------------
(In thousands)

Assets

Cash and demand balances due from banks   $  32,276   $   6,375    $    --      $    38,651    $   2,119    $   --      $    40,770

Interest-bearing balances due from banks       --                                      --             56                         56

Federal funds sold                           12,000                                  12,000        3,070                    15,070

Securities, available-for-sale,
  (at market value)                         302,007      20,819                     322,826        2,199                   325,025

Securities, held-to-maturity                   --       163,102                     163,102          247                   163,349

Loans                                       590,387     318,280                     908,667       37,638                   946,305

Less reserve for loan losses                 (7,230)     (1,429)                     (8,659)        (543)                    (9,202)
                                         ------------------------------------------------------------------------------------------
     Net loans                              583,157     316,851         --          900,008       37,095        --          937,103

Premises and equipment                        9,796       5,276                      15,072          109                     15,181

Accrued interest receivable                   6,430       2,651                       9,081          212                      9,293

Goodwill and intangible assets                2,945         654                       3,599                                   3,599

Other assets                                 18,864       9,394        1,069(B)      29,327          657         165(C)      30,149
                                         ------------------------------------------------------------------------------------------
     Total assets                         $ 967,475   $ 525,122    $   1,069    $ 1,493,666    $  45,764    $    165    $ 1,539,595
                                         ==========================================================================================



Liabilities and Shareholders? Equity

Deposits:

     Demand - non-interest bearing        $  85,403   $  12,512    $    --      $    97,915    $   5,731    $   --      $   103,646

     Demand - interest bearing               66,410      25,815                      92,225          384                     92,609

     Savings                                145,237     100,500                     245,737       15,395                    261,132

     Time deposits                          378,412     243,992                     622,404       19,170                    641,574
                                         ------------------------------------------------------------------------------------------
           Total deposits                   675,462     382,819         --        1,058,281       40,680        --        1,098,961

Federal funds purchased and securities
     sold under agreements to repurchase    145,718      20,400                     166,118                                 166,118

Other borrowed funds                          6,091                                   6,091                                   6,091

Federal Home Loan Bank advances              49,844      78,807                     128,651                                 128,651

Accrued interest and other liabilities        6,525       5,015        4,991(B)      16,531          545       1,009(C)      18,085
                                         ------------------------------------------------------------------------------------------
               Total liabilities            883,640     487,041        4,991      1,375,672       41,225       1,009      1,417,906

Shareholders' equity: (A)                                                              --                                      --

Preferred stock                                --                                      --                                      --

Common stock                                 30,745        --            869(A)      31,614        5,183                     36,797

Paid in capital in excess of par               --           869         (869)(A)       --                                      --

Treasury stock                                 (793)                                   (793)                                   (793)

Net unrealized gains (losses) on available-
     for-sale securities, net of tax          2,685        (124)                      2,561            1                      2,562

Retained earnings                            51,198      37,336       (3,922)(B)     84,612         (645)       (844)(C)     83,123
                                         ------------------------------------------------------------------------------------------
     Total shareholders' equity              83,835      38,081       (3,922)       117,994        4,539        (844)       121,689
                                         ------------------------------------------------------------------------------------------

     Total liabilities and shareholders'
          equity                          $ 967,475   $ 525,122    $   1,069    $ 1,493,666    $  45,764    $    165    $ 1,539,595
                                        ===========================================================================================



See accompanying notes to pro forma combined consolidated financial information.




                                            SECOND BANCORP INCORPORATED
                                 Pro Forma Combined Consolidated Income Statement
                                                    (Unaudited)


                                                                       For the Six Months Ended
                                             ----------------------------------------------------------------------------
                                                  6/30/98        3/31/98 (E)         6/30/98
                                             --------------------------------------------------------
                                                   Second                                                  Pro Forma
(In thousands, except per share data)             Bancorp          Trumbull           Enfin                 Combined
                                             ----------------------------------------------------------------------------
INTEREST INCOME

Loans (including fees):

     Taxable                                     $      25,597     $     10,950       $     1,739         $       38,286

     Exempt from federal income taxes                      362                -                 -                    362

Securities:                                                                                                            -

     Taxable                                             7,086            5,699                93                 12,878

     Exempt from federal income taxes                    1,611                -                 -                  1,611

Federal funds sold                                         127                -                73                    200
                                             ----------------------------------------------------------------------------
     Total interest income                              34,783           16,649             1,905                 53,337

INTEREST EXPENSE

Deposits                                                12,885            8,177               843                 21,905

Federal funds purchased and securities

     sold under agreements to repurchase                 2,908              352                 -                  3,260

Note payable                                                 -                2                 -                      2

Other borrowed funds                                        78                -                 3                     81

Federal Home Loan Bank advances                          1,078            1,755                 -                  2,833
                                             -----------------------------------------------------------------------------
     Total interest expense                             16,949           10,286               846                 28,081
                                             ----------------------------------------------------------------------------
     Net interest income                                17,834            6,363             1,059                 25,256

Provision for loan losses                                1,591              120                29                  1,740
                                             ----------------------------------------------------------------------------
     Net interest income after
         provision for loan losses                      16,243            6,243             1,030                 23,516

NON-INTEREST INCOME

Service charges on deposit accounts                      1,388              646                51                  2,085

Trust fees                                               1,355                                  -                  1,355

Security gains                                             163               70                 -                    233

Other operating income                                   1,729              435                75                  2,239
                                             ----------------------------------------------------------------------------
     Total non-interest income                           4,635            1,151               126                  5,912

NON-INTEREST EXPENSE

Salaries and employee benefits                           7,190            2,016               352                  9,558

Net occupancy                                            1,591              466                84                  2,141

Equipment                                                1,251              393                92                  1,736

Professional services                                      706              106                43                    855

Assessment on deposits and other taxes                     453              339                44                    836

Amortization of goodwill and other intangibles             327               76                 -                    403

Other operating expenses                                 2,815            1,002               130                  3,947
                                             ----------------------------------------------------------------------------
     Total non-interest expense                         14,333            4,398               745                 19,476
                                             ----------------------------------------------------------------------------
Income before federal income taxes                       6,545            2,996               411                  9,952

Income tax expense                                       1,468            1,035               140                  2,643
                                             ----------------------------------------------------------------------------
NET INCOME                                      $        5,077     $      1,961        $      271         $        7,309
                                             ============================================================================

EARNINGS PER COMMON SHARE (D)

     Basic                                     $          0.74     $       2.26        $     0.49        $          0.69

     Diluted                                   $          0.73     $       2.26        $     0.49        $          0.68

AVERAGE COMMON SHARES OUTSTANDING (D)

     Basic                                           6,837,407          869,364           547,792             10,644,005

     Diluted                                         6,935,124          869,364           547,792             10,741,722




See accompanying notes to pro forma combined consolidated financial information.

                                            SECOND BANCORP INCORPORATED
                                 Pro Forma Combined Consolidated Income Statement
                                                    (Unaudited)
                                                                          For the Year Ended
                                             ---------------------------------------------------------------------------
                                                  12/31/97        9/30/97(E)        12/31/97
                                             -----------------------------------------------------
                                                   Second                                                   Pro Forma
(In thousands, except per share data)             Bancorp          Trumbull           Enfin                 Combined
                                             ----------------------------------------------------------------------------
INTEREST INCOME

Loans (including fees):

     Taxable                                     $      51,272    $     18,690       $     3,267            $     73,229

     Exempt from federal income taxes                      636               -                 -                     636

Securities:                                                                                                            -

     Taxable                                            12,869          13,791               162                  26,822

     Exempt from federal income taxes                    2,854               -                 -                   2,854

Federal funds sold                                         616               -               133                     749
Other                                                        -             100                 -                     100
                                             ----------------------------------------------------------------------------
     Total interest income                              68,247          32,581             3,562                 104,390

Interest Expense

DEPOSITS                                                26,047          16,001             1,600                  43,648

Federal funds purchased and securities

     sold under agreements to repurchase                 5,175             997                 -                   6,172

Note payable                                               276               -                 -                     276

Other borrowed funds                                       157               -                 6                     163

Federal Home Loan Bank advances                          1,841           3,607                 -                   5,448

                                             ------------------------------------------------------------------------------
     Total interest expense                             33,496          20,605             1,606                  55,707
                                             ----------------------------------------------------------------------------
     Net interest income                                34,751          11,976             1,956                  48,683

Provision for loan losses                                3,939             140               125                   4,204
                                             ----------------------------------------------------------------------------
     Net interest income after

         provision for loan losses                      30,812          11,836             1,831                  44,479

NON-INTEREST INCOME

Service charges on deposit accounts                      3,021           1,068                91                   4,180

Trust fees                                               2,562               -                 -                   2,562

Security gains (losses)                                    595             (80)                -                     515

Other operating income                                   3,026           1,347               144                   4,517
                                             ----------------------------------------------------------------------------
     Total non-interest income                           9,204           2,335               235                  11,774

NON-INTEREST EXPENSE

Salaries and employee benefits                          13,450           4,324               813                  18,587

Net occupancy                                            3,117             899               171                   4,187

Equipment                                                2,069             780               183                   3,032

Professional services                                    1,579             127                60                   1,766

Assessment on deposits and other taxes                     950             771                90                   1,811

Amortization of goodwill and other intangibles             752             184                 -                     936

Other operating expenses                                 6,674           1,977               281                   8,932
                                             ----------------------------------------------------------------------------
     Total non-interest expense                         28,591           9,062             1,598                  39,251
                                             ----------------------------------------------------------------------------
Income before federal income taxes                      11,425           5,109               468                  17,002

Income tax expense (benefit)                             2,450           1,744              (449)                  3,745
                                             ----------------------------------------------------------------------------
NET INCOME                                        $      8,975      $    3,365        $      917           $      13,257
                                             ============================================================================

EARNINGS PER COMMON SHARE (D)

     Basic                                       $        1.33     $      3.87        $     1.67         $          1.26

     Diluted                                     $        1.32     $      3.87        $     1.67         $          1.25

AVERAGE COMMON SHARES OUTSTANDING (D)

     Basic                                           6,749,435         869,364           547,792              10,556,033

     Diluted                                         6,810,266         869,364           547,792              10,616,864


                                       18


See accompanying notes to pro forma combined consolidated financial information.

                                            SECOND BANCORP INCORPORATED
                                 Pro Forma Combined Consolidated Income Statement
                                                    (Unaudited)

                                                                           For the Year Ended
                                             ---------------------------------------------------------------------------------
                                                  12/31/96        9/30/96(E)        12/31/96
                                             -----------------------------------------------------
                                                   Second                                                     Pro Forma
(In thousands, except per share data)             Bancorp          Trumbull           Enfin                   Combined
                                             -------------------------------------------------------------------------------
INTEREST INCOME

Loans (including fees):
     Taxable                                     $     50,621       $    16,419       $     2,631            $      69,671

     Exempt from federal income taxes                     740                 -                 -                      740

Securities:                                                                                                              -

     Taxable                                           11,789            15,634               120                   27,543

     Exempt from federal income taxes                   2,205                 -                 -                    2,205

Federal funds sold                                        291                 -               150                      441
Other                                                       -                66                 -                       66

                                             -------------------------------------------------------------------------------
     Total interest income                             65,646            32,119             2,901                  100,666

INTEREST EXPENSE

Deposits                                               26,343            16,419             1,326                   44,088

Federal funds purchased and securities

     sold under agreements to repurchase                3,917               449                 -                    4,366

Note payable                                              371                 -                 -                      371

Other borrowed funds                                      144                 -                 6                      150

Federal Home Loan Bank advances                         1,010             4,168                 -                    5,178

                                             -------------------------------------------------------------------------------
     Total interest expense                            31,785            21,036             1,332                   54,153
                                             -------------------------------------------------------------------------------
     Net interest income                               33,861            11,083             1,569                   46,513

Provision for loan losses                               4,956                60                56                    5,072
                                             -------------------------------------------------------------------------------
     Net interest income after

         provision for loan losses                     28,905            11,023             1,513                   41,441

NON-INTEREST INCOME

Service charges on deposit accounts                     2,684               754               140                    3,578

Trust fees                                              2,335                 -                 -                    2,335

Security gains                                            462                 -                 -                      462

Other operating income                                  2,998             1,071               102                    4,171
                                             -------------------------------------------------------------------------------
     Total non-interest income                          8,479             1,825               242                   10,546

NON-INTEREST EXPENSE

Salaries and employee benefits                         12,618             4,013               716                   17,347

Net occupancy                                           3,017               827               164                    4,008

Equipment                                               1,546               722               186                    2,454

Professional services                                   1,400               171                75                    1,646

Assessment on deposits and other taxes                    891             1,289                72                    2,252

SAIF Special Assessment                                     -             2,471                 -                    2,471

Amortization of goodwill and other intangibles            864               226                 -                    1,090

Other operating expenses                                5,940             1,858               259                    8,057
                                             -------------------------------------------------------------------------------
     Total non-interest expense                        26,276            11,577             1,472                   39,325
                                             -------------------------------------------------------------------------------
Income before federal income taxes                     11,108             1,271               283                   12,662

Income tax expense                                      2,556               437                 -                    2,993
                                             -------------------------------------------------------------------------------
NET INCOME                                      $       8,552      $        834      $        283           $        9,669
                                             ===============================================================================
     Preferred stock dividend                            (456)                -                 -                     (456)
                                             -------------------------------------------------------------------------------
     Net income applicable to common stock      $       8,096      $        834      $        283           $        9,213
                                             ===============================================================================
EARNINGS PER COMMON SHARE (D)

     Basic                                     $         1.33      $       0.96      $       0.52          $          0.93

     Diluted                                   $         1.27      $       0.96      $       0.52          $          0.92

AVERAGE COMMON SHARES OUTSTANDING (D)

     Basic                                          6,070,666           869,364           546,762                9,876,286

     Diluted                                        6,749,552           869,364           546,762               10,555,172


See accompanying notes to pro forma combined consolidated financial information.

                                            SECOND BANCORP INCORPORATED
                                 Pro Forma Combined Consolidated Income Statement
                                                    (Unaudited)

                                                                           For the Year Ended
                                             ------------------------------------------------------------------------------
                                                    12/31/95        9/30/95(E)        12/31/95
                                             -----------------------------------------------------
                                                     Second                                                     Pro Forma
(In thousands, except per share data)               Bancorp           Trumbull           Enfin                   Combined
                                             -------------------------------------------------------------------------------
INTEREST INCOME

Loans (including fees):
     Taxable                                      $    48,303        $   14,098    $        2,140               $   64,541

     Exempt from federal income taxes                     810                 -                 -                      810

Securities:                                                                                                              -

     Taxable                                           11,167            17,951               100                   29,218

     Exempt from federal income taxes                   1,635                 -                 -                    1,635

Federal funds sold                                        629                 4               209                      842
Other                                                       -                64                 -                       64
                                             -------------------------------------------------------------------------------
     Total interest income                             62,544            32,117             2,449                   97,110

INTEREST EXPENSE

Deposits                                               25,415            15,844             1,055                   42,314

Federal funds purchased and securities
     sold under agreements to repurchase                4,307             1,706                 -                    6,013

Note payable                                              434                 -                 -                      434

Other borrowed funds                                      181                 -                 4                      185

Federal Home Loan Bank advances                           466             3,768                 -                    4,234

                                             --------------------------------------------------------------------------------
     Total interest expense                            30,803            21,318             1,059                   53,180
                                             -------------------------------------------------------------------------------
     Net interest income                               31,741            10,799             1,390                   43,930

Provision for loan losses                               3,000                60               115                    3,175

                                             -------------------------------------------------------------------------------
     Net interest income after

         provision for loan losses                     28,741            10,739             1,275                   40,755

NON-INTEREST INCOME

Service charges on deposit accounts                     2,406               508               106                    3,020

Trust fees                                              2,227                 -                 -                    2,227

Security gains                                            634               202                 -                      836

Other operating income                                  2,278               996                74                    3,348

                                             -------------------------------------------------------------------------------
     Total non-interest income                          7,545             1,706               180                    9,431

NON-INTEREST EXPENSE

Salaries and employee benefits                         11,702             3,957               667                   16,326

Net occupancy                                           2,955               787               155                    3,897

Equipment                                               1,340               693               179                    2,212

Professional services                                   1,534               191                40                    1,765

Assessment on deposits and other taxes                  1,932             1,294                82                    3,308

Amortization of goodwill and other intangibles          1,000               567                 -                    1,567

Other operating expenses                                5,563             1,829               270                    7,662
                                             -------------------------------------------------------------------------------
     Total non-interest expense                        26,026             9,318             1,393                   36,737
                                             -------------------------------------------------------------------------------
Income before federal income taxes                     10,260             3,127                62                   13,449

Income tax expense                                      2,695             1,123                 -                    3,818

                                             -------------------------------------------------------------------------------
NET INCOME                                        $     7,565        $    2,004    $           62               $    9,631
                                             ===============================================================================
     Preferred stock dividend                          (1,066)                -                 -                   (1,066)
                                             -------------------------------------------------------------------------------
     Net income applicable to common stock        $     6,499        $    2,004    $           62               $    8,565
                                             ===============================================================================
EARNINGS PER COMMON SHARE (D)

     Basic                                        $      1.29        $     2.31    $         0.12               $     0.97

     Diluted                                      $      1.13        $     2.31    $         0.12               $     0.92

AVERAGE COMMON SHARES OUTSTANDING (D)

     Basic                                          5,056,242           869,364           537,037                8,852,623

     Diluted                                        6,685,384           869,364           537,037               10,481,765

See accompanying notes to pro forma combined consolidated financial information.

         The table below presents the pro forma combined consolidated risk-based capital information as of June 30, 1998 as it relates to the mergers and indicates the pro forma combined risk-based capital ratios will be in excess of regulatory minimums.

Other Information as of:                     6/30/98    3/31/98(E)     6/30/98
                                          ----------------------------------------
                                              Second                                    Pro Forma      Pro Forma
                                             Bancorp     Trumbull       Enfin          Adjustments      Combined
                                          --------------------------------------------------------------------------
(Dollars in thousands)

Tier I risk-based capital                  $    78,268  $    37,204   $     4,206      $     (4,766)       $114,912

Total risk-based capital                   $    85,498  $    38,633   $     4,659      $     (4,766)       $124,024

Risk-based assets                          $   648,895  $   254,528   $    36,147      $      1,234        $940,804


(Ratio:)

Tier I risk-based capital                        12.06%       14.62%        11.64%                            12.21%

Total risk-based capital                         13.18%       15.18%        12.89%                            13.18%




         NOTES TO PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION
                                   (Unaudited)

(A) The pro forma combined consolidated balance sheet gives effect to the Merger and the Enfin Merger at June 30, 1998 on a pooling-of-interests accounting basis. The capital accounts have been adjusted to reflect the issuance of 3,286,196 Shares (based upon an exchange ratio of 3.78 Shares for 1 Trumbull Share) and 520,402 Shares (based upon an exchange ratio of .95 Shares for 1 Enfin common share) in exchange for all of the outstanding Trumbull Shares and Enfin common shares, respectively.


(B) A liability of $4,991,000 has been recorded in the pro forma combined consolidated balance sheet to reflect Second Bancorp management's estimate of anticipated expenses related to the Merger. This liability resulted in a $3,922,000 after-tax adjustment to retained earnings and a $1,069,000 adjustment to deferred taxes in the pro forma combined consolidated balance sheet. The following table provides detail of the estimated expenses:



                                                                          (In thousands, pre-tax)

         Investment banker and other professional fees                            $1,406
         Personnel related                                                         2,148
         Other                                                                     1,437
                                                                                  ------
         Total                                                                    $4,991
                                                                                  ======


         Personnel related costs consist primarily of expenses related to employment contracts, severance and other employee costs. Other expenses include termination costs for Trumbull's data processing agreement, lease terminations for duplicate facilities, conversion related and other miscellaneous fees and expenses. It is anticipated that the majority of the expenses will be recognized within a short period after consummation of the merger of Second Bancorp and Trumbull and that all of the expenses will be recognized by December 31, 1998. Management continues to review these estimates and there can be no assurance that the actual costs will not differ in amount and type from the amounts provided above.

(C) A liability of $1,009,000 has been recorded in the pro forma combined consolidated balance sheet to reflect Second Bancorp management's estimate of anticipated expenses related to the Enfin Merger. This liability resulted in a $844,000 after-tax adjustment to retained earnings and a $165,000 adjustment to deferred taxes in the pro forma combined consolidated balance sheet. The following table provides detail of the estimated expenses:




                                                                           (In thousands, pre-tax)

         Investment banker and other professional fees                              $530
         Personnel related                                                           401
         Other                                                                        78
                                                                                  ------
         Total                                                                    $1,009
                                                                                  ======

         Personnel related costs consist primarily of expenses related to employment contracts, severance and other employee costs. Other expenses include primarily conversion related and other miscellaneous fees and expenses. It is anticipated that the majority of the expenses will be recognized within a short period after consummation of the Enfin Merger and that all of the expenses will be recognized by December 31, 1998. Management continues to review these estimates and there can be no assurance that the actual costs will not differ in amount and type from the amounts provided above.

(D) The historical share and per share information for Second Bancorp has been restated for a two-for-one stock split effective May 1, 1997 and a three-for-two stock split effective May 1, 1995.

(E) In accordance with the rules of the Securities and Exchange Commission, Trumbull's financial statements and selected financial data for the years ended September 30, 1993 through 1997 have been combined with Second Bancorp's financial statements and selected financial data for the year ended December 31, 1993 through 1997, respectively, for purposes of preparing the pro forma financial information. In addition, Second Bancorp's financial statements and selected financial data for the six months ended June 30, 1998 and 1997 was combined with Trumbull's financial statements and selected financial data for the six months ended March 31, 1998 and 1997, respectively, for purposes of preparing the pro forma financial information.


          SELECTED FINANCIAL DATA OF SECOND BANCORP, TRUMBULL AND ENFIN

         The following table presents selected consolidated financial data for
(a) Second Bancorp on a historical basis, (b) Trumbull on a historical basis,
(c) Enfin on a historical basis and (d) Second Bancorp, Trumbull and Enfin on an unaudited pro forma basis. The pro forma data in the table assumes that the acquisitions of both Trumbull and Enfin will be accounted for as pooling-of-interests. This table should be read in conjunction with the financial statements and other financial information on Second Bancorp and Enfin, respectively, incorporated herein by reference and Trumbull included elsewhere in this Prospectus/Proxy Statement and the unaudited pro forma combined consolidated financial information giving effect to the Merger and the Enfin Merger. See "PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE". The unaudited pro forma data presented below is not necessarily indicative of the results which actually would have been attained if the Merger and the Enfin Merger had been consummated in the past or which may be attained in the future. All share and per share information for Second Bancorp has been restated for a two-for-one stock split effective May 1, 1997 and a three-for-two stock split effective May 1, 1995.




                                       Six Months Ended June 30,                                 Year Ended December 31,
                                   -------------------------------  ----------------------------------------------------------------
                                         1998          1997               1997         1996         1995         1994         1993
                                   -------------------------------  ----------------------------------------------------------------
HISTORICAL SECOND BANCORP:



Earnings (In thousands,
            except per share data)

   Net interest income               $    17,834   $    17,126      $    34,751   $    33,861  $    31,741  $    30,051  $    27,263


   Provision for loan losses               1,591         1,543            3,939         4,956        3,000        2,370        2,555


   Net income                              5,077         4,341            8,975         8,552        7,565        6,643        6,007


   Net income applicable to common

       shareholders                        5,077         4,341            8,975         8,096        6,499        5,565        4,929


   Earnings per common share:


      Basic                                 0.74          0.65             1.33          1.33         1.29         1.11         0.99
      Diluted                               0.73          0.64             1.32          1.27         1.13         1.00         0.91


   Cash dividends declared:


      Per common share                      0.26          0.24             0.48          0.44         0.38         0.32         0.29
      Per preferred share                      -             -                -          0.75         1.50         1.50         1.50

Average common shares outstanding
   Basic                               6,837,407     6,716,961        6,749,435     6,070,666    5,056,242    4,998,408    4,976,278
   Diluted                             6,935,124     6,795,602        6,810,266     6,749,552    6,685,384    6,624,652    6,597,452



Average Balances


   Assets                                924,288       874,499          897,104       850,662      807,215      717,904      640,516
   Earning assets                        866,115       818,037          841,333       792,239      750,355      675,257      602,965
   Deposits                              668,988       656,626          669,678       663,544      637,453      580,012      532,896
   Stockholders' equity                   81,658        69,870           73,077        66,149       59,805       54,917       52,491



                                                         Nine Month Period                  Six Months
                                                           Ended June 30,                 Ended March 31,
                                                     ---------------------------    --------------------------
                                                          1998         1997               1998         1997
                                                     ----------------------------    ---------------------------
HISTORICAL TRUMBULL:


Earnings (In thousands, except per share data)

          Net interest income                            $   9,589     $   8,923         $   6,363    $   5,914


          Provision for loan losses                            180            46               120           30


          Income before cumulative effect of a change
            in accounting method                             2,618         2,515             1,961        1,700

          Net income                                         2,618         2,515             1,961        1,700


          Earnings per common share before cumulative effect of a change in accounting method


               Basic                                          3.01          2.89              2.26         1.96
               Diluted                                        3.01          2.89              2.26         1.96
          Cash dividends declared per common share            1.08          0.92               .67         0.68



Average common shares outstanding:


          Basic                                            869,364       869,364           869,364      869,364
          Diluted                                          869,364       869,364           869,364      869,364

Average Balances
          Assets                                           501,798       496,647           495,001      496,669
          Earning assets                                   475,526       475,846           468,583      471,798
          Deposits                                         377,608       371,660           376,167      371,685
          Stockholders' equity                              37,651        34,946            37,328       34,485



                                                                               Year Ended September 30,
                                                           ---------------------------------------------------------------------
                                                                1997          1996          1995          1994         1993
                                                           ---------------------------------------------------------------------
Historical Trumbull:


Earnings (In thousands, except per share data)

          Net interest income                                 $ 11,976      $ 11,083      $ 10,798     $ 11,911    $  10,112
          Provision for loan losses                                141            60            60           60           72

          Income before cumulative effect of a change
            in accounting method                                 3,365           834         2,004        3,134        3,396
          Net income                                             3,365           834         2,004        3,003        3,396


          Earnings per common share before cumulative effect of a change in accounting method


               Basic                                              3.87          0.96          2.31         3.60         3.91
               Diluted                                            3.87          0.96          2.31         3.60         3.91
          Cash dividends declared per common share                1.18          0.74          0.70         0.70         0.55



Average common shares outstanding:


          Basic                                                869,364       869,364       869,364      869,364      869,364
          Diluted                                              869,364       869,364       869,364      869,364      869,364



Average Balances
          Assets                                               482,359       493,697       495,011      479,818      345,017
          Earning assets                                       458,494       471,411       473,402      461,272      325,017
          Deposits                                             372,823       373,927       379,899      386,690      277,178
          Stockholders' equity                                  36,369        33,829        33,732       31,659       28,944


                                                   Six Months Ended June 30, (1)
                                                 ---------------------------------
                                                       1998            1997
                                                 ---------------------------------
PRO FORMA SECOND BANCORP
    AND TRUMBULL COMBINED:



Earnings (In thousands, except per share data)


   Net interest income                                $    24,197    $     23,040
   Provision for loan losses                                1,711           1,573


   Income before cumulative effect of a change
      in accounting method                                  7,038           6,041
   Net income                                               7,038           6,041
   Net income applicable to common shareholders             7,038           6,041


   Earnings per common share before cumulative effect of a change in accounting method


         Basic                                               0.70            0.60
         Diluted                                             0.69            0.60

Average common shares outstanding:


   Basic                                               10,123,603      10,003,157
   Diluted                                             10,221,320      10,081,798



Average Balances


   Assets                                               1,419,289       1,371,168
   Earning assets                                       1,334,698       1,289,835
   Deposits                                             1,045,155       1,028,311
   Stockholders' equity                                   118,986         104,355

                                                                               Year Ended December 31,
                                                    -----------------------------------------------------------------------------
                                                          1997         1996           1995            1994            1993
                                                    -----------------------------------------------------------------------------
PRO FORMA SECOND BANCORP
    AND TRUMBULL COMBINED:


Earnings (In thousands, except per share data)

   Net interest income                                 $    46,727   $    44,944    $     42,539   $     41,962    $     37,375
   Provision for loan losses                                 4,080         5,016           3,060          2,430           2,627


   Income before cumulative effect of a change
      in accounting method                                  12,340         9,386           9,569          9,777           9,403
   Net income                                               12,340         9,386           9,569          9,646           9,403
   Net income applicable to common shareholders             12,340         8,930           8,503          8,568           8,325


   Earnings per common share before cumulative effect of a change in accounting method

         Basic                                                1.23          0.95            1.02           1.03            1.01
         Diluted                                              1.22          0.94            0.96           0.97            0.95

Average common shares outstanding:


   Basic                                                10,035,631     9,356,862       8,342,438      8,284,604       8,262,474
   Diluted                                              10,096,462    10,035,748       9,971,580      9,910,848       9,883,648


Average Balances

   Assets                                                1,379,463     1,344,359       1,302,226      1,197,722         985,533
   Earning assets                                        1,299,827     1,263,650       1,223,757      1,136,529         927,982
   Deposits                                              1,042,501     1,037,471       1,017,352        966,702         810,074
   Stockholders' equity                                    109,446        99,978          93,537         86,576          81,435







                                                     Six Months Ended June 30, (1)
                                                 ---------------------------------
                                                       1998            1997
                                                 ---------------------------------
HISTORICAL ENFIN:


Earnings (In thousands, except per share data)

   Net interest income                                 $    1,059       $     902

   Provision for loan losses                                   29              69

   Net income (loss)                                          271             146


   Earnings per common share:


      Basic                                                  0.49            0.27
      Diluted                                                0.49            0.27
   Cash dividends declared per common share                     -               -



Average common shares outstanding
   Basic                                                  547,792         547,792
   Diluted                                                547,792         547,792



Average Balances


   Assets                                                  44,297          38,355
   Earning assets                                          42,461          37,022
   Deposits                                                39,729          39,432
   Stockholders' equity                                     4,401           3,408




                                                                              Year Ended December 31,
                                                      -----------------------------------------------------------------------------
                                                             1997         1996           1995            1994            1993
                                                      -----------------------------------------------------------------------------
Historical Enfin:


Earnings (In thousands, except per share data)

   Net interest income                                     $    1,956   $     1,569      $    1,390     $      963      $      589

   Provision for loan losses                                      125            56             115             33             253

   Net income (loss)                                              917           283              62           (159)           (703)


   Earnings per common share:


      Basic                                                      1.67          0.52            0.12          (0.34)          (1.49)
      Diluted                                                    1.67          0.52            0.12          (0.34)          (1.49)
   Cash dividends declared per common share                         -             -               -               -              -



Average common shares outstanding
   Basic                                                      547,792       546,762         537,037        472,368         472,346
   Diluted                                                    547,792       546,762         537,037        472,368         472,346



Average Balances

   Assets                                                      40,857        34,510          28,688         23,659          18,149
   Earning assets                                              39,354        32,980          27,167         22,028          17,023
   Deposits                                                    36,936        30,997          25,389         20,688          15,103
   Stockholders' equity                                         3,556         3,187           2,940          2,565           3,097


                                                  Six Months Ended June 30, (1)
                                                 --------------------------------
                                                       1998           1997
                                                 --------------------------------
PRO FORMA SECOND BANCORP,
   TRUMBULL AND ENFIN COMBINED:

Earnings (In thousands, except per share data)
   Net interest income                              $     25,256     $    23,942

   Provision for loan losses                               1,740           1,642


   Income before cumulative effect of a change
      in accounting method                                 7,309           6,187
   Net income                                              7,309           6,187


   Net income applicable to common
             shareholders                                  7,309           6,187


   Earnings per common share before cumulative effect of a change in accounting method


         Basic                                              0.69            0.59
         Diluted                                            0.68            0.58

Average common shares outstanding:

   Basic                                              10,644,005      10,523,559
   Diluted                                            10,741,722      10,602,200



Average Balances

   Assets                                              1,463,586       1,409,523
   Earning assets                                      1,377,159       1,326,857
   Deposits                                            1,084,884       1,067,743
   Stockholders' equity                                  123,387         107,763

                                                                            Year Ended December 31, (1)
                                                   -----------------------------------------------------------------------------
                                                        1997          1996           1995            1994            1993
                                                   -----------------------------------------------------------------------------
Pro Forma Second Bancorp,
   Trumbull and Enfin Combined:


Earnings (In thousands, except per share data)


   Net interest income                            $    48,683    $    46,513    $    43,930    $    42,925    $    37,964


   Provision for loan losses                            4,205          5,072          3,175          2,463          2,880


   Income before cumulative effect of a change
      in accounting method                             13,257          9,669          9,631          9,618          8,700
   Net income                                          13,257          9,669          9,631          9,487          8,700


   Net income applicable to common
             shareholders                              13,257          9,213          8,565          8,409          7,622


   Earnings per common share before cumulative effect of a change in accounting method

         Basic                                           1.26           0.93           0.97           0.96           0.87
         Diluted                                         1.25           0.92           0.92           0.92           0.84

Average common shares outstanding:

   Basic                                           10,556,033      9,876,286      8,852,623      8,733,354      8,711,203
   Diluted                                         10,616,864     10,555,172     10,481,765     10,359,598     10,332,377


Average Balances

   Assets                                           1,420,320      1,378,869      1,330,914      1,221,181      1,003,952
   Earning assets                                   1,339,181      1,296,630      1,250,924      1,158,557        945,005
   Deposits                                         1,079,437      1,068,468      1,042,741        987,390        825,177
   Stockholders' equity                               113,002        103,165         96,477         89,141         84,532

(1) In accordance with the rules of the Securities and Exchange Commission, Trumbull's selected financial data for the years ended September 30, 1993 through 1997 has been combined with Second Bancorp's selected financial data for the year ended December 31, 1993 through 1997, respectively, for purposes of preparing the pro forma financial information. In addition, Second Bancorp's selected financial data for the six months ended June 30, 1998 and 1997 was combined with Trumbull's selected financial data for the six months ended March 31, 1998 and 1997, respectively, for purposes of preparing the pro forma financial information.

                           COMPARATIVE PER SHARE DATA



         The following table sets forth certain per share data, adjusted for all applicable stock splits, relating to net income, cash dividends declared and book value: (i) on a historical basis for Second Bancorp, Trumbull and Enfin,
(ii) on an unaudited pro forma basis per Share, reflecting Second Bancorp's consummation of (a) the Merger and (b) the Enfin Merger, (iii) on an unaudited pro forma equivalent basis per Trumbull Share, reflecting Second Bancorp's consummation of (a) the Merger and (b) the Enfin Merger, and (iv) on an unaudited pro forma equivalent basis per common share of Enfin, reflecting Second Bancorp's consummation of the Merger and the Enfin Merger. Such unaudited pro forma information has been prepared (i) assuming an Exchange Ratio of 3.78 Shares and .95 Shares for each Trumbull Share and common share of Enfin, respectively, outstanding immediately prior to the Merger and the Enfin Merger, and (ii) giving effect to the Merger and the Enfin Merger on a pooling-of-interests accounting basis. The unaudited pro forma income statement assumes that the Merger and the Enfin Merger were consummated as of the beginning of each of the periods indicated. The unaudited pro forma balance sheet information assumes the Merger and the Enfin Merger occurred on December 31, 1997.

         The following information should be read in conjunction with the historical financial statements of Second Bancorp and Enfin incorporated by reference in the Prospectus/Proxy Statement and the historical financial statements of Trumbull included elsewhere in the Prospectus/Proxy Statement and the unaudited pro forma combined consolidated financial information giving effect to the Merger and the Enfin Merger included elsewhere in the Prospectus/Proxy Statement. See "PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)" and "SELECTED FINANCIAL DATA OF SECOND BANCORP, TRUMBULL AND ENFIN" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

         The earnings data presented below does not include merger-related charges and/or anticipated cost savings from the consolidation of the operations of Second Bancorp, Trumbull and Enfin, and is not necessarily indicative of the results which actually would have been attained had the Merger and Enfin Merger been consummated in the past or which may be attained in the future.


                                                                      Six Months
                                                                     Ended June 30,            Year ended December 31,
                                                               --------------------------------------------------------------
                                                                     1998        1997        1997        1996        1995
                                                               --------------------------------------------------------------
SECOND BANCORP COMMON STOCK

Earnings per common share before cumulative effect of accounting changes:

          Historical
            Basic                                                $    0.74   $    0.65   $    1.33   $    1.33   $    1.29
            Diluted                                                   0.73        0.64        1.32        1.27        1.13
          Pro forma Second Bancorp and Trumbull

            Basic                                                     0.70        0.60        1.23         .95        1.02
            Diluted                                                   0.69        0.60        1.22         .94         .96
          Pro forma Second Bancorp, Trumbull and Enfin (1)

            Basic                                                     0.69        0.59        1.26        0.93        0.97
            Diluted                                                   0.68        0.58        1.25        0.92        0.92
Cash dividends declared per common share (2)

          Historical and Pro Forma                                    0.26        0.24        0.48        0.44        0.38

Book value per common share at period-end (1)

          Historical                                                 12.22       10.73       11.68       10.34       10.40

          Pro forma Second Bancorp and Trumbull                      11.63       10.72       11.51       10.32       10.35

          Pro forma Second Bancorp, Trumbull and Enfin               11.41       10.52       11.35       10.13       10.09





                                                                            Six Months
                                                                           Ended March 31,            Year ended December 31,
                                                                      --------------------------------------------------------------
                                                                           1998        1997        1997        1996        1995
                                                                      --------------------------------------------------------------
TRUMBULL SHARES
Earnings per common share before cumulative
          effect of accounting changes:

          Historical                                                  $    2.26   $    1.96   $    3.87  $    0.96  $    2.31

            Basic                                                          2.26        1.96        3.87       0.96       2.31
            Diluted
          Pro forma equivalent Second Bancorp and Trumbull (3)

            Basic                                                          2.65        2.27        4.65       3.59       3.86
            Diluted                                                        2.61        2.27        4.61       3.55       3.63
          Pro forma equivalent Second Bancorp,
                 Trumbull and Enfin (1)(3)(4)

            Basic                                                          2.61        2.23        4.76       3.52       3.67
            Diluted                                                        2.57        2.19        4.73       3.48       3.48
Cash dividends declared per common share (2)

          Historical                                                       0.67        0.68        1.18       0.74       0.70

          Pro forma equivalent                                             0.98        0.91        1.81       1.66       1.44

Book value per common share at period-end (1)

          Historical                                                      43.80       40.38       42.14      38.91      38.80

          Pro forma equivalent Second Bancorp and Trumbull (3)            43.95       40.50       43.50      39.02      37.76

          Pro forma equivalent Second Bancorp, Trumbull                   43.11       39.76       42.89      38.30      38.14
                 and Enfin (3)(4)



                                                                             Six Months
                                                                           Ended June 30,             Year ended December 31,
                                                                      --------------------------------------------------------------
                                                                           1998        1997        1997        1996        1995
                                                                      --------------------------------------------------------------
ENFIN COMMON STOCK

Earnings per common share before cumulative effect of accounting changes:

          Historical

            Basic                                                     $    0.49   $    0.27   $    1.67   $   0.52   $   0.12
            Diluted                                                        0.49        0.27        1.67       0.52       0.12
          Pro forma equivalent Second Bancorp and Enfin (4)

            Basic                                                          0.69        0.59        1.29       1.21       1.12
            Diluted                                                        0.68        0.58        1.28       1.16       1.01
          Pro forma equivalent Second Bancorp,
                 Trumbull and Enfin (1) (3) (4)

            Basic                                                          0.66        0.56        1.20       0.88       0.92
            Diluted                                                        0.65        0.55        1.19       0.87       0.87
Cash dividends declared per common share (2)

          Historical                                                         --          --          --         --         --

          Pro forma equivalent                                             0.25        0.23        0.46       0.42       0.36

Book value per common share at period-end (1)

          Historical                                                       8.29        6.37        7.80       6.11       5.61

          Pro forma equivalent Second Bancorp and Enfin (4)               11.04       10.18       10.93       9.80      9.49

          Pro forma equivalent Second Bancorp,                            10.84        9.99       10.78       9.62       9.59
                 Trumbull and Enfin (3)(4)


(1)      In accordance with the rules of the Securities and Exchange Commission, Trumbull's financial information for the years ended September 30, 1995 through 1997 have been combined with Second Bancorp's financial information for the years ended
         December 31, 1995 through 1997, respectively.

(2)      No assurance can be given that equivalent dividends will be declared in the future. The amount of future dividends payable by Second Bancorp will depend upon the earnings and financial condition of Second Bancorp, and other factors, including applicable regulations and policies.

(3)      The equivalent pro forma combined per share data for Trumbull Shares represents, in the case of book value and earnings per common share, the pro forma per share data for the Shares multiplied by the Exchange Ratio (i.e., 3.78), and in the case of dividends declared, the historical per share data of the Shares multiplied by the Exchange Ratio (i.e., 3.78).

(4)      The equivalent pro forma combined per share data for Enfin represents, in the case of book value and earnings per common share, the pro forma per share data for the Shares multiplied by the Exchange Ratio (i.e., .95), and in the case of dividends declared, the historical per share data of the Shares multiplied by the Exchange Ratio (i.e., .95).

         Second Bancorp will list the Shares to be issued in the Merger on the Nasdaq National Market under the symbol SECD.


                                   THE MERGER

INTRODUCTION


         This Prospectus/Joint Proxy Statement constitutes both a Prospectus of Second Bancorp in respect of the Shares to be issued in connection with the Merger and the Proxy Statements of Second Bancorp and Trumbull for use in connection with the solicitation of proxies by the Boards of Directors of Second Bancorp and Trumbull to be used at the Second Bancorp Special Meeting and the Trumbull Special Meeting, respectively. This Prospectus/Joint Proxy Statement is being mailed to shareholders of Second Bancorp and Trumbull commencing on or about September 30, 1998.


         All information contained in this Prospectus/Joint Proxy Statement relating to Second Bancorp has been furnished by Second Bancorp, except for the information relating to Second Bancorp included in the sections of this Prospectus/Joint Proxy Statement entitled "SUMMARY - Opinion of McDonald & Company Securities, Inc." and "THE MERGER - Opinion of McDonald & Company Securities, Inc." which was furnished by McDonald & Company. All information relating to Trumbull has been furnished by Trumbull. The party furnishing any such information is responsible for the accuracy thereof.

BACKGROUND AND REASONS FOR THE MERGER

         SECOND BANCORP. Second Bancorp's long-term business strategies include the strategy to grow the company (i) internally by development and sales activity in currently served markets and by de novo branching into new markets, and (ii) externally by in-market and near-market branch and whole bank and thrift acquisitions. Both Second Bancorp and Trumbull are, and have been since incorporation, headquartered in Warren, Ohio and their respective operating subsidiaries, the Bank and Trumbull Savings, have been in-market competitors for more than 100 years. Second Bancorp's growth strategy and the close competitive relationship and mutual respect shared by both companies led to informal merger discussions during the early part of this decade. Though those discussions were mutually discontinued, the re-institution of merger negotiations at a later time was not forestalled by either company.

         During a January 1998 general review by Second Bancorp executives of potential acquisition opportunities, the decision was made to seek renewal of merger discussions with Trumbull. As a consequence of that decision, letters informally proposing merger discussions were delivered to Trumbull's Board of Directors and to its President and Chief Executive Officer on February 12, 1998. Shortly thereafter, Second Bancorp was informed by Trumbull that its Board had taken the matter under advisement and that it would respond to the initiative in due course.


         In early March 1998, Second Bancorp was contacted by an investment banker retained by Trumbull and informed of Trumbull's intention to seek "indications of interest" in acquiring Trumbull from an undisclosed number of potentially interested parties. Trumbull's offering memorandum containing detailed information about Trumbull was received by Second Bancorp on or about March 26, 1998. Following Second Bancorp management's comprehensive review of the offering material with its Board of Directors on April 3, 1998, and analysis of the financial impact of an acquisition on Second Bancorp and its shareholders, a written indication of interest was submitted to Trumbull on April 6, 1998. Subsequent discussions and a face-to-face meeting between Second Bancorp Board and management representatives and Trumbull's entire Board of Directors led to the commencement of formal merger negotiations. After Second Bancorp's due diligence examination of Trumbull and approval of the definitive terms and conditions of the proposed transaction by Second Bancorp's Board of Directors on May 4, 1998, Second Bancorp entered into the Agreement on May 4, 1998.


         Second Bancorp's interest in acquiring Trumbull is primarily based upon: (i) the natural complement that Trumbull's real estate lending strength and expertise represents to Second Bancorp's own mortgage loan function as well as to its commercial lending and trust lines of business; (ii) the opportunity to acquire and further develop Trumbull's attractive deposit and loan customer base and to obtain the services of Trumbull's highly qualified and respected branch, lending and support staffs, (iii) the anticipated enhancement of Second Bancorp's earnings per share post-acquisition resulting from operating efficiencies created by combination of the companies and (iv) the anticipated improvement in Second Bancorp's efficiency ratio and return on equity following the Merger.

         TRUMBULL. The following discussion refers to certain provisions of the Agreement. The discussion to follow is qualified in its entirety by reference to the full text of the Agreement, a copy of which is included as Annex A to this Prospectus/Joint Proxy Statement. All shareholders are urged to read the Agreement in its entirety. See also "BUSINESS OF TRUMBULL" for a discussion of the historical development of Trumbull and Trumbull Savings.

         In the summer of 1997, Trumbull Savings was reorganized by converting its charter from a savings association to a savings bank charter, and into a holding company format so that Trumbull Savings became a wholly owned subsidiary of Trumbull. The former shareholders of Trumbull Savings became the shareholders of Trumbull. This reorganization was intended to create opportunities for business expansion that would not have been available to Trumbull Savings or would have been available at substantially higher costs. The management and Directors of Trumbull believed that the reorganized company would provide significant opportunities to enter new product and service markets, which was especially important in light of the consolidation of the financial services industry. In 1997, Trumbull also commenced a geographic expansion through applying for regulatory approval for the opening of a branch office outside its traditional territory, to be located in Twinsburg, Ohio, approval for which was obtained in January 1998. Trumbull's strategic plan envisioned continuation of the business as an independently run institution.

         During the fall of 1997, Phyllis Izant and James Izant, in their capacities as shareholders, met with investment bankers, including representatives of Sandler O'Neill & Partners, L.P., to explore the long term alternatives available for their family and for Trumbull. At the regular meeting of the Trumbull Board of Directors on November 17, 1997, the Izants discussed their exploratory talks with the Board, and recommended to the Board that Sandler O'Neill & Partners, L.P. be engaged for the purpose of evaluating Trumbull Savings' budget and strategic plan, as well as for the purpose of advising Trumbull with respect to the current and future market conditions and internal plans of Trumbull Savings.

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

         As a result of discussions at the November 17, 1997 regular meeting of the Board, President P. Scott Carson and James R. Izant were authorized by the Board of Directors to identify an investment banker to make a presentation to the Board at the regular meeting in December. At the invitation of Trumbull Savings, Sandler O'Neill made a presentation at the December meeting concerning Trumbull Savings, including analyses of Trumbull Savings' competitive position in its market, comparison of Trumbull Savings to other institutions regionally, earnings projections for Trumbull Savings and analyses of merger trends nationwide and in the Midwest. The December 1997 regular Board meeting concluded without a determination by the Board to pursue a sale strategy or, on the other hand, to pursue a strategy of independence consistent with the strategic plan adopted in September 1997.

         At the January 21, 1998 regular meeting of the Board, Phyllis Izant and James Izant advised the Board that they and their sisters had concluded, as shareholders, that they believed that it would be appropriate for Trumbull to seek a merger partner. Giving consideration to issues such as maximizing shareholder value, including consideration of short- and long-term growth potential of an acquiror's stock, minimizing any adverse effects on employees and customers of Trumbull Savings, maintaining Trumbull Savings' competitive position, obtaining through one or more seats on the acquiring institution's board of directors the ability to influence the direction of the institution into which Trumbull would merge, and fulfilling the Board's duty to shareholders throughout the sale process, the Board voted unanimously to begin the process of seeking a merger partner.

         The Board voted unanimously at the January 21, 1998 meeting to retain Sandler O'Neill as investment banker on behalf of Trumbull Savings and Trumbull. At the January 21, 1998 meeting, the Board also authorized creation of a special committee to act as principal contact with and to negotiate the terms of engagement of Sandler O'Neill, and to make recommendations for engagement of a law firm to represent Trumbull in merger negotiations. The members of the special committee were James R. and Phyllis J. Izant and President P. Scott Carson.

         Prior to the Board's regular meeting held on February 18, 1998, President Carson had received an unsolicited indication of interest and letter of intent from Mr. Alan G. Brant, Chairman and President of Second Bancorp and Director, President and Chief Executive Officer of The Second National Bank of Warren. At the February 18, 1998 regular meeting, Sandler O'Neill presented the Board with a list of potential merger partners, including Second Bancorp. Following discussion, the Board authorized Sandler O'Neill to initiate contact with approximately eight to ten institutions.

         By April 9, 1998, Sandler O'Neill had evaluated proposals received from five potential merger partners, one of which was Second Bancorp and the other four of which were also commercial bank or commercial bank holding company organizations. Sandler O'Neill made a presentation concerning the five proposals to Trumbull's Board at a special meeting held on April 9, 1998. After consideration of such factors as financial analyses of the five organizations, analyses of their individual proposals, industry merger and acquisition trends, the recent history of merger pricing and analyses of the financial aspects of a combination with each of the five institutions projected over a five-year period, and the potential impact of the transactions on the community and on Trumbull's employees and customers, the Board decided to pursue two of the proposals in greater detail.

         The five proposals received by Trumbull bore many similarities, although they were not identical in their form. All proposals contemplated acquisition by the end of 1998 in a tax-free, stock-for-stock merger to be accounted for as a pooling-of-interests. Similar to the acquisition structure proposed by two other potential acquirors, the proposal of Second Bancorp provided for merger of Trumbull with and into Second Bancorp, and merger of Trumbull Savings with and into The Second National Bank of Warren, with Second Bancorp and its subsidiary bank being the surviving entities in such mergers. Two proposals would have provided for continuation of Trumbull Savings as a separate depository institution subsidiary.

         Finally, all five proposals contemplated that at least one Trumbull director would serve as director of the acquiring company, and all five proposals contemplated multiple director seats at the subsidiary institution level.

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

         Following evaluation of the five separate proposals at the April 9, 1998 special meeting of the Trumbull Board and Sandler O'Neill's presentation concerning the proposals, the Trumbull Board decided to pursue the two proposals representing the greatest merger prices, arranging to meet with representatives of the two potential acquirors the following day. Immediately after the Board's meeting with representatives of the two potential acquirors on the following day, the Trumbull Board held another special meeting, voting unanimously to proceed with acquisition discussions with Second Bancorp.
Second Bancorp's bid was the highest of the five proposals.

         Commencing immediately after the April 10, 1998 special meeting of the Trumbull Board, Trumbull and Second Bancorp entered into arm's-length negotiations in respect of the terms and conditions of the Agreement. On Friday, May 1, 1998, the Trumbull Board held a special meeting to consider the transaction terms and conditions memorialized in the Agreement. At that meeting on May 1, 1998, the Board of Directors again reviewed the Second Bancorp proposal, including the financial terms and conditions of the fixed exchange rate, and revisited the financial, market and dividend history of Trumbull and Second Bancorp. After extensive consideration of the terms and conditions of the Agreement and other related matters, and after Second Bancorp agreed to certain changes to the Agreement proposed at that May 1, 1998 special meeting, the Trumbull Board unanimously approved the revised terms and conditions of the Agreement at a special meeting on Monday, May 4, 1998, at which time the Agreement was executed. Based upon the $37.25 closing price of the Shares on May 1, 1998 (the last full trading day preceding the Board meeting on May 4, 1998), the value of the 3.78 Shares to be issued in exchange for each Trumbull Share equaled $140.81, for a total aggregate value of $122.4 million for all issued and outstanding Trumbull Shares.

         THE TRUMBULL BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF TRUMBULL AND ITS SHAREHOLDERS. ACCORDINGLY, THE TRUMBULL BOARD RECOMMENDS UNANIMOUSLY THAT TRUMBULL SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE AGREEMENT AND THE MERGER. For information regarding interests of directors and executive officers of Trumbull in the Merger, see "THE MERGER -- Interests of Certain Persons in the Merger."

OPINION OF MCDONALD & COMPANY SECURITIES, INC.

         Second Bancorp has retained McDonald & Company Securities, Inc. ("McDonald & Company") as its financial advisor in connection with the Merger and requested that McDonald & Company render its opinion with respect to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Shares. McDonald & Company rendered its oral opinion to the Board of Directors of Second Bancorp on May 4, 1998, which it subsequently confirmed in writing, that as of the date of such opinion, the Exchange Ratio pursuant to the Merger was fair, from a financial point of view, to the holders of the Shares.

         THE FULL TEXT OF THE OPINION OF MCDONALD & COMPANY, UPDATED AS OF THE DATE OF THIS PROSPECTUS/JOINT PROXY STATEMENT, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEWS UNDERTAKEN, IS ATTACHED AS ANNEX C TO THIS PROSPECTUS/JOINT PROXY STATEMENT, AND SHOULD BE READ IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF MCDONALD & COMPANY SET FORTH IN THIS PROSPECTUS/JOINT PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. MCDONALD & COMPANY'S OPINION SHOULD NOT BE CONSTRUED BY HOLDERS OF THE SHARES AS A RECOMMENDATION AS TO HOW SUCH HOLDERS SHOULD VOTE AT THE SPECIAL MEETING.

         In arriving at its opinion, McDonald & Company reviewed, among other things, the Agreement together with exhibits and schedules thereto, certain publicly available information relating to the business, financial condition and operations of Second Bancorp and Trumbull as well as certain other non-public information, primarily financial in nature, furnished to it by Second Bancorp and Trumbull relating to the respective businesses, earnings, assets, financial forecasts and prospects. McDonald & Company also held discussions with members of senior management of Second Bancorp and Trumbull concerning their respective businesses, assets, financial forecasts and prospects. McDonald & Company also reviewed certain publicly available information concerning the trading of, and the trading market for, the Shares and Trumbull Shares and certain publicly available information concerning comparable companies and transactions, all as more fully set forth in McDonald & Company's opinion.

         McDonald & Company was not engaged to and did not conduct a physical inspection of any of the assets, properties or facilities of either Second Bancorp or Trumbull, and was not engaged to conduct and has not made, obtained or been furnished with any independent evaluation or appraisal of any such assets, properties or facilities or any of the liabilities of Second Bancorp or Trumbull. McDonald & Company has assumed and relied, without independent investigation, upon the accuracy and completeness of the financial and other information provided to it or publicly available, has relied upon the representations and warranties of Second Bancorp and Trumbull contained in the Agreement, and has not independently attempted to verify any such information. McDonald & Company has also assumed that all of the conditions to the Merger as set forth in the Agreement, including the tax-free nature of the reorganization for federal income tax purposes, would be consummated on a timely basis in the manner contemplated by the Agreement. No limitations were imposed by Second Bancorp upon McDonald & Company with respect to the scope of its investigation nor were any specific instructions given to McDonald & Company in connection with its opinion.

         In connection with rendering its opinion dated May 4, 1998, and as updated to the date of this Prospectus/Joint Proxy Statement, McDonald & Company considered a variety of financial analyses, which are summarized below. McDonald & Company believes that its analyses must be considered as a whole and that selecting portions of such analyses and of the factors considered by McDonald & Company without considering all such analyses and factors may create an incomplete view of the analytical process underlying McDonald & Company's opinion. In its analyses, McDonald & Company made numerous assumptions with respect to industry performance, business and economic conditions and other matters. Any estimates contained in McDonald & Company's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

         The following is a summary of selected analyses considered by McDonald & Company and discussed with the Second Bancorp Board of Directors, in connection with McDonald & Company's opinion dated May 4, 1998:

         Introduction. McDonald & Company calculated the offer price per share, offer price to March 31, 1998 book value, offer price to last twelve months earnings per share at March 31, 1998, and offer price to estimated fiscal 1998 and fiscal 1999 earnings per share for Trumbull implied by the Exchange Ratio. Using Second Bancorp's May 1, 1998 closing price of $37.25, the Exchange Ratio implied a price per share for Trumbull of $140.81, a price to diluted book value of 321.4%, a price to last twelve months earnings per share of 33.8x and a price to estimated 1998 and 1999 (including estimated costs savings) earnings per share of 31.6x and 18.4x, respectively. Earnings per share estimates were based upon the financial forecasts of management of Second Bancorp and Trumbull.

         Comparison with Selected Companies. McDonald & Company compared the financial performance and stock market valuation of Second Bancorp with corresponding data for the following selected companies: Area Bancshares Corp., BancFirst Ohio Corp., Brenton Banks Inc., Citizens Bancshares, Inc., Community Trust Bancorp, F&M Bancorp., First Financial Corp., First Oak Brook Bancshares, FirstFederal Financial Services Corp, Independent Bank Corp, Irwin Financial Corp., Lakeland Financial Corp., Merchants Bancorp, Inc., Mid-America Bancorp, Midwest Banc Holdings Inc., Mississippi Valley Bancshares, Old Second Bancorp Inc, Peoples Bancorp Inc., Shoreline Financial Corp. and Wintrust Financial Corp. (collectively, the "Second Bancorp Peer Group"). This analysis indicated, among other things, that (i) the median price to last twelve months earnings per share for the Second Bancorp Peer Group was 21.9x as compared to Second Bancorp's multiple of price to last twelve months earnings per share of 27.2x, and (ii) the median price to book value per share for the Second Bancorp Peer Group was 289.6% as compared to Second Bancorp's multiple of price to book value per share of 314.3%.

          McDonald & Company also compared the financial performance and stock market valuation of Trumbull with corresponding data for the following selected companies: 1st Bancorp, Camco Financial Corp., Emerald Financial Corp., Enterprise Federal Bancorp, Fidelity Financial of Ohio, Glenway Financial Corp, Hallmark Capital Corp., Harrington Financial Group, HF Financial Corp., Home Federal Bancorp, NASB Financial Inc., Permanent Bancorp Inc., PVF Capital Corp. and Winton Financial Corp. (collectively, the "Trumbull Peer Group"). This analysis indicated, among other things, that (i) the median price to last twelve months earnings per share for the Trumbull Peer Group was 18.0x as compared to Trumbull's multiple of price to last twelve months earnings per share of 13.6x, and (ii) the median price to book value per share for the Trumbull Peer Group was 184.0% as compared to Trumbull's multiple of price to book value per share of 129.0%.

          At the time, none of the companies in the Second Bancorp Peer Group or the Trumbull Peer Group had announced a merger transaction or disclosed a possible interest in pursuing a possible merger transaction which could have significantly affected such companies' stock market valuations.

         Contribution Analysis. McDonald & Company analyzed the contribution of each of Trumbull and Second Bancorp to, among other things, the shareholders' equity and after-tax net income of the pro forma combined company. This analysis showed that, among other factors, Trumbull would have contributed 36.1%, 32.0%, and 28.0% of the assets, shareholders' equity, and net income of the pro forma combined company as of and for the twelve months ended March 31, 1998, respectively. This compared with a proposed ownership of 32.5% of the combined company to be held by holders of Trumbull Shares.

         Pro Forma Merger Analyses. McDonald & Company analyzed certain pro forma effects resulting from the Merger on the pro forma combined company over a five year period from 1999 through 2003. This analysis, based upon the financial forecasts of management of Second Bancorp and Trumbull and including estimates of cost savings provided by the management of Second Bancorp and Trumbull, showed approximately 8.3% accretion for Second Bancorp in pro forma earnings per share in 1999 and approximately 8.8% accretion in pro forma earnings per share in 2000. McDonald & Company also analyzed the changes in per share amount of book value, tangible book value and indicated dividend represented by one Share after the Merger. The analysis was performed on the basis of financial information for both companies as of and for the years ended December 31, 1998 through December 31, 2002. The analysis indicated, among other things, that exchanging one share of Trumbull Shares at the Exchange Ratio for 3.78 Shares on a pro forma basis would have resulted in a 1.2% decrease in book value per share for each Share at December 31, 1998, a 0.7% decrease in tangible book value per share for each Share at December 31, 1998, and no change in dividends per Share based on Second Bancorp's indicated annual dividend rate as of May 4, 1998.

         Analysis of Selected Merger Transactions. McDonald & Company reviewed five groups of selected pending and completed thrift merger transactions involving (i) selling thrifts headquartered in the states of Indiana, Illinois, Kentucky, Michigan, New York, Ohio, Pennsylvania, and West Virginia; (ii) selling thrifts having total assets of between $250 million and $750 million;
(iii) selling thrifts having an equity to assets ratio of between 7.00% and 9.00%; (iv) selling thrifts having a return on average assets ratio of between 0.50% and 0.90%; and (v) selling thrifts having non-performing assets as a percent of total assets of less than 0.50%. McDonald & Company reviewed the ratios of the offer value to stated book value and tangible book value, the multiple of the last twelve months earnings of the acquired company, and the ratio of the offer value to assets in each such transaction and computed median ratios and multiples for each group. The calculations yielded ranges of median ratios of price to stated book value of 177% to 234%. Median ratios of price to tangible book value ranged from 197% to 236%. Median multiples of earnings among the five groups ranged from 22.5x to 27.2x. Median ratios of offer value to assets ranged from 18.8% to 24.5%. Applying the median of the medians for each of these four ratios to Trumbull's actual per share financial data as of March 31, 1998 showed an imputed reference range of $89 to $109 per share of Trumbull Shares.

         No company or transaction used in the above analyses as a comparison is identical to Second Bancorp, Trumbull, or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or acquisition values of the companies to which they are being compared. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using comparable company or comparable transaction data.

         Discounted Cash Flow Analysis. Using a discounted cash flow analysis, McDonald & Company estimated the present value of the future streams of after-tax cash flows that Trumbull could produce over a five year period from 1999 through 2003, under various assumptions, based upon Second Bancorp's and Trumbull's management forecasts. McDonald & Company then estimated the terminal value of Trumbull after the five year period by applying an estimated perpetual growth rate to the terminal year's projected after-tax cash flow and then applied to this multiples ranging from 10.0x to 16.7x. The five year cash flow streams and terminal values were then discounted to present values using different discount rates chosen to reflect different assumptions regarding the required rates of return of prospective buyers of Trumbull. On the basis of such varying assumptions, this discounted cash flow analysis indicated a reference range of $92 to $146 per share of Trumbull Shares. This analysis was based upon Second Bancorp's and Trumbull's management forecasts including variations and assumptions made by McDonald & Company, which included adjustments to reflect the anticipated effects of potential merger-related cost savings estimated by Second Bancorp and Trumbull. Management's projections are based upon many factors and assumptions, many of which are beyond the control of Second Bancorp or Trumbull. As indicated above, this analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present time or at any time in the future.

         Other Analysis. In addition to performing the analyses summarized above, McDonald & Company also considered its analysis of the general market for bank and thrift mergers, Trumbull's relative share of the deposit market that it serves and the general economic conditions and prospects of those markets.

         In arriving at it opinion, McDonald & Company placed significant weight on the Pro Forma Merger Analysis and Contribution Analysis. The disparity between the valuation levels of Second Bancorp's Common Stock and the Second Bancorp Peer Group (and other bank stocks) affects the comparison of the value of the Merger in nominal terms to the value indicated in the Analysis of Comparable Companies, Selected Merger Transactions and Discounted Cash Flow above. Application of these three valuation techniques to the proposed Merger indicated that an Exchange Ratio lower than that contemplated by the Agreement would have been appropriate. However, the relative illiquidity of the market for Shares, the lack of abundant equity research coverage, the relatively small number of market makers for the Shares, as well as the relationship of various measures of Second Bancorp's financial performance to those for companies included in the Second Bancorp Peer Group led McDonald & Company to give more weight to valuation methods in which the market valuation of the Shares was not a central component of the analysis. In rendering its oral opinion to the Board of Directors of Second Bancorp on May 4, 1998, McDonald & Company discussed with the Second Bancorp Board of Directors its determination that the Shares were valued at higher multiples of earnings and book value as compared to both the Second Bancorp Peer Group and other potential acquirors of Trumbull. McDonald & Company also extensively discussed with the Second Bancorp Board of Directors the implications that such trading multiples would have on Second Bancorp's ability to offer Trumbull a nominally higher offer value in a stock for stock exchange while limiting the dilution in ownership and enhancing the accretion to earnings per share to the current Second Bancorp shareholders.

         In performing its analyses, McDonald & Company made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. The analyses performed by McDonald & Company are not necessarily indicative of actual values, which may be significantly more or less favorable than the values suggested by such analyses. Such analyses were prepared solely as part of McDonald & Company's opinion.

         The term "fair from a financial point of view" is a standard phrase contained in investment banker fairness opinions and refers to the fact that McDonald & Company's opinion as to the fairness of the Exchange Ratio is addressed solely to the financial attributes of the Exchange Ratio. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, as described above, McDonald & Company's fairness opinion was one of many factors taken into consideration by the Second Bancorp Board of Directors in making its determination to approve the Agreement. Consequently, the McDonald & Company analyses described above should not be viewed as determinative of the Second Bancorp Board of Directors' conclusions with respect to the value of Trumbull or of the decision of the Second Bancorp Board of Directors to agree to the Exchange Ratio.

         McDonald & Company's opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date of such opinion. In addition, the opinion does not address Second Bancorp's underlying business decision to effect the Merger or any other terms of the Merger.

McDonald & Company is not rendering any opinion as to the value of the Shares or Trumbull Shares at the Effective Time.

         In connection with its opinion dated as of the date of this Prospectus/Joint Proxy Statement, McDonald & Company performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered therewith.

         McDonald & Company, as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. McDonald & Company has extensive experience with the valuation of financial institutions. Second Bancorp's Board of Directors selected McDonald & Company as its financial advisor because of McDonald & Company's industry expertise with respect to financial institutions and because of McDonald & Company's experience in transactions similar to the Merger. McDonald & Company is not affiliated with either Second Bancorp or Trumbull.

         In the ordinary course of business, McDonald & Company makes a market in the Shares and may actively trade the securities of Second Bancorp and Trumbull for its own account and for the accounts of its customers. Accordingly, at any time McDonald & Company may hold a long or short position in such securities. In addition, McDonald & Company has provided investment banking services to Second Bancorp in the past, for which it has received customary compensation, and may provide such services to Second Bancorp in the future.

         For its services as financial advisor, Second Bancorp has paid McDonald & Company a fee of $75,000 upon the rendering of McDonald & Company's May 4, 1998 fairness opinion and an additional fee of $75,000 upon the rendering of the opinion dated as of the date of this Prospectus/Joint Proxy Statement. Additional fees equal to approximately $50,000 will be payable to McDonald & Company upon consummation of the Merger. Second Bancorp has also agreed to reimburse McDonald & Company for its reasonable out-of-pocket expenses and to indemnify McDonald & Company against certain liabilities, including certain liabilities under federal securities laws.

OPINION OF SANDLER O'NEILL & PARTNERS, L.P.

         Pursuant to an engagement letter dated as of January 22, 1998 (the "Sandler Agreement"), Trumbull retained Sandler O'Neill as an independent financial advisor in connection with Trumbull's consideration of a possible business combination with a second party. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is banks and savings institutions, and as part of its investment banking business, is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

         Pursuant to the terms of the Sandler O'Neill Agreement, Sandler O'Neill acted as financial advisor to Trumbull in connection with the Merger. In connection therewith, the Trumbull Board requested Sandler O'Neill to render its opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Trumbull Shares. At the May 4, 1998 meeting at which Trumbull's Board approved and adopted the Merger Agreement, Sandler O'Neill delivered to the Trumbull Board its oral opinion, subsequently confirmed in writing, that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of Trumbull Shares. Sandler O'Neill has also delivered to the Trumbull Board a written opinion dated as of the date of this Joint Proxy Statement/Prospectus (the "Sandler O'Neill Fairness Opinion") which is substantially identical to the May 4, 1998 opinion. The full text of the Sandler O'Neill Fairness Opinion, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken in connection with such opinion, is attached as Annex D to this Joint Proxy Statement/ Prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Annex D. Holders of Trumbull Shares are urged to read the Sandler O'Neill Fairness Opinion in its entirety in connection with their consideration of the proposed Merger.

         The Sandler O'Neill Fairness Opinion was provided to Trumbull's Board for its information and is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of shares of Trumbull Shares. It does not address the underlying business decision of Trumbull to engage in the Merger or any other aspect of the Merger and does not constitute a recommendation to any holder of shares of Trumbull Shares as to how such shareholder should vote at any meeting of Trumbull shareholders called to consider the Merger Agreement or any other matter related thereto.

         In connection with rendering its May 4, 1998 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but does not purport to be a complete description of all the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. Accordingly, Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all factors and analyses, could create an incomplete view of the evaluation processes underlying its opinion. In performing its analyses, Sandler O'Neill made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Trumbull, Second Bancorp and Sandler O'Neill. Any estimates contained in Sandler O'Neill's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, neither Trumbull, Second Bancorp or Sandler O'Neill assumes responsibility for their accuracy.

         Summary of Proposal. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based on the closing price of Second Bancorp Common Stock on April 30, 1998 of $37.00, Sandler O'Neill calculated an implied transaction value per share of Trumbull common stock of $139.86. Based upon Trumbull's March 31, 1998 financial information, Sandler O'Neill calculated the price to tangible book value, price to last twelve months' earnings and core deposit premium. This analysis yielded a price to tangible book value multiple of 3.55x, a price to last twelve months' earnings multiple of 33.3x and a core deposit premium of 21.8%.

         Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of the Shares and the relationship between the movements in its price to movements in certain stock indices, including the Standard & Poor's 500 Index, the NASDAQ Banking Index and a composite group of publicly traded commercial banks (identified below). During the one-year period ended April 29, 1998, the Shares outperformed each of the indices to which it was compared.

         Analysis of Selected Publicly Traded Companies. Sandler O'Neill used publicly available information to compare selected financial and market trading information, including balance sheet composition, asset quality ratios, loan loss reserve levels, profitability, capital adequacy, dividends and trading multiples, for Trumbull and two different groups of savings institutions. The first group consisted of Trumbull and the following 12 publicly traded regional savings institutions (the "Regional Group"): FFY Financial Corp., Emerald Financial Corp., TF Financial Corp., First Defiance Financial, Fidelity Financial of Ohio, Camco Financial Corp., Progress Financial Corp., PVF Capital Corp., Fidelity Bancorp Inc., First Keystone Financial, Western Ohio Financial Corp. and Industrial Bancorp Inc. Sandler O'Neill also compared Trumbull to a group of 8 publicly traded savings institutions which had a return on average equity (based on last twelve months' earnings) of greater than 15% and a price to tangible book value of greater than 235% (the "Highly Valued Group"). The Highly Valued Group included the following institutions: American Bank of Connecticut, FMS Financial Corp., MetroWest Bank, Coastal Financial Corp., Progress Financial Corp., First Mutual Savings Bank, Warren Bancorp Inc. and First Citizens Corp. The analysis compared publicly available financial information for Trumbull for each of the years ended September 30, 1992 through September 30, 1997 and as of and for the twelve months ended December 31, 1997 and each of the groups as of and for each of the years ended December 31, 1992 through December 31, 1997.

         Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for Second Bancorp and two different groups of commercial banks. The first group consisted of Second Bancorp and the following 10 publicly traded regional commercial banks (the

"Commercial Regional Group"): Citizens Bancshares, Harleysville National Corp., BancFirst Ohio Corp., Omega Financial Corp., Prime Bancorp Inc., Patriot Bank Corp., Sterling Financial Corp., Mahoning Financial Bancorp Inc., Peoples Bancorp Inc. and Southwest National Corp. Sandler O'Neill also compared Second Bancorp to a group of 10 publicly traded commercial banks which had a return on average equity (based on last twelve months' earnings) of greater than 16.6% and a price to tangible book value of greater than 227% (the "Commercial Highly Valued Group"). The Commercial Highly Valued Group included the following institutions: CVB Financial Corp., Sterling Bancshares Inc., Citizens Bancshares, USB Holding Co. Inc., Midwest Banc Holdings Inc., Suffolk Bancorp, West Coast Bancorp, First Oak Brook Bancshares, Lakeland Financial Corp. and Premier Bancshares Inc. The analysis compared publicly available financial information for Second Bancorp and each of the groups as of and for each of the years ended December 31, 1992 through December 31, 1997.

         Analysis of Selected Merger Transactions. Sandler O'Neill reviewed 20 transactions announced from January 1, 1998 to April 30, 1998 involving public savings institutions nationwide as acquired institutions with transaction values over $15 million ("Nationwide Transactions"), 4 transactions announced from January 1, 1998 to April 30, 1998 involving public savings institutions in the Midwest (Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota and Wisconsin) as acquired institutions with transaction values over $15 million ("Midwest Transactions"), and 9 transactions announced from January 1, 1997 to April 30, 1998 involving public savings institutions in Pennsylvania, Ohio and West Virginia as acquired institutions with transaction values over $15 million ("Regional Transactions"). Sandler O'Neill reviewed the ratios of price to last twelve months' earnings, price to book value, price to tangible book value, price to deposits, price to assets and deposit premium paid in each such transaction and computed high, low, mean, and median ratios and premiums for the respective groups of transactions. These multiples were applied to Trumbull's financial information as of and for the twelve months ended March 31, 1998. Based upon the median multiples for Nationwide Transactions, Sandler O'Neill derived an imputed range of values per share of the Trumbull common stock of $97.83 to $148.59. Based upon the median multiples for Midwest Transactions, Sandler O'Neill derived an imputed range of values per share of the Trumbull common stock of $114.95 to $188.09. Based upon the median multiples for Regional Transactions, Sandler O'Neill derived an imputed range of values per share of the Trumbull Shares of $88.17 to $170.52.

         No company involved in the transactions included in the above analysis is identical to Trumbull and no transaction included in the above analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing analysis is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the trading value of Trumbull and Second Bancorp and the companies to which they are being compared.

         Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of Trumbull through September 30, 2002 under various circumstances, assuming Trumbull performed in accordance with information regarding potential future earnings provided by its management and certain variations thereof (including variations with respect to the levels of assets, net interest spread, non-interest income, non-interest expense and dividend payout ratio). To approximate the terminal value of the Trumbull shares at the end of the five-year period, Sandler O'Neill applied price to earnings multiples ranging from 16x to 34x and applied multiples of tangible book value ranging from 180% to 360%. The dividend income streams and terminal values were then discounted to present values using different discount rates (ranging from 9% to 14%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of the Trumbull Shares. This analysis, assuming the current dividend payout ratio, indicated an imputed range of values per share of the Trumbull Shares of between $78.81 and $191.66 when applying the price to earnings multiples, and an imputed range of values per share of the Trumbull Shares of between $71.14 and $162.22 when applying multiples of tangible book value. In connection with its analysis, Sandler O'Neill used sensitivity analyses to illustrate the effects changes in the underlying assumptions would have on the resulting present value, and discussed these changes with the Trumbull Board. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or actual future results.

         Pro Forma Merger Analysis. Based upon earnings forecasts of Trumbull and Second Bancorp, expected one-time merger related charges, projected cost savings and certain other assumptions discussed with Trumbull's and Second Bancorp's respective managements, Sandler O'Neill analyzed certain potential pro forma effects of the Merger on Second Bancorp over a six-year period. This analysis indicated that the Merger would be accretive to Second Bancorp's earnings per share in the first full year following the Merger and in each of the periods analyzed thereafter. The Merger would be slightly dilutive to tangible book value per share at closing and at the end of fiscal years 1999 and 2000 and accretive thereafter. From the perspective of a shareholder of Trumbull, as compared to the projected stand-alone performance of Trumbull, the Merger would be accretive to earnings per share for all periods analyzed. The Merger would be slightly dilutive to tangible book value per share at closing and at the end of fiscal year 1999 and accretive for all other periods analyzed. The actual results achieved by Second Bancorp may vary from projected results and the variations may be material.

         Contribution Analysis. Sandler O'Neill reviewed the relative contributions to, among other things, total assets, total loans, total deposits, total equity, total tangible equity and last twelve months' ("LTM") net income to be made by Trumbull and Second Bancorp to the combined institution based on data at and for the twelve months ended March 31, 1998. This analysis indicated that Trumbull's implied contribution was 36.1% of total assets, 35.9% of total loans, 36.5% of total deposits, 30.6% of total tangible equity and 28.2% of LTM net income. Based upon an Exchange Ratio of 3.78, holders of the Trumbull Shares would own approximately 32.5% of the outstanding shares of the combined institution.

         In connection with rendering its May 4, 1998 opinion, Sandler O'Neill reviewed, among other things: (i) the Merger Agreement and exhibits thereto;
(ii) the Stock Option Agreement; (iii) certain financial statements of Trumbull and its subsidiary, The Trumbull Savings and Loan Company, and other historical financial information provided by Trumbull that it deemed relevant; (iv) certain publicly available financial statements of Second Bancorp and other historical financial information provided by Second Bancorp that it deemed relevant; (v) certain financial analyses and forecasts of Trumbull prepared by and reviewed with management of Trumbull and the views of senior management of Trumbull regarding Trumbull's past and current business operations, results thereof, financial condition and future prospects; (vi) certain financial analyses and forecasts of Second Bancorp prepared by and reviewed with management of Second Bancorp and the views of senior management of Second Bancorp regarding Second Bancorp's past and current business operations, results thereof, financial condition and future prospects; (vii) the pro forma impact of the Merger; (viii) a comparison of certain financial information for Trumbull and certain financial and stock market information for Second Bancorp with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

         In connection with rendering the Sandler O'Neill Fairness Opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render the May 4, 1998 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

         In performing its reviews and analyses, Sandler O'Neill assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill does not assume any responsibility or liability therefor. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Trumbull or Second Bancorp or any of their subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Trumbull or Second Bancorp, nor has it reviewed any individual credit files relating to Trumbull or Second Bancorp. With Trumbull's consent, Sandler O'Neill has assumed that the respective aggregate allowances for loan losses for both Trumbull and Second Bancorp are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of Trumbull or Second Bancorp. With respect to all financial information and projections reviewed with each company's management, Sandler O'Neill assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Trumbull and Second Bancorp and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based.

         Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. For purposes of rendering its opinion, Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Merger Agreement are not waived. Sandler O'Neill also assumed, with Trumbull's consent, that there has been no material change in Trumbull's or Second Bancorp's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that the Merger will be accounted for as a pooling of interests, that Trumbull and Second Bancorp will remain as going concerns for all periods relevant to its analyses and that the Merger will qualify as a tax-free reorganization for federal income tax purposes.

         Under the Sandler O'Neill Agreement, Trumbull has agreed to pay Sandler O'Neill a transaction fee in connection with the Merger, a substantial portion of which is contingent upon the consummation of the Merger. Under the terms of the Sandler O'Neill Agreement, Trumbull has agreed to pay Sandler O'Neill a transaction fee equal to 0.75% of the aggregate transaction value, of which approximately 25% has been paid and the remainder is payable upon closing of the transaction. Sandler O'Neill has also received a fee of $50,000 for rendering its fairness opinion. Trumbull has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

         In the ordinary course of its business, Sandler O'Neill may actively trade the debt and/or equity securities of Second Bancorp for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF SECOND BANCORP

         The Board of Directors of Second Bancorp, based in part upon the fairness opinion of McDonald & Company and also upon the reasons articulated in the section of this Prospectus/Joint Proxy Statement captioned "THE MERGER - Background and Reasons for the Merger," unanimously recommends that the shareholders of Second Bancorp vote FOR the adoption of the Agreement and the approval of the Merger. The Board of Directors of Second Bancorp believes that the terms of the Merger are fair to, and in the best interests of, Second Bancorp's shareholders. In addition, the Board of Directors of Second Bancorp recommends that its shareholders vote: (i) FOR the proposal to increase the number of directors of Second Bancorp from seven (7) to eight (8), (ii) FOR the election of Dr. David A. Allen to the Board of Directors of Second Bancorp and
(iii) FOR the proposal to amend the Second Bancorp Articles to eliminate Second Bancorp's two classes of preferred shares.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF TRUMBULL

         The Board of Directors of Trumbull, based in part upon the fairness opinion of Sandler O'Neill and also upon the reasons articulated in the section of this Prospectus/Joint Proxy Statement captioned "THE MERGER - Background and Reasons for the Merger," unanimously recommends that the shareholders of Trumbull vote FOR the adoption of the Agreement and the approval of the Merger and FOR the proposal to approve the acquisition by Second Bancorp of a controlling interest in Trumbull pursuant to the terms of the Ohio Control Share Acquisition Statute. The Board of Directors of Trumbull believes that the terms of the Merger are fair to, and in the best interests of, Trumbull's shareholders.

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

EXCHANGE OF TRUMBULL SHARES

         At the Effective Time, Trumbull will merge with and into Second Bancorp and Second Bancorp will thereafter be the continuing and surviving corporation and Trumbull's separate corporate existence will terminate. Also at the Effective Time, each of the outstanding Trumbull Shares will be canceled and extinguished in consideration and exchange for 3.78 Shares, subject to certain adjustments described below. However, if (a) the Second Bancorp Closing Price is less than $25.00 and (b) if the number obtained by dividing the Second Bancorp Closing Price by $36.125 (the closing price of the Shares on May 4, 1998) is less than 90% of the number obtained by dividing the Index Price on the seventh
(7th) day immediately preceding the Effective Time by $38.64 (the Index Price on May 4, 1998), Trumbull may propose to terminate the Agreement at any time until the second full day immediately prior to the Effective Time (previously defined as a "Triggering Event"). Upon the occurrence of a Triggering Event, Second Bancorp would have the option to elect to issue to Trumbull shareholders for each Trumbull Share to be exchanged in the Merger, a number of Shares with a value of $94.50. As used in the Agreement, the term "Index Price" means a weighted average of stock prices for 30 peer group bank holding companies which are specified in an exhibit to the Agreement. See "THE MERGER - Exchange of Trumbull Shares" and Section 11.01(i) of the Agreement contained in Annex A."


         As of the date of this Prospectus/Joint Proxy Statement, there were 869,364 Trumbull Shares issued and outstanding and 7,379,945 Shares issued and outstanding.

STOCKHOLDER VOTING AGREEMENT

         As of August 31, 1998, the Izant Stockholders collectively hold 420,639 Trumbull Shares, which represented 48.38% of the outstanding Trumbull Shares. The Izant Stockholders have entered into a Stockholder Voting Agreement with Trumbull and Second Bancorp dated as of May 4, 1998. Pursuant to the Stockholder Voting Agreement, the Izant Stockholders have agreed to: (i) vote their Trumbull Shares in favor of the Merger; (ii) vote against the approval of any Acquisition Proposal (an "Acquisition Proposal" is defined under the Agreement as a proposal involving a change in control or similar transaction involving Trumbull other than the Merger); and (iii) vote against any other transaction which is inconsistent with the obligation of Trumbull to consummate the Merger.


STOCK OPTION AGREEMENT

         Pursuant to the terms of a Stock Option Agreement (the "Stock Option Agreement"), dated as of May 4, 1998, Trumbull has granted Second Bancorp an option to purchase up to 18.9% of the outstanding Trumbull Shares at a price of $105 per share, subject to certain adjustments, upon the occurrence of certain specified events in connection with a change in control or similar type transaction involving Trumbull other than the Merger. Under the terms of the Stock Option Agreement, if Second Bancorp exercises the option, Second Bancorp may request that Trumbull file a Registration Statement pursuant to the Securities Act of 1933 in order to permit the sale of the Trumbull Shares acquired by Second Bancorp. The costs associated with any such registration statement would be borne by Trumbull, except for underwriting commissions and the fees and disbursements of Second Bancorp's legal counsel. Second Bancorp may also request a second registration at its own expense, however, Trumbull cannot be required to effect more than two registrations under the terms of the Stock Option Agreement.

THE BANK MERGER


         THE BANK MERGER. As soon as possible after the consummation of the Merger, Trumbull Savings will be merged with and into the Bank (the "Bank Merger"). The Bank will be the surviving entity of the Bank Merger and Trumbull Savings' separate corporate existence will terminate. After the consummation of the Bank Merger, Trumbull Savings existing branches will be operated as branches of the Bank and the Bank's branch offices at 8323 East Market Street, Warren, Ohio and at 25 South Canal Street, Newton Falls, Ohio will be consolidated into existing branches of Trumbull.

FRACTIONAL SHARES

         No fractional Shares will be issued in the Merger. In lieu of any such fractional Shares, Second Bancorp will pay to each holder of Trumbull Shares who otherwise would be entitled to receive a fraction of a Share an amount in cash equal to the product obtained by multiplying (i) the fractional Share interest to which such holder (after taking into account all Trumbull Shares held at the Effective Time by such holder) would otherwise be entitled by (ii) the Second Bancorp Closing Price. No interest will be payable with respect to such payments for fractional Shares.

EXCHANGE OF CERTIFICATES EVIDENCING SHARES AND TRUMBULL SHARES

         As soon as practicable after the consummation of the Merger, each Trumbull shareholder will be advised of such consummation by a letter of transmittal accompanied by instructions for use in surrendering the certificate or certificates (the "Certificates") evidencing Trumbull Shares to American Stock Transfer & Trust Company (previously defined as the "Exchange Agent"). CERTIFICATES FOR TRUMBULL SHARES SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL AFTER RECEIPT OF THE LETTER OF TRANSMITTAL AND SHOULD NOT BE RETURNED TO TRUMBULL WITH THE ENCLOSED PROXIES. The letter of transmittal will contain instructions for effecting the surrender of the Certificates in exchange for certificates evidencing Shares. Upon surrender of a Certificate, together with such letter of transmittal, duly executed, to the Exchange Agent for exchange and cancellation, the holder of such Certificate will be entitled to receive a certificate evidencing the number of whole Shares to which such Certificate holder will have become entitled pursuant to the provisions of the Agreement and cash in return for any fractional Shares. Unless and until Certificates are surrendered for exchange, no dividend or other distribution declared or payable to holders of record of Shares as of any time subsequent to the consummation of the Merger will be paid to the holder of any such unsurrendered Certificate.


         Any shareholder of Trumbull who has lost or misplaced a Certificate should immediately contact James R. Izant, Secretary of Trumbull, 105 High Street, N.E., P.O. Box 711, Warren, Ohio 44482-0711, at (330) 373-1800. A
written statement detailing the procedures for replacing the lost Certificate will be mailed to the shareholder following such contact.


REPRESENTATIONS, WARRANTIES AND COVENANTS

         Each of Second Bancorp and Trumbull has made certain representations and warranties in the Agreement in respect of various matters. Such matters include but are not limited to, as to each of Second Bancorp and Trumbull, representations and warranties in respect of corporate organization and corporate proceedings, authority and capital, financial condition and financial statements, past conduct of business, legal proceedings, regulatory compliance, brokers and finders' fees, governmental proceedings and business condition and activities which would affect the accounting treatment of the Merger. In addition, Trumbull has made certain other representations and warranties relating to itself and the Bank in respect of investments, properties, taxes, contracts, employee benefit plans, employment agreements, environmental matters, undisclosed liabilities, loans and allowance for loan losses, insurance and other matters.

         Second Bancorp and Trumbull have also each made certain covenants in the Agreement. During the period between May 4, 1998 and the Effective Time, for example, Trumbull must conduct its business only in the ordinary and usual course consistent with past practice, except to the extent authorized in writing by Second Bancorp. In addition, Trumbull must not solicit or initiate any proposals or offers from any person, or discuss or negotiate with any such person or entity, in respect of any acquisition or purchase of all or a material amount of the assets of, any equity security of, or any merger, tender offer, consolidation or business combination with, Trumbull (collectively, an "Acquisition Proposal"), subject to the good faith exercise of the fiduciary duties of the Board of Directors of Trumbull. In the event that Trumbull becomes aware of any Acquisition Proposal, it must promptly notify Second Bancorp and keep Second Bancorp advised as to the status of the Acquisition Proposal. If the Board of Directors of Trumbull accepts any Acquisition Proposal (including any acceptance which occurs after termination of the Agreement and before December 31, 1999), Trumbull is required to pay to Second Bancorp $2,000,000 upon the execution of any agreement in respect of such Acquisition Proposal.

         The Agreement provides that immediately after consummation of the Merger, Second Bancorp will increase its number of directors by three (3) and fill the vacancies created by electing three (3) persons who served as directors of Trumbull prior to the Merger to the Board of Directors of Second Bancorp. To satisfy this obligation, the shareholders of Second Bancorp are being asked at the Second Bancorp Special Meeting to adopt a proposal to increase the number of directors of Second Bancorp from seven (7) to eight (8) and to elect Dr. David
A. Allen to fill the vacancy created by the increase in the number of directors. These proposals to increase the number of directors of Second Bancorp and to elect Dr. David A. Allen to the Second Bancorp Board of Directors will not become effective until immediately after the consummation of the Merger and will be void if the Merger is not consummated. In addition, if the Merger is consummated and assuming that the proposal to increase the number of directors of Second Bancorp is adopted by the shareholders of Second Bancorp at the Second Bancorp Special Meeting, pursuant to the authority granted the Board of Directors of Second Bancorp under Article III of Second Bancorp's Regulations, the Board of Directors of Second Bancorp intends to increase the number of directors from eight (8) to ten (10) and to appoint James R. Izant and Phyllis
J. Izant, both of whom are currently Directors of Trumbull, to the Board of Directors of Second Bancorp. If elected, each of Dr. David A. Allen, James R. Izant and Phyllis J. Izant, will serve terms until the 1999 Annual Meeting of Shareholders of Second Bancorp and until their successors are elected and qualified. See "MANAGEMENT OF TRUMBULL EXPECTED TO SERVE ON THE SECOND BANCORP BOARD OF DIRECTORS."

         The Agreement also provides that Second Bancorp will cause the Bank to increase its number of directors by three (3) and appoint three (3) members of Trumbull's Board of Directors. As of the date of this Prospectus/Joint Proxy Statement, the Trumbull directors who will be elected to serve on the Board of Directors of the Bank had not been determined.

         Pursuant to the terms of the Agreement, Second Bancorp will cause the Bank to offer the existing full-time employees of Trumbull Savings the opportunity to become employees of the Bank or offer reasonable and customary severance compensation based upon years of service and outplacement consultation services to employees of Trumbull Savings who are not offered employment (other than employees who are otherwise parties to employment agreements or change in control agreements). Second Bancorp and/or the Bank will offer employee benefits to all Trumbull and Trumbull Savings employees who become employees of Second Bancorp or the Bank which, taken as a whole, are substantially comparable to the employee benefits received by the current employees of Second Bancorp and the Bank at the Effective Time. Employees of Trumbull or Trumbull Savings who become employees of the Bank will have their years of service credited toward eligibility and vesting in the Bank's employee benefit plans generally.

         In addition, Second Bancorp has agreed to cause the Bank to assume twenty-five change in control agreements entered into by Trumbull Savings with certain key managers of Trumbull Savings. The change in control agreements generally provide that such key managers will receive six-months severance pay and continuation of certain benefits if terminated within the one year period following a change in control of Trumbull Savings.

         Pursuant to the terms of the Agreement, Second Bancorp has agreed to retain in the Second Bancorp Articles and the Second Bancorp Regulations and the Articles and Regulations of the Bank, provisions providing for indemnification of the officers and directors of Trumbull and Trumbull Savings. In addition, for three years from the date of the Merger, Second Bancorp will maintain directors' and officers' liability insurance policies covering the officers and directors of Trumbull and Trumbull Savings so long as the cost does not exceed 150% of the current premiums paid by Trumbull for its directors' and officers' liability insurance policies.

CONDITIONS

         The obligation of each of Second Bancorp and Trumbull to consummate the Merger is subject to a number of conditions, including, but not limited to: (i) the adoption of the Agreement and the approval of the Merger by the affirmative vote of the holders of a majority of the issued and outstanding Shares and by two-thirds of the issued and outstanding Trumbull Shares; (ii) the receipt of all necessary regulatory approvals in connection with the Merger and the Bank Merger; (iii) the Form S-4 Registration Statement under the Securities Act shall have become effective and no stop orders or similar restraining orders suspending the effectiveness of the Form S-4 Registration Statement shall have been issued; (iv) Second Bancorp shall have received all state securities permits and other authorizations in connection with the Merger; (v) the Shares to be issued in connection with the Merger shall have been approved for listing on The Nasdaq National Market; (vi) there shall not be in effect any governmental order or decision or any federal or state law or regulation which prevents or materially delays consummation of the Merger; (viii) each of the parties to the Agreement shall have received letters, dated as of the Effective Time, from Ernst & Young LLP and Crowe Chizek and Company LLP regarding the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with the Agreement; and (ix) pursuant to the requirements of the Ohio Control Share Acquisition Statute, the Merger must be approved by the affirmative vote of the holders of a majority of the Trumbull Shares represented in person and by proxy at the Trumbull Special Meeting, and by a majority of the portion of such voting power excluding any Trumbull Shares owned by executive officers of Trumbull and any director of Trumbull who is also an employee of Trumbull and any other "Interested Trumbull Shares". See "SPECIAL MEETING OF TRUMBULL SHAREHOLDERS - Vote Required" and "COMPARISON OF RIGHTS OF HOLDERS OF SECOND BANCORP SHARES AND HOLDERS OF TRUMBULL SHARES - Anti-Takeover Statutes."

         The obligation of Second Bancorp to consummate the Merger is subject to a number of additional conditions, including, but not limited to: (i) less than 10% of the number of Shares to be issued in the Merger shall be (a) subject to purchase as fractional Shares and (b) subject to perfected dissenters' rights pursuant to Ohio Revised Code Section 1701.85; (ii) the representations and warranties of Trumbull contained in the Agreement shall be true and correct in all material respects at the Effective Time; (iii) all covenants and conditions required to be performed under the Agreement by Trumbull must have been performed; (iv) a minimum Trumbull shareholders' equity in the amount of $38 million, exclusive of certain expenses of the Merger and certain expenses described in the Agreement, at the Effective Time; (v) Second Bancorp shall have received an opinion from Vorys, Sater, Seymour and Pease LLP to the effect that the Merger will constitute a tax-free reorganization within the meaning of
Section 368(a)(1)(A) of the Code; and (vi) Second Bancorp shall have received from McDonald & Company its opinion, as of the date of this Prospectus/Joint Proxy Statement, to the effect that, the Exchange Ratio was fair to Second Bancorp's shareholders from a financial point of view.

         The obligation of Trumbull to consummate the Merger is also subject to a number of additional conditions, including, but not limited to, (i) the representations and warranties of Second Bancorp contained in the Agreement shall be true and correct in all material respects at the Effective Time; (ii) all covenants and conditions required to be performed under the Agreement by Second Bancorp must have been performed; (iii) Trumbull shall have received the opinion of Sandler O'Neill to the effect that, as of the date of this Prospectus/Joint Proxy Statement, the Exchange Ratio was fair to Trumbull's shareholders from a financial point of view; and (iv) Trumbull shall have received an opinion from Jones, Day, Reavis & Pogue, or other counsel acceptable to it, to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

         Any of the foregoing conditions may be waived by the party which is entitled to the benefits thereof.

REGULATORY APPROVALS

         The Merger is subject to the approval of the Federal Reserve Board. An application has been filed by Second Bancorp with the Federal Reserve Board seeking approval of the Merger. The Bank Merger is subject to approval by the OCC. A regulatory application has been filed with the OCC seeking approval of the Bank Merger. In addition, due to the number of Shares which may be held by the Izant Shareholders if the Merger is consummated, upon the consummation of the Merger, it is likely that the Izant Shareholders will be required to file an application with the Federal Reserve Board seeking approval of their acquisition of the Shares.

EFFECTIVE TIME

         Following the satisfaction or waiver of all conditions set forth in the Agreement, Certificates of Merger in respect of the Merger and the Bank Merger will be filed as soon as practicable with the Ohio Secretary of State, after which the Merger and the Bank Merger will be consummated. It is currently anticipated that the Merger and the Bank Merger will be consummated during the fourth quarter of 1998.

TERMINATION AND AMENDMENT

         The Agreement may be terminated and the Merger abandoned upon the occurrence of certain events, including, but not limited to: (i) the mutual consent and action of the Board of Directors of Second Bancorp and Trumbull;
(ii) by either party if the other party has failed to satisfy all of the conditions of the Agreement and such conditions have not been waived; (iii) by either party if the Merger is not consummated on or before February 28, 1999;
(iv) by a majority vote of the respective Board of Directors of Second Bancorp or Trumbull in the event of a material breach by the other party of any representation, warranty, covenant or agreement, which breach is not cured, or cannot be cured, within 30 days after written notice thereof is given to the party committing the breach; (v) by Second Bancorp if the Board of Directors of Trumbull fails to recommend the Merger or withdraws its recommendation of the Merger; (vi) by Trumbull if the Board of Directors of Second Bancorp fails to recommend the Merger or withdraws its recommendation of the Merger; (vii) by Second Bancorp or Trumbull upon written notice to the other 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority, unless within such 30-day period a petition for rehearing or an amended application is filed or noticed, or 30 or more days after any petition for rehearing or amended application is denied; and (viii) if (a) the Second Bancorp Closing Price is less than $25.00 and (b) if the number obtained by dividing the Second Bancorp Closing Price by $36.125 (the closing price of the Shares on May 4, 1998) is less than 90% of the number obtained by dividing the Index Price on the seventh (7th) day immediately preceding the Effective Time by $38.64 (the Index Price on May 4, 1998), Trumbull may propose to terminate the Agreement at any time until the second full day immediately prior to the Effective Time (previously defined as a "Triggering Event"). Upon the occurrence of a Triggering Event, Second Bancorp would have the option to elect to issue to Trumbull shareholders for each Trumbull Share to be exchanged in the Merger, a number of Shares with a value of $94.50. As used in the Agreement, the term "Index Price" means a weighted average of stock prices for 30 peer group bank holding companies which are specified in an exhibit to the Agreement. See "THE MERGER - Exchange of Trumbull Shares" and Section 11.01(i) of the Agreement contained in Annex A."

         The Agreement may be amended by Second Bancorp and Trumbull by action of their respective Boards of Directors and in an instrument in writing signed by both Second Bancorp and Trumbull. An amendment of the Agreement which materially and adversely affects the rights of the shareholders of Second Bancorp or Trumbull and which takes place after the Second Bancorp Special Meeting or the Trumbull Special Meeting, however, will not be made without further approval of the Second Bancorp shareholders or the Trumbull shareholders, as the case may be.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


         As of August 31, 1998, the executive officers and directors of Second Bancorp, as a group, owned an aggregate of 366,354.028 Shares, which represented 4.96% of the total of issued and outstanding Shares.



         As of August 31, 1998, the executive officers and directors of Trumbull, as a group, owned an aggregate of 384,648 Trumbull Shares, which represented 44.24% of the total of issued and outstanding Trumbull Shares.

         As of August 31, 1998, the Izant Family Partnership and certain members of the Izant family (collectively the "Izant Stockholders") collectively hold 420,639 Trumbull Shares, which represented 48.38% of the outstanding Trumbull Shares. The Izant Stockholders have entered into a Stockholder Voting Agreement with Trumbull and Second Bancorp. Pursuant to the Stockholder Voting Agreement, the Izant Stockholders have agreed to: (i) vote their Trumbull Shares in favor of the Merger; (ii) vote against the approval of any Acquisition Proposal (an "Acquisition Proposal" is defined under the Agreement as a proposal involving a change in control or similar transaction involving Trumbull other than the Merger); and (iii) vote against any other transaction which is inconsistent with the obligation of Trumbull to consummate the Merger. See "THE MERGER -- Stockholder Voting Agreement."

         The Agreement provides that immediately after consummation of the Merger, Second Bancorp will increase its number of directors by three (3) and fill the vacancies created by electing three (3) persons who served as directors of Trumbull prior to the Merger to the Board of Directors of Second Bancorp. To satisfy this obligation, the shareholders of Second Bancorp are being asked at the Second Bancorp Special Meeting to adopt a proposal to increase the number of directors of Second Bancorp from seven (7) to eight (8) and to elect Dr. David
A. Allen to fill the vacancy created by the increase in the number of directors. These proposals to increase the number of directors of Second Bancorp and to elect Dr. David A. Allen to the Second Bancorp Board of Directors will not become effective until immediately after the consummation of the Merger and will be void if the Merger is not consummated. In addition, if the Merger is consummated and assuming that the proposal to increase the number of directors of Second Bancorp is adopted by the shareholders at the Second Bancorp Special Meeting, pursuant to the authority granted the Board of Directors of Second Bancorp under Article III of Second Bancorp's Regulations, the Board of Directors of Second Bancorp intends to increase the number of directors from eight (8) to ten (10) and to appoint James. R. Izant and Phyllis J. Izant, both of whom are currently directors of Trumbull, to the Board of Directors of Second Bancorp. If elected, each of Dr. David A. Allen, James R. Izant and Phyllis J. Izant will serve terms until the 1999 Annual Meeting of Shareholders of Second Bancorp and until their successors are elected and qualified. See "MANAGEMENT OF TRUMBULL EXPECTED TO SERVE ON THE SECOND BANCORP BOARD OF DIRECTORS."


         The Agreement also provides that Second Bancorp will cause the Bank to increase its number of directors by three (3) and appoint three (3) members of Trumbull's Board of Directors to the Bank's Board of Directors. The Trumbull Directors who will be elected to serve on the Board of Directors of the Bank are William C. Everett, Robert K. Van Fossan and Randall P. Baker.


         The following officers of Trumbull, P. Scott Carson, President and Chief Executive Officer, James R. Izant, Executive Vice President, Arthur E. Krause, Senior Vice President, and James J. Antal, Chief Financial Officer, are parties to Change in Control and Severance Agreements (the "Change in Control Agreements") with Trumbull. Pursuant to the terms of the Change in Control Agreements simultaneously with the consummation of the Merger, each of the aforementioned officers of Trumbull would be entitled to receive a severance payment in an amount equal to 2.99 times such officer's annual compensation over the five years immediately preceding the Merger. If the Merger is consummated, it is estimated that the severance payments to be received, respectively, by Mr. Carson, Mr. Izant, Mr. Antal and Mr. Krause under the Change in Control Agreements will be approximately $597,000, $262,000, $308,000 and $260,000. In addition, if Mr. Carson, Mr. Izant, Mr. Krause and Mr. Antal are not employed by Second Bancorp or the Bank after the Merger, pursuant to the terms of the Change in Control Agreements, Second Bancorp will be required to maintain life, health and disability insurance coverage substantially identical to the coverage maintained by Trumbull or Trumbull Savings prior to such officer's termination of employment. Second Bancorp's obligation to provide such coverage will cease upon the earlier of such officer's employment by another employer or twelve (12) months from the date of such officer's termination of employment.

         P. Scott Carson is party to an employment agreement (the "Employment Agreement") with Trumbull Savings with a term ending in February 2001. Entered into on October 7, 1993 for an initial period of three years, the Employment Agreement provides by its terms for annual extension of one additional year, provided Trumbull Savings' Board of Directors determines that Mr. Carson's performance has met the requirements and standards of the Board. Accordingly, the Employment Agreement has been extended for an additional year annually since 1994, most recently in February 1998.

         Should Mr. Carson's employment be terminated by the Board of Directors, he would be entitled to receive the compensation and other benefits to which he is entitled under the Employment Agreement for the remainder of the Employment Agreement's unexpired term, except in the case of termination for cause in accordance with the Employment Agreement. For purposes of the Employment Agreement, a "termination" includes failure to reelect or appoint Mr. Carson as President and Chief Executive officer or failure to nominate, elect or reelect him to the Board of Directors without his consent. Accordingly, it is expected that Mr. Carson will be deemed to have been terminated upon completion of the Merger. If the Merger is consummated, Trumbull estimates that the termination payment to which Mr. Carson will be entitled under his Employment Agreement will be approximately $500,000. Trumbull and Mr. Carson believe that the severance payment to which Mr. Carson would also be entitled under his Change in Control Agreement is in addition to any termination payment(s) he may receive under the Employment Agreement.


         James R. Izant, Executive Vice President of Trumbull, has entered into a Consulting and Non-Competition Agreement with Second Bancorp dated August 31, 1998 (the "Consulting Agreement"). Pursuant to the terms of the Consulting Agreement, if the Merger is consummated, Mr. Izant will receive the following:
(i) a $90,000 non-compete fee (of which $45,000 will be paid to Mr. Izant at the Effective Time and $45,000 will be paid to Mr. Izant on the first anniversary of the date of the Effective Time); (ii) consulting fees in the amount $3,750 per month for 24 consecutive months; and (iii) Second Bancorp will exercise reasonable best efforts to have Mr. Izant nominated by the Board of Directors and elected as a Director of Second Bancorp during the two-year term of the Consulting Agreement. Under the Consulting Agreement, Mr. Izant has agreed to:
(i) advise Second Bancorp regarding conversion issues in connection with the Merger; (ii) assist Second Bancorp in the preservation of customer relations and the attraction of new customers; (iii) assist Second Bancorp in attracting high quality employees; (iv) provide general consulting services on the request of the Chairman of Second Bancorp for up to forty-five hours per month and (v) not compete with Second Bancorp for two (2) years.


         Pursuant to the terms of the Agreement, Second Bancorp will cause the Bank to offer the existing full-time employees of Trumbull Savings the opportunity to become employees of the Bank or offer reasonable and customary severance compensation based upon years of service and outplacement consultation services to employees of Trumbull Savings who are not offered employment (other than employees who are otherwise parties to employment agreements or change in control agreements). Second Bancorp and/or the Bank will offer employee benefits to all Trumbull and Trumbull Savings employees who become employees of Second Bancorp or the Bank which, taken as a whole, are substantially comparable to the employee benefits received by the current employees of Second Bancorp and the Bank at the Effective Time. Employees of Trumbull or Trumbull Savings who become employees of the Bank will have their years of service credited toward eligibility and vesting in the Bank's employee benefit plans generally.

         In addition, Second Bancorp has agreed to cause the Bank to assume twenty-five change in control agreements entered into by Trumbull Savings with certain key managers of Trumbull Savings. The change in control agreements generally provide that such key managers will receive six-months severance pay and continuation of certain benefits if terminated within the one year period following a change in control of Trumbull Savings.

         Pursuant to the terms of the Agreement, Second Bancorp has agreed to retain in effect in the Second Bancorp Articles and Second Bancorp Regulations and the Articles and Regulations of the Bank, provisions providing for indemnification of the officers and directors of Trumbull and Trumbull Savings. In addition, for three years from the date of the Merger, Second Bancorp will maintain directors' and officers' liability insurance policies covering the officers and directors of Trumbull and Trumbull Savings so long as the cost does not exceed 150% of the current premiums paid by Trumbull for its directors' and officers' liability insurance policies.

RESALE OF SHARES

         The Shares to be issued upon the consummation of the Merger have been registered with the Commission under the Securities Act and will be freely transferable, except for Shares received by persons who may be deemed to be affiliates of Trumbull or Second Bancorp. The term "affiliate" is defined in Rule 145 promulgated under the Securities Act and generally includes executive officers and directors. For a period of one year after the Merger, former affiliates of Trumbull may not sell their Shares, except pursuant to an effective registration statement under the Securities Act covering such Shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In addition, Trumbull and Second Bancorp will obtain customary agreements with all of their respective directors, officers and affiliates under which those persons will agree not to dispose of their Shares in a manner that would adversely affect the ability of Second Bancorp to treat the Merger as a pooling of interests for accounting purposes.

INCOME TAX CONSEQUENCES

         THE FOLLOWING IS A SUMMARY DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY DOES NOT PURPORT TO DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE APPLICABLE TO PARTICULAR SHAREHOLDERS, SOME OF WHOM MAY BE SUBJECT TO SPECIAL RULES, NOR DOES IT ADDRESS ANY ASPECTS OF STATE, LOCAL OR FOREIGN TAX LAWS. THIS SUMMARY IS BASED UPON CURRENT LAW, WHICH IS SUBJECT TO CHANGE.

         The Merger will produce the following material federal income tax consequences:

         1. The Merger will constitute a tax-free reorganization under Section 368(a)(l)(A) of the Code.

         2. No gain or loss will be recognized by Second Bancorp or Trumbull as a result of the Merger.

         3. No gain or loss will be recognized by the Trumbull shareholders upon the receipt of the Shares in exchange for their Trumbull Shares.

         4. The basis of the Shares to be received by a Trumbull shareholder will be the same as the basis of the Trumbull Shares surrendered by such shareholder in exchange therefor.

         5. The holding period for the Shares to be received by a Trumbull shareholder will include, in each instance, the period during which the Trumbull Shares surrendered in exchange therefor were held, provided the Trumbull Shares are a capital asset in the hands of the Trumbull shareholder on the date of the exchange.

         6. Payment of cash to a Trumbull shareholder in lieu of fractional Shares will be treated as if such fractional Shares were distributed as part of the exchange and then redeemed by Second Bancorp. This cash payment will be treated as a distribution in full payment and exchange for the fractional Shares redeemed as provided in Section 302(a) of the Code, unless such distribution is essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code.

         7. If a Second Bancorp or a Trumbull shareholder dissents to the Merger and receives solely cash in exchange for such shareholder's Shares or Trumbull Shares, as the case may be, such cash will be treated as having been received by such shareholder as a distribution in redemption of such shareholder's Shares or Trumbull Shares, subject to the provisions and limitations of Section 302 of the Code. See "RIGHTS OF DISSENTING SHAREHOLDERS." Unless the redemption is treated as a dividend under Section 302(d) of the Code, such shareholder will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of the Shares or Trumbull Shares, as the case may be, so redeemed. This gain or loss will be capital gain or loss if the Shares or Trumbull Shares were held by such shareholder as a capital asset at the time of the Merger. If, on the other hand, the redemption is treated as a dividend under Section 302(d) of the Code, the full amount of cash received by such shareholder will be treated as ordinary income to the extent of the current or accumulated earnings and profits of Second Bancorp or Trumbull, as the case may be.

         Under the tests of Section 302 of the Code, the redemption of a dissenting Second Bancorp shareholder's Shares or a Trumbull shareholder's Trumbull Shares generally will be treated as a dividend unless the redemption
(i) results in a "complete termination" of such shareholder's direct or indirect stock interest in Second Bancorp under Section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to such shareholder under Section 302(b)(2) of the Code or (iii) is "not essentially equivalent to a dividend" with respect to such shareholder under Section 302(b)(1) of the Code.

         In order to determine whether there has been a complete termination, a substantially disproportionate redemption or a redemption not essentially equivalent to a dividend with respect to a dissenting Second Bancorp shareholder or a dissenting Trumbull shareholder, it is necessary to consider the Shares owned by persons from whom ownership is attributed to such shareholder under the rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder is considered to own shares that are directly or indirectly owned by certain members of such shareholder's family or by certain trusts, partnerships or corporations in which such shareholder has an ownership or beneficial interest. Such shareholder is also considered to own any shares with respect to which he holds exercisable options. In certain cases, a dissenting Second Bancorp shareholder or a dissenting Trumbull shareholder may be deemed to own constructively Shares held by persons who do not exercise dissenters' rights.

         Second Bancorp and Trumbull shall have received an opinion of Vorys, Sater, Seymour and Pease LLP that the Merger will be a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

         BECAUSE OF THE COMPLEXITIES OF THE FEDERAL, STATE AND LOCAL TAX LAWS, IT IS RECOMMENDED THAT THE TRUMBULL SHAREHOLDERS CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICABLE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE MERGER.

ACCOUNTING TREATMENT

         The Merger, if completed as proposed, will qualify as a pooling-of-interests for financial accounting purposes. The Agreement provides as a condition to the parties' obligations to consummate the Merger that each of the parties to the Agreement shall have received letters, dated as of the Effective Time, from Ernst & Young LLP and Crowe Chizek and Company LLP regarding the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with the Agreement.

                                  MARKET PRICES

         The Shares are quoted on the Nasdaq National Market under the symbol "SECD." The following table sets forth the high and low sale prices for the Shares on the Nasdaq National Market for the periods indicated and the cash dividends per Shares declared during such periods:


                                                                                            CASH DIVIDEND
               QUARTER ENDED                       HIGH                   LOW                  DECLARED
               -------------                       ----                   ---                  --------

               March 31, 1996                     $14.94                 $13.75                 $.11
               June 30, 1996                      $14.13                 $12.50                 $.11
               September 30, 1996                 $17.00                 $13.63                 $.11
               December 31, 1996                  $16.50                 $14.88                 $.11

               March 31, 1997                     $18.50                 $15.06                 $.12
               June 30, 1997                      $22.25                 $17.75                 $.12
               September 30, 1997                 $24.50                 $20.75                 $.12
               December 31, 1997                  $28.00                 $21.88                 $.12

               March 31, 1998                     $35.00                 $24.88                 $.13
               June 30, 1998                      $38.25                 $29.00                 $.13
               Through Sept. 18, 1998             $31.75                 $25.75                 $.13

         The closing price of the Shares on September 18, 1998 was $26.00.

         The Trumbull Shares are not listed on an exchange or authorized for quotation on the Nasdaq National Market. However, it has come to Trumbull's attention that sale prices for Trumbull Shares (and, prior to the January 15, 1998 holding company reorganization of Trumbull Savings, common stock of Trumbull Savings) appear from time to time on the OTC Bulletin Board, an electronic, screen-based market maintained by the National Association of Securities Dealers, Inc.'s subsidiary, NASD Regulation, Inc. The information in the table below presents information obtained by Trumbull from the OTC Bulletin Board concerning transactions in the stock of Trumbull (and, prior to the January 15, 1998 holding company reorganization of Trumbull Savings, common stock of Trumbull Savings).


                                                                                            CASH DIVIDEND
               QUARTER ENDED                       HIGH                   LOW                  DECLARED
               -------------                       ----                   ---                  --------

               March 31, 1996                     $37.375                $35.00                 $.00
               June 30, 1996                      $38.75                 $35.75                 $.37
               September 30, 1996                 $39.25                 $36.00                 $.00
               December 31, 1996                  $39.75                 $36.00                 $.45
               March 31, 1997                     $38.75                 $36.50                 $.23
               June 30, 1997                      $39.00                 $37.25                 $.24
               September 30, 1997                 $39.50                 $38.00                 $.26
               December 31, 1997                  $42.00                 $38.00                 $.31
               March 31, 1998                     $55.00                 $41.50                 $.36
               June 30, 1998                      $120.00                $54.00                 $.41
               Through Sept. 18, 1998             $106.00                $95.00                 $.41

         The closing price of the Trumbull Shares on September 18, 1998 was $95.00.


         NO ASSURANCE CAN BE GIVEN AS TO WHAT THE MARKET PRICE OF THE SHARES WILL BE IF AND WHEN THE MERGER IS CONSUMMATED OR WHEN THE SHARES ARE ACTUALLY ISSUED. THE ABILITY OF SECOND BANCORP AND TRUMBULL TO PAY DIVIDENDS TO ITS RESPECTIVE SHAREHOLDERS IS SUBJECT TO CERTAIN RESTRICTIONS. SEE "REGULATION OF FINANCIAL INSTITUTIONS."


                        RIGHTS OF DISSENTING SHAREHOLDERS

         Holders of Shares and holders of Trumbull Shares are entitled to relief as dissenting shareholders under Ohio Revised Code ss. 1701.85. A shareholder of Second Bancorp or Trumbull, as the case may be, will be entitled to such relief, however, only if such shareholder strictly complies with all of the procedural and other requirements of ss. 1701.85. The following summary does not purport to be a complete statement of the method of compliance with Section 1701.85 and is qualified in its entirety by reference to the copy of Section 1701.85 attached hereto as Annex E.

         A shareholder of Second Bancorp or Trumbull who wishes to perfect his rights as a dissenting shareholder in the event the Agreement is adopted and the Merger is approved:

         (a) must have been a record holder of the Shares or the Trumbull Shares, as the case may be, as to which he seeks relief on the Second Bancorp Record date or the Trumbull Record Date;

         (b) must not have voted his Shares or his Trumbull Shares in favor of adoption of the Agreement and the approval of the Merger; and

         (c) must deliver to the company of which he is a shareholder, not later than ten (10) days after the date of the applicable shareholder meeting, a written demand for payment of the fair cash value of the Shares or the Trumbull Shares as to which he seeks relief. Such written demand must state the name of the shareholder, his address, the number of Shares or Trumbull Shares as to which he seeks relief and the amount claimed as the fair cash value thereof.


         A vote against the adoption of the Agreement and the approval of the Merger will not satisfy the requirements of a written demand for payment. Any written demand for payment should be mailed or delivered, (i) in the case of a dissenting Second Bancorp shareholder, to: Second Bancorp, 108 Main Avenue, S.W., Warren, Ohio 44481, Attention: Christopher Stanitz, Executive Vice President and Secretary, by no later than November 20, 1998 and (ii) in the case of a dissenting Trumbull shareholder, to: Trumbull Financial Corporation, 105 High Street, N.E., P.O. Box 711, Warren, Ohio 44482-0711, Attention: James R. Izant, Executive Vice President and Secretary, by no later than November 20, 1998. Because the written demands must be delivered no later than within the ten
(10) day
period following the applicable shareholders meetings, it is recommended, although not required, that a shareholder using the mails should use certified or registered mail, return receipt requested, to confirm that he has made a timely delivery.

         If Second Bancorp or Trumbull sends the dissenting shareholder, at the address specified in his demand, a request for the certificate(s) representing his Shares or Trumbull Shares, such dissenting shareholder must deliver the certificate(s) to Second Bancorp or Trumbull within 15 days of the sending of such request. Second Bancorp or Trumbull may endorse the certificate(s) with a legend to the effect that the shareholder has demanded the fair cash value of the Shares or the Trumbull Shares represented by the certificate(s). Failure to deliver the certificate(s) within 15 days of the request would terminate the shareholder's rights as a dissenting shareholder. Second Bancorp or Trumbull, as the case may be, must notify the shareholder of its election to terminate his rights as a dissenting shareholder within 20 days after the lapse of the 15 day period.

         Unless the dissenting shareholder agrees on the fair cash value per share of the Shares or the Trumbull Shares, he may, within three (3) months after the service of the written demand by the shareholder, file a petition in the Court of Common Pleas of Trumbull County, Ohio. If the court finds that the shareholder is entitled to be paid the fair cash value of any Shares or Trumbull Shares, as the case may be, the court may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of the fair cash value.

         Fair cash value: (i) will be determined as of the day prior to the applicable shareholder meeting, (ii) will be the amount a willing seller and willing buyer would accept or pay with neither being under compulsion to sell or buy, (iii) will not exceed the amount specified in the shareholder's written demand and (iv) will exclude any appreciation or depreciation in market value resulting from the Merger. The court will make a finding as to the fair cash value of a Share or Trumbull Share, as the case may be, and render judgment against Second Bancorp or Trumbull, for its payment with interest at such rate and from such date as the court considers equitable. The costs of proceedings shall be assessed or apportioned as the court considers equitable.

         The rights of any dissenting shareholder will terminate if: (a) the dissenting shareholder has not complied with Sec. 1701.85, unless Second Bancorp or Trumbull, as the case may be, by its Board of Directors, waives such failure,
(b) Second Bancorp or Trumbull abandons or is finally enjoined or prevented from carrying out, or the shareholders of Second Bancorp or Trumbull rescind their adoption of, the Agreement, (c) the dissenting shareholder withdraws his written demand, with the consent of Second Bancorp or Trumbull, as the case may be, by its Board of Directors, or (d) Second Bancorp or Trumbull, as the case may be, and the dissenting shareholder have not agreed upon the fair cash value per Share or Trumbull Share and neither has timely filed or joined in a petition in an appropriate court for a determination of the fair cash value of the Shares or the Trumbull Shares. For a discussion of the tax consequences to a shareholder who exercises dissenters' rights, see "THE MERGER - Income Tax Consequences."

         Because a BLUE proxy card which does not contain voting instructions will be voted for the adoption of the Agreement and approval of the Merger, a shareholder who wishes to exercise dissenters' rights must either (i) not sign and return his BLUE proxy card or (ii) if he signs and returns his BLUE proxy card, vote against or abstain from voting on the adoption of the Agreement and the approval of the Merger. Any vote or lack of a vote by a Trumbull shareholder on the enclosed WHITE proxy card with respect to the proposal to approve the acquisition by Second Bancorp of a controlling interest in Trumbull pursuant to the terms of the Ohio Control Share Acquisition Statute will not affect such shareholder's ability to exercise dissenters' rights.

         Second Bancorp and Trumbull shareholders who are not in favor of the Merger but who do not wish to exercise dissenters' rights may, in the alternative, attempt to sell their Shares or Trumbull Shares, as the case may be, in the open market at the then current market price. There is, however, no active trading market for Trumbull Shares.

                 SPECIAL MEETING OF SECOND BANCORP SHAREHOLDERS

DATE, TIME AND PLACE


         The special meeting of shareholders of Second Bancorp will be held at 1:30 p.m., on November 10, 1998, in the Board of Directors Room at the main office of the Bank, 108 Main Avenue, S.W., Warren, Ohio (as previously defined, the "Second Bancorp Special Meeting").


PURPOSE OF MEETING

         At the Second Bancorp Special Meeting, Second Bancorp's shareholders will be asked (i) to consider and act upon a proposal to adopt the Agreement and approve the Merger, (ii) to adopt a proposal to increase the number of directors of Second Bancorp from seven (7) to eight (8), (iii) to elect Dr. David A. Allen, who is currently a director of Trumbull, to serve until the 1999 Annual Meeting of Shareholders or until his successor is elected and qualified, (iv) to adopt an amendment to the Amended Articles of Incorporation of Second Bancorp to eliminate Second Bancorp's two classes of preferred shares and (v) to take such other business as may properly come before the Second Bancorp Special Meeting and any adjournment thereof. The proposals to increase the number of directors of Second Bancorp and to elect Dr. David A. Allen to the Second Bancorp Board of Directors will not become effective until immediately after the consummation of the Merger and will be void if the Merger is not consummated. See "MANAGEMENT OF TRUMBULL EXPECTED TO SERVE ON THE BOARD OF DIRECTORS OF SECOND BANCORP" for biographical information regarding Dr. David A. Allen.

SHARES OUTSTANDING AND ENTITLED TO VOTE AND RECORD DATE


         Only the holders of record of Shares outstanding at the close of business on September 17, 1998 (the "Second Bancorp Record Date"), will be entitled to notice of and to vote at the Second Bancorp Special Meeting and any adjournment thereof.


VOTE REQUIRED


         The affirmative vote of the holders of a majority of the outstanding Shares, voting in person or by proxy, is required to adopt the Agreement and approve the Merger and to amend the Second Bancorp Articles to eliminate the Preferred Shares. The affirmative vote of the holders of seventy-five percent of the Shares represented at the Second Bancorp Special Meeting and entitled to vote on such proposal, voting in person or by proxy, is required adopt the proposal to increase the number of directors of Second Bancorp from seven (7) to eight (8). With respect to the election of Dr. David A. Allen to fill the vacancy created by the increase in the number of directors, the nominee receiving the greatest number of votes, cast in person or by proxy, will be elected. As of the Second Bancorp Record Date, 7,379,945 Shares were outstanding and entitled to vote and were held of record by 2,048 shareholders.

         As of August 31, 1998 the directors and executive officers of Second Bancorp owned, in the aggregate, 366,354.028 Shares, or 4.96% of the outstanding Shares. The directors and executive officers of Second Bancorp intend to vote all of their respective Shares: (i) FOR the adoption of the Agreement and the approval of the Merger, (ii) FOR the proposal to increase the number of directors of Second Bancorp from seven (7) to eight (8), (iii) FOR the election of Dr. David A. Allen to the Board of Directors and (iv) FOR the amendment of Second Bancorp's Articles of Incorporation to eliminate Second Bancorp's two classes of preferred shares. See "SPECIAL MEETING OF SECOND BANCORP SHAREHOLDERS
- Amendment of Second Bancorp's Articles to Eliminate Second Bancorp's Two Classes of Preferred Shares."


VOTING AND SOLICITATION AND REVOCATION OF PROXIES

         The holders of not less than a majority of the issued and outstanding Shares entitled to vote at the Second Bancorp Special Meeting, present in person or by proxy, will constitute a quorum at the Second Bancorp Special Meeting. If a quorum of shareholders is not present at the Second Bancorp Special Meeting, the shareholders entitled to vote at the Second Bancorp Special Meeting and present in person by proxy, by majority vote, may adjourn the Second Bancorp Special Meeting and establish the date and time for the readjournment of the Second Bancorp Special Meeting. Each Second Bancorp shareholder will be entitled to one vote for each Share held.

         Under the rules of the SEC, boxes are provided on the form of proxy for shareholders to mark if they wish either to abstain on a proposal presented for stockholder approval or to withhold authority to vote for the nominee for election as a director of Second Bancorp. In accordance with Ohio law, Shares as to which the authority to vote is withheld will be counted for quorum purposes but will not be counted in the election of the director to be elected at the Second Bancorp Special Meeting. Abstentions will be counted as present for quorum purposes; however, the effect of an abstention on all matters to be voted upon by the shareholders at the Second Bancorp Special Meeting will be the same as a "no" vote.




         The Shares represented by each properly executed proxy received before the Second Bancorp Special Meeting and not revoked prior to use will be voted at the Second Bancorp Special Meeting, or any adjournment thereof, as specified on such proxy or, in the absence of specific instructions to the contrary, will be voted (i) FOR the adoption of the Agreement and the approval of the Merger, (ii) FOR the proposal to increase the number of directors of Second Bancorp from seven (7) to eight (8), (iii) FOR the election of Dr. David A. Allen to the Board of Directors of Second Bancorp and (iv) FOR the amendment to the Second Bancorp Articles to eliminate the Preferred Shares. See "SPECIAL MEETING OF SECOND BANCORP SHAREHOLDERS - Shares Outstanding and Entitled To Vote and Record Date - Vote Required." Any Second Bancorp shareholder who has executed and returned a proxy may revoke such proxy at any time before it is voted by executing and returning to Second Bancorp a proxy bearing a later date or by giving notice of revocation to Second Bancorp in writing or at the Second Bancorp Special Meeting. The mere presence at the Second Bancorp Special Meeting of a Second Bancorp shareholder who has executed and returned a proxy will not revoke the proxy. See "SPECIAL MEETING OF SECOND BANCORP SHAREHOLDERS - Voting and Solicitation and Revocation of Proxies."

         As of the date of this Prospectus/Joint Proxy Statement, the Board of Directors of Second Bancorp did not know of any business to be brought before the Second Bancorp Special Meeting, other than as set forth in this Prospectus/Joint Proxy Statement. If, however, any matters other than those referred to in this Prospectus/Joint Proxy Statement should properly come before such Second Bancorp Special Meeting, or any adjournment thereof, the persons named as proxies in the enclosed proxy intend to vote the Shares represented by such proxy on such matters in accordance with their best judgment in light of the conditions then prevailing.


         Second Bancorp will pay the expenses incurred by Second Bancorp in connection with copying and mailing this Prospectus/Joint Proxy Statement, the accompanying proxy and any other related materials to the shareholders of Second Bancorp and all other costs incurred in connection with the solicitation of proxies on behalf of the Board of Directors of Second Bancorp. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by officers, directors or employees of Second Bancorp by further mailing, by telephone or by personal contact. Second Bancorp will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Second Bancorp Shares not beneficially owned by them, for forwarding such materials to and obtaining proxies from the beneficial owners of Second Bancorp Shares entitled to vote at the Second Bancorp Special Meeting. In addition, Second Bancorp has entered into an agreement to engage a proxy solicitation company to assist Second Bancorp in distributing proxy materials. Second Bancorp has agreed to pay Corporate Investor Communications, Inc. approximately $4,500 under this agreement. In addition, if Corporate Investor Communications, Inc. is required to contact record and beneficial owners of the Shares on Second Bancorp's behalf, Second Bancorp will pay Corporate Investor Communications, Inc. $3 for each shareholder contacted plus out of pocket expenses.


AMENDMENT OF SECOND BANCORP'S ARTICLES TO ELIMINATE SECOND BANCORP'S TWO CLASSES OF PREFERRED SHARES

         Second Bancorp's Articles authorize 1,500,000 shares of Class A Serial Preferred Shares, without par value, and 1,500,000 shares of Class B Serial Preferred Shares, without par value (collectively referred to herein as the "Preferred Shares"). As of the date of this Prospectus/Joint Proxy Statement, there were no Preferred Shares outstanding. The Preferred Shares were authorized by an amendment to the Second Bancorp Articles adopted by the shareholders of Second Bancorp on October 30, 1990.

         On May 13, 1997, the shareholders of Second Bancorp adopted an amendment to the Second Bancorp Articles which increased the authorized number of Shares of Second Bancorp from 10,000,0000 to 20,000,000, but which did not affect the terms of the Preferred Shares. On June 25, 1997, a Certificate of Amendment to the Second Bancorp Articles was filed with the Secretary of State of Ohio which inadvertently and erroneously purported to eliminate the Preferred Shares. As a result of this filing, the prospectus/proxy statement provided to the Enfin, Inc. shareholders in connection with Second Bancorp's acquisition of Enfin, Inc. did not disclose the existence of the Preferred Shares.

         Based upon the determination that the Preferred Shares are not currently needed, Second Bancorp informed Enfin that the Board of Directors had adopted resolutions providing that Second Bancorp (i) would not issue any preferred shares unless and until its shareholders take affirmative action to authorize the issuance of preferred shares and (ii) would propose to the shareholders of Second Bancorp an amendment to Second Bancorp's Articles to eliminate the Preferred Shares. The Board of Directors of Second Bancorp unanimously recommends that the shareholders of Second Bancorp vote FOR the proposal to adopt the amendment to the Second Bancorp Articles eliminating the Preferred Shares. The text of the proposed amendment to the Second Bancorp Articles is set forth as Annex B to this Prospectus/Joint Proxy Statement.


                    SPECIAL MEETING OF TRUMBULL SHAREHOLDERS


DATE, TIME AND PLACE


         The Trumbull Special Meeting will be held on November 10, 1998, commencing at 10:00 a.m., at the offices of Trumbull at 105 High Street, N.E., Warren, Ohio 44481.


PURPOSE OF MEETING

         The purpose of the Trumbull Special Meeting is to consider and act upon
(i) a proposal to adopt the Agreement and approve the Merger, (ii) a proposal to approve the acquisition by Second Bancorp of a controlling interest in Trumbull pursuant to the terms of the Ohio Control Share Acquisition Statute and (iii) such other business as may properly come before the Trumbull Special Meeting and any adjournment thereof.


SHARES OUTSTANDING AND ENTITLED TO VOTE AND RECORD DATE


         The close of business on September 25, 1998, has been fixed by the Board of Directors of Trumbull as the Trumbull Record Date for the determination of holders of Trumbull Shares entitled to notice of and to vote at the Trumbull Special Meeting and any adjournment thereof. At the close of business on August 31, 1998 there were 869,364 Trumbull Shares outstanding and entitled to vote and held of record by 176 shareholders. Each Trumbull Share entitles the holder thereof to one vote on each matter to be submitted to the Trumbull shareholders at the Trumbull Special Meeting.


VOTE REQUIRED


         The affirmative vote of the holders of two-thirds of the outstanding Trumbull Shares, voting in person or by proxy, will be necessary to adopt the Agreement and approve the Merger. The affirmative vote, therefore, of the holders of 579,576 Trumbull Shares will be necessary to adopt the Agreement and approve the Merger. As of August 31, 1998, the directors and executive officers of Trumbull owned, in the aggregate, 384,648, or 44.24%, of the outstanding Trumbull Shares. Assuming the affirmative vote of all Trumbull Shares owned by the directors and executive officers of Trumbull, the affirmative vote of the holders of an additional 194,928 Trumbull

Shares, representing an additional 22.42% of the outstanding Trumbull Shares, will be necessary to adopt the Agreement and approve the Merger.


         As of August 31, 1998, the Izant Stockholders collectively held 420,639 Trumbull Shares, which represented 48.38% of the outstanding Trumbull Shares. The Izant Stockholders have entered into a Stockholder Voting Agreement with Trumbull and Second Bancorp dated as of May 4, 1998. Pursuant to the Stockholder Voting Agreement, the Izant Stockholders have agreed to: (i) vote their Trumbull Shares in favor of the Merger; (ii) vote against the approval of any Acquisition Proposal (an "Acquisition Proposal" is defined under the Agreement as a proposal involving a change in control or similar transaction involving Trumbull other than the Merger); and (iii) vote against any other transaction which is inconsistent with the obligation of Trumbull to consummate the Merger.


         The affirmative vote of the holders of a majority of the Trumbull Shares represented in person and by proxy at the Trumbull Special Meeting, and the affirmative vote of a majority of the portion of such voting power excluding any Interested Trumbull Shares, will be necessary to approve the acquisition by Second Bancorp of a controlling interest in Trumbull pursuant to the requirements of the Ohio Control Share Acquisition Statute. See "COMPARISON OF RIGHTS OF HOLDERS OF SECOND BANCORP SHARES AND HOLDERS OF TRUMBULL SHARES - Anti-Takeover Statutes".

         The Trumbull shareholders present, in person or by proxy, at the Trumbull Special Meeting will constitute a quorum at the Trumbull Special Meeting. Each Trumbull shareholder is entitled to one vote for each Trumbull Share held. Under Ohio law, shares which are held by a nominee for a beneficial owner and which are represented in person or by proxy at the Trumbull Special Meeting but which are not voted with respect to the adoption of the Agreement and the approval of the Merger ("non-votes") will be counted as present for purposes of establishing a quorum. The effect of an abstention or non-vote will be the same as a vote against the adoption of the Agreement and the approval of the Merger and against the proposal to approve the acquisition by Second Bancorp of a controlling interest in Trumbull pursuant to the Ohio Control Share Acquisition Statute. If a proxy is signed and dated by a shareholder, but no vote is specified thereon, the shares held by such shareholder will be voted FOR the adoption of the Agreement and the approval of the Merger and FOR the proposal to approve the acquisition by Second Bancorp of a controlling interest in Trumbull pursuant to the Ohio Control Share Acquisition Statute.

VOTING AND SOLICITATION AND REVOCATION OF PROXIES

         A blue proxy card and a white proxy card accompany this Prospectus/Joint Proxy Statement and are solicited by the Board of Directors of Trumbull. The blue proxy card relates to the proposal to adopt the Agreement and approve the Merger. The white proxy card relates to the proposal to approve the acquisition by Second Bancorp of a controlling interest in Trumbull pursuant to the Ohio Control Share Acquisition Statute.

         A shareholder of Trumbull may use his proxy cards if he is unable to attend the Trumbull Special Meeting in person or wishes to have his Trumbull Shares voted by proxy even if he does attend the Trumbull Special Meeting in person. Without affecting any vote previously taken, any shareholder of Trumbull who has executed either proxy may revoke either executed proxy at any time before the vote by filing with Trumbull, at the address of Trumbull set forth on the Notice of Special Meeting, written notice of such revocation; by executing a later-dated proxy which is received by Trumbull prior to the Trumbull Special Meeting; or by attending the Trumbull Special Meeting and giving notice of such revocation in person. ATTENDANCE AT THE TRUMBULL SPECIAL MEETING WILL NOT, IN AND OF ITSELF, REVOKE EITHER PROXY. The Trumbull Shares represented by each properly executed proxy received prior to the Trumbull Special Meeting and not revoked will be voted at the Trumbull Special Meeting, or any adjournment thereof, as specified on the applicable proxy card. In the absence of specific instructions to the contrary on a blue proxy card, such Trumbull Shares will be voted FOR the adoption of the Agreement and the approval of the Merger. In the absence of specific instructions on a white proxy card, such Trumbull Shares will be voted FOR the proposal to approve the acquisition by Second Bancorp of a controlling interest in Trumbull pursuant to the Ohio Control Share Acquisition Statute.

         As of the date of this Prospectus/Joint Proxy Statement, the Board of Directors of Trumbull did not know of any business to be brought before the Trumbull Special Meeting, other than as set forth in this Prospectus/Joint Proxy Statement. If, however, any matters other than those referred to in this Prospectus/Joint Proxy Statement should properly come before such Trumbull Special Meeting, or any adjournment thereof, the persons named as proxies in the enclosed proxies intend to vote the Trumbull Shares represented by such proxies on such matters in accordance with their best judgment in light of the conditions then prevailing.


         Trumbull will pay the expenses incurred by Trumbull in connection with copying and mailing this Prospectus/Joint Proxy Statement, the accompanying proxies and any other related materials to the shareholders of Trumbull and all other costs incurred in connection with the solicitation of proxies on behalf of the Board of Directors of Trumbull. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by officers, directors or employees of Trumbull by further mailing, by telephone or by personal contact. Trumbull will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Trumbull Shares not beneficially owned by them, for forwarding such materials to and obtaining proxies from the beneficial owners of Trumbull Shares entitled to vote at the Trumbull Special Meeting. In addition, Trumbull has engaged a proxy solicitation company to assist Trumbull in distributing proxy materials and contacting record and beneficial owners of Trumbull Shares. Trumbull has agreed to pay Corporate Investor Communications, Inc. approximately $3,000 plus $3 for each shareholder contacted plus out of pocket expenses for such proxy solicitation services to be rendered on behalf of Trumbull.



                           BUSINESS OF SECOND BANCORP

         Second Bancorp is an Ohio corporation and one-bank holding company located in Warren, Ohio. The Bank is a nationally-chartered bank and is wholly owned by Second Bancorp. The Bank operates through twenty-eight branches and one loan production office. The Bank offers a wide range of commercial and consumer banking and trust services primarily to business and individual customers in various communities in a seven county area in northeastern Ohio. At June 30, 1998, Second Bancorp had consolidated total assets of $967 million, deposits of $664 million and shareholders' equity of $83 million.

         The Bank focuses its marketing efforts primarily on local independent commercial and professional firms, the individuals who are the owners and principals of such firms as well as the low-to-moderate to upper income retail customers in the Bank's trade areas. In recent years, Second Bancorp has emphasized increased commercial and direct consumer and real estate lending and market area expansion. The Bank has de-emphasized its previous focus on indirect consumer loan lending through local automobile dealers.

MARKET AREA

         The Bank's primary market area consists of Trumbull, Mahoning, Portage, Summit, Ashtabula, Cuyahoga and Medina Counties in the northeastern corner of Ohio. The market economy is heavily influenced by the manufacturing sector with an emphasis on steel and auto manufacturing and a variety of related and smaller industries.

COMPETITION

         There is significant competition in the financial services industry in northeastern Ohio among bank holding companies and banks. As a result of deregulation of the financial services industry, Second Bancorp competes with providers of financial services such as savings and loan associations, credit unions, commercial companies, brokerage and securities firms, insurance companies, commercial finance and leasing companies and the mutual fund industry. Some of Second Bancorp's competitors, including certain regional bank companies which have operations in Second Bancorp's market area, have substantially greater resources than Second Bancorp, and as such, may have higher lending limits and may offer other services not available through the Bank. Second Bancorp also faces significant competition, particularly with respect to interest rates paid on deposit accounts, from well-capitalized local thrift institutions. The Bank competes on the basis of rates of interest charged on loans, the rates of interest paid on funds, the availability of services and responsiveness to the needs of its customers.

                  The foregoing discussion of the business of Second Bancorp and the Bank is not complete and Trumbull shareholders are referred to Second Bancorp's Annual Report on Form 10-K for the 1997 fiscal year for a more comprehensive discussion of Second Bancorp's and the Bank's businesses. Second Bancorp's Annual Report on Form 10-K for 1997 is incorporated by reference into this Prospectus/Joint Proxy Statement.


                      SECURITY OWNERSHIP OF SECOND BANCORP


         As of August 31, 1998, the table below identifies the persons or "groups," as the term is used in Section 13(d)(3) of the Exchange Act, who own of record or beneficially more than the five percent of the Shares and the number of Shares thereof owned directly or beneficially by all Second Bancorp directors and executive officers as a group as of August 31, 1998 (unless otherwise indicated).




                                   Name of Record                      Amount and Nature              Percent
Title of Class                   or Beneficial Owner                of Beneficial Ownership         of Class(1)
--------------                   -------------------                -----------------------          --------

Common Stock              Market Main & Co. (Nominee for                    552,365 (2)               7.49%
                          the Bank's Trust Department)

Common Stock              Second Bancorp's executive officers           366,354.028 (4)               4.96%
                          and directors as a group(3)


(1) Percent of Class is based upon 7,379,945 Shares outstanding as of August 31, 1998.

(2) Shares held of record as of August 31, 1998, in fiduciary capacity for various trust customers of the Bank. None of the beneficial owners through the Bank's trust department owns or controls five percent or more of the Shares of Second Bancorp.

(3)      The executive officer and director group is comprised of 15 individuals.

(4) Officer shareholdings include outstanding stock options exercisable as of August 31, 1998. Figure includes all directly owned Shares and all Shares deemed beneficially owned by individuals in the officers and director group, whether or not disclaimed by the officer or director in question.


                          MANAGEMENT OF SECOND BANCORP



         The following is a list of the directors and certain of the executive officers of Second Bancorp, together with specific information about each of them, as of August 31, 1998:



                                                                      Number               Percentage
                                   Principal Occupation          of Shares Owned         of Shares Owned
                                   During the Past Five         Beneficially As of     Beneficially As of    Director
Name                   Age       Years and Directorships          August 31, 1998      August 31, 1998(1)     Since
----                   ---       -----------------------        -------------------    -------------------   -------

Alan G. Brant          66      Chairman and President,          108,431.26   (2,3,4)          1.47%            1987
                               Second Bancorp and
                               President, Director, and
                               Chief Executive Officer, the
                               Bank

John A. Anderson       60      Chairman and Chief Executive      16,793.611                                   1987
                               Officer; The Taylor-Winfield
                               Corporation, Ravenna
                               Manufacturing Company and
                               Hubparts, Inc.

John C. Gibson         70      Chairman of the Board, Jack       24,807.893 (5,6)                             1987
                               Gibson Construction Company,
                               Director, Sovereign
                               Circuits, Inc.

Robert J. Webster      75      Retired.  Past President and      41,820     (7)                               1987
                               Chief Executive Officer of
                               Denman Corporation,
                               manufacturer of automobile
                               tires and rubber rolls

Norman G. Harbert      64      Chairman and President, and       11,999.504 (8)                               1987
                               Chief Executive Officer of
                               the Hawk Corporation, owner
                               of several manufacturing
                               firms.  Mr. Harbert is also
                               a director of Caliber
                               Systems, Inc. and New West
                               Eyeworks.

John L. Pogue          53      Partner, Harrington, Hoppe &       1,655.707 (9)                               1987
                               Mitchell, LTD (attorneys).

Raymond John Wean,     49      President and Chief                6,697.526 (10)                              1987
III                            Executive Officer of Barto

                               Technical Services, Inc. Prior to
                               January 1995, President of Danieli
                               Wean, Inc., and President and Chief
                               Executive Officer of Wean,
                               Incorporated, formerly, Wean
                               United, Inc., designer and
                               manufacturer of industrial
                               machinery.

William Hanshaw        45      Executive Officer of Second       21,115.222 (11)                               --
                               Bancorp and Senior Vice
                               President of Second National
                               Bank of Warren


David L. Kellerman     40      Treasurer of Second Bancorp       11,399.65  (12)                               --
                               and Executive Vice
                               President, Chief Financial
                               Officer and Director of
                               Second National Bank of
                               Warren.

Diane C. Bastic        54      Executive Officer of Second       34,219.141 (13)                               --
                               Bancorp and Senior Vice
                               President of Second National
                               Bank of Warren.
Christopher Stanitz    49      Executive Vice President and      34,856.855 (14)                               --
                               Secretary of Second Bancorp
                               and Vice President of Second
                               National Bank of Warren.

--------------

(1) Unless otherwise stated, ownership of the Shares is less than 1%. Percentage of Shares owned is based upon 7,379,945 Shares outstanding as of August
      31, 1998.

(2)   Includes 15,706 Shares held by Mr. Brant's wife, the beneficial ownership of which he has disclaimed.

(3)   Includes 26,253.26 Shares held for Mr. Brant's benefit by the Bank's Savings Plan. Mr. Brant is 100% vested in these Shares.

(4)   Includes 19,500 Shares representing a like number of currently exercisable options and 4,300 unexercisable options owned by Mr. Brant.

(5)   Includes 1,591.476 Shares owned by, or for the benefit of, Mr. Gibson's wife, the beneficial ownership of which he has disclaimed.

(6)   Includes 4,447.734 Shares which are owned by the Jack Gibson Construction Company which company is controlled by Mr. Gibson and 800 shares held in an IRA for Mr. Gibson's benefit.

(7)   Includes 10,232 Shares owned by Mr. Webster's wife, the beneficial ownership of which he has disclaimed.

(8)   Includes 4,079.297 Shares held by the trustee of Mr. Harbert's defined benefit plan and
      2,256.625 Shares held in a personal trust for his benefit.

(9)   Includes 446 Shares held in a SEP IRA account for Mr. Pogue's benefit.

(10)  Includes 997.526 Shares owned by Mr. Wean's minor children, the beneficial ownership of which he has disclaimed.

(11)  In addition to directly owned Shares, total includes 5,274.73 shares beneficially owned through Second Bancorp's 401(k) plan, 470 Shares held in an IRA for his benefit, 7,650 currently exercisable options to purchase Shares, and 4,100 currently unexercisable options to purchase Shares.

(12)  In addition to directly owned Shares, total includes 2,636.48 Shares beneficially owned through Second Bancorp's 401(k) plan, 4,500 currently exercisable options to purchase Shares, and 4,200 currently unexercisable options to purchase Shares.

(13)  In addition to directly owned Shares, total includes 11,793.49 Shares beneficially owned through Second Bancorp's 401(k) plan, 16,900 currently exercisable options to purchase Shares, and 4,100 currently unexercisable options to purchase Shares.

(14)  In addition to directly owned Shares, total includes 3,161.33 Shares beneficially owned through Second Bancorp's 401(k) plan, 27,400 currently exercisable options to purchase Shares, and 4,200 currently unexercisable options to purchase Shares.



         For information concerning (i) the compensation of executive officers and directors of Second Bancorp, (ii) certain employment arrangements and agreements among Second Bancorp, the Bank and certain executive officers and directors of Second Bancorp and/or the Bank and (iii) transactions among Second Bancorp, the Bank and certain officers of Second Bancorp and/or the Bank and other related persons, reference is made to Second Bancorp's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

      Certain officers and/or directors of Trumbull own Shares, but no officer or director of Trumbull has beneficial ownership of Shares representing 5% or more of the outstanding Shares.


                 MANAGEMENT OF TRUMBULL EXPECTED TO SERVE ON THE
                      BOARD OF DIRECTORS OF SECOND BANCORP

TRUMBULL DIRECTORS NOMINATED OR TO BE APPOINTED TO SERVE AS SECOND BANCORP DIRECTORS

         Assuming approval of shareholders is received and that all other conditions to consummation of the Merger are satisfied, Dr. David A. Allen has been nominated and will serve as a director of Second Bancorp, and Phyllis J. and James R. Izant will be appointed to serve as directors of Second Bancorp following consummation of the Merger. See "THE MERGER - Representations, Warranties and Covenants." Dr. Allen and Phyllis J. and James R. Izant currently serve as directors of Trumbull and Trumbull Savings. James R. Izant also serves as Trumbull and Trumbull Savings' Executive Vice President and Secretary.
Brief biographical information concerning these individuals follows.

         Dr. David A. Allen, Jr., age 57, has been a director of Trumbull Savings since 1993. Dean of the Trumbull Campus of Kent State University since 1990, Dr. Allen had previously served as Chair of the Aerospace Studies Department and Associate Director of Undergraduate Admissions, Pennsylvania State University, and prior to that in the United States Air Force, retiring at the rank of Colonel. Dr. Allen earned a masters degree in Higher Education from George Washington University and a Ph.D. in Education Administration from the University of Southern California. Dr. Allen has been active in community affairs, serving as a board member of Leadership Mahoning Valley, American Red Cross of Trumbull County, Valley Counseling, Inc., St. Joseph's Riverside Hospital Foundation, Industrial Information Institute for Education, Inc., Trumbull 100 for the Future of Trumbull County and the Youngstown-Warren Regional Chamber of Commerce Economic Development Committee.

         James R. Izant, age 40, has been a director of Trumbull Savings since 1985, Corporate Secretary since 1986 and Executive Vice President since 1991. Mr. Izant has twenty years of experience in banking, beginning in 1978 with Second National Bank of Warren and continuing with Trumbull Savings since 1984. Mr. Izant's specialized training in the banking industry also includes degrees from banking schools sponsored by Ohio State University, Ohio University and the University of Texas, Austin. James R. Izant is a member of the Board of Directors of the Warren Trumbull Community Service Agency and the Trumbull County Historical Society, and is on the fund-raising committee of the national Packard Museum.

         Phyllis J. Izant, age 35, has been a director of Trumbull Savings since 1996. Her principal occupation since 1994 is Development Associate for Leadership Gifts, Purdue University Central Development Office, West Lafayette, Indiana. As a Development Associate for a major university that has an annual operating budget of nearly one billion dollars, Ms. Izant shares responsibility for the university's fund-raising efforts as one of four members of the university's leadership team. From 1991 to 1994 Ms. Izant was assistant Director of Development at the Kent School in Kent, Connecticut, where she had primary responsibility for the school's capital-raising efforts. Ms. Izant earned a Masters in Business Administration from Purdue University's Krannert School of Management in 1997, and previously earned a Master of Theological Studies degree from Boston University in 1989. Phyllis J. Izant is also a member of the Capital Campaign Committee of the Unitarian-Universalist Church of Lafayette, Indiana.

         Phyllis J. and James R. Izant are brother and sister, and each has a one-fourth interest in the Izant Family Partnership. With his sister Elizabeth
A. Izant, James R. Izant is a co-manager of the Izant Family Partnership. See "BUSINESS OF TRUMBULL - General."

DIRECTOR COMPENSATION BY TRUMBULL AND TRUMBULL SAVINGS

         Each of Trumbull Savings' seven directors has also served as a director of Trumbull since its inception in 1997. Non-employee directors of Trumbull Savings receive monthly director fees of $1,200, $200 for each Board and committee meeting attended and reimbursement of expenses of attendance at Board and committee meetings. Directors of Trumbull have received fees of $500 for Trumbull Board meetings attended.

CERTAIN TRANSACTIONS

         Various executive officers and directors of Trumbull and Trumbull Savings, affiliates and members of their families are customers of and have entered into banking transactions with Trumbull Savings in the ordinary course of Trumbull Savings' business. All loans and commitments to loans included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of the management of Trumbull Savings, did not involve more than a normal risk of collectibility or present other unfavorable features.


           TRUMBULL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         Because Trumbull has no significant operations independent of Trumbull Savings, the discussion herein concerns the financial condition and results of operations of Trumbull Savings, except as may be otherwise specifically indicated. This discussion is intended to focus on certain financial information regarding Trumbull and its wholly owned subsidiary, Trumbull Savings. The purpose of this discussion is to provide the reader with a more thorough understanding of the financial statements. This discussion should be read in conjunction with the financial statements and accompanying notes.

         The reported results of Trumbull are dependent on a variety of factors, including the general interest rate environment, competitive conditions in the industry, government policies and regulations and conditions in the markets for financial assets. Management of Trumbull is not aware of any market or institutional trends, events or uncertainties that are expected to have a material effect on liquidity, capital resources or operations except as discussed herein. Also, management is not aware of any current recommendations by its regulatory authorities that would have such effect if implemented.

FORWARD-LOOKING STATEMENTS

         The following Management's Discussion and Analysis of Financial Condition and Results of Operations of Trumbull contains certain forward-looking statements, meaning statements that relate to present or future trends or factors affecting the banking industry and specifically the operations, markets and products of Trumbull and its subsidiary, Trumbull Savings. Because of a variety of factors, including but not limited to those related to the economic environment (particularly in the market areas in which Trumbull Savings operates), competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory capital requirements, changes in prevailing interest rates, asset/liability and credit risk management, the financial and securities markets and the availability of and costs associated with sources of liquidity, actual results could differ materially from those set forth in forward-looking statements.

NET INTEREST INCOME

         Trumbull Savings' profitability depends primarily on net interest income, which is the difference between (a) interest income generated by interest-earning assets (i.e., loans and investments) and (b) interest expense incurred on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the difference between the rates of interest earned on interest-earning assets and the rates of interest paid on interest-bearing liabilities, which is commonly referred to as the "net interest rate spread." Net interest income is also affected by the relative amounts of interest-earning assets and interest-bearing liabilities. If the total of interest-earning assets approximates or exceeds the total of interest-bearing liabilities, any positive interest rate spread will generate net interest income. Financial institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its "net yield on interest-earning assets" or "net interest margin," which is net interest income divided by average interest-earning assets.

         As market interest rates change, asset yields and liability costs do not generally change simultaneously. Due to maturity, repricing and timing differences of interest-earning assets and interest-bearing liabilities, earnings are affected differently under various interest rate scenarios. Trumbull Savings has sought to limit these net earnings fluctuations and manage interest rate risk by originating adjustable-rate loans and purchasing relatively short-term and variable-rate investments and securities. The following tables present for the periods indicated, the total amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and net interest margin. All average balances are daily average balances. Non-accruing loans are included in average loan balances.



YIELD ANALYSIS

Year ended September 30                                 1997                        1996                        1995
                                        ---------------------------------------------------------------------------------------
                                        Average                 Yield /  Average              Yield /  Average            Yield /
                                        Balance  Interest       Rate    Balance   Interest    Rate     Balance  Interest   Rate
-------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)

ASSETS
Interest earning assets:
     Taxable loans                      $239,202    $ 18,690     7.81%  $210,561   $16,419    7.80%   $182,425  $14,098   7.73%
     Taxable securities                  231,800      13,891     5.99%   265,252    15,700    5.92%    303,076   18,019   5.95%

                                        --------------------------------------------------------------------------------------
Total interest earning assets            471,002    $ 32,581     6.92%   475,813   $32,119    6.75%    485,501  $32,117   6.62%

Non-interest earning assets               24,069                          23,358                        21,382

                                        --------------------------------------------------------------------------------------
TOTAL                                   $495,071                        $499,171                      $506,883
                                        ======================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
     Demand deposits- int bearing       $ 24,516    $    380     1.55%  $ 22,267   $   391    1.76%     20,279      436   2.15%
     Savings deposits                    105,732       2,790     2.64%   110,775     2,946    2.66%    119,572    3,385   2.83%
     Time deposits                       231,174      12,831     5.55%   235,766    13,082    5.55%    234,176   12,024   5.13%
     Securities sold under agreements
          to repurchase                   18,488         997     5.32%     8,386       449    5.32%     29,924    1,706   5.66%
     Federal Home Loan Bank               63,926       3,607     5.58%    71,993     4,168    5.76%     60,449    3,767   6.36%
          advances

                                       ---------------------------------------------------------------------------------------
Total interest bearing liabilities       443,836    $ 20,605     4.64%   449,187   $21,036    4.68%    464,400   21,318   4.59%

Non-interest bearing liabilities          16,019                          15,595                         9,618

Shareholders' equity                      35,216                          34,389                        32,865
                                       ---------------------------------------------------------------------------------------
 TOTAL                                   $495,071                        $499,171                      $506,883
                                       =======================================================================================



Net Interest Income                                 $ 11,976                       $11,083                       10,799
                                                    ========                       =======                      =======
Net Interest Spread                                              2.28%                        2.07%                       2.03%
                                                               =======                    ========                    ========
Net Interest Margin                                              2.54%                        2.33%                       2.22%
                                                               =======                    ========                    ========




YIELD ANALYSIS
                                                             Nine Month Period Ended June 30,
                                        ---------------------------------------------------------------------------
                                                        1998                                  1997
                                          Average                  Yield /     Average                   Yield /
                                          Balance     Interest      Rate       Balance      Interest      Rate
-------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
     Taxable loans                       $294,472      $16,957       7.68%     $233,474      $13,624       7.78%
     Taxable securities                   181,054        8,274       6.09%      242,372       10,743       5.91%

                                        ---------------------------------------------------------------------------
Total interest earning assets             475,526      $25,231       7.07%      475,846      $24,367       6.83%

Non-interest earning assets                26,272                                20,801

                                        ---------------------------------------------------------------------------
TOTAL                                    $501,798                              $496,647
                                        ===========================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
     Demand deposits- int bearing         $26,502         $308       1.55%      $24,410         $283       1.55%
     Savings deposits                     100,678        1,991       2.64%      106,313        2,098       2.63%
     Time deposits                        238,894        9,938       5.55%      230,635        9,550       5.52%
     Securities sold under agreements
          to repurchase                    15,552          627       5.38%       15,567          633       5.42%
     Note payable                              31            2       8.50%
     Federal Home Loan Bank advances       63,003        2,707       5.73%       68,877        2,880       5.58%
     Amortization of Interest Cap Contract                  68
                                        ---------------------------------------------------------------------------
Total interest bearing liabilities        444,660      $15,641       4.69%      445,802      $15,444       4.62%
                                        ---------------------------------------------------------------------------


Non-interest bearing liabilities           19,487                                15,899

Shareholders' equity                       37,651                                34,946
                                        ---------------------------------------------------------------------------
TOTAL                                    $501,798                              $496,647
                                        ===========================================================================



Net Interest Income                                     $9,590                                $8,923
                                                        ========                            ==========
Net Interest Spread                                                  2.38%                                 2.21%
                                                                   =========                            =========
Net Interest Margin                                                  2.69%                                 2.50%
                                                                   =========                            =========




RATE / VOLUME ANALYSIS

         The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Trumbull Savings' interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate) and (ii) changes in rate (change in rate multiplied by prior year volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately to changes due to volume and changes due to rate.


RATE / VOLUME ANALYSIS


Twelve month Period:                         1997 compared to 1996                    1996 compared to 1995
                                               Due to Changes in                        Due to Changes in
                                       -----------------------------------    ---------------------------------------
                                         Volume       Rate        Total          Volume         Rate         Total
                                       -----------------------------------    ---------------------------------------
(Dollars in thousands)

Increase (decrease) in interest income:
   Taxable loans                         $2,233       $38       $2,271          $2,174          $147      $2,321
   Taxable securities                    (1,980)      171       (1,809)         (2,249)          (70)     (2,319)

                                       -----------------------------------    ---------------------------------------
Total interest income                      $253      $209         $462            $(75)          $77          $2
                                       -----------------------------------    ---------------------------------------


Increase (decrease) in interest expense:
   Demand Deposits- int bearing             $39      $(50)        $(11)            $43          $(88)       $(45)
   Savings deposits                        (134)      (22)        (156)           (249)         (190)       (439)
   Time deposits                           (255)        4         (251)             82           976       1,058
   Securities sold under agreements
      to repurchase                         541         7          548          (1,228)          (29)     (1,257)
   Federal Home Loan Bank advances         (467)      (94)        (561)            719          (318)        401

                                       -----------------------------------    ---------------------------------------
Total interest expense                    $(276)    $(155)       $(431)          $(633)         $351       $(282)
                                       -----------------------------------    ---------------------------------------

                                       -----------------------------------    ---------------------------------------
Total effect on net interest income        $529      $364         $893            $558         $(274)       $284
                                       -----------------------------------    ---------------------------------------





Nine Month Period ended June 30              1998 compared to 1997
                                               Due to Changes in
                                       -----------------------------------
                                         Volume        Rate       Total
                                       -----------------------------------
(Dollars in thousands)
Increase (decrease) in interest income:
   Taxable loans                         $3,513      $(180)     $3,333
   Taxable securities                    (2,802)       333      (2,469)

                                       -----------------------------------
Total interest income                      $711       $153        $864
                                       ===================================


Increase (decrease) in interest expense:
   Demand Deposits- int bearing             $25         $0         $25
   Savings deposits                        (111)         4        (107)
   Time deposits                            344         44         388
   Securities sold under agreements
        to repurchase                        (1)        (5)         (6)
   Note Payable                               2                      2
   Federal Home Loan Bank advances         (252)        79        (173)
     Amortization of Interest Rate Caps                 68          68
                                       -----------------------------------
Total interest bearing liabilities           $7       $190        $197
                                       ===================================

                                       -----------------------------------
Total effect on net interest income        $704       $(37)       $667
                                       -----------------------------------

COMPARISON OF OPERATING RESULTS FOR THE NINE MONTHS ENDED JUNE 30, 1998 AND 1997

         Net Income. Net income for the nine month period ended June 30, 1998 was $2,618,000 compared to $2,515,000 reported for the comparable period in 1997, resulting in an increase of $103,000 or 4.1%. The increase in earnings is primarily due to the company's continuing strategy of changing its asset mix by increasing net loan balances outstanding and decreasing investments in mortgage-backed securities, resulting in a higher overall yield on interest earning assets and ultimately spread. This increased net interest income was partially off-set by an increase in the provision for loan losses and interest expense.

         Interest Income. Interest income for the nine month period ended June 30, 1998 was $25,231,000, up $863,000 or approximately 3.5% from $24,368,000 for the nine month period ended June 30, 1997. Total average interest earning assets declined slightly, from $475.8 million during the nine month period ended June 30, 1997 to $475.5 million for the comparable period during 1998 due to an increase in average net loans outstanding of $61 million while average net investments decreased by $61.3 million. This resulted in an overall yield increase of 24 basis points when comparing total yield on earning assets of 7.07% for the nine month period ended June 30, 1998 to 6.83% for the nine month period ended June 30, 1997.

         Interest Expense. Interest expense rose to $15,641,000 for the nine month period ended June 30, 1998 from $15,444,000 for the comparable period in 1997. This $197,000 increase was due to a combination of a 7 basis point increase in cost of funds partially offset by a small volume variance of approximately $1.1 million as total average interest bearing liabilities decreased from $445.8 million for the nine months ended June 30, 1997 to $444.7 million for the same period in 1998.

         Net Interest Income. Net interest income increased 7.5% to $9,590,000 during the nine month period ended June 30, 1998, up from $8,923,000 during the same period in 1997. The increase was due primarily to the increase in yield on average interest earning assets, resulting from the change in asset mix as discussed above.

         Provision for Loan Losses. The provision for loan losses increased by $134,000 to $180,000 for the nine month period ended June 30, 1998 as compared to $46,000 for the nine month period ended June 30, 1997. This increase was primarily the result of increasing net charge-offs in consumer loans. Net loans outstanding at June 30, 1998 increased by $79 million to $329.2 million as compared to $250.2 million at June 30, 1997. As a percentage of total assets, net loans outstanding at June 30, 1998 was 64.7% as compared to 51% at June 30, 1997. Most of the increase in loans results from increases in real estate loans, yet net charge-offs are occurring primarily on consumer loans. Management feels that the credit risk is acceptable, but is also currently reviewing loan loss reserve levels specifically as they relate to consumer lending activities.

         Noninterest Income. Noninterest income was $1,747,000 for the nine month period ended June 30, 1998 which was an increase of $56,000 as compared to $1,691,000 reported for the comparable period in 1997. Although the net increase was minor, it resulted from a net amount of several larger items. During the nine month period ended June 30, 1998, service charges on deposit accounts was $224,000 higher, net gain on sale of securities was $104,000 higher, net gain on sale of loans was $107,000 higher and other operating income was $61,000 higher than the comparable period in 1997. These increases were offset by a decrease in loan servicing fees net of valuation of $440,000 during the nine month period ended June 30, 1998 as compared to the nine month period ended June 30, 1997. The decrease in loan servicing fees net of valuation was due to a combination of an increase in the market valuation allowance of $334,000 due to a low interest rate environment and increased prepayment risk, and the remaining decrease of $106,000 was due to lower loan servicing balances.

         Noninterest Expense. Noninterest expense was $7,001,000 for the nine month period ended June 30, 1998 compared to $6,746,000 for the comparable period in 1997 resulting in a $255,000 increase. The $255,000 increase in noninterest expense was primarily due to an increase of $349,000 in professional fees, which included legal, accounting and investment banking expenses related to the proposed merger with Second Bancorp.

         Provision for Income Taxes. Provision for income taxes was $1,537,000 for the nine month period ended June 30, 1998 as compared to $1,307,000 for the nine month period ended June 30, 1997 resulting in a $230,000 increase. This increase was a result of increased pre-tax income, as well as certain merger related expenses that are not deductible for federal income tax purposes, during the nine month period ended June 30, 1998 as compared to the comparable period in 1997.

COMPARISON OF OPERATING RESULTS FOR YEARS ENDED SEPTEMBER 30, 1997 AND 1996

         Net Income. Net income for 1997 was $3,365,000 as compared to $834,000 for 1996 resulting in an increase of $2,531,000 or $2.91 per share. In 1996 all SAIF (Savings Association Insurance Fund of the FDIC) insured institutions were required to take a one time charge against income to recapitalize the insurance fund. Trumbull's contribution amounted to $2,470,000 on a pre-tax basis, resulting in an after tax charge against earnings of $1,630,000 or $1.87 per share. The remaining increase in 1997 compared to 1996 came primarily from net interest income, due to the company's continuing strategy of changing its asset mix by increasing net loan balances outstanding and decreasing investments in mortgage-back securities, thereby contributing to the increase in spread from 2.07% in 1996 to 2.27% in 1997. Noninterest income also contributed to the increase in earnings, primarily due to the growth in fees earned on deposit accounts resulting from the continued success of the "High Performance Checking" program first implemented in January 1995.

         Interest Income. Interest income for 1997 was $32,581,000 compared to $32,119,000 for 1996, resulting in a $462,000 increase. Although total average interest earnings assets decreased slightly in 1997 to $471.0 million as compared to $475.8 million for 1996, average net loans outstanding increased by $28.6 million while average net investments decreased by $33.5 million. This resulted in an overall yield increase of 0.17% when comparing 1997's total yield on interest earning assets of 6.92% to 1996's yield of 6.75%.

         Interest Expense. Total interest expense decreased $431,000 to $20,605,000 in 1997 from $21,036,000 in 1996. This decrease is due to a combination of a decrease in average interest bearing liabilities outstanding of approximately $5.4 million and a decrease in average cost of funds of approximately 0.04%. With regard to average cost of funds, Trumbull lowered its rate paid on interest bearing checking accounts from 2.15% to 1.75% on October 31, 1995 and again from 1.75% to 1.55% on April 15, 1996. The remaining interest bearing liabilities adjusted with general market interest rates. The Federal Open Market Committee (FOMC) lowered the discount rate by 0.25% on December 20, 1995 and again by another 0.25% on January 31, 1996. The FOMC raised the rate by 0.25% on March 25, 1997 where it remains unchanged to date.

         Provision for Loan Losses. The provision for loan losses increased by $80,000 to $140,000 in 1997 as compared to $60,000 in 1996. This increase was primarily the result of increased net charge-offs on consumer loans. Net loans outstanding as a percentage of total assets at September 30, 1997 was 54.3% compared to 44.5% at September 30, 1996.

         Noninterest Income. Noninterest income totaled $2,335,000 in 1997 compared to $1,825,000 in 1996 resulting in an increase of $510,000. The primary component contributing to this increase was service charges on deposit accounts which increased by $314,000 in 1997 compared to 1996. This 41.7% increase was due to the successful implementation and growth of the "High Performance Checking" program implemented in January 1995. Net gain on the sale of loans increased by approximately $208,000 in 1997 compared to 1996. There was also an increase in loan service fees of $23,000 and other operating income increased by $45,000 during 1997 as compared to 1996. The increases in noninterest income were partially offset by an increase in loss on sale of securities of $80,000.

         Noninterest Expense. Noninterest expense was $9,062,000 in 1997 compared to $11,577,000 in 1996 resulting in a $2,515,000 decrease. In 1996 all SAIF insured institutions were required to take a one time charge against income to recapitalize the insurance fund. Trumbull's contribution was $2,470,000 which was expensed in 1996.

         Provision for Income Taxes. The provision for income taxes increased $1,307,000 to $1,744,000 in 1997 from $437,000 in 1996. This increase was a result of increased pre-tax income during 1997 as compared to 1996.

COMPARISON OF OPERATING RESULTS FOR YEARS ENDED SEPTEMBER 30, 1996 AND 1995

         Net Income. Net income for 1996 was $834,000 as compared to $2,004,000 for 1995 resulting in an decrease of $1,170,000 or $1.35 per share. In 1996 all SAIF insured institutions were required to take a one time charge against income to recapitalize the insurance fund. Trumbull's contribution amounted to $2,470,000 on a pre-tax basis, resulting in an after tax charge against earnings of $1,630,000 or $1.87 per share.

         Interest Income. Interest income for 1996 was $32,119,000 compared to $32,117,000 for 1995 resulting in a $2,000 increase. This increase was due to a combination of a decrease in average interest bearing assets in 1996 compared to 1995 resulting in a decreasing effect on interest income of $75,000, offset by an increase in average yield in 1996 compared to 1995 of 0.13% resulting in an increasing effect on interest income of $77,000. The increase in overall yield is primarily a result of the continuing shift in interest earning assets from investments, which tend to be lower yielding assets, to loans which tend to be higher yielding assets.

         Interest Expense. Total interest expense decreased $282,000 to $21,036,000 in 1996 from $21,318,000 in 1995. This decrease is due to a decrease in average interest bearing liabilities in 1996 compared to 1995 resulting in a decreasing effect on interest expense of $633,000 which was partially offset by an increase in cost of funds in 1996 compared to 1995 of 0.09% resulting in an increasing effect on interest expense of $351,000.

         Provision for Loan Losses. The provision for loan losses remained the same for 1996 and 1995 at $60,000 for each year. Net charge-offs on real estate loans for both years was minor. Net charge-offs on consumer loans increased from approximately $36,000 in 1995 to $132,000 in 1996, however management felt that the loan loss reserve balance at year end 1996, although less than the reserve balance at year end 1995, was adequate for the risk characteristics of the loan portfolio.

         Noninterest Income. Noninterest income total was $1,825,000 in 1996 compared to $1,706,000 in 1995 resulting in an increase of $119,000. Service charges on deposit accounts increased $246,000 in 1996 compared to 1995 representing a 48.4% increase. This increase was due to the successful implementation and growth of the "High Performance Checking" program implemented in January 1995. Other operating income also increased by $225,000 in 1996 compared to 1995, partly due to increased late fee income earned on the company's growing portfolio of loans owned and loans serviced for others. Somewhat offsetting these increases was the decrease in the net gain on the sale of securities available for sale which decreased by $202,000 in 1996 compared to 1995. In addition, the net loss on the sale of loans increased by $105,000 in 1996 compared to 1995 and loan service fees decreased by $44,000 in 1996 compared to 1995.

         Noninterest Expense. Noninterest expense was $11,577,000 in 1996 compared to $9,318,000 in 1995 resulting in an increase of $2,259,000. In 1996 all SAIF insured institutions were required to take a one time charge against income to recapitalize the insurance fund. Trumbull's contribution was $2,470,000 which was expensed in 1996.

         Provision for Income Taxes. The provision for income taxes decreased $686,000 to $437,000 in 1996 from $1,123,000 in 1995. This decrease was a result of decreased pre-tax earnings in 1996 as compared to 1995. In addition, Trumbull's effective tax rate decreased from 35.9% in 1995 to 34.4% in 1996.

COMPARISON OF JUNE 30, 1998 AND SEPTEMBER 30, 1997 FINANCIAL CONDITION

         Total assets increased to $508,515,000 at June 30, 1998 as compared to $482,403,000 at September 30, 1997, resulting in an increase of $26,112,000 or 5.4%. This increase was funded by a $24.7 million increase in borrowed funds offset by a $1 million decrease in deposits, and a $1.8 million increase in shareholders' equity, primarily due to the retention of earnings.

         Total net loans outstanding increased to $329,249,000 at June 30, 1998 as compared to $262,781,000 at September 30, 1997, resulting in an increase of $66,468,000 or 25.3%. Most of this increase was due to single family home loans which increased approximately $60.2 million, consumer loans also increased by approximately $8.7 million, while commercial loans increased by $0.1 million. Included in total net loans outstanding are single family home loans held for sale of $9.8 million at June 30, 1998 and $0.9 million at September 30, 1997. Much of the increased activity in single family home lending is due to Trumbull's Loan Production Office which opened for business in February 1997 as well as the favorable interest rate environment. During the nine month period ended June 30, 1998 Trumbull originated a total of $112 million of single family first mortgage home loans from all sources and purchased an additional $9.2 million through brokers. During this period Trumbull sold $22.4 million of these loans in the secondary market retaining the servicing rights. During the nine month period ended June 30, 1997 Trumbull originated a total of $42.8 million of single family first mortgage home loans from all sources and purchased an additional $5.3 million through brokers. During this period Trumbull sold $5.1 million of these loans in the secondary market.

         Total securities decreased to $154,619,000 at June 30, 1998 as compared to $195,713,000 at September 30, 1997 resulting in a decrease of $41.1 million or 21%. During the nine month period ended June 30, 1998 Trumbull purchased $40.1 million and sold $15.5 million of securities, and approximately $65.9 million was received as repayment of principal. Trumbull's continuing strategy is to change the interest earning asset mix over time by decreasing security balances outstanding and increasing investments in real estate loans and consumer lending. Of the $154,619,000 of total securities outstanding at June 30, 1998, $20,515,000, or 13.3%, are classified as available-for-sale with the remainder classified as held-to-maturity. Of the $195,713,000 of total securities outstanding at September 30, 1997, $25,195,000, or 12.9%, are classified as available-for-sale with the remainder classified as held-to-maturity.

         Investment in premises and equipment increased to $5,299,000 at June 30, 1998 as compared to $4,899,000 at September 30, 1997 resulting in an increase of $400,000. In January 1998 Trumbull purchased land for $450,000 in Twinsburg, Ohio with the intention of building a new full service branch office. The branch is expected to be opened by the first or second quarter of 1999.

         Total deposits decreased to $371,829,000 at June 30, 1998 as compared to $372,823,000 at September 30, 1997, a decrease of approximately $1 million. Trumbull continues to emphasize several marketing plans including cross selling efforts related to the "High Performance Checking" program, to minimize deposit shrinkage and encourage growth.

         Total borrowings increased to $93,062,000 at June 30, 1998 as compared to $68,339,000 at September 30, 1997 resulting in an increase of $24.7 million. Trumbull increased its borrowings as a means to fund its efforts to grow the loan portfolio.

         Total shareholders' equity increased to $38,375,000 at June 30, 1998 as compared to $36,618,000 at September 30, 1997, an increase of $1,757, 000. The increase was due to year-to-date net income of $2.6 million, a $0.08 million decrease in unrealized loss on securities available for sale, and was partially offset by payment of cash dividends totaling $1.08 per share or $0.9 million. Total shareholders' equity as a percentage of total assets at June 30, 1998 was 7.55% compared to 7.59% at September 30, 1997. Trumbull's equity exceeded all regulatory capital requirements at June 30, 1998 and September 30, 1997.

COMPARISON OF SEPTEMBER 30, 1997 AND 1996 FINANCIAL CONDITION

         Total assets decreased to $482,359,000 at September 30, 1997 as compared to $493,697,000 at September 30, 1996, resulting in a decrease of $11,338,000 or 2.3%. This decrease was used to fund a $1.1 million decrease in deposits and to contribute to the repayment of $12 million in borrowed funds.

         Total net loans outstanding increased to $262,781,000 at September 30, 1997 as compared to $220,105,000 at September 30, 1996, resulting in an increase of $42,676,000 or 19.4%. Most of this increase was due to single family home loans which increased approximately $40.5 million. Consumer loans also increased by approximately $2.3 million, while commercial real estate loans decreased by $0.8 million. Included in total net loans outstanding are single family home loans held for sale of $0.9 million at September 30, 1997 and $0.3 million at September 30, 1996. Much of the increased activity in single family home lending is due to Trumbull's Loan Production Office which opened for business in February 1997, as well as the favorable interest rate environment. During the twelve month period ended September 30, 1997 Trumbull originated a total of $64 million of single family first mortgage home loans from all sources and purchased an additional $5.4 million through brokers. During this period Trumbull sold $11.7 million of these loans in the secondary market retaining the servicing rights. During the twelve month period ended September 30, 1996 Trumbull originated a total of $46.9 million of single family first mortgage home loans from all sources and purchased an additional $9.9 million through brokers. During this period Trumbull sold $12.6 million of these loans in the secondary market.

         Total securities decreased to $195,713,000 at September 30, 1997 as compared to $251,306,000 at September 30, 1996, a decrease of $55.6 million or 22.1%. During the twelve month period ended September 30, 1997 Trumbull purchased $3 million and sold $19.7 million of securities, and approximately $38.7 million was received as repayment of principal. Trumbull's continuing strategy is to change the interest earning asset mix over time by decreasing security balances outstanding and increasing investments in real estate loans and consumer lending. Of the $195,713,000 of total securities outstanding at September 30, 1997, $25,195,000, or 12.9%, are classified as available-for-sale with the remainder classified as held-to-maturity. Of the $251,306,000 of total securities outstanding at September 30, 1996, $53,564,000, or 21.3%, are classified as available-for-sale with the remainder classified as held-to-maturity.

         Total deposits decreased to $372,823,000 at September 30, 1997 as compared to $373,927,000 at September 30, 1996, a decrease of $1.1 million.

         Total borrowings decreased to $68,274,000 at September 30, 1997 as compared to $80,367,000 at September 30, 1996 resulting in a decrease of $12 million. Trumbull used cash flows generated from its security portfolios to repay borrowings with the intent to redeploy the funds into loans.

         Total shareholders' equity increased to $36,639,000 at September 30, 1997 as compared to $33,829,000 at September 30, 1996 resulting in an increase of $2,810,000. The increase was due to 1997 net income of $3.4 million, a $0.4 million decrease in unrealized loss on securities available for sale, and was partially offset by payment of cash dividends totaling $1.18 per share or $1 million. Total shareholders' equity as a percentage of total assets at September 30, 1997 was 7.59% compared to 6.85% at September 30, 1996. Trumbull's equity exceeded all regulatory capital requirements at September 30, 1997 and 1996.


                                    LIQUIDITY

         Management of Trumbull's liquidity position is necessary to ensure that funds are available to meet the cash flow needs of depositors and borrowers as well as the operating cash needs of Trumbull. Trumbull's asset liability committee ("ALCO") is responsible for measuring, monitoring and managing liquidity. Funds are available from a number of sources including maturing securities, payments made on loans, the acquisition of new deposits, the sale of packaged loans, the sale of securities in Trumbull's available-for-sale portfolio, borrowings through reverse repurchase agreements and borrowing from the FHLB (current capacity of $97 million, could be extended to $165 million with additional FHLB stock purchases). The parent company's only major source of funding is dividends received from Trumbull Savings. Trumbull Savings is subject to regulation and may be limited in its ability to pay dividends to the parent company. Accordingly, consolidated cash flows may not represent cash available to common stockholders.


                                    YEAR 2000

         The Year 2000 ("2K") issue refers to computer programs being written using two digits rather than four to define an applicable year. Any of a company's hardware, data-driven automated equipment or computer programs that have a two-digit field to define the year may recognize a date using "00" as the year 1900 rather than the year 2000. This faulty recognition could result in a system failure, disruption of operations, or inaccurate information or calculations. Similar to other companies, Trumbull faces the challenge of ensuring that all computer-related functions will work properly in the year 2000 and beyond.

         As a result of the recognition of this potential problem, Trumbull had initially addressed the issue by forming a task force to plan and implement any changes necessary to ensure year 2000 readiness. However, this task force suspended its activities subsequent to the announcement of the Merger. Management of Trumbull anticipates that all data processing applications will be converted to systems maintained by Second Bancorp subsequent to the Merger, and prior to January 1, 2000. Based on the anticipated conversion to systems maintained by Second Bancorp, management has not prepared formal contingency plans relative to Y2K. In addition, Trumbull has not, nor does it expect to, incur any direct costs related to the Y2K issue.

         In the event the Merger would not be approved by stockholders, Trumbull would resume the activities of the Y2K task force. Management has been informed that the data center which processes its core data processing systems is currently in the testing phase of its year 2000 readiness plan and that the service provider anticipates achieving year 2000 readiness by December 31, 1998. If it was determined that this data center could not be year 2000 ready, Trumbull anticipates that the parent company of the data center would convert Trumbull's core processing applications to another data center in its network which is or will be year 2000 ready.

                                CAPITAL RESOURCES

         Total shareholders' equity increased from $33,829,0000 at September 30, 1996 to $36,618,000 at September 30, 1997. Most of this increase resulted from net income and was partially offset by the payment of cash dividends and the impact of changes in market values on the securities available-for-sale. Future volatility in shareholders' equity is expected, as changes in market rates of interest impact the market value of Trumbull's securities held in the available-for-sale portfolio.

         Banking regulations have established minimum capital ratios for banks. As a result, Trumbull Savings must meet a risk-based capital requirement, which defines the two tiers of capital and compares each to Trumbull Savings' "risk-weighted assets." Trumbull Savings' assets and certain off-balance sheet items, such as loan commitments, are each assigned a risk factor so that assets with potentially higher credit risk will require more capital support than assets with lower risk. These regulations require Trumbull Savings to have a minimum total risk-based capital ratio of 8%, at least half of which must be Tier 1 capital. Trumbull Savings' Tier 1 capital is its shareholders' equity before any gain or loss on securities available-for-sale, less certain intangibles and the non-qualifying portion of mortgage loan servicing rights asset, while total risk-based capital includes Tier 1 capital and a limited amount of the allowance for loan losses.

         The following table summarizes Trumbull Savings' capital ratios in comparison to minimum requirements.

                                  September 30, 1997           September 30, 1996            September 30, 1995
                                ------------------------    --------------------------   ---------------------------
                                  Amount     Percent          Amount       Percent          Amount       Percent
                                ------------------------    --------------------------   ---------------------------
Leverage
Actual                            $35,772      7.34%         $33,164        6.72%           $32,832       6.64%
   Minimum Required                14,622      3.00%          14,801        3.00%            14,832       3.00%


Tier 1 Risk-based Capital
-------------------------

   Actual                          35,772     15.70%          33,164       16.05%            32,832      15.89%
   Minimum Required                 9,116      4.00%           8,264        4.00%             7,864       4.00%




Total Risk-based Capital

   Actual                          37,231     16.34%          34,626       16.76%            34,381      17.49%
   Minimum Required                18,231      8.00%          16,527        8.00%            15,728       8.00%


Risk Adjusted Assets              227,889                    206,590                        196,603

         The payment of dividends by Trumbull to its shareholders is subject to restrictions by its regulatory authorities, which generally limit dividends to the current and prior two years retained earnings, as defined by regulation. In addition, banks are precluded from paying dividends that would reduce regulatory capital below established minimums. See "REGULATION OF FINANCIAL INSTITUTIONS -- Limits on Dividend and Other

Payments." The Agreement also sets forth certain limitations on the payment of dividends by Trumbull to its shareholders.

                               IMPACT OF INFLATION

         Consolidated financial data included herein has been prepared in accordance with generally accepted accounting principles (GAAP). Presently, GAAP requires the measurement of financial position and operating results in terms of historical dollars, except for securities available for sale which are carried at fair value. Changes in the relative value of money due to inflation or recession are generally not considered.

         In management's opinion, changes in interest rates affect the financial condition of Trumbull to a far greater degree than changes in the inflation rate. While interest rates are greatly influenced by changes in the inflation rate, they do not move concurrently. Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as changes in monetary and fiscal policy. A financial institution's ability to be relatively unaffected by changes in interest rates is a good indicator of its capability to perform in today's volatile economic environment. In an effort to protect itself from the effects of interest rate volatility, Trumbull reviews its interest rate risk position frequently, monitoring its exposure and taking necessary steps to minimize any detrimental effects on Trumbull's profitability.

RECENT ACCOUNTING PRONOUNCEMENTS


          In June 1997, the FASB issued SPAS No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accountings standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Income tax effects must also be shown. This Statement is effective for fiscal years beginning after December 15, 1997.


         In June 1997, the FASB issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997.

         In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 addresses the accounting for derivative instruments and certain derivative instruments embedded in other contracts, and hedging activities. The statement standardizes the accounting for derivative instruments by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. This statement is effective for all fiscal years beginning after June 15, 1999.


           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

ASSET LIABILITY MANAGEMENT

         The asset/liability committee ("ALCO") includes Trumbull's chief executive officer, chief financial officer, chief lending officer and the executive officer responsible for retail deposit operations. The ALCO meets at least once per month to monitor and discuss lending strategies, funding strategies, investment strategies, monitor adherence to and analyze significant variances with Trumbull's business plan, as well as interest rate risk exposure and strategies. Trumbull measures and monitors interest rate risk from the perspectives of acceptable levels of changes in the economic value of equity, also referred to as net portfolio value ("NPV") and net interest income.

         On a quarterly basis, Trumbull's chief financial officer prepares the interest rate risk report using computer simulation. The computer model uses the concepts of duration analysis and discounted cash flows. Changes to Trumbull's NPV and net interest income is simulated using instant and permanent interest rate shocks of plus and minus 400 basis points ("bps") in increments of 100 bps. These results are then compared to the limits imposed by the Board of Directors to determine compliance, and also compared to prior periods to determine the effect of previously implemented strategies. These reports are monitored and analyzed by the ALCO and the Board of Directors on at least a quarterly basis. If estimated changes to NPV and/or net interest income are not within the limits established by the Board of Directors, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board approved limits.


         Historically, Trumbull has had higher interest rate risk as compared to an OTS-regulated thrift peer group. Trumbull believes that the interest rate risk component in the overall risk profile of the entity is acceptable primarily due to lower levels of other component risk factors. Specifically, Trumbull believes its credit risk is relatively low primarily because of the asset mix. Approximately 53% ($260 million) of its interest earning assets at June 30, 1998, is invested in single family home loans, with low to moderate credit risk and approximately 32% ($154 million) is invested in U.S. Government agency-backed securities with little if any credit risk. Trumbull's business strategy continues to concentrate on increasing the loan portfolios while decreasing the security portfolios. Because the increase in loans in recent months has been primary long-term fixed rate residential real estate loans, interest rate risk has also been increasing. Management has purchased three interest rate cap contracts as a means of managing the growing exposure. In addition, management has recently decided to sell substantially all new 30 year fixed rate mortgage loans and increase sales of 15 year fixed rate mortgage loans. This will result in a smaller asset size and will help lessen the growing interest rate risk exposure to potential future interest rate increases. However, by initiating these techniques to control and/or lower the company's interest rate risk, the company will be foregoing some current income, which management believes is a prudent trade-off.


         Although Trumbull Savings' loan portfolio has increased in terms of dollars and in terms of a percentage of total assets, due to the strategy of changing the asset mix, and therefor overall delinquencies have increased, loan loss reserves have not increased. Most of the increase in Trumbull Savings' loan portfolio is from real estate loans. Management is aware that increased delinquencies in real estate loans does not necessarily mean an increase in loan losses. However, management is also aware that the reserve for loan losses as a percentage of total loans have been decreasing over the five year period ended September 30, 1997. SEE "SUMMARY OF LOAN LOSS EXPERIENCE AND CHARGE-OFFS." Net charge-offs on real estate loans have been consistently minor over this period, but net charge-offs on consumer loans have increased substantially. During 1997, Trumbull Savings' loan loss provision charged to current earnings was approximately $141,000. Yet during 1997 net charge-offs on real estate loans totaled approximately $11,000 while net charge-offs on consumer loans totaled approximately $176,000. Management further increased the provision for loan losses by $180,000 charge to current earnings during the nine month period ended June 30, 1998. During this nine month period, net charge-offs on real estate loans totaled approximately $46,000 and net charge-offs on consumer loans totaled approximately $222,000. Management feels that the credit risk is acceptable, and is currently reviewing loan loss reserve levels relative to consumer lending activities. Trumbull's interest rate risk exposure during the past three years is summarized below:


         PERCENTAGE CHANGE IN NET PORTFOLIO VALUE

                          Change in
             Board         Interest        6-30-98         9-30-97          9-30-96        9-30-95
             Limit          Rates

             -80%            4.00%            -76%           -66%             -68%          -81%
             -60%            3.00%            -56%           -47%             -50%          -59%
             -40%            2.00%            -37%           -30%             -31%          -37%
             -20%            1.00%            -17%           -13%             -14%          -18%
               0%            0.00%              0%             0%               0%            0%
             -20%           -1.00%             -1%             6%              11%           10%
             -40%           -2.00%             -8%             1%              14%           14%
             -60%           -3.00%             -5%             1%              18%           19%
             -80%           -4.00%              0%             9%              25%           27%




         PERCENTAGE CHANGE IN NET INTEREST INCOME (12 month horizon)

                          Change in
            Board          Interest        6-30-98         9-30-97         9-30-96        9-30-95
            Limit           Rates

              40%            4.00%           -18%            -25%            -34%           -22%
             -30%            3.00%           -10%            -15%            -22%           -15%
             -20%            2.00%            -3%             -5%            -14%            -8%
             -10%            1.00%            -1%             -1%             -6%            -3%
               0%            0.00%             0%              0%              0%             0%
             -10%           -1.00%            -2%             -1%              5%             0%
             -20%           -2.00%            -4%             -3%              8%            -2%
             -30%           -3.00%            -8%             -7%              6%            -6%
             -40%           -4.00%           -12%            -10%              3%           -10%


         The NPV calculations are based on the net present value of discounted cash flows utilizing market prepayment assumptions provided by a financial consulting firm and market rates of interest for each asset and liability product type based on their characteristics. The NPV data presented above for periods September 30, 1996 and 1995 have been calculated by OTS based on information provided by Trumbull. The NPV data presented for September 30, 1997 and June 30, 1998 has been calculated by Trumbull using computer simulation. The theoretical projected change in net interest income over a twelve month period under each of the instantaneous and permanent rate shocks have been calculated by Trumbull using computer simulation.

         Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Deposit decay rate is an internal estimate of deposit run off based on certain variables including interest rate scenarios. Further, the computations do not contemplate any actions Trumbull may undertake in response to changes in interest rates.

         Substantially all long-term, fixed-rate mortgages are underwritten according to guidelines of the Federal Home Loan Mortgage Corporation ("FHLMC") and the Federal National Mortgage Association ("FNMA"). From time to time Trumbull may sell portions or all of its current long-term fixed-rate mortgage loan production as a means of managing interest rate risk as well as generating fee income. Sales are executed through either swapping the loans with FHLMC or FNMA in exchange for mortgage-backed securities secured by such loans which are then sold, or the loans are sold directly for cash in the secondary market.

         Trumbull also uses interest rate caps as a means of managing interest rate risk. At June 30, 1998 Trumbull had the following interest rate caps on its books: two 5 year 6% LIBOR caps maturing December 2002 with combined notional value of $20.9 million, and one 3 year 6% LIBOR cap maturing January 2001 with a notional value of $10 million.


                              BUSINESS OF TRUMBULL

GENERAL

         Headquartered in Warren, Ohio, Trumbull is a unitary savings and loan holding company registered with the Office of Thrift Supervision of the United States Department of the Treasury ("OTS"). Trumbull was organized under Ohio law on July 17, 1997 for the purpose of serving as the holding company for Trumbull Savings. The holding company reorganization of Trumbull Savings was approved by shareholders at an August 20, 1997 special meeting and completed on January 15, 1998. As a result of the holding company reorganization of Trumbull Savings, shareholders of Trumbull Savings became shareholders of Trumbull and Trumbull Savings became a wholly owned subsidiary of Trumbull. The principal asset of Trumbull is the common stock of Trumbull Savings. Trumbull has no significant business operations independent of Trumbull Savings.

         The Second National Bank of Warren, a commercial bank and wholly owned subsidiary of Second Bancorp, provided financing in the form of a $65,000 line of credit to Trumbull in order for Trumbull to finance the costs and expenses associated with the holding company reorganization. The line of credit was retired promptly following completion of the holding company reorganization. The line of credit was extended on arm's-length terms and in the ordinary course of business by The Second National Bank of Warren.

         Organized as an Ohio-chartered savings and loan association in February of 1889 under the name, "The Trumbull Building and Loan Association," Trumbull Savings' name was changed to "The Trumbull Savings and Loan Company" in 1900. The great-grandfather of Director Phyllis J. Izant and Director James R. Izant was Robert T. Izant, a founder of Trumbull Savings. After serving as President of Trumbull Savings since 1900, Robert T. Izant was succeeded as President in 1934 by his son, James Izant, who in turn was succeeded as President in 1960 by his son, Robert Izant, II. Robert Izant, II, father of James R. and Phyllis J. Izant, served as President until his death in 1985. James R. and Phyllis J. Izant are two of the seven members of the Trumbull Board of Directors. James R. Izant also serves as Trumbull's and Trumbull Savings' Executive Vice President and Secretary. James R. and Phyllis J. Izant and their two sisters are all of the partners of the Izant Family Partnership. Each of the four Izant siblings owns an equal share of the Izant Family Partnership. James R. and Phyllis J. Izant, their two sisters and the Izant Family Partnership are collectively the largest shareholders of Trumbull, with combined ownership of 420,639 shares, or 48.38% of Trumbull's outstanding shares (including shares as to which any of the four Izant siblings has voting or investment control). See "SECURITY OWNERSHIP OF TRUMBULL."

         According to regulatory filings made with the OTS by the Izant Family Partnership, the Izant Family Partnership was created for estate administration purposes by the four Izant siblings. According to the regulatory filings, upon the death in 1995 of the Izants' mother, Trumbull Savings shares held by their mother in separate trusts of which she was trustee were distributed to the four Izant children, who thereafter formed and contributed such shares of Trumbull Savings common stock to the Izant Family Partnership. James R. Izant and his sister, Elizabeth A. Izant, are co-managers of the Izant Family Partnership. Because the Izant Family Partnership owned substantially in excess of 25% of Trumbull Savings' shares, the technical requirements of OTS regulations are such that the Izant Family Partnership was required to register with the OTS as a holding company of Trumbull Savings, which the Izant Family Partnership did in 1997.

         With shareholder approval, Trumbull Savings converted from a savings and loan association charter to a savings bank charter under Ohio law effective June 11, 1997. Prior to the charter conversion, Trumbull Savings' principal federal regulator was the OTS. As a result of the conversion, Trumbull Savings' principal federal regulator is the Federal Deposit Insurance Corporation (the "FDIC"). Trumbull Savings is also subject to regulation by the Division of Financial Institutions of the Ohio Department of Commerce (the "Division").

         Through its subsidiary Trumbull Savings, Trumbull is engaged principally in the business of making mortgage loans to finance the purchase, construction or improvement of one- to four-family residential real estate or other real property located in its primary market areas. Loan funds are obtained primarily from customer deposits, which are insured up to applicable limits by the FDIC, loan repayments, advances from the Federal Home Loan Bank of Cincinnati (the "FHLB of Cincinnati") and other borrowings. Interest earned on such loans and investments is the primary source of revenue of Trumbull Savings. In addition to originating and purchasing loans, Trumbull Savings invests in U.S. Government and agency obligations and mortgage-backed securities.

         Trumbull Savings conducts its principal business activities through its main office and four branch offices in Trumbull County, Ohio, and two branch offices in Jefferson County, Ohio. Trumbull Savings also recently obtained regulatory approval to establish a new branch facility in Twinsburg in Summit County, Ohio, which is expected to open for business by the first or second quarter of 1999. In addition to its branch offices, Trumbull Savings also has a loan production office in Solon, Ohio.

         As a savings and loan holding company, Trumbull is subject to regulation, examination, and supervision by the OTS and by the Division. As a savings bank incorporated under the laws of the State of Ohio, Trumbull Savings is subject to regulation, supervision and examination by the FDIC and the Division. Trumbull Savings is also a member of the FHLB of Cincinnati. See "SUPERVISION AND REGULATION."

LENDING ACTIVITIES

         General. The principal lending activity of Trumbull Savings is the origination of conventional fixed-rate and adjustable-rate mortgage loans for the acquisition or construction of one- to four-family residences located in the primary markets of Trumbull Savings. Trumbull Savings is also approved to originate mortgage loans insured by the Federal Housing Administration and guaranteed by the Veterans Administration, but has only originated a few such loans, substantially all of which have been sold in the secondary market with servicing released. Trumbull's secondary lending activities are the origination of consumer loans (secured and unsecured), including automobile, home improvement, credit card and home equity line of credit loans, as well as small business loans, including lines of credit and term loans. In addition to single family residential real estate lending and consumer lending, and to a much lesser extent, Trumbull also originates loans secured by multi-family properties, including mortgage loans on condominiums and apartment buildings, and by nonresidential properties, including retail, office and other types of business facilities. Trumbull Savings' total loans at June 30, 1998 totaled approximately $329.2 million which represented approximately 65% of total assets.

         Loan Portfolio Composition. The following table sets forth certain information concerning the composition of the loan portfolio of Trumbull Savings at the dates indicated.


                                                               (IN DOLLARS)

                                                              At September 30,
                                At            ------------------------------------------------------------------------------
                          June 30, 1998       1997           1996           1995            1994            1993
                          -------------       ----           -----          -----           -----           ----
Real Estate Loans:
     Residential          $243,532,050    196,133,432    $157,485,914    $147,472,355     $118,189,384   $114,662,066
     Commercial              8,995,162      8,892,022       9,696,177      10,689,222       11,061,659     10,510,693
     Construction            6,799,094      2,919,543       1,684,254         905,560        1,208,400         62,000
Consumer                    63,746,218     55,054,295      52,786,692      40,919,638       31,179,005     25,269,976
Loans held-for-sale          9,830,630        918,493         295,800         801,440          917,850      4,092,800
                          ---------------------------------------------------------------------------------------------
                           332,903,154    263,917,785     221,948,837     200,788,215      162,556,298    154,597,535
                          ---------------------------------------------------------------------------------------------

Undistributed portion of
     loans in process       (3,675,614)      (821,132)     (1,312,348)       (587,073)     (1,973,560)     (1,398,607)
Net deferred loan
     origination costs       1,354,911      1,143,600         974,286         723,483         285,965        (138,339)
Allowance for loan losses   (1,333,281)    (1,459,408)     (1,506,000)     (1,587,000)     (1,567,000)     (1,522,744)
                          ---------------------------------------------------------------------------------------------

Balance end of period     $329,249,170   $262,780,845    $220,104,775    $199,337,625    $159,301,703    $151,537,845
                          =============================================================================================

         Real Estate Loans -- Residential. The primary lending activity of Trumbull Savings is the origination of conventional loans for the acquisition or construction of one- to four-family residential properties located within the primary markets of Trumbull Savings. Each of such loans is secured by a mortgage or deed of trust on the underlying real estate and improvements thereon.

         FDIC regulations and Ohio law limit the amount Trumbull Savings may lend in relationship to the appraised value of the real estate and improvements thereon at the time of loan origination. In accordance with such regulations, Trumbull Savings makes loans on single-family residences up to 97% of the value of the real estate improvements (the "Loan-to-Value Ratio" or "LTV"). Although Trumbull Savings makes loans in excess of a 95% LTV, most of such loans are insured by a third party to reduce exposure to a 80% LTV or less. Generally, Trumbull Savings requires private mortgage insurance and/or charges premium interest rates for loans over 80% LTV. See "Non-accrual, past due and restructured loans - Potential problem loans."

         Trumbull Savings offers fixed-rate loans and adjustable-rate mortgage loans ("ARMs") with initial interest rate adjustment periods generally of one year, three years, five years or seven years. The new rate of interest at each adjustment date is determined by adding a stated margin to an index identified at the time the loan is originated: the longer the period before adjustment, the higher the rate of interest to compensate Trumbull Savings for the increased exposure to risk resulting from interest-rate fluctuations during the fixed-rate period. The maximum adjustment at each adjustment date for one-year ARMs is usually 2%, with a maximum adjustment of 6% over the life of the loan.

         Residential mortgage loans offered by Trumbull Savings are usually for terms of 10 to 30 years. Due to the long-term nature of an investment in mortgage loans, such loans could have an adverse effect upon the net interest margin of a lender if such loans do not reprice as quickly as the lender's cost of funds. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TRUMBULL." Experience during recent years demonstrates that, as a result of prepayments in connection with refinancing and sales of the underlying properties, residential loans generally remain outstanding for periods that are substantially shorter than the stated maturity of such loans.

         Trumbull also originates single family second mortgage real estate loans. Second mortgage loans are generally fixed rate amortizing loans with maturities of ten to fifteen years. At June 30, 1998 Trumbull had approximately $10 million of second mortgage loans.

         At June 30, 1998, Trumbull Savings had a total of approximately $270 million real estate loans of which approximately $112 million are adjustable rate loans (approximately 41%) and approximately $158 million (approximately 59%) are fixed rate loans.

         Real Estate Loans -- Commercial. Trumbull Savings originates loans secured by other real estate, including multifamily dwellings, land and lots for single-family homes, land for commercial uses, and office, retail and other types of facilities.

         Nonresidential real estate loans are made primarily as five year balloons with amortization generally between twenty and twenty-five years resulting in a final balloon payment due at the end of the five year term. Such loans are typically made at a maximum 80% LTV. To enable Trumbull Savings to monitor the loans, Trumbull Savings requests rent rolls and financial statements.

         Because of the relatively larger loan amounts and effects of general economic conditions on the successful operation of income-producing properties, loans secured by multifamily dwellings and commercial facilities generally are regarded as having a higher degree of risk than loans secured by one- to four-family dwellings. If the cash flow on income-producing property is reduced, for example as leases are not obtained or renewed, the borrower's ability to repay may be impaired. Trumbull Savings endeavors to reduce such risk by evaluating the credit history and past performance of the borrower, the location of the real estate, the quality of the management constructing and operating the property, the debt service ratio, the quality and characteristics of the income stream generated by the property and appraisals confirming the property's valuation.

         Trumbull Savings also offers business loans including lines of credit, term loans and SBA loans to individuals, which are not material.

         Real Estate Loans - Construction. Trumbull Savings offers residential construction loans both to owner-occupants and to homebuilders. Trumbull Savings does not originate construction loans for nonresidential or multifamily properties. Trumbull Savings also does not lend for the development of raw land. At June 30, 1998, Trumbull Savings had approximately $6.8 million of construction loans, none of which were nonperforming.

         Construction loans generally involve greater underwriting and default risks than do loans secured by mortgages on properties with finished structures. This is largely due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on real estate developments, developers, managers and builders. In addition, construction loans are more difficult to evaluate and monitor.

Loan funds are advanced upon the security of the project under construction, which is more difficult to value before the completion of construction. Moreover, because of uncertainties inherent in estimating construction costs, the accurate evaluation of the LTVs and the total loan funds required to complete a project is difficult. In the event a default on a construction loan occurs and foreclosure follows, Trumbull Savings would have to take control of the project and attempt either to arrange for completion of construction or dispose of the unfinished project. Almost all of Trumbull Savings' construction loans are secured by properties in Trumbull Savings' primary market. Trumbull Savings has not foreclosed on any construction loans during the three year period ended September 30, 1997.

         Generally, construction loans have terms ranging up to nine months. After the loan's initial construction period, the loan then converts to an amortizing permanent loan which amortizes over the original loan term less the construction period. Construction loans can be originated under any of the company's existing permanent loan programs and generally a slightly higher interest rate is charged to compensate for the additional risk.

         Consumer Loans. Consumer lending is Trumbull Savings' secondary lending focus after single family real estate lending, in terms of volume. Trumbull Savings makes various types of consumer loans, including loans made to depositors secured by their savings deposits, automobile loans, home equity lines of credit, credit cards and unsecured personal loans. On June 30, 1998, total consumer loans totaled approximately $63.7 million. Of this amount approximately $11 million are adjustable rate equity lines of credit loans secured by second liens on single family homes. Approximately $45.9 million are automobile loans originated primarily through local automobile dealers. The remaining amount (approximately $6.8 million) are made up of credit card loans, student loans, loans made to depositors secured by their savings deposits, and other secured and unsecured personal loans.

         Equity lines of credit loans secured by single family homes are made at an adjustable rate of interest tied to the Wall Street prime lending rate. Substantially all other consumer loans are made on the basis of a fixed rate of interest. Consumer loans may entail greater risk than residential loans, particularly consumer loans that are unsecured or are secured by rapidly depreciating assets such as automobiles. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance. For second mortgages, amounts due on prior mortgages have a prior claim. The risk of default on consumer loans increases during periods of recession, higher unemployment and other adverse economic conditions that limit the borrower's ability to repay.


          Loan Solicitation and Processing. Trumbull's primary l ending focus is first mortgage real estate loans secured by single family homes. This type of lending is originated from three primary sources; (1) through Trumbull's branch system and local loan originators, (2) a loan production office ("LPO") located in Solon, Ohio, and (3) through correspondent and broker relationships, collectively referred to as "wholesale" lending. In addition, Trumbull will occasionally purchase a package of loans, usually with servicing retained by the seller, from a mortgage loan broker. Second mortgage real estate loans and equity lines of credit loans, both secured by single family homes are originated through commissioned loan brokers, through the branch system, or via telemarketing efforts generated in Trumbull's consumer loan department. Trumbull's telemarketers generally solicit the company's first mortgage customers for second mortgages, equity lines of credit loans, or other consumer lending products.


         After single family real estate loans, Trumbull's secondary lending focus in terms of volume is consumer loans. Exclusive of second mortgage loans and equity lines of credit loans discussed above, consumer loans outstanding at June 30, 1998 approximate $52.7 million of which approximately $45.9 million, or 87% are short-term fixed rate loans secured by automobiles or light trucks. These loans are primarily originated through local automobile dealerships who are paid an origination commission, generally around 2% of the loan amount. Approximately $42.5 million of the $45.9 million, or 93% of automobile loans outstanding at June 30, 1998 were originated through this source. The remaining $3.4 million or 7% of this amount was originated through Trumbull's branch system and internal sales force.

         Multifamily residential real estate loans, commercial real estate loans and business loans collectively referred to as commercial loans or commercial lending is a very small piece of Trumbull's lending activity. These loans are originated by Trumbull's commercial loan department, which consist of one commercial loan officer and his secretary/assistant. At June 30, 1998 the company had approximately $11.4 million of these types of loans representing approximately 2% of total assets.

         Loan applications for permanent mortgage loans are taken by loan personnel. Trumbull Savings generally obtains a credit report, verification of employment and other documentation concerning the credit worthiness of the borrower. Each appraisal of the fair market value of the real estate that will be used as security for the loan is generally prepared by either Trumbull's internal appraisal department or an independent fee appraiser approved by the Appraisal Committee of Trumbull Savings, comprised of the president, chief lending officer and chief appraiser. An environmental study is conducted if the appraiser or management has reason to believe that an environmental problem might exist.

         For multifamily and nonresidential mortgage loans, a personal guarantee is generally required. Trumbull Savings also obtains information with respect to prior projects completed by the borrower. Upon the completion of the appraisal and the receipt of information on the borrower, the application for a loan is submitted either to a Loan Committee or its designees or the Boards of Directors of Trumbull Savings for approval or denial.

         If a mortgage loan application is approved, a title insurance policy or title report is obtained on the real estate that will secure the mortgage loan. Borrowers are required to carry fire and casualty insurance and flood insurance, if applicable, and to name Trumbull Savings as loss payee.

         The procedure for approval of construction loans is the same as the approval procedure for permanent first mortgage loans secured by single family home loans, except that building plans, construction specifications and estimates of construction costs are analyzed. Trumbull does not originate construction loans secured by multifamily or nonresidential real estate.

         Consumer loans are underwritten on the basis of the borrower's credit history and an analysis of the borrower's income and expenses, ability to repay the loan and the value of the collateral, if any.

         Small business loans are underwritten on the basis of the borrower's historic income and expenses, projections of future cash flows, and credit history, as well as on the value of the collateral, if any.

         Most Trumbull Savings loans carry provisions that the entire balance of the loan is due upon sale of the property securing the loan.

         Loan Originations, Purchases and Sales. Trumbull Savings has been actively originating new 30-year, 20-year and 15-year fixed-rate and adjustable-rate loans. Virtually all residential fixed-rate loans made by Trumbull Savings (excluding second mortgages) are originated on documentation that will permit a possible sale of such loans to FNMA, FHLMC or other secondary mortgage market participants. When mortgage loans are sold to FNMA, FHLMC or other secondary mortgage market participants, Trumbull Savings either (i) retains the servicing on such loans by collecting monthly payments of principal and interest and forwarding such payments to the investor or other secondary mortgage market participants, net of a servicing fee, or (ii) sells both the loan and its servicing into the secondary market. Fixed-rate loans not sold in the secondary market and generally all of the ARMs originated by Trumbull Savings are primarily held in Trumbull Savings' held-to-maturity portfolio.

         Trumbull Savings sold approximately $11 million of whole loans during the 1997 fiscal year, compared to sales of approximately $12.7 million of whole loans in 1996. Management believes secondary market activities will increase as single family lending increases and as total investments continue to shrink in terms of a percentage of total assets.

         The following table sets forth certain information in respect of loan originations, repayments and sales:

                                                                         (IN THOUSANDS)

                                            Nine Month                  Year ended September 30,
                                           Period Ended
                                          June 30, 1998            1997              1996                 1995
                                        ---------------    --------------------------------------------------------

                                        Amount $     %     Amount $     %    Amount $     %       Amount $       %
                                        --------     -     --------     -    --------     -       --------       -
LOAN ORIGINATION ACTIVITY
Beginning Balance                       $262,781           $220,105          $199,338              $159,302

Loans Originated:
Real Estate Loans                        118,566     83%     70,171     70%    53,452      69%       45,708      68%
Consumer Loans:
     Automobile and Misc                  20,566     14%     25,065     25%    22,467      29%       21,127      31%
     Equity Lines of Credit, net           4,087      3%      3,809      4%       618       1%         -377       0%
change
     Credit Card Loans, net change           -37      0%         43      0%       101       0%          203       0%
     Student Loans, net change               430      0%        623      1%       810       1%          634       1%
                                      -----------        -----------        ----------           -----------
Total Consumer Loans                      25,046     17%     29,540     30%    23,996      31%       21,587      32%
                                      -----------        ----------         ----------           -----------
Total Loans Originated                   143,612    100%     99,711    100%    77,448     100%       67,295     100%
                                      -----------        ----------         ----------           -----------

Loans Purchased                            9,222              5,267             9,939                17,823
Loans Sold                               -22,368            -11,138           -13,049               -12,319
Principal Repayments                     -63,998            -51,164           -53,571               -32,763
                                      -----------        -----------        ----------           -----------
Ending Balance                          $329,249           $262,781          $220,105              $199,338
                                      ===========        ===========        ==========           ===========

Note 1: Construction loans are included with real estate loans.

          Lending Limit. Ohio law imposes a lending limit on the aggregate amount that an institution may lend to one borrower. In summary terms, the lending limit is an amount equal to 15% of the institution's total capital for risk-based capital purposes, plus any loan reserves not already included in total capital (the "Lending Limit Capital"). An institution may lend to one borrower an additional amount not in excess of 10% of the institution's capital, provided the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." In applying this limit, the regulations require that loans to certain related or affiliated borrowers be aggregated. Trumbull Savings has no outstanding loans or related borrowing arrangements in excess of its lending limit as of June 30, 1998.

         Loan Origination and Other Fees. Trumbull Savings realizes loan origination fee and other fee income from its lending activities. Trumbull Savings also realizes income from late payment charges, default interest, application fees, and fees for other miscellaneous services.

         Loan origination fees and other fees are a volatile source of income, varying with the volume of lending, loan repayments and general economic conditions. All nonrefundable loan origination fees and certain direct loan origination costs are deferred and recognized in accordance with SFAS No. 91 as an adjustment to yield over the life of the related loan.

         Delinquent Loans, Nonperforming Assets and Classified Assets. When a borrower fails to make a required payment on a loan, Trumbull Savings attempts to cause the deficiency to be cured by contacting the borrower. In most cases, deficiencies are cured promptly.

         Trumbull Savings attempts to minimize loan delinquencies through the assessment of late charges and interest rate increases and adherence to its established collection procedures. After a mortgage loan payment is 15 days delinquent, a late charge of 5% of the amount of the payment is usually assessed, and Trumbull Savings will contact the borrower by mail or phone to request payment. In certain limited instances, Trumbull Savings may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize his or her financial affairs. If the loan continues in a delinquent status for 90 days or more, Trumbull Savings generally will initiate foreclosure proceedings.

         Real estate acquired by Trumbull Savings as a result of foreclosure or by deed in lieu of foreclosure is classified as "real estate owned" until it is sold. When property is so acquired, it is recorded at the lower of the loan's unpaid principal balance or fair value at the date of foreclosure less estimated selling expenses. Periodically, real estate owned is reviewed to ensure that fair value less estimated costs to sell is not less than carrying value, and any allowance resulting therefrom is charged to earnings as a provision for losses on real estate acquired through foreclosure. Costs to develop or improve real estate are capitalized; costs of holding real estate are expensed.

         The following table reflects the amount of loans in delinquent status as of June 30, 1998:

                                         30-59 DAYS                 60-89 DAYS                 90 DAYS OR MORE
                                  ------------------------- ---------------------------- ----------------------------
                                    NUMBER       AMOUNT         NUMBER        AMOUNT       NUMBER         AMOUNT
                                  ------------ ------------ --------------- ------------ ------------ ---------------
                                                               (DOLLARS IN THOUSANDS)
Real Estate Loans                      29         $1,332           14           $ 475          38         $1,495
Consumer                               53            507           17             158          20            140

        Total                          82         $1,839           31             633          58         $1,636
                                  ============ ============ =============== ============ ============ ===============
Percentage of total to total                       0.06%                        0.02%                      0.05%
loans                                          ============                 ============              ===============

         All delinquent loans are reviewed on a regular basis and are placed on nonaccrual status when the loans are 90 days or more past due. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income via increases to reserve for uncollected interest. Subsequent payments are recorded as a reduction to the reserve for uncollected interest until the loan is brought current or delinquent less than 90 days and management feels that the collectability of future interest payments is reasonably probable.

Non-accrual, past due and restructured loans

         Nonaccrual, past due and restructured loans - The following schedule summarizes nonaccrual, past due and restructured loans at September 30,:

                                                                  (IN DOLLARS)
                                                                        September 30,
                                                 ------------------------------------------------------------------
                                   at June 30,
                                     1998         1997         1996          1995          1994          1993
                                     ----         -----        -----         -----         -----         ----

Non-accrual Loans                  $890,141  $1,103,689      $221,119      $733,079      $474,499      $497,000
Accrual loans past due 90 days      899,398      52,640        55,924       131,425        13,022       109,000
Restructured Loans                        0           0             0             0             0             0

                               ------------------------------------------------------------------------------------
                                 $1,789,539  $1,156,329      $277,043      $864,504      $487,521      $606,000
                               ------------------------------------------------------------------------------------
Percentage of loans at year           0.54%        0.44%         0.13%         0.43%         0.30%         0.40%
end
Real Estate Owned                   $69,000          $0            $0            $0       $49,000       $50,000

High Loan-to-Value Loans - At September 30, 1997, there are approximately $2,020,991 of loans not otherwise identified above which are included on management's watch list. These loans were included on management's watch list due to the fact that the loans have a loan to value ratio greater than or equal to 80% and do not carry any private mortgage insurance. There were no loans included on management's watch list due to doubt as to the borrower's ability to comply with the present repayment terms which were not identified above. These loans and their potential loss exposure have been considered in management's analysis of the adequacy of the allowance for loan losses.


Summary of Loan Loss Experience and Charge-offs

         Regulations of the FDIC and the Division require that institutions classify their assets on a regular basis. Problem assets are classified as "substandard," "doubtful" or "loss." "Substandard" assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. "Doubtful" assets have the same weaknesses as "substandard" assets, with the additional characteristics that (1) the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable and (2) there is a high possibility of loss. An asset classified "loss" is considered uncollectible and of such little value that its continuance as an asset of the institution is not warranted. The regulations also provide for a "special mention" category, consisting of assets that do not currently expose an institution to a sufficient degree of risk to warrant classification but which possess credit deficiencies or potential weaknesses deserving management's close attention.

         Generally, Trumbull Savings classifies as "substandard" all loans that are delinquent more than 90 days, real estate owned ("REO"), loans to facilitate workouts and the sale of REO and other loans if the credit problems of the borrowers have caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms.

         The aggregate amount of Trumbull Savings' classified assets at June 30, 1998, was as follows:

                                                                               at June 30,
                                                                                  1998
                                                                               ----------
                                                                             (IN THOUSANDS)

         Special mention...................................................      $ 1,040
         Substandard.......................................................        1,830
         Doubtful..........................................................           20
         Loss..............................................................          153
                                                                                 -------

         Total classified assets...........................................      $ 3,043
                                                                                 =======


         Federal examiners are authorized to classify an institution's assets. If an institution does not agree with an examiner's classification of an asset, it may appeal this determination to the Regional Director of the FDIC. Trumbull Savings had no disagreements with the examiners regarding the classification of assets at the time of the last examination. Trumbull Savings has no restructured loans as of June 30, 1998.

         FDIC regulations require that Trumbull Savings establish prudent general allowances for loan losses. If an asset or portion thereof is classified as loss, the institution must either establish specific allowances for losses in the amount of 100% of the portion of the asset classified loss, or charge off such amount.

         Allowance for Loan Losses. Trumbull's business strategy continues to focus on increasing its loan portfolio while decreasing its security portfolios. Most of the increases in the loan portfolio is from real estate loans. Management expects that an increase in loans will increase delinquencies, however, management is aware that increased delinquencies in real estate loans does not necessarily mean an increase in loan losses. Reserve for loan losses as a percentage of total loans have been decreasing over the five and a half year period ended June 30, 1998. Net charge-offs on real estate loans have been consistently minor over this period, but net charge-offs on consumer loans have grown substantially as indicated in the table below. Although management feels that the credit risk is acceptable and that the loan loss reserves are adequate, consumer loan activity is monitored closely and loan loss reserve amounts relative to the company's consumer loan activity is being reviewed.

          The Board of Directors of Trumbull Savings reviews on a monthly basis the allowance for loan losses as it relates to a number of relevant factors, including but not limited to trends in the level of nonperforming assets and classified loans, current and anticipated economic conditions in the primary lending areas, past loss experience, possible losses arising from specific problem assets and loan concentrations by collateral type and to single borrowers. To a lesser extent, management considers loan underwriting, off balance sheet items, loan renewals and modifications and management expertise and collection practices. Although the Board of Directors and management believe that they use the best information available to determine the allowances for loan losses, unforeseen market conditions could result in adjustments, and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination. At June 30, 1998, Trumbull Savings' allowance for loan losses totaled $1.3 million.

         The following table sets forth an analysis of the allowance for loan losses and charge-offs of Trumbull Savings for the periods indicated:

                                                                         (IN DOLLARS)


                                   Nine Months                           Year ended September 30
                                  Period Ended    -----------------------------------------------------------------------
                                  June 30, 1998       1997          1996         1995           1994           1993
                                -----------------------------------------------------------------------------------------

Balance at October 1,               $1,459,408      $1,506,000   $1,587,000   $1,567,000     $1,522,744    $1,461,586
Charge-offs:
      Residential Real Estate           47,790          11,535       54,947       21,254         67,148       141,565
      Commercial Real Estate            37,247
      Consumer                         243,506         246,750      362,219      248,934        203,810       203,803
                                -----------------------------------------------------------------------------------------
                                       328,543         258,285      417,166      270,188        270,958       345,368
Recoveries:
      Residential Real Estate            1,313             433       46,027       18,010         44,035       118,515
      Commercial Real Estate
      Consumer                          21,103          70,518      230,129      212,517        210,704       216,011
                                -----------------------------------------------------------------------------------------
                                        22,416          70,951      276,156      230,527        254,739       334,526
Net charge-offs
      Residential Real Estate           46,477          11,102        8,920        3,244         23,113        23,050
      Commercial Real Estate            37,247               0            0            0              0             0
      Consumer                         222,403         176,232      132,090       36,417         (6,894)      (12,208)
                                -----------------------------------------------------------------------------------------
                                       306,127         187,334      141,010       39,661         16,219        10,842

Additions:
      Charges to operations            180,000         140,742       60,010        59,661        60,475        72,000

                                -----------------------------------------------------------------------------------------
ENDING BALANCE                      $1,333,281      $1,459,408   $1,506,000    $1,587,000     $1,567,000    $1,522,744
                                =========================================================================================


Reserve for loan losses as
     a percentage of year end            0.40%           0.55%        0.68%         0.79%          0.96%         0.98%
     loans
Reserve for loan losses as a
     percentage of
     non-performing                     35.56%          29.69%       27.49%        51.16%         70.13%        45.85%
     assets

The following schedule is a breakdown of the allowance for loan losses allocated by type of loan and related ratios:

                                    June 30, 1998                 September 30, 1997              September 30, 1996
                            -------------------------------  -----------------------------   -----------------------------
                                             Percent of                     Percent of                       Percent of
                                              Loans in                       Loans in                         Loans in
                              Allowance    Each Category      Allowance    Each Category       Allowance   Each Category
(Dollars in thousands)         Amount      to Total Loans       Amount    to Total Loans        Amount     to Total Loans
                            -------------------------------  -----------------------------   -----------------------------

Residential Real Estate       $   489            78.2%          $   482           75.8%        $   589            71.8%
Commercial Real Estate            177             2.7%              247            3.4%             194            4.4%
Consumer                          667            19.1%              730           20.8%             723           23.8%
                            ----------------------------------------------------------------------------------------------
                               $1,333           100.0%           $1,459          100.0%          $1,506          100.0%
                            ==============================================================================================


                                  September 30, 1995              September 30, 1994              September 30, 1993
                            -------------------------------  -----------------------------   -----------------------------
                                             Percent of                     Percent of                       Percent of
                                              Loans in                       Loans in                         Loans in
                              Allowance    Each Category      Allowance    Each Category       Allowance   Each Category
(Dollars in thousands)         Amount      to Total Loans       Amount    to Total Loans        Amount     to Total Loans
                            -------------------------------  -----------------------------   -----------------------------

Residential Real Estate         $552             74.3%             $461           74.0%            $445           76.9%
Commercial Real Estate           214              5.3%              285            6.8%             300            6.8%
Consumer                         821             20.4%              821           19.2%             778           16.3%
                            ----------------------------------------------------------------------------------------------
                              $1,587            100.0%           $1,567          100.0%          $1,523          100.0%
                            ==============================================================================================


INVESTMENT ACTIVITIES

         Trumbull purchases securities for the held-to-maturity portfolio and available-for-sale portfolio for purposes of earning spread interest income, in addition to, as well as a substitute for, available and acceptable loan products. Trumbull's continuing business strategy has been to increase its loan portfolio and decrease its security portfolios. As the company becomes more successful in originating loan products, securities as a percentage of total assets will continue to decrease. Trumbull primarily invests in U.S. Government and agency obligations, and mortgage-backed securities including CMOs. Trumbull Savings does not make any investments in securities that are rated less than investment grade by a nationally recognized statistical rating organization. A goal of Trumbull Savings' investment policy is to manage interest rate risk.


         All securities-related activity is reported to the Board of Directors of Trumbull Savings. General changes in investment strategy are required to be reviewed and approved by the Trumbull Savings Board of Directors. Trumbull Savings' senior management can purchase and sell securities on behalf of Trumbull Savings in accordance with Trumbull Savings' stated investment policy.

         Mortgage-backed and Related Securities. In the ordinary course of business, Trumbull Savings purchases mortgage-backed securities for both its Held-to-Maturity portfolio and its Available-for-Sale portfolio. Occasionally, Trumbull will securitize a pool of loans to facilitate the sale of these loans in the secondary market. The mortgage-backed security created is sold by Trumbull and is not retained in the company's portfolio. Mortgage-backed securities generally entitle Trumbull Savings to receive the cash flows from an identified pool of mortgages underlying the securities. Freddie Mac ("FHLMC"), Ginnie Mae ("GNMA") and Fannie Mae ("FNMA") mortgage-backed securities owned by Trumbull Savings are each guaranteed or insured by the respective agencies as to principal and interest.

         Trumbull Savings has also invested in collateralized mortgage obligations ("CMOs"), securities that are backed by pools of mortgages that are, in most instances, insured or guaranteed by FNMA or FHLMC. A CMO investor has no ownership interest in the mortgages themselves, except to the extent the mortgages serve as collateral for the CMO security. Payment streams from the mortgages serving as collateral are reconfigured with varying terms and timing of payment to the CMO investor. Though they can be used for hedging and investment, CMOs can expose investors to higher risk of loss than direct investments in mortgage-backed pass-through securities, particularly with respect to price and average life sensitivity in such securities. The Federal Financial Institutions Examination Council ("FFIEC") has developed methods of measuring the suitability of CMOs and other mortgage derivative products intended for financial institution portfolios. CMOs that do not meet the standards of the FFIEC test are deemed "high-risk." Trumbull has not purchased a CMO that fails the FFIEC stress test at date of purchase. However, external market forces including market interest rates will cause a CMO to fail the test from time to time. At June 30, 1998, a total of $1.2 million was classified as "high-risk."

         At June 30, 1998, mortgage-backed securities, CMOs and other US government agency securities totaled approximately $154.6 million (approximately 30% of total assets). Of this amount, approximately $94.6 million are mortgage-backed securities of which approximately $86.8 million pay a fixed rate of interest and approximately $7.8 million are adjustable rate. Total CMOs are approximately $26 million of which approximately $16 million pay a fixed rate of interest and approximately $10 million are adjustable rate. Total US government agency securities total approximately $33.9 million, which are comprised of a $10 million ten year non amortizing bond with various call provisions, and approximately $23.9 million of 20 year zero coupon agency bonds also with call provisions. The zero coupon bonds have a book value of approximately $23.9 million and a related notional amount of approximately $103 million.

         In accordance with Statement of Financial Accounting Standards ("SFAS 115") No. 115, the mortgage backed securities, CMOs and other US government agency-backed securities designated as being held for sale are carried on Trumbull Savings' balance sheet at estimated fair value, with unrealized gains and/or losses carried as an adjustment to shareholders' equity, net of applicable taxes. At June 30, 1998, Trumbull Savings' available-for-sale portfolio totaled approximately $20.5 million. The remaining $134.1 million were designated as held-to-maturity which had an estimated fair market value of approximately $134 million at June 30, 1998.


         See "Asset/Liability Management" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TRUMBULL - Liquidity and Market Risk." The following table sets forth certain information regarding Trumbull Savings' mortgage-backed securities, CMOs and other U.S. government agencies securities at the dates indicated:

                                                                    (IN DOLLARS)
                                           June 30, 1998                                 September 30, 1997
                            --------------------------------------------    ----------------------------------------------
                             Available               Held to                  Available               Held to
                             for Sale     Yield     Maturity     Yield        for Sale      Yield     Maturity     Yield
                            ------------ -------- -------------- -------    -------------- -------- ------------- --------
U.S. Treasury and other
   U.S. Government
   agencies &
   corporations

Under 1 year                           -                     -
1 to 5 years                           -                     -                         -
5 to 10 years                          -           $10,000,000   7.00%                 -              $7,988,000     7.29%
Over 10 years                $12,572,850   7.49%    11,317,874   7.80%                 -                     0
                             -----------   -----  ------------                                      ------------

                             $12,572,850   7.49%   $21,317,874   7.42%                 -              $7,988,000     7.29%
                             ===========           ===========                                      ============


Mortgaged-backed Securities   $7,942,569   6.50%   $86,691,765   5.56%       $25,194,744     6.30%  $105,962,139     5.82%
Collateralized Mortgage                             26,093,635   6.23%                 -              56,568,247     6.04%
Obligations

                             -----------          ------------               -----------            ------------
                              $7,942,569   6.50%  $112,785,400   5.71%       $25,194,744     6.30%  $162,530,386     5.90%
                             ===========          ============               ===========            ============


                                        September 30, 1996                               September 30, 1995
                            --------------------------------------------    ----------------------------------------------
                             Available              Held to                  Available                Held to
                              for Sale    Yield     Maturity     Yield        for Sale      Yield    Maturity      Yield
                            ------------ -------- -------------- -------    -------------- -------- ------------- --------
U.S. Treasury and other
   U.S. Government
   agencies &
   corporations

Under 1 year                           -                                                            $    500,789     7.52%

1 to 5 years                           -          $  2,000,000   7.02%                                 1,996,344     6.63%
5 to 10 years                          -             7,986,500   7.29%                                 2,000,000     7.40%
Over 10 years                          -                                                                       -
                             -----------          ------------                ----------            ------------
                                       -             9,986,500   7.24%                                 4,497,133     7.08%

Mortgaged-backed Securities  $53,564,125   5.99%   123,811,950   5.82%         8,557,850     6.13%   192,262,515     5.77%
Collateralized Mortgage                -            63,943,360   5.97%                                68,746,538     6.02%
Obligations
                             -----------          ------------                ----------            ------------
                             $53,564,125   5.99%  $187,755,310   5.87%        $8,557,850     6.13%  $261,009,053     5.84%
                             ===========          ============                ==========            ============

         Mortgage-backed securities and collateralized mortgage obligations have various stated maturities through March, 2027.

         The estimated weighted-average maturity of this segment of the portfolio is 3.2 years.

DEPOSITS AND BORROWINGS

         General. Deposits have traditionally been the primary source of Trumbull Savings' funding for lending and other investment activities. In addition to deposits, Trumbull Savings derives funds from interest payments and principal repayments on loans and mortgage-backed securities, advances from the FHLB, reverse repurchase agreements, income on earning assets, service charges and gains on the sale of assets. Loan payments are a relatively stable source of funds, while deposit inflows and outflows fluctuate in response to general interest rates and money market conditions. FHLB advances and reverse repurchase agreements are used as an ancillary source of funding as well as to compensate for reductions in the availability of funds from other sources.

         Deposits. Historically, deposits have been attracted principally from within Trumbull Savings' primary market areas through the offering of a broad selection of deposit instruments, including checking accounts (both interest bearing and noninterest bearing), regular passbook savings accounts, statement savings accounts, money market demand accounts, and term certificate of deposit accounts including individual retirement accounts ("IRAs").

         Interest rates paid, maturity terms, service fees and withdrawal penalties for the various types of accounts are established periodically by management of Trumbull Savings based on Trumbull Savings' liquidity requirements, growth goals and local competition. During periods of rising interest rates, Trumbull Savings attempts to manage its interest rate risk by lengthening the term to maturity or repricing of its deposit liabilities. Trumbull Savings has not solicited or purchased broker deposits.

         At June 30, 1998, Trumbull Savings' certificates of deposit totaled $243.9 million, or 63.7% of total deposits. Of such amount, approximately $89.8 million in certificates of deposit mature within one year. Based on experience and Trumbull Savings' prevailing pricing strategies, management believes that a substantial percentage of such certificates will renew with Trumbull Savings at maturity. If there is a significant deviation from historical experience, Trumbull Savings can use borrowings from the FHLB as an alternative to this source of funds. The following table sets forth the dollar amount of deposits in the various types of savings programs offered by Trumbull Savings at the dates indicated.


                                   June 30, 1998           September 30, 1997        September 30, 1996         September 30, 1995
                            Average                  Average                     Average                   Average
                             Rate  Amount    Percent   Rate   Amount    Percent   Rate   Amount    Percent   Rate   Amount   Percent
                           ---------------------------------------------------------------------------------------------------------
                                                                      (DOLLARS IN THOUSANDS)
Passbook/Statement          2.50%  $77,289      21%    2.50%  $78,258      22%    2.50%  $81,602     $22%    2.75%  $83,641      22%
NOW and Demand              1.11%   36,034      10%    1.08%   35,167       9%    1.11%   32,564       9%    1.50%   28,627       8%
Money Market Accounts       3.25%   23,195       6%    3.21%   24,210       6%    3.17%   26,301       7%    3.14%   28,121       7%
                                   -------                    -------                    -------                    -------
                            2.19%  136,518      37%    2.23%  137,635      37%    2.25%  140,467      38%    2.72%  140,389      37%
                                   -------                    -------                    -------                    -------

Certificates of
Deposits
   1 year or less           5.45%  142,386      38%    5.54%  141,879      38%    5.52%  175,209      47%    5.19%  118,275      31%
   1 to 3 years             5.81%   83,332      22%    5.86%   84,516      23%    5.74%   49,022      13%    5.96%  109,370      29%
   > 3 or more years        5.84%    9,546       3%    5.96%    8,706       2%    5.94%    9,049       2%    5.96%   11,558       3%
                                   -------                    -------                    -------                    -------
                            5.59%  235,264      63%    5.67%  235,101      63%    5.58%  233,280       6%    5.67%  239,203      63%
                                   -------                    -------                    -------                    -------

Total Deposits              4.34%  371,782     100%    4.40%  372,736     100%    4.33%  373,747     100%    4.36%  379,592     100%
                                   -------                    -------                    -------                    -------

Purchase Acctg                          47                         87                        180                        307
Adjustment
                                   -------                    -------                    -------                    -------
Total Deposit
per Financial Statements          $371,829                   $372,823                   $373,927                   $379,899
                                   -------                    -------                    -------                    -------

The following table sets forth rate and maturity information for Trumbull Savings' certificates of deposit as of June 30, 1998.

                                                                                   AS OF
                                                                               JUNE 30, 1998
                                                                              --------------
                                                                              (IN THOUSANDS)

                           Less than 1 year...............................        $142,386
                           1 to 2 years...................................          76,940
                           2 to 3 years...................................           6,392
                           Thereafter.....................................           9,546
                                                                                    ------

                                                                                  $235,264

The following is a schedule of average amounts and average rates paid on each category for the periods included:


                           Nine Month                              Twelve Month Period Ended
                          Period Ended       -----------------------------------------------------------------------
(Dollars in Thousands)    June 30, 1998       September 30, 1997     September 30, 1996        September 30, 1995
                       --------------------  ---------------------  ----------------------   -----------------------
                         Amount     Rate       Amount      Rate       Amount      Rate         Amount      Rate
                       --------------------  ---------------------  ----------------------   -----------------------
Noninterest bearing
  Demand deposits        $11,533               $10,151                 $8,954                    $6,120
Interest bearing
  Demand deposits         26,502     1.55%      24,516      1.55%      22,267      1.76%         20,279       2.15%
Savings deposits         100,678     2.64%     105,732      2.64%     110,775      2.66%        119,572       2.83%
Time deposits            238,894     5.55%     231,174      5.55%     235,766      5.55%        234,176       5.13%
                       -----------           ------------           -----------              -----------
                         377,607     4.32%    $371,573      4.31%     $377,762     4.35%       $380,147       4.16%
                       ===========           ============           ===========              ===========


         Borrowings. Trumbull Savings primarily borrows from the Federal Home Loan Bank of Cincinnati ("FHLB") and occasionally will borrow via reverse repurchase agreements and/or dollar rolls generally through national brokerage firms. At June 30, 1998, Trumbull had total debt of approximately $93.1 million. Of this amount, $20.4 million was reverse repurchase agreements with a national brokerage firm with maturity dates between December 2002 and January 2003 and initial call dates of December 15, 1999 ($10.75 million) and January 13, 2000 ($9.65 million). The $10.75 million has an interest rate of 5.52% and the $9.65 million has an interest rate of 5.08%. The remaining $72.7 million are FHLB advances, which include $3.1 million of long-term fixed rate advances at interest rates ranging between 6.70% and 6.95%, $22 million of monthly adjustable rate advances with interest rates of approximately 5.60%, and $47.6 million of overnight advances averaging approximately 5.55%.

The following is a schedule of reverse repurchase agreements, including dollar rolls for the periods indicated:


                                                                 (IN THOUSANDS)
                                                                 --------------
                                         September 30, 1997   September 30, 1996  September 30, 1995
                                         ------------------   ------------------  ------------------
(Dollars in thousands)
----------------------
Balance at year ended:                          $19,800                  -              $14,187

Average balance during the year                 $18,415             $8,436              $30,091

Maximum month-end balance during year           $19,800            $23,887              $58,043

Average interest rate during the year              5.32%              5.32%                5.66%

Average interest rate at period end                5.22%              0.00%                5.81%

The following is a schedule of FHLB Advances for the periods indicated:

                                                                 (IN THOUSANDS)
                                                                 --------------
                                         September 30, 1997   September 30, 1996  September 30, 1995
                                         ------------------   ------------------  ------------------
(Dollars in thousands)
----------------------
Balance at year ended:                         $48,474             $80,367            $64,498
Average balance during the year                $63,451             $71,874            $60,449
Maximum month-end balance during year          $70,795             $85,161            $94,534
Average interest rate during the year             5.58%               5.76%              6.36%
Average interest rate at period end               5.65%               5.54%              6.12%


INTEREST RATE SWAPS, CAPS AND FLOORS

         Trumbull does not use interest rate swaps or floors, but has purchased interest rate caps. During fiscal years 1997, 1996 and 1995 Trumbull did not purchase nor have any interest rate caps. Trumbull purchased two interest rate cap contracts in December 1997 and one in January 1998. Information as to these cap contracts as of June 30, 1998 is as follows:

                                                         (IN DOLLARS)
Interest Rate Caps
------------------
                                                                                                           6-30-98
                                                                                            6-30-98       Estimated
   Purchase       Purchase         Notional                                      Cap         Book           Market
     Date          Price            Amount         Term           Index          Rate        Value          Value
     ----          -----            ------         ----           -----       -  ----        -----          -----

   12-04-97        $280,800        $10,800,000   5 years        3 mo LIBOR        6.00%      $248,040       $121,808
   12-29-97        $238,865        $10,100,000   5 years        3 mo LIBOR        6.00%      $214,979       $127,364
   01-22-98        $ 76,000        $10,000,000   3 years        3 mo LIBOR        6.00%      $ 64,741       $ 43,756
                  ---------        -----------                                              ---------      ---------
                   $595,665        $30,900,000                                               $527,760       $292,928
                   ========        ===========                                               ========       ========

         Interest rate caps serve to hedge Trumbull's short-term borrowings and deposits. The interest rate caps have cap rates, also referred to as strike rates based on three month London Interbank Banking Rate ("LIBOR"). When LIBOR increases above the cap rate, Trumbull receives interest on the difference between the LIBOR and the cap rate on the notional principal amount, if LIBOR doesn't increase beyond the cap rate, Trumbull does not receive any payments. Trumbull's interest expense is reduced by the interest received on the interest rate caps.

         Counterparties to the above financial instruments expose Trumbull Savings to credit-related losses in the event of non-performance. However, Trumbull Savings deals with primary dealers only and does not anticipate nonperformance by the counterparty.

COMPETITION

         Trumbull Savings competes for deposits with other savings banks and savings associations, commercial banks and credit unions and with the issuers of commercial paper and other securities, such as shares in money market mutual funds. The primary factors in competing for deposits are terms, interest rates and convenience of office location. In making loans, Trumbull Savings competes with other savings banks and savings associations, commercial banks, consumer finance companies, credit unions, leasing companies, mortgage brokers and other lenders. Trumbull Savings competes for loan originations primarily through the interest rates and loan fees it charges and through the efficiency and quality of services it provides to borrowers. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable.

TAXATION

         Federal Taxation. Trumbull and Trumbull Savings are subject to the federal tax laws and regulations that apply to corporations generally. Trumbull's tax year is the same as its fiscal year, September 30. Trumbull is a new corporation that has not yet filed its first federal income tax return. It is expected that Trumbull will file a consolidated return with its wholly owned subsidiary Trumbull Savings for federal tax purposes. That decision will be made by the due date of the 1997 (tax year ended 9/30/98) federal return.

         Prior to the enactment of the Small Business Jobs Protection Act (the "Act"), which was signed into law on August 21, 1996, certain thrift institutions were allowed deductions for bad debts under methods more favorable than those granted to other taxpayers. Qualified thrift institutions could compute deductions for bad debts using either the specific charge-off method of
Section 166 of the Code or one of two reserve methods of Section 593 of the Code. The reserve methods under Section 593 of the Code permitted a thrift institution annually to elect to deduct bad debts under either (i) the "percentage of taxable income" method applicable only to thrift institutions, or
(ii) the "experience" method that also was available to small banks. Under the "percentage of taxable income" method, a thrift institution generally was allowed a deduction for an addition to its bad debt reserve equal to 8% of its taxable income (determined without regard to this deduction and with additional adjustments). Under the "experience" method, a thrift institution was generally allowed a deduction for an addition to its bad debt reserve equal to the greater of (i) an amount based on its actual average experience for losses in the current and five preceding taxable years, or (ii) an amount necessary to restore the reserve to its balance as of the close of the base year. A thrift institution could elect annually to compute its allowable addition to bad debt reserves for qualifying loans either under the experience method or the percentage of taxable income method. For tax years ended 9/30/96, 9/30/95 and 9/30/94, Trumbull used the percentage of taxable income method for computing its allowable bad debt deduction.

         The Act eliminated the percentage of taxable income method of accounting for bad debts by thrift institutions, effective for taxable years beginning after December 31, 1995. Thrift institutions that are treated as small banks are allowed to use the experience method applicable to such institutions, while thrift institutions that are treated as large banks are required to use the specific charge off method.

         A thrift institution required to change its method of computing reserves for bad debt will treat such change as a change in the method of accounting, initiated by the taxpayer and having been made with the consent of the Secretary of the Treasury. Section 481(a) of the Code requires certain amounts to be recaptured with respect to such change. Generally, the amounts to be recaptured will be determined solely with respect to the "applicable excess reserves" of the taxpayer. The amount of the applicable excess reserves will be taken into account ratably over a six-taxable year period, beginning with the first taxable year beginning after December 31, 1995, subject to the residential loan requirement described below. In the case of a thrift institution that is treated as a large bank, the amount of the institution's applicable excess reserves generally is the excess of (i) the balances of its reserve for losses on qualifying real property loans (generally loans secured by improved real estate) and its reserve for losses on nonqualifying loans (all other types of loans) as of the close of its last taxable year beginning before January 1, 1996, over (ii) the balances of such reserves as of the close of its last taxable year beginning before January 1, 1988 (i.e., the "pre-1988 reserves").

         For taxable years that begin after December 31, 1995, and before January 1, 1998, if a thrift meets the residential loan requirement for a tax year, the recapture of the applicable excess reserves otherwise required to be taken into account as a Code Section 481(a) adjustment for the year will be suspended. A thrift meets the residential loan requirement if, for the tax year, the principal amount of residential loans made by the thrift during the year is not less than its base amount. The "base amount" generally is the average of the principal amounts of the residential loans made by the thrift during the six most recent tax years beginning before January 1, 1996. A residential loan is a loan as described in Section 7701(a)(19)(C)(v) (generally a loan secured by residential or church property and certain mobile homes), but only to the extent that the loan is made to the owner of the property. Trumbull has provided deferred taxes of approximately $644,000 and will be permitted to amortize the recapture of the bad debt reserve over a six year period commencing in fiscal 1999.

         The balance of the pre-1988 reserves is subject to the provisions of
Section 593(e), as modified by the Act, which require recapture in the case of certain excessive distributions to shareholders. The pre-1988 reserves may not be used for payment of cash dividends or other distributions to a shareholder (including distributions in dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). Distribution of a cash dividend by a thrift institution to a shareholder is treated as made: first, out of the institution's post-1951 accumulated earnings and profits; second, out of the pre-1988 reserves; and third, out of such other accounts as may be proper. To the extent a distribution by Trumbull Savings to Trumbull is deemed paid out of its pre-1988 reserves under these rules, the pre-1988 reserves would be reduced and the gross income of Trumbull for tax purposes would be increased by the amount which, when reduced by the income tax, if any, attributable to the inclusion of such amount in its gross income, equals the amount deemed paid out of the pre-1988 reserves. As of September 30, 1997, the pre-1988 reserves of Trumbull Savings for tax purposes totaled approximately $6.1 million in the aggregate. No representation can be made as to whether Trumbull Savings will have current or accumulated earnings and profits in subsequent years.

         The tax returns of Trumbull Savings have been closed without audit through the tax year ending 9/30/94. In the opinion of management, any examination of open returns would not result in a deficiency that could have a material adverse effect on the financial condition of Trumbull or Trumbull Savings.

         Ohio Taxation. Trumbull Savings is a "financial institution" for State of Ohio tax purposes. As such, it is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of book net worth as determined in accordance with generally accepted accounting principles. For tax year 1999, however, the franchise tax on financial institutions will be 1.4% of the book net worth and for tax year 2000 and years thereafter the tax will be 1.3% of the book net worth. As a "financial institution," Trumbull Savings is not subject to any tax based upon net income or net profits imposed by the State of Ohio.

Personnel

         As of June 30, 1998, Trumbull Savings had 141 full-time equivalent employees. Trumbull Savings believes that relations with its employees are good. Trumbull Savings offers health, disability, life, dependent care benefits and qualified retirement program among other benefits. None of the employees of Trumbull Savings is represented by a collective bargaining unit.

                         SECURITY OWNERSHIP OF TRUMBULL


         The following table sets forth as of August 31, 1998, certain information as to those persons who were known by Trumbull management to be beneficial owners of more than five percent of the Trumbull Shares outstanding, as well as the beneficial ownership of the Trumbull Shares of each director and the aggregate beneficial ownership of all Trumbull directors and executive officers as a group.




Name                                                  Shares Beneficially Owned (1)             Percent
----                                                  -----------------------------             -------

Izant Family Partnership.......................                  297,951(2)                     34.27%
     3872 Northwood Drive, SE
     Warren, Ohio 44484
Dr. David A. Allen, Director...................                      100                         0.01%
Randall P. Baker, Director.....................                      171                         0.02%
P. Scott Carson, Director, President and
     Chief Executive Officer...................                      600                         0.07%
William Everett, Director......................                    5,196                         0.60%
James R. Izant, Director, Executive
     Vice President and Secretary..............               115,941.75(3)                     13.34%
     105 High Street, N.E. ,P.O. Box 711,
     Warren, Ohio 44482-0711
Phyllis J. Izant, Director.....................               111,449.75(3)                     12.82%
     P.O. Box 2825
     West Lafayette, Indiana 47906
Robert K. Van Fossan, Director.................                    2,114                         0.24%
Elizabeth A. Izant.............................                91,960.75(3)                     10.58%
     3872 Northwood Drive, S.E.
     Warren, Ohio 44484
Holly Izant McSharry...........................               101,286.75                        11.65%
     10 Dialstone Lane
     Riverside, Connecticut 06878
Margaret Jean McCarthy.........................                   45,486                         5.23%
     1943 Huntington Blvd.
     Grosse Pointe Woods, Michigan 48236

CEDE & Company.................................                  234,316                        26.95%
     P.O. Box 20
     Bowling Green Station
     New York, New York 10274

All directors and executive officers
as a group (9 persons).........................                  384,648(4)                     44.24%
-------------------------------------

(1)      All shares are owned directly or indirectly by the named individuals or by their spouses and minor children, over which Trumbull Shares the named individuals effectively exercise voting and investment power.

(2)      Elizabeth A. Izant and James R. Izant are co-managers of the Izant Family Partnership. Each of the four Izant siblings who comprise all of the partners of the Izant Family Partnership holds an equal interest in the Izant Family Partnership. This figure does not include certain shares held by the four Izant siblings outside of the Izant Family Partnership in each such partner's individual capacity.

(3) Includes their proportionate interest in Trumbull Shares held by the Izant Family Partnership. James R. Izant's shares include 511 Trumbull Shares held by him as trustee for his minor child. Elizabeth A. Izant's shares include 511 Trumbull Shares held by her as trustee for her minor child. Phyllis J. Izant's Trumbull Shares include 5,000 shares held by her as trustee for each of Elizabeth A. Izant's two children.


(4) This figure includes (i) the 297,951 shares held by the Izant Family Partnership, two of whose four members serve as directors of Trumbull, and (ii) shares held in an individual capacity by those two directors:
         James R. and Phyllis J. Izant.


         Certain officers and/or directors of Second Bancorp and Market Main & Co. (Nominee for the Bank's Trust Company) own Trumbull Shares, but no officer, director or affiliate of Second Bancorp has beneficial ownership of Trumbull Shares representing 5% or more of the outstanding Trumbull Shares.


                      DESCRIPTION OF SECOND BANCORP SHARES


         Second Bancorp is authorized to issue 20,000,000 Shares, each without par value, of which 7,379,945 Shares were issued and outstanding on August
31, 1998. The Shares are quoted on The Nasdaq National Market. Second Bancorp's Amended Articles of Incorporation also authorize 1,500,000 shares of Class A Serial Preferred Shares, without par value, and 1,500,000 shares of Class B Serial Preferred Shares, without par value (as previously defined the Class A Series Preferred Shares and the Class B Series Preferred Shares will be collectively referred to as the "Preferred Shares"). As of the date of this Prospectus/Joint Proxy Statement, there were no Preferred Shares outstanding. A discussion of the terms of the Preferred Shares follows the discussion of the terms of Shares. See "DESCRIPTION OF SECOND BANCORP SHARES -- The Class A Series Preferred Shares and Class B Preferred Shares. The following is a summary of the material attributes of the Shares and is conditioned upon the premise that no Preferred Shares are outstanding and no Preferred Shares will be issued by Second Bancorp unless and until Second Bancorp's shareholders take action to affirmatively authorize the issuance of any Preferred Shares.


GENERAL

         Holders of the Shares are entitled: (1) to receive dividends when and as declared by the Board of Directors out of funds legally available for distribution; (2) to one vote per Share on each matter properly submitted to shareholders for their vote; and (3) to participate ratably in the net assets of Second Bancorp in the event of liquidation, after the payment of liabilities. Holders of the Shares have the right to vote cumulatively for the election of directors. Holders of the Shares do not have preemptive or conversion rights and are not subject to further calls or assessments by Second Bancorp.

         Second Bancorp has the right to repurchase, if and when any shareholder desires to sell, or on the happening of any event is required to sell, Shares previously issued; however, Second Bancorp may not repurchase its Shares if immediately thereafter its assets would be less than its liabilities plus its stated capital, if any, or if Second Bancorp is insolvent or would be rendered insolvent by such a purchase.

DIVIDEND RIGHTS AND RESTRICTION ON REDEMPTIONS AND REPURCHASES

         As an Ohio corporation, Second Bancorp, may, in the discretion of its Board of Directors, generally pay dividends to its shareholders provided that the dividend does not exceed the combination of the surplus of Second Bancorp (defined generally as the excess of Second Bancorp's assets plus stated capital over its liabilities).

         The ability of Second Bancorp to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by the Bank. In addition, the Federal Reserve Board expects Second Bancorp to serve as a source of strength to the Bank, which may require it to retain capital for further investments in the Bank, rather than for dividends for shareholders of Second Bancorp.

         The Bank may not pay dividends to Second Bancorp out of its surplus if, after paying such dividends, it would fail to meet the required minimum levels under certain risk-based capital guidelines and minimum leverage ratio requirements established by the FDIC. In addition, the Bank must have the approval of its regulatory authorities if a dividend in any year would cause the total dividends for that year to exceed the sum of the current year's net profits and the retained net profits for the preceding two years, less required transfers to surplus. Payment of dividends by the Bank may be restricted at any time at the discretion of the regulatory authorities, if they deem such dividends to constitute an unsafe and/or unsound banking practice or if necessary to maintain adequate capital for the Bank. These provisions could have the effect of limiting Second Bancorp's ability to pay dividends on its outstanding Shares.

         Pursuant to a Credit Agreement with The Northern Trust Company dated September 15, 1995 (the "Credit Agreement"), Second Bancorp may not repurchase or redeem any of the Shares without the consent of The Northern Trust Company. Second Bancorp does not currently anticipate any additional repurchases of the Shares in the near future.

DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

         Article Seventh of the Second Bancorp Articles provides that Second Bancorp shall indemnify, to the fullest extent permitted by the laws of the State of Ohio, any director, officer, employee or agent of Second Bancorp for any costs or expenses incurred by him in his capacity, or arising out of his status, as a director, officer, employee or agent of Second Bancorp. Such indemnification is not exclusive of any other rights to which any such indemnified person may be entitled, as a matter of law or otherwise.

         Section 1701.13(E) of the Ohio Revised Code (which is applicable to Second Bancorp) permits a corporation to indemnify its officers and directors and to pay their expenses subject to certain limitations and exceptions. Section 1701.13(E) of the Ohio Revised Code is very similar, but not identical, to the language contained in Article Seventh of the Second Bancorp Articles.

         Second Bancorp has purchased a liability insurance policy which insures directors and officers of Second Bancorp against certain liabilities which might be incurred by them in such capacities.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act"), may be permitted to directors, officers or persons controlling Second Bancorp pursuant to the foregoing provisions, Second Bancorp has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

PROVISIONS IN SECOND BANCORP ARTICLES AND SECOND BANCORP REGULATIONS WHICH MAY BE DEEMED TO HAVE ANTI-TAKEOVER EFFECTS

         The Second Bancorp Articles and the Second Bancorp Regulations contain the following provisions which may be deemed to have anti-takeover effects:

         SUPERMAJORITY VOTE AND FAIR PRICE PROVISION. Under the Second Bancorp Articles, the following actions ("Business Combinations") require the affirmative vote of the holders of 75% of the voting power of Second Bancorp:
(i) any merger or consolidation of Second Bancorp or any subsidiary of Second Bancorp with any person who holds 10% or more of the voting power of Second Bancorp (a "Related Person") or any affiliates of any Related Person; (ii) any sale lease, exchange, mortgage, pledge, transfer or other disposition to or with any Related Person or any affiliate of any Related Person of any assets of Second Bancorp having an aggregate fair market value equal to 10% or more of the consolidated net worth of Second Bancorp; (iii) the issuance or transfer by Second Bancorp of any securities of Second Bancorp or any subsidiary of Second Bancorp to any Related Person or any affiliate of any Related Person in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value equal to 10% of the consolidated net worth of Second Bancorp; (iv) the adoption of any plan or proposal for the liquidation or dissolution of Second Bancorp; (v) any reclassification of securities of Second Bancorp or any merger or consolidation of Second Bancorp with any of its subsidiaries or any other transaction which has the effect of increasing the proportionate number of the outstanding Shares of any class of equity security of Second Bancorp or any subsidiary of Second Bancorp which is directly or indirectly owned by any Related Person or any affiliate of any Related Person; and (vi) an amendment of Article Sixth (Number of Directors), Article Seventh (Indemnification) and Article Eighth (Supermajority Vote and Fair Price

Provision) of the Second Bancorp Articles. In addition, if certain "minimum price requirements" are not complied with in connection with any Business Combination, such Business Combination may not be consummated. However, if the Business Combination is approved by two-thirds of the continuing directors of Second Bancorp, then any such Business Combination is not required to satisfy the "minimum price requirements" and is only required to be approved by the shareholders of Second Bancorp holding a majority of its voting power.

         The Second Bancorp Regulations may be amended by the affirmative vote of a majority of the voting power of Second Bancorp, except that any amendment of Article III, Section 1 (Number of Directors) and Article VI (Indemnification of Directors and Officers) requires the affirmative vote of 75% of the voting power of Second Bancorp.

         Classification of Directors. The Second Bancorp Articles classify the Board of Directors by providing for two classes of directors with each class serving a two-year term.

         PREFERRED SHARES. The availability for issuance of the Preferred Shares, particularly in conjunction with certain other provisions of Second Bancorp's Articles, could have potential antitakeover effects, and might render more difficult or discourage potential change-of-control transactions of Second Bancorp or removal of incumbent management. For example, the Board of Directors could decide to sell a block of the Preferred Shares to persons who are loyal to current management, thereby diluting the share ownership of persons seeking to obtain control. See "SPECIAL MEETING OF SECOND BANCORP SHAREHOLDERS -- Amendment of Second Bancorp's Articles to Eliminate Second Bancorp's Two Classes of Preferred Shares."

OHIO STATUTES THAT HAVE ANTI-TAKEOVER EFFECTS

         Second Bancorp is an Ohio chartered corporation and, therefore, is subject to the provisions of Section 1701.831 of the Ohio Revised Code (the "Ohio Control Share Acquisition Statute"). Pursuant to the Ohio Control Share Acquisition Statute, the "control share acquisition" of an Ohio issuing public corporation shall be made only with the prior authorization of the shareholders of the issuing public corporation in accordance with the provisions of the Ohio Control Share Acquisition Statute. A "control share acquisition" is defined to mean the acquisition, directly or indirectly, by any person of shares of an issuing public corporation that, when added to all other shares of the issuing public corporation such person owns, would entitle such person, directly or indirectly, to exercise voting power in the election of directors within the following ranges: more than 20%, more than 33-l/3%, and a majority. The control share acquisition must be approved in advance by the holders of at least a majority of the voting power of the Ohio issuing public corporation in the election of directors represented at a meeting at which a quorum is present and by the holders of a majority of such voting power remaining after excluding the voting shares owned by the acquiring shareholder and certain "interested shares," including shares owned by officers elected or appointed by the directors of the issuing public corporation and by directors of the issuing public corporation who are also employees of the issuing public corporation. "Interested shares" also include those shares acquired by a person or group between the date of the first disclosure of a proposed control share acquisition or change-in-control transaction and the date of the special meeting of shareholders held pursuant to the Ohio Control Share Acquisition Statute. Shares acquired during that period by a person or group will be deemed "interested shares" only if (i) the amount paid for the shares by such person or group exceeds $250,000 or (ii) the number of shares acquired by such person or group exceeds 1/2 of 1% of the outstanding voting shares. See "COMPARISON OF RIGHTS OF HOLDERS OF SECOND BANCORP SHARES AND TRUMBULL SHARES - Anti-Takeover Statutes."

         Second Bancorp is also subject to Chapter 1704 of the Ohio Revised Code (the "Ohio Merger Moratorium Statute") which prohibits certain business combinations and transactions between "an issuing public corporation" (Second Bancorp is one) and a beneficial owner of shares representing 10% or more of the voting power of the corporation (an "Interested Shareholder") for at least three years after the Interested Shareholder becomes such, unless the Board of Directors of Second Bancorp approves either (i) the transaction or (ii) the acquisition of the Shares that resulted in the person becoming an "Interested Shareholder", in each case before the Interested Shareholder became such. Examples of transactions regulated by the Ohio Merger Moratorium Statute include asset sales, mergers, consolidations, loans, voluntary dissolutions, and the transfer of shares ("Moratorium Transactions"). After the three-year period, a Moratorium Transaction may take place provided that certain conditions are satisfied, including that (a) the Board of Directors approves the transaction,
(b) the transaction is approved by the holders of shares with at least two-thirds of the voting power of Second Bancorp (or a different proportion set forth in the articles of incorporation) including a majority of the outstanding common shares after excluding shares controlled by the Interested Shareholder, or (c) the business combination results in shareholders, other than the Interested Shareholder, receiving a "fair price" plus interest for their shares.

         Ohio law provides that an offeror may not make a tender offer or request or invitation for tenders that would result in the offeror beneficially owning more than ten percent of any class of the target company's equity securities unless such offeror files certain information with the Ohio Division of Securities (the "Securities Division") and provides such information to the target company and the offerees within Ohio. The Securities Division may suspend the continuation of the control bid if the Securities Division determines that the offeror's filed information does not provide full disclosure to the offerees of all material information concerning the control bid. The statute also provides that an offeror may not acquire any equity securities of a target company within two years of the offeror's previous acquisition of any equity security of the same target company pursuant to a control bid unless the Ohio offerees may sell such security to the offeror on substantially the same terms as provided by the previous control bid.

         Pursuant to Ohio Revised Code Section 1707.043, a public corporation incorporated in Ohio may recover profits that a shareholder makes from the sale of the corporation's securities within 18 months after making a proposal to acquire control or publicly disclosing the possibility of a proposal to acquire control. The corporation may not, however, recover from a person who proves either (i) that his sole purpose in making the proposal was to succeed in acquiring control of the corporation and there were reasonable grounds to believe that he would acquire control of the corporation or (ii) that his purpose was not to increase any profit or decrease any loss in the stock of the corporation. Also, before the corporation may obtain any recovery, the aggregate amount of the profit realized by such person must exceed $250,000. Any shareholder may bring an action on behalf of the corporation if a corporation refuses to bring an action to recover these profits. The party bringing such an action may recover his attorneys' fees if the court having jurisdiction over such action orders recovery of any profits. An Ohio corporation may elect not to be covered by the "anti-greenmail" statute with an appropriate amendment to its articles of incorporation. Second Bancorp has not taken any corporate action to opt out of the "anti-greenmail" statute.

THE CLASS A SERIES PREFERRED SHARES AND THE CLASS B SERIES PREFERRED SHARES

         The Board of Directors are authorized to issue, from time to time, Class A Serial Preferred Shares in one or more series and Class B Serial Preferred Shares in one or more series and to fix the designation and authorized number of shares of each such series without shareholder action. As of the date of this Prospectus/Joint Proxy Statement, there are no outstanding Preferred Shares. If Preferred Shares were issued, the Board of Directors of Second Bancorp would be empowered to fix or change by resolution: (a) the dividend or distribution rate; (b) the dates of payment of dividends or distributions and, in the case of Class A Serial Preferred Shares the dates from which they are cumulative; (c) the liquidation price; (d) redemption rights and price; (e) sinking fund requirements; (f) conversion rights; and (g) restrictions on the issuance of shares of any class or series.

         If issued, the Preferred Shares would rank senior to the Shares with respect to the payment of dividends and payment upon liquidation, dissolution or winding up of the corporation. Dividends on the Shares (other than stock dividends), if and when declared, would be paid after payment of (a) all accrued and unpaid dividends on all Preferred Shares and (b) current dividends on all Preferred Shares. Additionally, no cash dividends on the Shares could be issued unless dividends on the Preferred Shares for each of the four consecutive preceding quarterly dividend periods were paid on the date fixed for such payment by the Board of Directors and there was no arrearage with respect to any redemption or sinking fund obligation of Second Bancorp on any Preferred Shares. The Preferred Shares generally have the same voting powers as the Shares and would vote with the Shares as one class on all matters presented to the shareholders, except that the Class A Serial Preferred Shares are entitled to certain special class voting rights with respect to the election of directors and the Preferred Shares would also possess certain class voting rights which are exercisable with respect to matters uniquely affecting the terms of the Preferred Shares.

         The Class A Serial Preferred Shares and the Class B Serial Preferred Shares are of equal rank as to the payment of dividends and payment upon liquidation, dissolution or winding up of Second Bancorp. Both classes of Preferred Shares have essentially the same terms, except that the Class A Serial Preferred Shares are entitled to cumulative dividends.

         Based upon the determination that the Preferred Shares are not currently needed, on August 17, 1998, the Board of Directors of Second Bancorp adopted resolutions providing that Second Bancorp (i) would not issue any preferred shares unless and until its shareholders take affirmative action to authorize the issuance of preferred shares and (ii) would propose to the shareholders of Second Bancorp an amendment to Second Bancorp's Articles to eliminate the Preferred Shares. See "SPECIAL MEETING OF SECOND BANCORP SHAREHOLDERS -- Amendment of Second Bancorp's Articles to Eliminate Second Bancorp's two Classes of Preferred Shares."


            COMPARISON OF RIGHTS OF HOLDERS OF SECOND BANCORP SHARES
                         AND HOLDERS OF TRUMBULL SHARES

GENERAL

         As a result of the Merger, all of the holders of Trumbull Shares will become shareholders of Second Bancorp, except holders of Trumbull Shares who exercise and perfect dissenters' rights. There are certain differences between the rights of holders of the Shares and the rights of holders of Trumbull Shares arising from the distinctions between the Second Bancorp Articles and the Second Bancorp Regulations and the Trumbull Articles and Trumbull Regulations. However, the rights of holders of the Shares and those of holders of Trumbull Shares are similar in many material respects. The differences are addressed below.

BOARD OF DIRECTORS

         GENERAL. The Second Bancorp Articles provide for a Board of Directors consisting of not more than eighteen (18) and not less than six (6) directors, classified into two classes with each class serving a term of two years. Second Bancorp currently has seven (7) directors. The Trumbull Regulations provide for a Board of Directors consisting of not less than six (6) and no more than eleven
(11) directors, divided into two (2) classes with each class serving three (3) years. Trumbull currently has seven (7) directors.

         The Second Bancorp Regulations require the affirmative vote of the holders of 75% of the Shares represented in person or by proxy at any shareholder meeting to change the number of directors. In addition, a majority of the Second Bancorp directors then in office may change the number of directors of Second Bancorp by no more than two (2) directors during any year. Under the Trumbull Regulations, the number of directors may be set or changed by the affirmative vote of the holders of a majority of shares represented at a meeting called for the purpose of electing directors and entitled to vote on such proposal.

         REMOVAL. A Second Bancorp director may be removed (i) by the directors if such director is found by a court to be of unsound mind or if he is adjudicated, a bankrupt or he fails to meet the qualifications set forth in
Section 1701.53(B)(2) or (ii) with or without cause by the affirmative vote of the holders of a majority of the voting power of Second Bancorp entitled to elect directors, except that, unless all directors are removed, no individual director shall be removed if the votes of a sufficient number of Shares are cast against his removal that, if cumulatively voted at an election of all of the directors, would be sufficient to elect at least one director. The Trumbull Regulations provide that all of the directors may be removed from office (i) without assigning any cause, by the vote of the holders of two-thirds of the voting power of Trumbull entitled to elect directors and (ii) in the event of removal for cause, by the affirmative vote of holders of a majority of the voting power of Trumbull entitled to elect directors.

         Vacancies. Pursuant to the Second Bancorp Regulations, vacancies on the Board of Directors of Second Bancorp, including vacancies resulting from a Board-created increase in the number of directors, may be filled by Second Bancorp's Board of Directors, acting by a vote of the majority of the directors then in office, even if less than a quorum or by a sole remaining director. Any Second Bancorp director chosen to fill a vacancy shall serve until the next election of the class for which such director was chosen and until his successor is elected and qualified. Under the Trumbull Regulations, the remaining directors, though less than a majority of the whole authorized number of directors, may, by a vote of the majority of their number, fill any vacancy in the Board of Directors for the unexpired term. Any director so chosen shall serve until the next election of directors by shareholders.

VOTING RIGHTS

         CUMULATIVE VOTING. The holders of the Shares have the right to cumulate votes in the election of directors. The holders of Trumbull Shares do not have cumulative voting rights. With cumulative voting, it is possible for the holders of a minority of the Shares to elect one or more directors to the Second Bancorp Board, even though the holders of a majority of the Shares oppose such director(s) election to the Board. The absence of cumulative voting eliminates the ability of a minority of the shareholders of a corporation to elect one or more director(s) to the corporation's Board and allows the holders of a majority of the shares of the corporation to elect each of the directors.

         SPECIAL VOTING REQUIREMENTS. The Second Bancorp Articles contain special voting requirements which may be deemed to have anti-takeover effects. The following actions ("Business Combinations") require the affirmative vote of the holders of 75% of the voting power of the Shares: (i) any merger or consolidation of Second Bancorp or any subsidiary of Second Bancorp with any person who holds 10% or more of the voting power of Second Bancorp (a "Related Person") or any affiliates of any Related Person; (ii) any sale lease, exchange, mortgage, pledge, transfer or other disposition to or with any Related Person or any affiliate of any Related Person of any assets of Second Bancorp having an aggregate fair market value equal to 10% or more of the consolidated net worth of Second Bancorp; (iii) the issuance or transfer by Second Bancorp of any securities of Second Bancorp or any subsidiary of Second Bancorp to any Related Person or any affiliate of any Related Person in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value equal to 10% of the consolidated net worth of Second Bancorp; (iv) the adoption of any plan or proposal for the liquidation or dissolution of Second Bancorp; (v) any reclassification of securities of Second Bancorp or any merger or consolidation of Second Bancorp with any of its subsidiaries or any other transaction which has the effect of increasing the proportionate number of the outstanding Shares of any class of equity security of Second Bancorp or any subsidiary of Second Bancorp which is directly or indirectly owned by any Related Person or any affiliate of any Related Person; and (vi) an amendment of Article Sixth, Article Seventh and Article Eighth of the Second Bancorp Articles. In addition, if certain "minimum price requirements" are not complied with in connection with any such Business Combination, any such Business Combination may not be consummated. However, if any such Business Combination is approved by two-thirds of the continuing directors of Second Bancorp, then any such Business Combination is not required to satisfy the "minimum price requirements" and is only required to be approved by the shareholders of Second Bancorp holding a majority of its voting power. In addition, the affirmative vote of two thirds of the voting power of Second Bancorp is required to amend the Second Bancorp Articles other than Article Sixth, Article Seventh and Article Eighth.

         In contrast, under the general corporate law of Ohio, the affirmative vote of holders of at least two-thirds of the voting power of Trumbull is required to approve any merger, business combination or similar transaction involving Trumbull or to amend the Trumbull Articles.

         The Second Bancorp Regulations may be amended by the affirmative vote of a majority of the voting power of Second Bancorp, except that any amendment of Article III, Section 1 (Number of Directors) and Article


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VI (Indemnification of Directors and Officers) requires the affirmative vote of
75% of the voting power of Second Bancorp. The Trumbull Regulations may be amended by the affirmative vote of a majority of the voting power of Trumbull at a meeting held for such purpose or without a meeting by the written consent of a majority of the voting power of Trumbull.

         VOTE TO CALL A SPECIAL MEETING. The Second Bancorp Regulations require the Chairman of the Board of Directors, a majority of the Board of Directors or the affirmative vote of the holders of 25% of the voting power of Second Bancorp to call a special meeting of shareholders. The Trumbull Regulations require the Chairman of the Board, the President or the affirmative vote of the holders of 25% of the voting power of Trumbull to call a special meeting.

ANTI-TAKEOVER PROVISIONS

         The Trumbull Articles and Trumbull Regulations contain no provisions similar to the Supermajority Provision and Fair Price provision contained in the Second Bancorp Articles. See, "DESCRIPTION OF SECOND BANCORP SHARES - Provisions in the Second Bancorp Articles and Second Bancorp Regulations which may be deemed to have Anti-Takeover Effects."

PREEMPTIVE RIGHTS

         The shareholders of Second Bancorp and Trumbull do not have preemptive rights.

DIVIDENDS

         As Ohio corporations, Trumbull and Second Bancorp, may, in the discretion of their respective Board of Directors, generally pay dividends to their shareholders provided that the any such dividends do not exceed their surplus.

         The ability of Second Bancorp and Trumbull to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by the Bank and Trumbull Savings, respectively. In addition, the Federal Reserve Board expects Second Bancorp to serve as sources of strength to its subsidiary bank, which may require it to retain capital for further investments in its subsidiary banks, rather than for dividends for its shareholders. See "REGULATION OF FINANCIAL INSTITUTIONS -- Limits on Dividends and Other Payments."

PREFERRED SHARES

         Second Bancorp's Articles authorize 1,500,000 shares of Class A Serial Preferred Shares, without par value, and 1,500,000 shares of Class B Serial Preferred Shares, without par value. As of the date of this Prospectus/Joint Proxy Statement, there were no Preferred Shares outstanding. The availability for issuance of the Preferred Shares, particularly in conjunction with certain other provisions of the corporation's Amended Articles of Incorporation, could have potential antitakeover effects, and might render more difficult or discourage potential transactions involving a sale or change in control of Second Bancorp or removal of incumbent management. For example, the Board of Directors could decide to sell a block of the Preferred Shares to persons who are loyal to current management, thereby diluting the share ownership of persons seeking to obtain control. Management is a not aware of any effort on the part of any person to acquire control of Second Bancorp. See "SPECIAL MEETING OF SECOND BANCORP SHAREHOLDERS -- Amendment of Second Bancorp's Amended Articles of Incorporation to Eliminate Second Bancorp's two Classes of Preferred Shares."


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ANTI-TAKEOVER STATUTES

         The Ohio Control Share Acquisition Statute, the Ohio Merger Moratorium Statute and the Ohio statutes regulating tender offers apply to both Second Bancorp and Trumbull. See "DESCRIPTION OF SECOND BANCORP SHARES - Ohio Statutes that have Anti-Takeover Effects."

         Pursuant to the Ohio Control Share Acquisition Statute, the control share acquisition of an Ohio issuing public corporation shall be made only with the prior authorization of the shareholders of the issuing public corporation in accordance with the provisions of the Ohio Control Share Acquisition Statute. A "control share acquisition" is defined to mean the acquisition, directly or indirectly, by any person of shares of an issuing public corporation that, when added to all other shares of the issuing public corporation such person owns, would entitle such person, directly or indirectly, to exercise voting power in the election of directors within the following ranges: more than 20%, more than 33-l/3%, and a majority. Second Bancorp and Trumbull are proceeding on the assumption that the proposed acquisition by Second Bancorp of Trumbull through the Merger may be deemed to be a "control share acquisition" under the Ohio Control Share Acquisition Statute.


         The Ohio Control Share Acquisition Statute requires that the acquiring person must deliver an acquiring person statement to the issuing public corporation. The issuing public corporation must then call a special meeting of its shareholders to vote upon the proposed acquisition within 50 days after receipt of such acquiring person statement, unless the acquiring person agrees to a later date. Trumbull received an acquiring person statement from Second Bancorp on September 18, 1998, a copy of which is attached hereto as Annex F, and Trumbulls' shareholders will have the opportunity to vote upon Second Bancorp's proposed acquisition of a controlling interest in Trumbull at the Trumbull Special Meeting.


         The Ohio Control Share Acquisition Statute further specifies that the shareholders of the Ohio issuing public corporation must approve the proposed control share acquisition by certain percentages at a special meeting of shareholders at which a quorum is present. Accordingly, in order to comply with the Ohio Control Share Acquisition Statute, Second Bancorp may only acquire Trumbull through the Merger upon the affirmative vote of (i) a majority of the voting power of Trumbull that is represented in person or by proxy at the Trumbull Special Meeting, and (ii) a majority of the voting power of Trumbull Shares that is represented in person or by proxy at the Trumbull Special Meeting, excluding those Trumbull Shares deemed to be "Interested Trumbull Shares" for purposes of the Ohio Control Share Acquisition Statute.

         "Interested Trumbull Shares" are defined under the Ohio Control Share Acquisition Statute to mean shares in respect of which the voting power is controlled by any of the following persons: (1) an acquiring person (in this case, Second Bancorp); (2) any officer of Trumbull; and (3) any director of Trumbull who is also an employee of Trumbull. "Interested Trumbull Shares" also include Trumbull Shares that are acquired by any person after the date of the first public disclosure of the proposed Merger (in this case, May 4, 1998) and the date of the Trumbull Special Meeting, if either (i) the aggregate consideration paid by such person, and any person acting in concert with him, for such Trumbull Shares exceeds $250,000, or (ii) the number of Trumbull Shares acquired by such person, and any person acting in concert with him, exceeds one-half of one percent of the outstanding Trumbull Shares. In order to determine whether any Trumbull Shares acquired after May 4, 1998 constitute "Interested Trumbull Shares" pursuant to the preceding sentence, Trumbull will examine its stock records as of May 4, 1998, as of the Trumbull Record Date and as of the last business day preceding the Trumbull Special Meeting. If any record holder (other than a broker, bank or other nominee) has increased his ownership interest by more than one-half of one percent of the outstanding Trumbull Shares, or by a number of Trumbull Shares in excess of $250,000 divided by the value of a Trumbull Share during the period from May 4, 1998 through the Trumbull Record Date, such additional Trumbull Shares held by such holder will be deemed "Interested Trumbull Shares." A record holder may rebut a presumption that Trumbull Shares are "Interested Trumbull Shares" by providing Trumbull with documentation satisfactory to Trumbull's legal counsel establishing that such Trumbull Shares are not "Interested Trumbull Shares" within the definition of
Section 1701.01(CC)(2) of the Ohio Revised Code.


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DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

         Second Bancorp. Article Seventh of the Second Bancorp Articles provides that Second Bancorp shall indemnify, to the full extent permitted by the laws of the State of Ohio, any director, officer, employee or agent of Second Bancorp for any costs or expenses incurred by him in his capacity, or arising out of his status, as a director, officer, employee or agent of Second Bancorp. Such indemnification is not exclusive of any other rights to which any such indemnified person may be entitled, as a matter of law or otherwise.

         Section 1701.13(E) of the Ohio Revised Code (which is applicable to Second Bancorp) permits a corporation to indemnify its officers and directors and to pay their expenses subject to certain limitations and exceptions. Section 1701.13(E) of the Ohio Revised Code is very similar, but not identical, to the language contained in Article Seventh of the Second Bancorp Articles.

         Second Bancorp has purchased a liability insurance policy which insures directors and officers of Second Bancorp against certain liabilities which might be incurred by them in such capacities.

         Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling Second Bancorp pursuant to the foregoing provisions, Second Bancorp has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

         Trumbull. Although indemnification of Trumbull directors and officers is permitted under Trumbull's Regulations, indemnification is not required, except to the extent indemnification would be required under Ohio Revised Code
Section 1701.13(E). Trumbull has purchased a liability insurance policy insuring directors and officers against liabilities that may be incurred by them in their capacities as directors and officers.

         Pursuant to the terms of the Agreement, Second Bancorp has agreed to keep in effect in the Second Bancorp Articles and the Second Bancorp Regulations and the Articles and Regulations of the Bank, provisions providing for indemnification of officers and directors of Trumbull. In addition, for three years from the date of the Merger, Second Bancorp will maintain directors' and officers' liability insurance policies covering the officers and directors of Trumbull and Trumbull Savings so long as the cost does not exceed 150% of the current premiums paid by Trumbull for its directors' and officers' liability insurance policies.


                      REGULATION OF FINANCIAL INSTITUTIONS

         Second Bancorp, as a bank holding company, and Trumbull, as a unitary savings and loan holding company, and the Bank and Trumbull Savings, as a nationally-chartered bank and a state-chartered savings bank, are regulated extensively under federal and state law. Second Bancorp and Trumbull are subject to regulation, supervision and examination by the Federal Reserve Board and the OTS, respectively. The Bank is subject to regulation by the OCC and the FDIC and Trumbull Savings is subject to regulation, supervision and examination by the Division and the FDIC. The following information describes certain federal and Ohio statutory and regulatory provisions and is qualified in its entirety by reference to the particular statutory or regulatory provisions.

REGULATION OF BANK HOLDING COMPANIES

         Second Bancorp is registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Bank holding companies and their activities are subject to extensive regulation by the Federal Reserve Board. Bank holding companies are required to file reports with the Federal Reserve Board and such additional information as the Federal Reserve Board may require, and are subject to regular examinations by the Federal Reserve Board. The Federal Reserve Board also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest


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subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

         Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support such subsidiary banks. Under this policy the Federal Reserve Board may require a bank holding company to contribute additional capital to an undercapitalized subsidiary bank.

         The BHCA requires the prior approval of the Federal Reserve Board in any case where a bank holding company proposes to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank that is not already majority-owned by it, to acquire all or substantially all of the assets of another bank or bank holding company, or to merge or consolidate with any other bank holding company. Section 4 of the BHCA also prohibits a bank holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. The primary exception allows the ownership of shares by a bank holding company in any company the activities of which the Federal Reserve Board has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. The Federal Reserve Board has by regulation determined that certain activities are closely related to banking within the meaning of the BHCA. These activities include: operating a savings association, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing investment and financial advice; and acting as an insurance agent for certain types of credit-related insurance.

         Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on maintenance of reserves against deposits, extensions of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities of the bank holding company or its subsidiaries and on the taking of such stock or securities as collateral for loans to any borrower. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of any services. Various consumer laws and regulations also affect the operations of these subsidiaries.

REGULATION OF A UNITARY SAVINGS AND LOAN HOLDING COMPANY

         Because Trumbull owns one and only one savings bank - Trumbull Savings
- and because Trumbull Savings satisfies the "qualified thrift lender" test described hereinafter (see, " - Qualified Thrift Lender Test"), Trumbull is eligible under the Home Owners' Loan Act ("HOLA") for treatment as a unitary savings and loan holding company. Trumbull has elected to be treated as a unitary savings and loan holding company, rather than being subject to BHCA regulation and supervision as a bank holding company. In marked contrast to bank holding companies and to other forms of savings and loan holding companies, there are generally no restrictions under HOLA on the activities of a unitary savings and loan holding company, provided the subsidiary institution maintains its "qualified thrift lender" status. In addition, a unitary savings and loan holding company is not subject to any capital maintenance requirements under federal law (although its subsidiary savings bank or savings association is).

         If Trumbull were to acquire control of another institution (other than through merger or other business combination with Trumbull Savings), Trumbull would become a bank holding company if the other institution is a bank, or a multiple savings and loan holding company if the newly acquired institution is a savings and loan association or savings bank. In either event Trumbull would lose its status as a unitary holding company and become subject to activities restrictions as a result. In very general terms, no multiple savings and loan holding company or subsidiary thereof that is not a savings institution may commence or continue any business activity other than: (i) furnishing or performing management services for a subsidiary savings institution; (ii) conducting an insurance agency or escrow business; (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings institution;
(iv) holding or managing properties used or occupied by a subsidiary savings institution; (v) acting as trustee under deeds of trust; (vi) activities authorized by regulation as of March 5, 1987 to be engaged in by multiple savings and loan holding companies; or (vii) activities authorized by the Board of

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Governors of the Federal Reserve System as permissible for bank holding companies, unless the Director of the OTS by regulation prohibits or limits such activities for savings and loan holding companies. Activities described in clause (vii) also must be approved in advance by the Director of the OTS.

         Moreover, if the savings bank or savings association subsidiary of a unitary holding company fails to satisfy the qualified thrift lender test discussed hereinafter, then the unitary holding company becomes subject to the activities restrictions applicable under HOLA to multiple savings and loan holding companies. Unless the subsidiary institution requalifies under the qualified thrift lender test within one year, the holding company must register as a bank holding company. The activities restrictions applicable to bank holding companies under the Bank Holding Company Act of 1956 are generally more confining than the activities restrictions applicable under HOLA to multiple savings and loan holding companies.

         Trumbull is subject to the regulatory oversight, examination and enforcement authority of, and is required to file periodic reports with, the OTS. If the OTS determines that the continuation of a particular activity by a savings and loan holding company constitutes a serious threat to the financial condition of its subsidiary institution(s), the OTS may impose restrictions on the holding company. Such restrictions may include limiting the payment of dividends, transactions with affiliates or any other activities deemed to pose a serious threat to the subsidiary institutions.

         Congress is considering legislation that would limit savings and loan holding companies, including unitary savings and loan holding companies, to the same activities as other financial institution holding companies and permit financial institution holding companies generally to engage in commercial activities and expanded securities and insurance activities. Trumbull cannot predict whether or in what form these proposals will become law. Although such legislation may change the activities in which Trumbull and Trumbull Savings are authorized to engage, neither anticipates that the current activities of Trumbull or Trumbull Savings will be materially affected by activity limitations that may be contained within the new legislation.

         Qualified Thrift Lender Test. In order for Trumbull to maintain its advantaged status as a unitary savings and loan holding company, Trumbull Savings would have to continue to satisfy the qualified thrift lender ("QTL") test under federal law. Under the QTL test, 65% of an institution's "portfolio assets" (total assets less goodwill and other intangibles, property used to conduct business and certain liquid assets) must consist of qualified thrift investments on a monthly average basis in 9 out of every 12 months. "Qualified thrift investments" generally means investments related to domestic residential real estate and manufactured housing and includes credit card, student and small business loans, and stock issued by any FHLB, the FHLMC or the FNMA.

         Although the preceding QTL test remains effective, it is no longer the exclusive QTL Test. With the enactment on September 30, 1996 of the Economic Growth and Regulatory Paperwork Reduction Act of 1996, including the Deposit Insurance Funds Act of 1996 set forth in Subtitle G thereof, Congress created an alternative QTL test, pursuant to which an institution may also be treated as a qualified thrift lender if the institution qualifies as a "domestic building and loan association" under the Code. That is, at least 60% of the institution's assets (on a tax basis) must consist of specified assets (generally loans secured by residential real estate or deposits, educational loans, cash and certain governmental obligations).

         An institution that fails to meet the QTL test will not be eligible for new FHLB advances. With qualified thrift investments of approximately 89.87% of portfolio assets at June 30, 1998, Trumbull Savings is in compliance with the original and the alternative QTL tests.

TRANSACTIONS WITH AFFILIATES

         Sections 23A and 23B of the Federal Reserve Act (the "FRA") restrict transactions by insured depository institutions and their subsidiaries with their affiliates. An affiliate of an institution is any company or entity which controls, is controlled by or is under common control with the institution. Generally, Sections 23A and 23B (i) limit the extent to which an institution or its subsidiaries may engage in "covered transactions" with any one




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affiliate to an amount equal to 10% of such institution's capital stock and surplus (i.e., tangible capital) and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

         A financial institution's authority to extend credit to executive officers, directors and greater than 10% shareholders, as well as entities such persons control, is subject to Sections 22(g) and 22(h) of the FRA and Regulation O promulgated thereunder by the Federal Reserve Board. Among other things, such loans must be made on terms substantially similar to those offered to unaffiliated individuals, the amount of loans an institution may make to such persons is based, in part, on the institution's capital position, and certain approval procedures must be followed in making such loans.

REGULATION OF NATIONALLY CHARTERED BANKS

         The Bank is subject to regulation under the National Banking Act and is periodically examined by the OCC and is subject, as a member bank, to the rules and regulations of the Federal Reserve Board. The Bank is an insured institution and a member of the Bank Insurance Fund ("BIF") and also has approximately $52 million in deposits acquired through acquisitions of branches of savings and loan institutions that are insured through the Savings Association Insurance Fund ("SAIF"). As a result, the Bank also is subject to regulation by the FDIC. The establishment of branches of the Bank is subject to approval of the OCC.

REGULATION OF OHIO STATE CHARTERED SAVINGS BANKS

         FDIC REGULATION. The FDIC is the primary federal regulator of Trumbull Savings. The FDIC issues regulations governing the operations of Trumbull and examines Trumbull. The FDIC may initiate enforcement actions against institutions and certain persons affiliated with them for violations of laws and regulations or for engaging in unsafe or unsound practices. If the grounds provided by law exist, the FDIC may appoint a conservator or a receiver for a nonmember bank or savings bank.

         OHIO SAVINGS BANK REGULATION. As a savings bank incorporated under Ohio law, Trumbull Savings is subject to regulation and supervision by the Division. Division regulation and supervision affects the internal organization of Trumbull Savings, as well as its savings, mortgage lending and other investment activities. The Division may initiate supervisory measures or formal enforcement actions against Ohio savings banks. Ultimately, if the grounds provided by law exist, the Division may place an Ohio savings bank in conservatorship or receivership. Whenever the Superintendent of the Division considers it necessary or appropriate, the Superintendent may also examine the affairs of any holding company or any affiliate or subsidiary of an Ohio savings bank.

FEDERAL DEPOSIT INSURANCE CORPORATION

         The FDIC is an independent federal agency which insures the deposits, up to prescribed statutory limits, of federally-insured banks and savings associations and safeguards the safety and soundness of the financial institution industry. Two separate insurance funds are maintained and administered by the FDIC. In general, banking institutions are members of BIF and savings associations are SAIF members. The insurance fund conversion provisions do not prohibit a SAIF member from either converting to a bank charter, as long as the resulting bank remains a SAIF member, or merging with a bank, as long as the bank continues to pay the SAIF insurance assessments on the deposits acquired. Exit and entrance fees must be paid to the FDIC in full conversions.

         Insurance premiums for SAIF and BIF members are determined during each semi-annual assessment period based upon the members' respective categorization as either (1) well capitalized, (2) adequately capitalized or (3) undercapitalized. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory


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evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's assessment rate depends on the capital category and supervisory category to which it is assigned.

         Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

INTERSTATE BANKING AND BRANCHING

         In 1994, the Riegle-Neal Act was enacted to ease restrictions on interstate banking. Effective September 29, 1995, the Riegle-Neal Act allows the Federal Reserve Board to approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than such holding company's home state, without regard to whether the transaction is prohibited by the laws of any state. The Federal Reserve Board may not approve the acquisition of a bank that has not been in existence for the minimum time period (not exceeding five years) specified by the statutory law of the host state. The Riegle-Neal Act also prohibits the Federal Reserve Board from approving an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. The Riegle-Neal Act does not affect the authority of states to limit the percentage of total insured deposits in the state which may be held or controlled by a bank or bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% statewide concentration limit contained in the Riegle-Neal Act.

         Additionally, beginning on June 1, 1997, the federal banking agencies were authorized to approve interstate merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks opts out of the Riegle-Neal Act by adopting a law after the date of enactment of the Riegle-Neal Act and prior to June 1, 1997 which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. A state could have permitted such transactions before such time by enacting authorizing legislation. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. Interstate mergers and branch acquisitions will also be subject to the nationwide and statewide insured deposit concentration amounts described above.

         The Riegle-Neal Act authorizes the FDIC to approve interstate branching de novo by national and state banks, respectively, only in states which specifically allow for such branching. The Riegle-Neal Act also required the appropriate federal banking agencies to prescribe regulations by June 1, 1997 which prohibited any out-of-state bank from using the interstate branching authority primarily for the purpose of deposit production. These regulations include guidelines to ensure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the communities which they serve.

REGULATORY CAPITAL

         Capital Requirements for Second Bancorp. The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. The guidelines provide a systematic analytical framework which makes regulatory capital requirements sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures expressly into account in evaluating capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. Capital levels as measured by these standards also are used to categorize financial institutions for purposes of certain prompt corrective action regulatory provisions. See "REGULATION OF FINANCIAL INSTITUTIONS - Prompt Corrective Regulatory Action."

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         The minimum guideline for the ratio of total capital ("Total Capital")
to risk-weighted assets (including certain off-balance sheet items such as standby letters of credit) is 8% ("Total Risk-Based Capital"). This Total Risk-Based Capital ratio must be at least 10% to be considered well capitalized. At least half of the minimum Total Risk-Based Capital ratio (4%) must be composed of common stockholders' equity, minority interests in the equity accounts of consolidated subsidiaries and a limited amount of perpetual preferred stock, less goodwill and certain other intangibles ("Tier 1 Risk-Based Capital"). To be considered well capitalized, the Tier 1 Risk-Based Capital ratio must be at least 6%. See "REGULATION OF FINANCIAL INSTITUTIONS - Prompt Corrective Regulatory Action." The remainder of Total Risk-Based Capital may consist of subordinated debt, other preferred stock and a limited amount of loan and lease loss allowance.

         The Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. The Federal Reserve Board guidelines provide for a minimum ratio of Tier 1 Risk-Based Capital to average assets (excluding the loan and lease loss allowance, goodwill and certain other intangibles) ("Leverage Ratio") of 3% for bank holding companies that meet certain criteria, including having the highest regulatory rating. To be considered well capitalized, the Leverage Ratio for a bank holding company must be at least 5%. The guidelines further provide that bank holding companies making acquisitions will be expected to maintain strong capital positions substantially above the minimum levels.

         Second Bancorp is in compliance with the current applicable capital guideline ratios. As of June 30, 1998, Second Bancorp had a Total Risk-Based Capital Ratio of 13.18%, a Tier 1 Risk-Based Capital Ratio of 12.06% and a Leverage Ratio of 8.46%. Second Bancorp anticipates that it will continue to meet current capital guideline ratios after the consummation of the Merger and the Trumbull Merger.

         CAPITAL REQUIREMENTS FOR TRUMBULL. As a unitary savings and loan holding company, Trumbull is not subject to regulatory capital requirements, as Trumbull Savings is. Trumbull Savings is required by applicable law and regulations to meet certain minimum capital requirements. The regulatory capital requirements applicable to Trumbull Savings include a leverage limit and a risk-based capital requirement.

         CAPITAL REQUIREMENTS FOR THE BANK AND TRUMBULL SAVINGS. The Bank is subject to capital requirements similar to those discussed above for Second Bancorp adopted by the FDIC. At August 31, 1998, the Bank and Trumbull Savings satisfied these minimum capital ratio requirements under the applicable capital ratio guidelines. Failure by the Bank to comply in the future with the applicable capital standards may subject the Bank to sanctions and limitations upon operations.


PROMPT CORRECTIVE REGULATORY ACTION

         The federal banking agencies have established a system of prompt corrective action to resolve certain of the problems of undercapitalized institutions. This system is based on five capital level categories for insured depository institutions - "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." The federal banking agencies may (or in some cases must) take certain supervisory actions depending upon an insured institution's capital level. For example, the banking agencies must appoint a receiver or conservator for an institution within 90 days after it becomes "critically undercapitalized" unless the institution's primary regulator determines, with the concurrence of the FDIC, that other action would better achieve regulatory purposes. Banking operations otherwise may be significantly affected depending on an institution's capital category. For example, an institution that is not "well capitalized" generally is prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market, and the holding company of any undercapitalized depository institution must guarantee, in part, certain aspects of such depository institution's capital plan for such plan to be acceptable.

         Under the final rules implementing the prompt corrective action provisions, a financial institution that has a Total Risk-Based Capital of 10% or greater, a Tier 1 Risk-Based Capital ratio of 6% or greater and a Leverage Ratio of 5% or greater is deemed to be "well capitalized." An institution with a Total Risk-Based Capital ratio of 8% or greater, a Tier 1 Risk-Based Capital ratio of 4% or greater and a Leverage Ratio of 4% or greater (or a

Leverage Ratio of 3% or greater and a CAMEL 1 rating), is considered to be "adequately capitalized." An institution that has a Total Risk-Based Capital of less than 8%, a Tier 1 Risk-Based Capital ratio of less than 4%, and a Leverage Ratio that is less than 4% (or a Leverage Ratio of less than 3% and a CAMEL 1 rating), is considered "undercapitalized." An institution that has a Total Risk-Based Capital less than 6%, a Tier 1 Risk-Based Capital ratio of less than 3% or a Leverage Ratio that is less than 3% is considered to be "significantly undercapitalized." An institution that has tangible equity (core capital minus intangible assets other than qualifying supervisory goodwill and purchased mortgage servicing rights) to total assets ratio equal to or less than 2% is deemed to be "critically undercapitalized."

LIMITS ON DIVIDENDS AND OTHER PAYMENTS

         There are various legal limitations on the extent to which subsidiary banks may finance or otherwise supply funds to their parent holding companies. Under federal and Ohio law, subsidiary banks may not, subject to certain limited exceptions, make loans or extensions of credit to, or investments in the securities of, their bank holding companies. Subsidiary banks are also subject to collateral security requirements for any loans or extension of credit permitted by such exceptions.

         Neither the Bank nor Trumbull Savings may pay dividends out of their surplus if, after paying such dividends, they would fail to meet the required minimum levels under certain risk-based capital guidelines and minimum leverage ratio requirements established by the FDIC. In addition, the Bank and Trumbull Savings must have the approval of their respective regulatory authorities if a dividend in any year would cause the total dividends for that year to exceed the sum of their current year's net profits and the retained net profits for the preceding two years, less required transfers to surplus. Payment of dividends by the Bank and Trumbull Savings may be restricted at any time at the discretion of their respective regulatory authorities, if such regulatory authorities deem such dividends to constitute unsafe and/or unsound banking practices or if necessary to maintain adequate capital

         The ability of a bank holding company and a unitary savings and loan holding company to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by their subsidiary bank(s). However, the Federal Reserve Board expects bank holding companies to serve as a source of strength to their subsidiary bank(s), which may require them to retain capital for further investment in their subsidiary bank(s), rather than for dividends for shareholders of the bank holding company. As stated previously, neither the Bank nor Trumbull Savings may pay dividends to Second Bancorp and Trumbull, respectively, if, after paying such dividends, either the Bank or Trumbull Savings would fail to meet the required minimum levels under the risk-based capital guidelines and the minimum leverage ratio requirements. Payment of dividends by the Bank and Trumbull Savings may be restricted at any time at the discretion of their applicable regulatory authorities, if they deem such dividends to constitute an unsafe and/or unsound banking practice. These provisions could have the effect of limiting the Second Bancorp's ability to pay dividends on the Shares.

         The foregoing discussion of the regulation of Second Bancorp, Trumbull, the Bank and Trumbull Savings is not complete. Trumbull shareholders are referred to Second Bancorp's Annual Report on Form 10-K for the 1997 fiscal year for a more complete discussion of the regulation of Second Bancorp's and the Bank's businesses. Second Bancorp's Annual Report on Form 10-K for 1997 is incorporated by reference into this Prospectus/Proxy Statement.


                                  LEGAL MATTERS


         The federal income tax consequences of the Merger, along with other legal matters in connection with the Merger, will be passed upon for Second Bancorp by Vorys, Sater, Seymour and Pease LLP. The federal income tax consequences of the Merger, will be passed upon for Trumbull by Vorys, Sater, Seymour and Pease LLP. Grady & Associates has acted as special regulatory counsel for Trumbull. Neither Vorys, Sater, Seymour and Pease LLP nor Grady & Associates have received nor will they receive a substantial interest, direct or indirect, in Second Bancorp or Trumbull, nor were their counsel compensated on a contingency fee basis for the rendering of their services.

                                     EXPERTS

         The consolidated financial statements of Second Bancorp Incorporated included in Second Bancorp Incorporated's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of The Trumbull Savings and Loan Company at September 30, 1997, and for each of the three years ended September 30, 1997, incorporated into this Prospectus/Joint Proxy Statement by reference, have been audited by Crowe, Chizek and Company LLP, as set forth in its report thereon. The financial statements of The Trumbull Savings and Loan Company audited by Crowe, Chizek and Company LLP have been included in reliance upon such report given upon their authority as an expert in accounting and auditing.


                  SECOND BANCORP SHAREHOLDER PROPOSALS -- 1999

         In order for Second Bancorp shareholders proposals to be considered for presentation at the 1999 Annual Meeting of Shareholders, such proposals must be received by Second Bancorp by December 1, 1998. If a shareholder intends to present a proposal at the 1999 Annual Meeting of Shareholders, but has not sought the inclusion of such proposal in Second Bancorp's proxy materials, such proposal must be received by Second Bancorp prior to February 16, 1999 or Second Bancorp's management proxies for the 1999 Annual Meeting of Shareholders will be entitled to use their discretionary voting authority should such proposal then be raised, without any discussion of the matter in Second Bancorp's proxy materials.

       INDEX TO FINANCIAL STATEMENTS OF TRUMBULL SAVINGS AND LOAN COMPANY


Report of Independent Auditors....................................................    F-2

Statements of Financial Condition at September 30, 1997 and 1996..................    F-3

Statements of Income for the years ended September 30, 1997, 1996 and 1995........    F-4

Statements of Stockholders' Equity for the years ended
     September 30, 1997, 1996 and 1995............................................    F-5

Statements of Cash Flows for the years ended September 30, 1997, 1996 and 1995....    F-6

Notes to Financial Statements.....................................................    F-8

Unaudited Consolidated Statements of Financial Condition June 30, 1998 and
     September 30, 1997...........................................................   F-29

Unaudited Consolidated Statements of Income For the Nine Months ended
     June 30, 1998 and 1997.......................................................   F-30

Unaudited Consolidated Statements of Stockholders' Equity For the Period ended
     June 30, 1998 and September 30, 1997.........................................   F-31

Unaudited Consolidated Statements of Cash Flows For the Nine Months ended
     June 30, 1998 and 1997.......................................................   F-32

Notes to Consolidated Statements of Financial Condition June 30, 1998 and
     September 30, 1997...........................................................   F-34

                         REPORT OF INDEPENDENT AUDITORS





The Board of Directors and Stockholders
The Trumbull Savings and Loan Company
Warren, Ohio

We have audited the accompanying statements of financial condition of The Trumbull Savings and Loan Company as of September 30, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for the three years ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Trumbull Savings and Loan Company as of September 30, 1997 and 1996, and the results of its operations and its cash flows for the three years ended September 30, 1997 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company changed its method of accounting for impaired loans to comply with new accounting guidance in the fiscal year ended September 30, 1996.




                                         Crowe, Chizek and Company LLP

Cleveland, Ohio
October 31, 1997

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                        STATEMENTS OF FINANCIAL CONDITION
                           SEPTEMBER 30, 1997 AND 1996


---------------------------------------------------------------------------------------------------------

                                                                             1997                 1996
                                                                             ----                 ----
ASSETS
Cash and cash equivalents                                              $   6,038,577       $   4,020,625
Investment securities held to maturity                                     7,988,000           9,986,500
Mortgage-backed securities available for sale                             25,194,744          53,564,125
Mortgage-backed securities held to maturity                              162,530,386         187,755,314
Loans held for sale, net                                                     918,493             295,800
Loans receivable, net                                                    261,862,352         219,808,975
Federal Home Loan Bank stock, at cost                                      4,687,800           4,368,500
Accrued interest receivable                                                2,634,105           2,723,505
Premises and equipment                                                     4,899,399           5,121,023
Loan servicing rights                                                      3,598,455           3,844,136
Prepaid expenses and other assets                                          2,006,607           2,208,980
                                                                       -------------       -------------

                                                                       $ 482,358,918       $ 493,697,483
                                                                       =============       =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
     Deposits
        Demand and NOW accounts                                        $  35,167,341       $  32,563,617
        Money market accounts                                             24,210,124          26,300,526
        Savings accounts                                                  78,258,019          81,602,201
        Certificates of deposit                                          235,187,246         233,460,295
                                                                       -------------       -------------
             Total deposits                                              372,822,730         373,926,639
                                                                       -------------       -------------

     Borrowed funds                                                       68,273,553          80,366,966
     Advances from borrowers for taxes and insurance                       1,302,457           1,113,768
     Accrued expenses and other liabilities                                3,321,278           4,461,151
                                                                       -------------       -------------
                                                                         445,720,018         459,868,524
                                                                       -------------       -------------

Stockholders' equity
     Common stock, no par value, 5,000,000 shares
        authorized, 869,364 shares issued and outstanding
     Paid in capital in excess of par                                        869,364             869,364
     Retained earnings                                                    35,977,823          33,638,877
     Unrealized loss on securities available for sale, net of tax           (208,287)           (679,282)
                                                                       -------------       -------------
                                                                          36,638,900          33,828,959
                                                                       -------------       -------------

                                                                       $ 482,358,918       $ 493,697,483
                                                                       =============       =============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                              STATEMENTS OF INCOME
                  YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

--------------------------------------------------------------------------------


                                                               1997               1996               1995
                                                               ----               ----               ----
Interest income
     Interest and fees on loans                           $ 18,690,196       $ 16,419,152       $ 14,097,735
     Interest on mortgage-backed securities                 13,069,663         15,103,065         17,200,880
     Interest on investment securities                         720,950            530,814            750,584
     Interest on other interest-earning
       investments                                             100,369             66,076             67,519
                                                          ------------       ------------       ------------
         Total interest income                              32,581,178         32,119,107         32,116,718
                                                          ------------       ------------       ------------
Interest expense
     Interest on deposits                                   16,000,966         16,418,966         15,844,513
     Interest on borrowed funds                              4,603,940          4,617,309          5,473,736
                                                          ------------       ------------       ------------
         Total interest expense                             20,604,906         21,036,275         21,318,249
                                                          ------------       ------------       ------------
Net interest income                                         11,976,272         11,082,832         10,798,469
Provision for loan losses                                      140,742             60,010             59,661
                                                          ------------       ------------       ------------
Net interest income after provision
  for loan losses                                           11,835,530         11,022,822         10,738,808
                                                          ------------       ------------       ------------
Noninterest income
     Service charges on deposit accounts                     1,067,633            753,638            508,022
     Net gain/(loss) on sale of securities available
       for sale                                                (79,810)           202,391
     Net gain/(loss) on sale of loans                          106,056           (101,724)             3,417
     Loan servicing fees                                       279,059            256,088            300,186
     Other operating income                                    962,436            916,985            692,282
                                                          ------------       ------------       ------------
         Total noninterest income                            2,335,374          1,824,987          1,706,298
                                                          ------------       ------------       ------------
Noninterest expense
     Salaries and employee benefits                          4,323,853          4,013,014          3,956,887
     Office, occupancy and equipment expense                 1,679,093          1,548,762          1,479,412
     Deposit insurance expense                                 347,178          3,341,284            868,221
     Ohio franchise taxes                                      423,620            418,642            426,217
     Data processing expense                                   426,546            417,512            416,960
     Marketing expense                                         341,104            271,114            404,377
     Deposit account expense                                   441,842            371,214            296,892
     Amortization of intangibles                               184,193            225,902            567,131
     Professional fees                                         126,779            171,330            190,873
     Other operating expenses                                  767,900            797,925            711,104
                                                          ------------       ------------       ------------
         Total noninterest expense                           9,062,108         11,576,699          9,318,074
                                                          ------------       ------------       ------------

Income before income taxes                                   5,108,796          1,271,110          3,127,032
Provision for income taxes                                   1,744,000            437,000          1,123,000
                                                          ------------       ------------       ------------
Net income                                                $  3,364,796       $    834,110       $  2,004,032
                                                          ============       ============       ============
Earnings per share                                        $       3.87       $       0.96       $       2.31
                                                          ============       ============       ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995

--------------------------------------------------------------------------------

                                                                                    Unrealized
                                                                                     Loss on
                                              Paid in Capital                      Securities             Total
                                  Common        in Excess           Retained         Available         Stockholders'
                                  Stock           of Par            Earnings         For Sale             Equity
                                  -----           ------            --------         --------             ------
Balance,
   October 1, 1994            $    869,364                     $    32,052,618     $   (820,293)   $     32,101,689
Change in par value
   from $1 per share to
   no par value (Note 1)          (869,364)    $    869,364
Net income for the
   year ended
   September 30, 1995                                                2,004,032                            2,004,032
Dividends paid,
   $.70 per share                                                     (608,554)                            (608,554)
Unrealized gain
   on securities available
   for sale, net of tax                                                                 234,837             234,837
                              ------------     ------------    ---------------     ------------    ----------------
Balance,
  September 30, 1995                                869,364         33,448,096         (585,456)         33,732,004
Net income for the
  year ended
  September 30, 1996                                                   834,110                             834,110
Dividends paid,
  $.74 per share                                                      (643,329)                            (643,329)
Unrealized loss
  on securities available
  for sale, net of tax                                                                  (93,826)            (93,826)
                                               ------------    ---------------         --------      --------------
Balance,
  September 30, 1996                                869,364         33,638,877         (679,282)         33,828,959
Net income for the
  year ended
  September 30, 1997                                                 3,364,796                            3,364,796
Dividends paid,
  $1.18 per share                                                   (1,025,850)                          (1,025,850)
Unrealized gain
  on securities available
  for sale, net of tax                                                                  470,995             470,995
                                               ------------    ---------------     ------------    ----------------
Balance,
  September 30, 1997                           $    869,364    $    35,977,823     $   (208,287)   $     36,638,900
                                               ============    ===============     ============    ================

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

--------------------------------------------------------------------------------


                                                                       1997               1996               1995
                                                                       ----               ----               ----
Cash flows from operating activities
     Net income                                                   $  3,364,796       $    834,110       $  2,004,032
     Adjustments to reconcile net income to net
       cash provided by operating activities
         Depreciation                                                  544,340            530,347            504,712
         Amortization of intangibles                                   184,193            225,902            567,131
         Amortization of mortgage servicing rights                     656,945            612,543            360,676
         Accretion of deposit market value adjust                     (100,200)          (128,225)          (180,107)
         Net amortization of investment securities                     793,520          1,001,861            810,555
         Net amortization of premium/accretion of
           discount on loans purchased                                   1,612            (27,412)           (45,079)
         Provision for loan losses                                     140,742             60,010             59,661
         Provision for loss on servicing rights                         18,000
         Deferred taxes                                                934,257           (775,182)           156,639
         Deferred loan fees                                           (469,314)          (250,803)          (446,518)
         (Gain)/loss on sale of securities                              79,810                              (202,391)
           available for sale
         Proceeds from sale of loans held for sale                  11,137,787         13,049,145         12,318,929
         Loans originated for sale                                 (11,654,424)       (12,645,229)       (12,199,102)
         (Gain)/loss on sale of loans                                 (106,056)           101,724             (3,417)
         Gain on sale of servicing rights                              (66,394)
         Gain on sale of real estate owned and
           premises and equipment                                                        (168,593)            (4,826)
         FHLB stock dividend                                          (319,300)          (292,100)          (308,900)
         Changes in other assets and other
           liabilities                                              (2,318,037)         2,877,230         (1,747,772)
                                                                  ------------       ------------       ------------
         Net cash provided by operating activities                   2,822,277          5,005,328          1,644,223
                                                                  ------------       ------------       ------------
Cash flows from investing activities Purchase of securities:
         Held to maturity                                           (3,000,000)        (9,985,250)       (11,058,569)
         Available for sale                                                           (10,328,058)
     Proceeds from sales of securities
      available for sale                                            19,694,057                            15,044,654
     Proceeds from calls, maturities and
       principal repayments of securities:
         Held to maturity                                           30,564,980         24,904,970         31,105,885
         Available for sale                                          8,176,867         17,023,352         21,032,128
     Purchase of loans                                              (5,361,061)        (9,939,262)       (17,809,752)
     Net change in loans originated                                (36,259,300)       (11,115,323)       (21,910,644)
     Proceeds from sales of real estate owned
       and premises and equipment                                       11,718            254,238             53,826


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                      STATEMENTS OF CASH FLOWS (CONTINUED)
                  YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

--------------------------------------------------------------------------------

Cash flows from investing activities  (Continued)


                                                              1997                1996                1995
                                                              ----                ----                ----

     Purchase of Federal Home Loan Bank stock                                    (13,300)           (997,100)
     Redemption of Federal Home Loan Bank stock                                                      997,100
     Purchases of premises and equipment                    (334,434)           (241,580)           (938,068)
     Sales of mortgage servicing rights                      285,608
     Purchases and originations of mortgage
       servicing rights                                     (648,478)         (1,217,191)         (2,370,068)
                                                       -------------       -------------       -------------
         Net cash used in investing activities            13,129,957            (657,404)         (1,895,262)
                                                       -------------       -------------       -------------


Cash flows from financing activities
     Net change in deposit accounts                       (1,003,709)         (5,844,582)          5,229,893
     Proceeds from borrowed funds                         34,300,000         340,447,000         467,096,000
     Repayments of borrowed funds                        (46,393,412)       (338,765,098)       (473,692,357)
     Net increase in escrow accounts                         188,689             156,847               9,481
     Payment of dividends on common stock                 (1,025,850)           (643,329)           (608,554)
                                                       -------------       -------------       -------------
         Net cash used in financing activities           (13,934,282)         (4,649,162)         (1,965,537)
                                                       -------------       -------------       -------------

Net change in cash and cash equivalents                    2,017,952            (301,238)         (2,216,576)

Cash and cash equivalents at beginning of year             4,020,625           4,321,863           6,538,439
                                                       -------------       -------------       -------------

Cash and cash equivalents at end of year               $   6,038,577       $   4,020,625       $   4,321,863
                                                       =============       =============       =============

Supplemental disclosures of cash flow information
     Cash paid during the year
         Interest on deposits and borrowings           $  20,260,423       $  21,327,472       $  21,378,053
         Income taxes                                      1,440,000           1,194,000             986,000


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                       SEPTEMBER 30, 1997, 1996, AND 1995

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of The Trumbull Savings and Loan Company conform to generally accepted accounting principles and prevailing practices within the savings and loan industry. A summary of the more significant accounting policies follow:

NATURE OF OPERATIONS: The Company is engaged primarily in the business of accepting consumer savings deposits and making residential real estate loans, with operations conducted through its main office located in Warren, Ohio and six branches located in Trumbull and Jefferson counties. The Company has established loan production offices to service Summit, Cuyahoga, Geauga and other surrounding counties. The majority of the Company's income is derived from investment and lending activities.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions affecting the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Areas involving use of management's estimates and assumptions include allowance for loan losses, realization of deferred tax assets, determination and carrying value of impaired loans, value of certain investment securities and loans held for sale, accrued liability for deferred compensation, recognition and measurement of loan servicing rights, loss contingencies, depreciation of premises and equipment and carrying value and amortization of intangibles. Estimates that are more susceptible to change in the near term include the allowance for loan losses, the fair value of certain securities and loans and the recognition and measurement of loan servicing rights.

CASH AND CASH EQUIVALENTS: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing demand deposits in financial institutions, federal funds sold and overnight deposits. The Company reports net cash flows for customer loan transactions, deposit transactions and interest-bearing time deposits with banks and FHLB overnight advances.

SECURITIES: The Company classifies debt and marketable equity securities as held to maturity, trading or available for sale. Securities classified as held to maturity are those management has the positive intent and ability to hold to maturity. Securities held to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized into income on the interest method. Securities classified as trading are recorded at fair value with unrealized gains and losses charged to income. Management has not classified any securities as trading as of September 30, 1997. Securities classified as available for sale are those management intends to sell or could be sold for liquidity, investment management, or similar reasons, even if there is not a present intention for such a sale.

                                   (CONTINUED)

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       SEPTEMBER 30, 1997, 1996, AND 1995

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Securities available for sale are carried at fair value with unrealized gains and losses included as a separate component of stockholders' equity, net of tax. Gains or losses on dispositions are based on net proceeds and the adjusted carrying amount of securities sold, using the specific identification method.

To provide additional flexibility to meet liquidity and asset-liability management needs, the Company reclassified certain investment securities from held-to-maturity to available-for-sale. The securities, with an amortized cost of $50,588,734, were transferred on December 31, 1995, as allowed by the Statement of Financial Accounting Standards (SFAS) No. 115 implementation guide issued by the Financial Accounting Standards Board in November 1995.

Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

Allowance for Losses on Loans: In May 1993, the Financial Accounting Standards Board issued SFAS 114, Accounting by Creditors for Impairment of a Loan, which was amended by SFAS 118, Accounting by a Creditor for Impairment of a Loan - Income Recognition and Disclosures, issued in October 1994. The Company adopted the provisions of SFAS 114 and 118 effective October 1, 1995.

Under SFAS 114 and 118, a loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal and interest according to the contractual terms of the loan agreement. Since the Company's loans are primarily collateral-dependent, measurement of impairment is based on the fair value of the collateral. Large groups of homogeneous loans such as credit card consumer loans and residential mortgages are collectively evaluated for impairment. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries) based on the Company's evaluation of impairment of its loans.

The adequacy of the allowance for loan losses is periodically evaluated by the Company based upon the overall portfolio composition and general market conditions. While management uses what it believes to be the best information available to make these evaluations, future adjustments to the allowance may be necessary if economic conditions change substantially from assumptions used in making evaluations. Future adjustments to the allowance may also be required by regulatory examiners based on their judgments about information available to them at the time of their examination.


                                   (CONTINUED)

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       SEPTEMBER 30, 1997, 1996, AND 1995

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Uncollectible interest on loans that are contractually over 90 days past due is charged-off, or an allowance is established. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent cash is received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation. Premises are depreciated using the straight-line method over a 10 to 20 year period. Equipment is depreciated using the straight-line method, with lives ranging primarily from 5 to 15 years. Maintenance and repairs are expensed and major improvements are capitalized.

REAL ESTATE OWNED: Real estate owned, other than that used in the normal course of business, is initially recorded at fair market value less estimated costs to sell. Any reduction to fair market value at the time of acquisition is accounted for as a loan loss. Additional provisions for losses are made when the realizable value of the property is determined to be less than the recorded value. Also, gains or losses are recorded when the property is sold and are reflected in the Statement of Income.

LOAN SERVICING RIGHTS: The cost of loan servicing rights acquired is amortized in proportion to, and over the period of, estimated net servicing revenues. The cost of loan servicing rights purchased and the amortization thereon is periodically evaluated in relation to estimated future net servicing revenues. The Company evaluates the carrying value of the servicing portfolio by estimating the future net servicing income of the portfolio based on management's best estimate of remaining loan lives.

Effective October 1, 1996, the company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires lenders who sell or securitize originated loans and retain the servicing rights to recognize as separate assets the rights to service mortgage loans for others. Effective January 1, 1997, SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" superseded SFAS No. 122 and was adopted by Trumbull. SFAS No. 125 provided new guidance on the determination of the value of mortgage servicing rights and when to recognize the sale of loans without changing the concept of assigning value to mortgage servicing rights when a loan is sold or securitized and the servicing is retained. Both statements were adopted prospectively.

Purchased mortgage servicing rights are initially valued at cost. When loans are sold or securitized and servicing rights are retained, those rights are valued by allocating the book value of the loans between the loans or securities and the servicing rights based on the relative fair value of each. Servicing rights that have been capitalized are amortized in proportion to and over the

                                   (CONTINUED)

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       SEPTEMBER 30, 1997, 1996, AND 1995

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

period of estimated servicing income. Servicing rights are assessed for impairment periodically by estimating the future net servicing income of the portfolio based on management's estimate of remaining loan lives. For purposes of measuring impairment, management stratifies loans by loan type.

INTEREST ON LOANS: Interest on loans is accrued primarily over their term based on the scheduled loan amortization, except where a mortgage loan is delinquent more than 90 days. Fees and costs associated with originating loans are deferred and amortized over the life of the loans as a yield adjustment.
The net amount of fees and costs deferred for mortgage and consumer loans is reported as part of loans.

INCOME TAXES: The Company follows the liability method in accounting for income taxes. The liability method provides that deferred tax assets and liabilities are recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as "temporary differences."

PENSION PLAN: The Company has a noncontributory defined benefit retirement plan covering substantially all of its employees. The Company's policy is to fund normal annual costs currently. The plan is a multi-employer plan and separate actuarial valuations are not made with respect to each employer, nor are the plan assets so segregated. The Company contributed approximately $71,000 in 1997, $79,000 in 1996 and $10,000 in 1995.

The Company has a 401(k) defined contribution plan covering substantially all employees. Participants are allowed to make voluntary contributions up to 15% of individual compensation and the Company matches 50% of those contributions up to 6%. The expense related to this plan was $76,000, $70,000 and $63,900 for the years ended September 30, 1997, 1996 and 1995, respectively.

CONCENTRATION OF CREDIT RISK: The Company grants residential, commercial real estate, and consumer loans to customers located primarily in Trumbull County. First mortgage loans comprise approximately 79% of the loan portfolio and the remaining 21% consists of consumer loans.

The Company, in the normal course of business, makes commitments to originate loans which are not reflected in the financial statements. A summary of these commitments is disclosed in Note 14.

RECLASSIFICATION: Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform to the 1997 presentation.


                                   (CONTINUED)

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       SEPTEMBER 30, 1997, 1996, AND 1995

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES

The amortized cost and estimated fair value of securities are as follows:


                                                         Gross             Gross           Estimated
                                     Amortized        Unrealized         Unrealized           Fair
                                        Cost             Gains             Losses             Value
                                        ----             -----             ------             -----
Available-for-sale securities:
     September 30, 1997:
        Mortgage-backed
          securities                $ 25,074,089      $    237,634      $    116,979      $ 25,194,744
                                    ============      ============      ============      ============

     September 30, 1996:
        Mortgage-backed
          securities                $ 53,969,164      $    292,851      $    697,890      $ 53,564,125
                                    ============      ============      ============      ============

Held-to-maturity securities:
     September 30, 1997:
        U.S. Treasury and
          government agency
          securities                $  7,988,000      $      7,615      $     35,940      $  7,959,675
        Mortgage-backed
          securities                 162,530,386           394,760         1,676,400       161,248,746
                                    ------------      ------------      ------------      ------------

                                    $170,518,386      $    402,375      $  1,712,340      $169,208,421
                                    ============      ============      ============      ============

     September 30, 1996:
        U.S. Treasury and
          government agency
          securities                $  9,986,500      $     10,000      $    184,022      $  9,812,478
        Mortgage-backed
          securities                 187,755,314           331,030         4,457,109       183,629,235
                                    ------------      ------------      ------------      ------------

                                    $197,741,814      $    341,030      $  4,641,131      $193,441,713
                                    ============      ============      ============      ============

                                  (CONTINUED)

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       SEPTEMBER 30, 1997, 1996, AND 1995

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES (CONTINUED)

The scheduled maturities of securities held-to-maturity and securities available-for-sale at September 30, 1997 were as follows:


                                  Held-to-maturity securities      Available-for-sale securities
                                  ---------------------------      -----------------------------
                                                    Estimated                          Estimated
                                  Amortized           Fair             Amortized          Fair
                                    Cost              Value              Cost             Value
                                    ----              -----              ----             -----

Due from one to five years      $ 62,068,477      $ 61,237,445      $ 10,509,530      $ 10,424,974
Due from five to ten years        19,611,833        19,499,480
Due after ten years               88,838,076        88,471,496        14,564,559        14,769,770
                                ------------      ------------      ------------      ------------

                                $170,518,386      $169,208,421      $ 25,074,089      $ 25,194,744
                                ============      ============      ============      ============


For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of the underlying mortgage pools. The mortgage-backed securities may mature earlier than the weighted-average contractual maturities because of principal prepayments.

Proceeds from sale of investments in debt securities available for sale during 1997 and 1995 were $19,694,057 and $15,044,654, respectively. Gross gains of $16,892 and $203,967 and gross losses of $96,702 and $1,576 were realized on sales in 1997 and 1995, respectively. There were no sales of securities available for sale during 1996.

At September 30, 1997, $4,895,333 of securities were pledged to secure public deposits.


                                  (CONTINUED)

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       SEPTEMBER 30, 1997, 1996, AND 1995

--------------------------------------------------------------------------------

NOTE 3 - LOANS RECEIVABLE

The composition of the loan portfolio at September 30, 1997 and 1996 consisted of the following:


                                                    1997                1996
                                                    ----                ----

Residential real estate                        $ 196,133,432       $ 157,485,914
Commercial real estate                             8,892,022           9,696,177
Real estate construction                           2,919,543           1,684,254
Consumer                                          55,054,295          52,786,692
                                               -------------       -------------
                                                 262,999,292         221,653,037
                                               -------------       -------------

Undistributed portion of loans in process           (821,132)         (1,312,348)
Net deferred loan origination costs                1,143,600             974,286
Allowance for loan losses                         (1,459,408)         (1,506,000)
                                               -------------       -------------

                                               $ 261,862,352       $ 219,808,975
                                               =============       =============

Activity in the allowance for loan losses is summarized as follows for the years ended September 30:


                                      1997              1996              1995
                                      ----              ----              ----


Balance at beginning of year      $ 1,506,000       $ 1,587,000       $ 1,567,000
Provision charged to income           140,742            60,010            59,661
Charge-offs, net                     (187,334)         (141,010)          (39,661)
                                  -----------       -----------       -----------

Balance at end of year            $ 1,459,408       $ 1,506,000       $ 1,587,000
                                  ===========       ===========       ===========


Nonaccrual loans for which recognition of interest income has been discontinued totaled approximately $1,100,000, $221,000 and $733,000 at September 30, 1997,
1996 and 1995, respectively. In addition, the Company had no impaired loans included in total real estate or total consumer loans at or during the years ended September 30, 1997, 1996 and 1995.

                                  (CONTINUED)

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       SEPTEMBER 30, 1997, 1996, AND 1995

--------------------------------------------------------------------------------

NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment consists of the following at September 30:


                                                       1997              1996
                                                       ----              ----

Land                                                $1,131,537        $1,131,537
Office buildings and improvements                    5,362,090         5,332,445
Land improvements                                      234,619           234,619
Furniture, fixtures, and equipment                   3,075,896         2,794,172
                                                    ----------        ----------
                Total                                9,804,142         9,492,773
Accumulated depreciation                             4,904,743         4,371,750
                                                    ----------        ----------

                                                    $4,899,399        $5,121,023
                                                    ==========        ==========

Obligations under noncancelable operating leases on certain office facilities expire in the year 2003. At September 30, 1997, the total future minimum rental commitments under the leases are summarized as follows:


                               1998                     $  82,111
                               1999                        83,236
                               2000                        64,925
                               2001                        51,240
                               2002                        51,240
                            Thereafter                     64,050
                                                        ---------

                                                        $ 396,802
                                                        =========

The total rent expense charged to operations during 1997 amounted to $69,533, and $51,240 during both 1996 and 1995.

NOTE 5 - LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balance of mortgage loans serviced for others was approximately $338,237,000 and $351,033,000 at September 30, 1997 and 1996.

Custodial account balances, included in demand deposits, maintained in connection with the foregoing loan servicing were approximately $3,715,000 and $4,315,000 at September 30, 1997 and 1996.


                                  (CONTINUED)

                      THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       SEPTEMBER 30, 1997, 1996, AND 1995

--------------------------------------------------------------------------------

NOTE 5 - LOAN SERVICING (CONTINUED)

Following is an analysis of the activity in the cost of purchased loan servicing rights for the years ended September 30:


                                                    1997                 1996
                                                    ----                 ----

Balance at beginning of year                   $ 3,844,136          $ 3,239,488
Additions                                          541,327            1,217,191
Sales                                             (219,214)
Amortization                                      (655,068)            (612,543)
Less:  Valuation Allowance                         (18,000)
                                               -----------          -----------

                                               $ 3,493,181          $ 3,844,136
                                               ===========          ===========

The Company did not have a valuation allowance associated with loan servicing rights at any time during 1995.

Following is an analysis of the changes in loan servicing rights originated for the year ended September 30:

                                                    1997
                                                    ----

Additions                                        $ 107,151
Amortization                                        (1,877)
                                                 ---------
                                                 $ 105,274

During 1997, the Company sold servicing rights in the amount of $219,214 with a resulting gain on the sale of $66,394.

NOTE 6 - DEPOSITS

The aggregate amount of deposits with a minimum denomination of $100,000 was approximately $17,363,000 and $23,548,000 at September 30, 1997 and 1996.

At September 30, 1997, scheduled maturities of certificates of deposit were as follows:


                        1998                 $ 141,986,493
                        1999                    66,462,896
                        2000                    18,031,770
                        2001                     3,725,382
                        2002                     4,980,705
                                             -------------
                                             $ 235,187,246

                                  (CONTINUED)

                     THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       September 30, 1997, 1996, and 1995
--------------------------------------------------------------------------------


NOTE 7 - BORROWED FUNDS

Borrowed funds as of September 30 are summarized as follows:

                                                                          1997                1996
                                                                          ----                ----

Advances from Federal Home Loan Bank                                 $    48,473,553    $     80,366,966
Borrowings under reverse repurchase
  agreements                                                              19,800,000
                                                                     ---------------    ----------------

                                                                     $    68,273,553    $     80,366,966
                                                                     ===============    ================

Additional information on borrowed funds is as follows as of September 30:

                                                                     Fixed Rate
                              ----------------------------------------------------------------------------------
                                     Maturity                 Interest
                                       Date                     Rate               1997                 1996
                                       ----                     ----               ----                 ----

Demand note                   October 1, 1997                   6.50%        $     29,500,000
Term note                     October 18, 1999                  5.42                9,800,000
Term note                     November 4, 1999                  5.21               10,000,000
Demand note                   October 1, 1996                   6.03                             $    28,200,000
Term note                     October 18, 1996                  5.40                                  20,000,000
Amortizing debt               March 1, 2002                     6.70                  244,300            329,521
Amortizing debt               May 1, 2002                       6.95                1,872,866          2,552,668
Amortizing debt               March 1, 2007                     6.85                1,856,387          2,284,777
                                                                             ----------------    ---------------
                                                                                   53,273,553         53,366,966

                                                                    Variable Rate
                              ----------------------------------------------------------------------------------
                                    Maturity                  Interest
                                      Date                      Rate               1997                 1996
                                      ----                      ----               ----                 ----

Term note                     February 24, 1997                 5.39                                  12,000,000
Term note                     May 24, 1999                      5.61               15,000,000         15,000,000
                                                                             ----------------    ---------------
                                                                                   15,000,000         27,000,000

                                                            Total            $     68,273,553    $    80,366,966
                                                                             ================    ===============

At September 30, 1997, $72,711,000 of qualifying one- to four-family residential loans and mortgage-backed securities were pledged to collateralize advances from the Federal Home Loan Bank.



--------------------------------------------------------------------------------

                                   (Continued)

                     THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       SEPTEMBER 30, 1997, 1996, AND 1995

--------------------------------------------------------------------------------

NOTE 7 - BORROWED FUNDS (CONTINUED)

Mortgage-backed securities sold under reverse repurchase agreements were delivered to the broker-dealers who arranged the transactions. The broker-dealers may have sold, loaned, or otherwise disposed of such securities to other parties in the normal course of their operations and agreed to resell to the Company substantially identical securities at the maturities of the agreements. At September 30, 1997, there were mortgage-backed securities underlying the agreements with a book value of $20,639,496 and an estimated fair value of $20,225,938. At September 30, 1996, the Company was not a party to such agreements.

Information concerning securities sold under agreements to repurchase during the year is summarized below:

                                                                            1997                1996
                                                                            ----                ----

Average balance during the year                                        $    18,415,300    $      8,436,389
Average interest rate during the year                                           5.32%              5.32%
Maximum month-end balance during the year                              $    19,800,000    $     23,887,000


NOTE 8 - FEDERAL INCOME TAXES

The provision for income taxes for the year ended September 30 consists of the following components:

                                                                   1997                 1996             1995
                                                                   ----                 ----             ----

Current federal income tax expense                          $       809,743     $     1,212,182    $        966,361
Deferred federal income tax expense/
  (benefit)                                                         934,257            (775,182)            156,639
                                                            ---------------     ---------------    ----------------
                                                            $     1,744,000     $       437,000    $      1,123,000
                                                            ===============     ===============    ================

--------------------------------------------------------------------------------

                                   (Continued)

                     THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       SEPTEMBER 30, 1997, 1996, AND 1995

--------------------------------------------------------------------------------

NOTE 8 - FEDERAL INCOME TAXES (CONTINUED)

The sources of gross deferred tax assets and gross deferred tax liabilities at September 30 are as follows:

                                                                           1997                1996
                                                                           ----                ----
Items giving rise to deferred tax assets
Unrealized loss on investment securities                              $      105,930    $       349,513
FDIC Assessment                                                                                 840,058
Intangible asset amortization                                                341,979            333,172
Deferred compensation                                                         98,600             86,360
Purchased mortgage servicing amortization                                     97,912             69,881
Self insurance accrual                                                        17,193             11,341
Employee annuity                                                              11,516             12,321
Prepaid interest                                                              10,673             12,699
Other                                                                            313              5,564
                                                                      --------------    ---------------
                                                                             684,116          1,720,909
                                                                      --------------    ---------------

Items giving rise to deferred tax liabilities
FHLB stock dividends                                                        (653,123)          (544,561)
Depreciation                                                                 (78,085)          (100,644)
Change in accounting method                                                  (38,704)           (77,407)
Deferred loan costs                                                         (385,879)          (331,752)
Allowance for loan losses in excess of book
   reserves                                                                 (148,053)          (131,485)
Market value adjustments                                                      (7,686)           (20,209)
Originated mortgage servicing                                                (35,793)
Other                                                                           (934)            (1,152)
                                                                      --------------    ---------------
                                                                          (1,348,257)        (1,207,210)

Net deferred tax asset/(liability)                                    $     (664,141)   $       513,699
                                                                      ==============    ===============

A valuation allowance is established to reduce the deferred tax asset if it is more likely than not that the related tax benefits will not be realized. In management's opinion, it is more likely than not that the tax benefits will be realized; consequently, no valuation allowance has been established at September 30, 1997 and 1996.

The difference between the financial statement provision and amounts computed by using the statutory rate is immaterial for fiscal 1997, 1996 and 1995.


--------------------------------------------------------------------------------

                                   (Continued)

                     THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       SEPTEMBER 30, 1997, 1996, AND 1995

--------------------------------------------------------------------------------

NOTE 9 - FDIC ASSESSMENT

The Company was affected by the undercapitalization of the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). On September 30, 1996, the President of the United States signed legislation which required federally insured institutions such as the Company to pay a one-time assessment of $0.657 per $100 of deposits held by the institution at March 31, 1995 to bring the SAIF to the required 1.25% reserve level.

The Company had an assessment base of deposits of $376,067,000 at March 31, 1995. The one-time assessment required the Company to record an additional liability of $2,470,000 during 1996, which reduced net income by approximately $1,630,000 after applicable income taxes.


NOTE 10 - RESTRICTIONS ON CASH AND RETAINED EARNINGS

Federal regulations require institutions to set aside specified amounts of cash as reserves against transaction and time deposits. These reserves may be held as vault cash, in a non-interest bearing account with a district Federal Reserve Bank or FHLB, or as deposits with correspondent banks. At September 30, 1997, the Company was required to and maintained reserves of $1,038,000 in vault cash and in deposits with the Federal Reserve Bank of Cleveland.

Retained earnings at September 30, 1997 and 1996 include approximately $6,126,000 for which no deferred federal income tax liability has been recorded. This amount represents an allocation of income to bad-debt deductions for tax purposes alone. Reduction of amounts so allocated for purposes other than tax bad-debt losses or adjustments from carryback of net operating losses would create income for tax purposes only, which would be subject to current tax. The unrecorded deferred tax liability on the above amounts at September 30, 1997 and 1996 was approximately $2,083,000.

By regulation, banks are limited in the amount of retained earnings available for the payment of dividends. These limitations generally restrict dividend payments to current and prior two years earnings. In addition, banks are precluded from paying dividends that would reduce regulatory capital below established minimums. As of September 30, 1997, the Corporation was not precluded from making normal dividend payments under the more restrictive of the two limitations.


--------------------------------------------------------------------------------

                                   (Continued)

                     THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       SEPTEMBER 30, 1997, 1996, AND 1995

--------------------------------------------------------------------------------

NOTE 11 - REGULATORY MATTERS

During 1997, the Company changed its charter from a state chartered savings and loan regulated by the Office of Thrift Supervision and the Ohio Division of Financial Institutions to a state chartered savings bank regulated by the Ohio Division of Financial Institutions and the Federal Deposit Insurance Corporation.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. The Federal Deposit Insurance Corporation Improvement Act (FDICIA) was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective December 19, 1991. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions and new regulations concerning internal controls, accounting and operations.

The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." At September 30, 1997 and 1996, the Company was in compliance with regulatory capital requirements and is considered "well capitalized."


--------------------------------------------------------------------------------

                                   (Continued)

                     THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       SEPTEMBER 30, 1997, 1996, AND 1995

--------------------------------------------------------------------------------

NOTE 11 - REGULATORY MATTERS (CONTINUED)

At September 30, 1997:

                                                                                               To be Well
                                                                                             Capitalized for
                                                               Minimum for Capital          Prompt Corrective
                                          Actual                Adequacy Purposes           Action Provisions
                                      -------------------      --------------------         ------------------
                                      Amount        Ratio       Amount        Ratio         Amount       Ratio
                                      ------        -----       ------        -----         ------       -----
Shareholders' equity and
  ratio to total assets        $     36,638,900    7.60%
                                                   ====
Unrealized losses on
  certain available-for-sale
  securities                            208,287
Intangible assets                      (729,782)
Nonqualifying purchased
  mortgage servicing rights            (345,630)
                               ----------------

Tier 1 (Core) capital, and
  ratio to adjusted
  Total Average Assets         $     35,771,775    7.34%    $   14,621,820     3.00%   $   24,369,700     5.00%
                               ================  ======     ==============  =======    ==============   ======

Tier 1 capital, and ratio to
  Risk-Weighted Assets         $     35,771,775   15.70%    $    9,115,560     4.00%   $   13,673,340     6.00%
                                                 ======     ==============  =======    ==============   ======

General allowance for loan
  losses                              1,459,408
                               ----------------
Total Risk-based capital and
  ratio to Risk-Weighted
  Assets                       $     37,231,183   16.34%    $   18,231,120     8.00%   $   22,788,900    10.00%
                               ================  ======     ==============  =======    ==============   ======

Total Assets                   $    482,358,918
                               ================

Adjusted Total Average
  Assets                       $    487,394,000
                               ================

Risk-Weighted Assets           $    227,889,000
                               ================


--------------------------------------------------------------------------------

                                   (Continued)

                     THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       SEPTEMBER 30, 1997, 1996, AND 1995

--------------------------------------------------------------------------------

NOTE 11 - REGULATORY MATTERS (CONTINUED)

At September 30, 1996:

                                                                                               To be Well
                                                                                             Capitalized for
                                                               Minimum for Capital          Prompt Corrective
                                          Actual                Adequacy Purposes           Action Provisions
                                -------------------------  -------------------------    ---------------------------
                                      Amount        Ratio       Amount        Ratio         Amount       Ratio
                                      ------        -----       ------        -----         ------       -----

Shareholders' equity and
  ratio to total assets        $     33,828,959    6.85%
                                                   ====
Unrealized losses on
  certain available-for-sale
  securities                            679,282
Intangible assets                      (913,975)
Nonqualifying purchased
  mortgage servicing rights            (430,458)
                               ----------------

Tangible capital and ratio
  to adjusted total assets     $     33,163,808    6.72%    $    7,400,715     1.50%
                               ================  ======     ==============  =======

Tier 1 (Core) capital, and
  ratio to adjusted
  Total Average Assets         $     33,163,808    6.72%    $   14,801,431     3.00%   $   24,669,052     5.00%
                               ================  ======     ==============  =======    ==============   ======

Tier 1 capital, and ratio to
  Risk-Weighted Assets         $     33,163,808   16.05%                               $   12,395,400     6.00%
                                                 ======                                ==============   ======

General allowance for loan
  losses                              1,461,977
                               ----------------
Total Risk-based capital and
  ratio to Risk-Weighted
  Assets                       $     34,625,785   16.76%    $   16,527,200     8.00%   $   20,659,000    10.00%
                               ================  ======     ==============  =======    ==============   ======

Total Assets                   $    493,697,483
                               ================

Adjusted Total Average
  Assets                       $    493,381,031
                               ================

Risk-Weighted Assets           $    206,590,000
                               ================



--------------------------------------------------------------------------------

                                   (Continued)

                     THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       SEPTEMBER 30, 1997, 1996, AND 1995

--------------------------------------------------------------------------------

NOTE 12 - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company makes loans to its directors and executive officers. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties. The following is a summary of the related party loan transactions for the years ended September 30:

                                                                                1997             1996
                                                                                ----             ----

Principal balance at beginning of year                                   $    1,007,717     $    1,059,364
New loans                                                                       241,000            142,000
Repayments                                                                     (174,619)          (193,647)
                                                                         --------------     --------------

Principal balance at end of year                                         $    1,074,098     $    1,007,717
                                                                         ==============     ==============

At September 30, 1997, related parties had unused lines of credit of $20,505.


NOTE 13 - FINANCIAL INSTRUMENTS

The Company can be party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to make and sell loans, commitments under credit card arrangements, and letters of credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make or sell loans, letters of credit or financial guarantees written is represented by the contractual amount of those instruments. The Company follows the same credit policy to make such commitments as is followed for those loans recorded in the financial statements.

The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.



--------------------------------------------------------------------------------

                                   (Continued)

                     THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       SEPTEMBER 30, 1997, 1996, AND 1995

--------------------------------------------------------------------------------

NOTE 13 - FINANCIAL INSTRUMENTS (CONTINUED)

                                             September 30, 1997                        September 30, 1996
                                    -------------------------------------    --------------------------------------
                                         Carrying             Estimated            Carrying             Estimated
                                          Amounts            Fair Value             Amounts            Fair Value
                                          -------            ----------             -------            ----------
Financial assets
     Cash and cash
       equivalents                  $      6,038,577    $       6,039,000    $       4,020,625    $       4,021,000
     Investment securities:
      Available for sale                  25,194,744           25,195,000           53,564,125           53,564,000
      Held to maturity                   170,518,386          169,208,000          197,741,814          193,442,000
     Loans held for sale                     918,493              926,000              295,800              297,000
     Loans receivable, net               261,862,352          266,238,000          219,808,975          221,022,000
     Federal Home Loan
       Bank stock                          4,687,800            4,688,000            4,368,500            4,369,000
     Accrued interest
       receivable                          2,634,105            2,634,000            2,723,505            2,724,000
     Cost of loan servicing
       receivables                         3,598,455            3,614,000            3,844,136            4,302,000

Financial liabilities
     Deposits                           (372,822,730)        (373,697,000)        (379,926,639)        (373,968,000)
     Borrowed funds                      (68,273,553)         (68,300,000)         (80,366,966)         (80,229,000)
     Accrued interest payable               (670,149)            (670,000)            (325,666)            (326,000)

The carrying amounts of cash and cash equivalents approximate their fair value. The fair values for securities are based on quoted market prices. Fair values for mortgage loans, credit card loans and other consumer loans are approximated by discounting cash flows utilizing estimated market interest rates. Loans which are held for sale have fair values based on quoted market prices. The fair value for Federal Home Loan Bank stock and accrued interest receivable and payable is approximated by their carrying value. The fair value of the cost of loan servicing receivables is established using discounted cash flows.

The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (their carrying value). The carrying amounts of variable-rate, fixed-term certificates of deposit (CD's) approximate their fair values at the reporting date. Fair values for fixed-rate CD's are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on timed deposits. The fair values of the Company's borrowings are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.



--------------------------------------------------------------------------------

                                   (Continued)

                     THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       SEPTEMBER 30, 1997, 1996, AND 1995

--------------------------------------------------------------------------------


NOTE 13 - FINANCIAL INSTRUMENTS (CONTINUED)

The fair value of commitments, credit card arrangements and letters of credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the counterparty's credit standing. At September 30, 1997 and 1996, the fair value of off-balance sheet-assets and liabilities is not significant.

Other assets and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures. These would include, among others, such items as property and equipment, financing leases, and the intangible value of the Company's customer base and profit potential.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. In addition, the Company is involved in certain claims and legal actions arising in the ordinary course of business. In the opinion of management and counsel, the outcome of these legal actions will not have a material adverse affect on the financial condition of the Company.

The notional amount of the Company's financial instruments with off-balance-sheet risk at September 30, 1997 was:

                                                               Asset/
                                                             (Liability)
                                                             -----------

Commitments to extend credit
        Fixed rate, 7.125% to 9.250%                   $     (6,580,486)
        Variable rate                                        (1,629,800)
Commitments to sell loans                                       656,000
Credit card arrangements                                     (3,878,670)
Consumer letters of credit                                   (8,736,507)


--------------------------------------------------------------------------------

                                   (Continued)

                     THE TRUMBULL SAVINGS AND LOAN COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                       SEPTEMBER 30, 1997, 1996, AND 1995

--------------------------------------------------------------------------------


NOTE 15 - BRANCH ACQUISITION

The intangible assets and deposit valuation adjustment arising from a prior acquisition and included in other assets and deposits in the accompanying Statements of Financial Condition are summarized as follows at September 30, net of accumulated amortization:

                                                                1997                1996
                                                                ----                ----

              Core deposit intangibles                     $      515,042    $       663,231
              Goodwill                                            214,740            250,744
                                                           --------------    ---------------

              Total intangible assets                      $      729,782    $       913,975
                                                           ==============    ===============

              Deposit valuation adjustment                 $       86,800    $       179,474
                                                           ==============    ===============

The core deposit intangible is being amortized on an accelerated method over 10 years and goodwill is being amortized on a straight-line basis over 10 years. The deposit valuation adjustment is being accreted on an accelerated basis over 8 years and included in deposit interest expense.


NOTE 16 - SUBSEQUENT EVENT, HOLDING COMPANY FORMATION

On August 20, 1997, shareholders of the Company approved the formation of a thrift holding company. The formation of the holding company, Trumbull Financial Corporation, represents an internal reorganization whereby each shareholder of the Company receives one share of Trumbull Financial Corporation common stock for each share of Company common stock owned. The transaction is expected to close in December of 1997 and is being accounted for similar to a pooling of interests, whereby the historical carrying values of the assets and liabilities of the Company are carried forward to the consolidated financial statements of Trumbull Financial Corporation.


--------------------------------------------------------------------------------

                                   (Continued)

NOTE 17 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of quarterly financial information:

Trumbull Savings

(In Thousands)
1996                                      Qrt 12/95     Qrt 3/96     Qrt 6/96     Qrt 9/96
Interest Income                               8,020        8,056        8,017        8,026
Interest Expense                              5,460        5,303        5,097        5,176
Net Interest Income                           2,560        2,753        2,920        2,850
Provision for loan losses                        15           15           15           15
Other Income                                    420          511          393          501
Security gains                                    0            0            0            0
Other expenses                                2,314        2,213        2,219        4,831
Income before extraordinary items
  and cumulative effect of accounting
  change                                        651        1,036        1,079       (1,495)
Federal Income Taxes                            222          352          366         (503)
Net Income                                      429          684          713         (992)

Earnings per share:
Basic                                         $0.49        $0.79        $0.82       ($1.14)
Diluted                                       $0.49        $0.79        $0.82       ($1.14)

1997                                      Qrt 12/96     Qrt 3/97     Qrt 6/97     Qrt 9/97
Interest Income                               8,057        8,130        8,181        8,213
Interest Expense                              5,164        5,109        5,171        5,161
Net Interest Income                           2,893        3,021        3,010        3,052
Provision for loan losses                        15           15           15           96
Other Income                                    574          598          551          693
Security gains                                    0            0          (35)         (45)
Other expenses                                2,286        2,184        2,275        2,317
Income before extraordinary items
  and cumulative effect of accounting
  change                                      1,166        1,420        1,236        1,287
Federal Income Taxes                            399          487          421          437
Net Income                                      767          933          815          850

Earnings per share:
Basic                                         $0.88        $1.07        $0.94        $0.98
Diluted                                       $0.88        $1.07        $0.94        $0.98


--------------------------------------------------------------------------------

                                  (Continued)

                       THE TRUMBULL FINANCIAL CORPORATION
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                JUNE 30, 1998 (UNAUDITED) AND SEPTEMBER 30, 1997

--------------------------------------------------------------------------------

                                                                            June 30,            September 30,
                                                                              1998                  1997
                                                                              ----                  ----

ASSETS
Cash and cash equivalents                                                 $   7,644,630        $   6,083,029
Securities available for sale                                                12,572,850                    0
Securities held to maturity                                                  21,317,874            7,988,000
Mortgage-backed securities available for sale                                 7,942,569           25,194,744
Mortgage-backed securities held to maturity                                 112,785,400          162,530,386
Loans held for sale, net                                                      9,830,630              918,493
Loans receivable, net                                                       319,418,540          261,862,352
Federal Home Loan Bank stock, at cost                                         4,946,500            4,687,800
Accrued interest receivable                                                   2,311,103            2,634,105
Premises and equipment                                                        5,299,202            4,899,399
Real Estate Owned                                                                69,000                    0
Loan servicing rights acquired                                                2,155,440            3,598,455
Prepaid expenses and other assets                                             2,221,150            2,006,607
                                                                          -------------        -------------

                                                                          $ 508,514,888        $ 482,403,370
                                                                          =============        =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
   Deposits
     Demand and NOW accounts                                              $  36,033,566        $  35,167,341
     Money market accounts                                                   23,195,134           24,210,124
     Savings accounts                                                        77,289,213           78,258,019
     Certificates of deposit                                                235,310,716          235,187,246
                                                                          -------------        -------------
       Total deposits                                                       371,828,629          372,822,730
                                                                          -------------        -------------

   Borrowed funds                                                            93,061,967           68,273,553
   Advances from borrowers for taxes and insurance                            1,235,199            1,302,457
   Accrued expenses and other liabilities                                     4,013,702            3,386,278
                                                                          -------------        -------------
                                                                            470,139,497          445,785,018
                                                                          -------------        -------------

Stockholders' equity
   Common stock, no par value, 5,000,000 shares authorized,
     869,364 shares issued and outstanding                                            0
   Paid in capital in excess of par                                             869,364              869,364
   Retained earnings                                                         37,636,542           35,957,275
   Unrealized loss on investment securities, net of tax                        (130,515)            (208,287)
                                                                          -------------        -------------
                                                                             38,375,391           36,618,352
                                                                          -------------        -------------

                                                                          $ 508,514,888        $ 482,403,370
                                                                          =============        =============


--------------------------------------------------------------------------------
   The accompanying notes are an integral part of these financial statements.

                       THE TRUMBULL FINANCIAL CORPORATION
                  CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                FOR THE NINE MONTHS ENDED JUNE 30, 1998 AND 1997

--------------------------------------------------------------------------------


                                                                      1998                1997
                                                                      ----                ----
INTEREST INCOME
     Interest and fees on loans                                   $ 16,956,701        $ 13,624,267
     Interest on mortgage-backed securities                          6,588,077          10,133,769
     Interest on securities                                          1,587,342             542,175
     Interest on other interest earning investments                     98,622              67,379
                                                                  ------------        ------------
              Total interest income                                 25,230,742          24,367,590
                                                                  ------------        ------------
INTEREST EXPENSE
     Interest on deposits                                           12,237,679          11,931,690
     Interest on borrowed funds                                      3,403,611           3,512,600
                                                                  ------------        ------------
              Total interest expense                                15,641,290          15,444,290
                                                                  ------------        ------------

NET INTEREST INCOME                                                  9,589,452           8,923,300
Provision for loan losses                                              180,000              45,741
                                                                  ------------        ------------

Net interest income after provision for loan losses                  9,409,452           8,877,559
                                                                  ------------        ------------
NONINTEREST INCOME
     Service charges on deposit accounts                               984,906             761,366
     Net gain on sale of securities                                     69,858             (34,539)
     Net gain on sale of loans                                         142,653              35,759
     Loan servicing fees net of valuation                             (232,956)            207,085
     Other operating income                                            782,085             721,633
                                                                  ------------        ------------
           Total noninterest income                                  1,746,546           1,691,304
                                                                  ------------        ------------
NONINTEREST EXPENSE
     Salaries, benefits and other employee related expenses          3,091,802           3,210,396
     Office, occupancy and equipment expense                         1,268,906           1,232,317
     Deposit insurance expense                                         174,411             288,827
     Professional fees                                                 462,832             113,907
     Ohio franchise taxes                                              337,973             317,593
     Data processing expense                                           331,500             317,221
     Marketing expense                                                 200,024             232,595
     Deposit account fees                                              343,846             313,436
     Amortization of intangibles                                       114,106             138,145
     Other operating expenses                                          675,418             582,032
                                                                  ------------        ------------
           Total noninterest expenses                                7,000,818           6,746,469
                                                                  ------------        ------------

INCOME BEFORE INCOME TAXES                                           4,155,180           3,822,394
Provision for income taxes                                           1,537,000           1,307,000
                                                                  ------------        ------------
NET INCOME                                                        $  2,618,180        $  2,515,394
                                                                  ------------        ------------
Other comprehensive income, net of tax:
     Change in unrealized gains on securities                           77,772             348,408
                                                                  ------------        ------------
Comprehensive Income
                                                                  $  2,695,952        $  2,863,802
                                                                  ============        ============

EARNINGS PER SHARE                                                $       3.01        $       2.89
                                                                  ============        ============


--------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

                       THE TRUMBULL FINANCIAL CORPORATION
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
            FOR THE PERIOD ENDED JUNE 30, 1998 AND SEPTEMBER 30, 1997

--------------------------------------------------------------------------------

                                                       Paid in                          Unrealized
                                                     Capital in                           Loss on            Total
                                      Common           Excess           Retained        Investment        Stockholders'
                                       Stock           of Par           Earnings        Securities           Equity
                                       -----           ------           --------        ----------           ------


Balance, October 1, 1997                             $  869,364        $35,957,275      $  (208,287)      $36,618,352

Net income for the nine months                                                                              2,618,180
   ended June 30, 1998                                                   2,618,180

Dividends paid, $1.08 per share                                           (938,913)                          (938,913)

Unrealized loss on investment
   securities, net of tax                                                                    77,772            77,772
                                    ----------       ----------        -----------      -----------       -----------

Balance, June 30, 1998              $        0       $  869,364        $37,636,542      $  (130,515)      $38,375,391
                                    ==========       ==========        ===========      ===========       ===========



--------------------------------------------------------------------------------


                                  (Continued)

                       THE TRUMBULL FINANCIAL CORPORATION
                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                FOR THE NINE MONTHS ENDED JUNE 30, 1998 AND 1997

--------------------------------------------------------------------------------

                                                                                1998                   1997
                                                                                ----                   ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                             $  2,618,180           $  2,515,394
     Adjustments to reconcile net income to net cash
       provided by operating activities
           Depreciation                                                          385,881                405,158
           Amortization of intangibles                                           114,106                138,145
           Amortization mortgage servicing rights                                465,927                444,178
           Accretion of deposit market value adjustments                         (40,200)               (66,800)
           Net amortization of investment securities                            (471,025)               601,745
           Net amortization of premium/accretion of
               discounts on loans purchased                                        2,995                  2,489
           Loss on the sale of mortgage-backed securities                                                34,539
           Provision for loan losses                                             180,000                 45,742
           Provision for loss on servicing rights                                334,000
           Deferred loan fees                                                   (547,202)              (434,706)
           Proceeds from sale of loans available for sale                     22,367,826              2,962,660
           Loans originated for sale                                         (31,279,963)            (3,166,860)
           Gain on sale of securities                                            (69,858)
           Gain on sale of loans                                                (142,653)               (35,759)
           Gain on sale of servicing rights                                                             (66,394)
           FHLB stock dividend                                                  (258,700)              (235,200)
           Changes in other assets and other liabilities
                Prepaid expenses and other assets                                 (5,647)               476,100
                Other liabilities                                                651,624                 97,606
                                                                            ------------           ------------
           Net cash provided by operating activities                          (5,694,709)             3,718,037
                                                                            ------------           ------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of investment securities:
           Held-to-maturity                                                  (27,933,333)            (3,000,000)
           Available-for-sale                                                (12,134,639)
     Proceeds from sale of securities available for sale                      15,489,877
     Proceeds from calls, maturities and principal
         repayments of investment securities:
           Held-to-maturity                                                   64,525,773             31,354,994
           Available-for-sale                                                  1,806,214              7,050,684
     Purchase of loans                                                                               (5,361,061)
     Net change in loans originated                                          (57,118,328)           (24,057,844)
     Proceeds from sales of real estate owned and premises
         and equipment                                                                                   11,718
     Purchases of premises and equipment                                        (785,684)              (275,915)
     Sales of mortgage servicing rights                                          925,340                285,608
     Purchases of mortgage servicing rights                                     (282,252)              (536,685)
                                                                            ------------           ------------
         Net cash provided by investing activities                           (15,507,032)            (5,471,499)
                                                                            ------------           ------------


--------------------------------------------------------------------------------

                                  (Continued)

                       THE TRUMBULL FINANCIAL CORPORATION
                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                FOR THE NINE MONTHS ENDED JUNE 30, 1998 AND 1997

--------------------------------------------------------------------------------

                                                                         1998                       1997
                                                                         ----                       ----
CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposit accounts                                        (953,901)               (1,683,605)
     Proceeds from borrowed funds                                        45,500,000                34,300,000
     Repayments of borrowed funds                                       (20,776,586)              (38,163,652)
     Net increase in escrow accounts                                        (67,258)                 (139,941)
     Payment of dividends on common stock                                  (938,913)                 (799,515)
                                                                      -------------             -------------
         Net cash used in financing activities                        $  22,763,342             $  (6,486,713)
                                                                      -------------             -------------

Net change in cash and cash equivalents                                    1,561,601                2,702,823

Cash and cash equivalents at beginning of period                          6,083,029                 4,020,625
                                                                      -------------             -------------

Cash and cash equivalents at end of period                            $   7,644,630             $   6,723,448
                                                                      =============             =============


Supplemental disclosures of cash flow information
     Cash paid during the year
         Interest on deposits and borrowings                          $   15,523,805            $   15,288,321
         Income taxes                                                      1,537,000                 1,307,000


--------------------------------------------------------------------------------
   The accompanying notes are an integral part of these financial statements.

                       THE TRUMBULL FINANCIAL CORPORATION
       NOTES TO CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
                      JUNE 30, 1998 AND SEPTEMBER 30, 1997

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of The Trumbull Financial Corporation conform to generally accepted accounting principles and prevailing practices within the savings and loan industry. A summary of the more significant accounting policies follow:

NATURE OF OPERATIONS: The Company is engaged primarily in the business of accepting consumer savings deposits and making residential real estate loans, with operations conducted through its main office located in Warren, Ohio and six branches located in Trumbull and Jefferson counties. The company also has established loan production offices to service Summit, Cuyahoga, Geauga and other surrounding counties. The majority of the Company's income is derived from investment and lending activities.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Areas involving the use of management's estimates and assumptions include the allowance for loan losses, the realization of deferred tax assets, benefit obligations and plan assets of the pension plan, the determination and carrying value of impaired loans, the value of certain investment securities and loans held for sale, the accrued liability for deferred compensation, recognition and measurement of loan servicing rights, loss contingencies, depreciation of premises and equipment and the carrying value and amortization of intangibles.

CASH AND CASH EQUIVALENTS: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing demand deposits in financial institutions, federal funds sold and overnight deposits. The Company reports net cash flows for customer loan transactions, deposit transactions, interest-bearing time deposits with banks and FHLB overnight advances.

SECURITIES: The Company classifies debt and marketable equity securities as held-to-maturity, trading or available-for-sale. Securities classified as held-to-maturity are those that management has the positive intent and ability to hold to maturity. Securities held-to-maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized into income on the interest method. Securities classified as trading are recorded at fair value with unrealized gains and losses charged to income. Management has not classified any securities as trading as of June 30, 1998. Securities classified as available for sale are those management intends to sell or could be sold for liquidity, investment, management, or similar reasons, even if there is not a present intention for such a sale. Securities available-for-sale are carried at fair value with unrealized gains and losses included in other comprehensive income. Gains or losses on dispositions are based on net proceeds and the adjusted carrying amount of securities sold, using the specific identification method.


--------------------------------------------------------------------------------

                                   (Continued)

                       THE TRUMBULL FINANCIAL CORPORATION
       NOTES TO CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
                      JUNE 30, 1998 AND SEPTEMBER 30, 1997

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOANS HELD FOR SALE: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

ALLOWANCE FOR LOAN LOSSES: In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, which was amended by Statement of Financial Accounting Standards No. 118, Accounting by a Creditor for Impairment of a Loan
- Income Recognition and Disclosures, issued in October 1994. The Company adopted the provisions of Statements 114 and 118 effective October 1, 1995.

Under Statements 114 and 118, a loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal and interest according to the contractual terms of the loan agreement. Since the Company's loans are primarily collateral-dependent, measurement of impairment is based on the fair value of the collateral. Large groups of homogeneous loans such as credit cards, consumer loans and residential mortgages are collectively evaluated for impairment. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries) based on the Company's evaluation of impairment of its loans.

The adequacy of the allowance for loan losses is periodically evaluated by the Company based upon the overall portfolio composition and general market conditions. While management uses the best information available to make these evaluations, future adjustments to the allowance may be necessary if economic conditions change substantially from assumptions used in making evaluations. Future adjustments to the allowance may also be required by regulatory examiners based on their judgments about information available to them at the time of their examination.

Uncollectible interest on loans that are contractually over 90 days past due is charged off, or an allowance is established. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is substantially recognized only to the extent cash is received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual depreciated using the straight-line method over a 10 to 20 year period. Equipment is depreciated using the straight-line method, with lives ranging primarily from 5 to 15 years. Maintenance and repairs are expensed and major improvements are capitalized.

REAL ESTATE OWNED: Real estate owned, other than that used in the normal course of business, is initially recorded at fair market value less estimated costs to sell. Any reduction to fair market value at the time of acquisition is accounted for as a loan loss. Additional provisions for losses are made when the realizable value of the property is determined to be less than the recorded value. Also, gains and losses are recorded when the property is sold and are reflected in the Statement of Income.


--------------------------------------------------------------------------------

                                   (Continued)

                       THE TRUMBULL FINANCIAL CORPORATION
       NOTES TO CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
                      JUNE 30, 1998 AND SEPTEMBER 30, 1997

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOAN-SERVICING RIGHTS: The cost of loan servicing rights acquired is amortized in proportion to, and over the period of, estimated net servicing revenues. The cost of loan servicing rights purchased and amortized thereon is periodically evaluated in relation to estimated future net servicing revenues. The Company evaluates the carrying value of the servicing portfolio by estimating the future net servicing income of the individual portfolios based on management's best estimate of remaining loan lives.

INTEREST ON LOANS: Interest on loans is accrued primarily over their term based on the scheduled loan amortization, except where a mortgage loan is delinquent more than 90 days. Fees and costs associated with originating loans are deferred and amortized over the life of the loans as a yield adjustment.
The net amount of fees and costs deferred for mortgage and consumer loans is reported as part of loans.

INCOME TAXES: The Company follows the liability method in accounting for income taxes. The liability method provides that deferred tax assets and liabilities are recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as "temporary differences".

PENSION PLAN: The Company has a noncontributory retirement savings plan covering substantially all of its employees. The Company's policy is to fund normal annual costs currently. The plan is a multi-employer plan and separate actuarial valuations are not made with respect to each employer, nor are the plan assets so segregated. The company expensed approximately $9,000 and $52,000 in the nine month periods ended June 30, 1998 and June 30, 1997 respectively.

The Company implemented a 401(k) defined contribution plan in 1994 covering substantially all employees. Participants are allowed to make voluntary contributions up to 15% of individual compensation and the Company matches 50% of those contributions up to 6%. The expense related to the plan was $59,000 and $58,000 for the nine month periods ended June 30, 1998 and 1997, respectively.

CONCENTRATION OF CREDIT RISK: The Company grants residential, commercial real estate, and consumer loans to customers located primarily in Trumbull County. First mortgage loans comprise approximately 81% of the loan portfolio and the remaining 19% consist of consumer loans.

COMPREHENSIVE INCOME: SFAS 130 requires the reporting of comprehensive income for fiscal years beginning after December 15, 1997 beginning with the first interim period. Comprehensive income includes both net income and other comprehensive income. The company includes the change in unrealized gains and losses on securities available for sale in other comprehensive income.

--------------------------------------------------------------------------------

                                   (Continued)

                       THE TRUMBULL FINANCIAL CORPORATION
       NOTES TO CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
                      JUNE 30, 1998 AND SEPTEMBER 30, 1997

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES

The amortized cost and estimated fair value of securities are as follows:



                                                                    Gross             Gross
                                               Amortized          Unrealized        Unrealized         Estimated
                                                 Cost               Gains             Losses          Fair Value
                                                 ----               -----             ------          ----------
AVAILABLE-FOR-SALE SECURITIES:
   June 30, 1998:
     U.S. Treasury and government agency
       securities                           $    12,583,774       $   2,354        $    13,278      $   12,572,850
     Mortgage-backed securities                   7,842,093         108,264              7,788           7,942,569
                                            ---------------       ---------        -----------      --------------

                                            $    20,425,867       $ 110,618        $    21,066      $   20,515,419
                                            ===============       =========        ===========      ==============
   September 30, 1997:
     Mortgage-backed securities             $    25,074,089       $ 237,634        $    116,979     $   25,194,744
                                            ===============       =========        ============     ==============


HELD-TO-MATURITY SECURITIES:
   June 30, 1998:
     U.S. Treasury and government agency
       securities                           $    21,317,874       $ 106,426        $         0      $   21,424,300
     Mortgage-backed securities                 112,785,400         381,095            547,873         112,618,622
                                            ---------------       ---------        -----------      --------------

                                            $   134,103,274       $ 487,521        $   547,873      $  134,042,922
                                            ===============       =========        ===========      ==============
   September 30, 1997:
     U.S. Treasury and government agency
       securities                           $     7,988,000       $   7,615        $    35,940      $    7,959,675
     Mortgage-backed securities                 162,530,386         394,760          1,676,400         161,248,746
                                            ---------------       ---------        -----------      --------------

                                            $   170,518,386       $ 402,375        $ 1,712,340      $  169,208,421
                                            ===============       =========        ===========      ==============


--------------------------------------------------------------------------------

                                   (Continued)

                       THE TRUMBULL FINANCIAL CORPORATION
       NOTES TO CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
                      JUNE 30, 1998 AND SEPTEMBER 30, 1997

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES (CONTINUED)

The scheduled maturities of securities held-to-maturity and securities available-for-sale at June 30, 1998 were as follows:

                                               Held-to-maturity securities          Available-for-sale securities
                                            --------------------------------        ------------------------------
                                               Amortized          Estimated         Amortized          Estimated
                                                 Cost            Fair Value            Cost           Fair Value
                                            --------------     -------------       ------------      -------------
     Due from one to five years             $   49,748,160     $  49,415,459       $          0      $           0
     Due from five to ten years                 22,822,000        23,028,788                  0                  0
     Due after ten years                        61,533,114        61,598,675         20,425,867         20,515,419
                                            --------------     -------------       ------------      -------------

                                            $  134,103,274     $ 134,042,922       $ 20,425,867      $  20,515,419
                                            ==============     =============       ============      =============


For purposes of the maturity table, mortgaged-back securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of the underlying collateral. The mortgage-backed securities may mature earlier than the weighted-average contractual maturities because of principal prepayments.

At June 30, 1998, $4,005,433 of securities were pledged to secure public deposits.


--------------------------------------------------------------------------------

                                   (Continued)

                       THE TRUMBULL FINANCIAL CORPORATION
       NOTES TO CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
                      JUNE 30, 1998 AND SEPTEMBER 30, 1997

--------------------------------------------------------------------------------


NOTE 3 - LOANS RECEIVABLE

The composition of the loan portfolio at June 30, 1998 and September 30, 1997 consisted of the following:

                                                                   June 30,                     September 30,
                                                                     1998                           1997
                                                                     ----                           ----

     Residential real estate                                    $ 243,532,050                  $ 196,133,432
     Commercial real estate                                         8,423,530                      8,892,022
     Real estate construction                                       6,799,094                      2,919,543
     Commercial                                                       571,632                              0
     Consumer                                                      63,746,218                     55,054,295
                                                                -------------                  -------------
                                                                  323,072,524                    262,999,292

     Undistributed portion of loans in process                     (3,675,614)                      (821,132)
     Net deferred loan origination costs                            1,354,911                      1,143,600
     Allowance for loan losses                                     (1,333,281)                    (1,459,408)
                                                                -------------                  -------------

                                                                $ 319,418,540                  $ 261,862,352
                                                                =============                  =============

Activity in the allowance for loan losses is summarized as follows for the nine month periods ended June 30, 1998 and 1997:

                                                                     1998                           1997
                                                                     ----                           ----

     Balance at beginning of year                               $   1,459,408                  $   1,506,000
     Provision charged to income                                      180,000                         30,291
     Charge-offs, net                                                (306,127)                      (105,291)
                                                                -------------                  -------------

     Balance at end of year                                     $   1,333,281                  $   1,431,000
                                                                -------------                  =============


Nonaccrual loans for which recognition of interest income has been discontinued totaled approximately $890,000 and $1,104,000 at June 30, 1998 and September 30, 1997, respectively. In addition, the Company had no impaired loans included in total real estate or total consumer loans at June 30, 1998.


--------------------------------------------------------------------------------

                                   (Continued)

                       THE TRUMBULL FINANCIAL CORPORATION
       NOTES TO CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
                      JUNE 30, 1998 AND SEPTEMBER 30, 1997

--------------------------------------------------------------------------------

NOTE 4 - LOANS SERVICING

Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balance of mortgage loans serviced for others was $245,893,000 and $338,237,000 at June 30, 1998 and September 30, 1997, respectively.

Following is an analysis of the activity in the cost of loan servicing rights acquired for the nine month periods ending June 30:

                                                                     1998                           1997
                                                                     ----                           ----

     Balance at October 1,                                      $   3,598,455                  $   3,858,562
     Additions purchased                                                                             541,276
     Additions originated                                             282,252                         18,253
     Sales                                                           (925,340)                      (219,163)
     Amortization                                                    (465,927)                      (382,409)
     Change in valuation allowance                                   (334,000)
                                                                -------------                  -------------

     Balance at June 30,                                        $   2,155,440                  $   3,816,519
                                                                =============                  =============

Following is an analysis of the aggregate changes in the valuation allowances for mortgage servicing rights for the nine month periods ending June 30, 1998 and 1997:


     Balance at October 1,                                      $       18,000                 $            0
     Additions                                                         334,000
                                                                --------------

     Balance at June 30,                                        $      352,000                 $            0
                                                                ==============                 ==============


During the nine months ended June 30, 1997, the Company sold servicing in the amount of $219,164 with a resulting gain of approximately $66,000. During the nine months ended June 30, 1998 the company sold servicing in the amount of $925,340 with a resulting loss of $92,750.


--------------------------------------------------------------------------------

                                   (Continued)

                       THE TRUMBULL FINANCIAL CORPORATION
       NOTES TO CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
                      JUNE 30, 1998 AND SEPTEMBER 30, 1997

--------------------------------------------------------------------------------

NOTE 5 - DEPOSITS

The aggregate amount of deposits with a minimum denomination of $100,000 was approximately $19,067,000 and $17,363,000 at June 30, 1998 and September 30, 1997, respectively.

At June 30, 1998, scheduled maturities of certificates of deposit were as follows:

                                      1998                      $    62,994,087
                                      1999                          134,327,368
                                      2000                           25,956,465
                                      2001                            7,178,266
                                      2002                            4,854,530
                                                                ---------------
                                                                $   235,310,716
                                                                ===============


--------------------------------------------------------------------------------

                                   (Continued)

                       THE TRUMBULL FINANCIAL CORPORATION
       NOTES TO CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
                       JUNE 30 1998 AND SEPTEMBER 30, 1997

--------------------------------------------------------------------------------

NOTE 6 - BORROWED FUNDS

Borrowed funds as of June 30, 1998 and September 30, 1997 are summarized as follows:

                                                                   June 30,                     September 30,
                                                                     1998                           1997
                                                                     ----                           ----

     Advances from Federal Home Loan Bank                       $   72,661,967                 $   48,473,553

     Borrowings under reverse repurchase agreements                 20,400,000                     19,800,000
                                                                --------------                 --------------

                                                                $   93,061,967                 $   68,273,553
                                                                ==============                 ==============

Federal Home Loan Bank Advances are summarized as follows at June 30:

                                                                  Fixed Rate
                          -------------------------------------------------------------------------------------------
                                                                                  June 30           September 30
                              Maturity Date            Interest Rate               1998                 1997
                              -------------            -------------               ----                 ----

Demand note               October 1, 1997                  6.50%             $                    $    29,500,000
Demand note               July 1, 1998                     6.50%                  47,600,000
Term note                 October 18, 1999                 5.42%                                        9,800,000
Term note                 November 4, 1999                 5.21%                                       10,000,000
Amortizing Debt           March 1, 2002                    6.70%                     180,757              244,300
Amortizing Debt           May 1, 2002                      6.95%                   1,348,256            1,872,866
Term note                 December 15, 2002                5.52%                  10,750,000
Term note                 January 13, 2003                 5.08%                   9,650,000
Amortizing Debt           March 1, 2007                    6.85%                   1,532,954            1,856,387
                                                                             ---------------      ---------------

                                                                             $    71,061,967      $    53,273,553
                                                                             ===============      ===============


                                                                Variable Rate
                          -------------------------------------------------------------------------------------------
                               Maturity Date           Interest Rate              1998                  1997
                               -------------           -------------              ----                  ----

Term Note                 January 21, 2005                 5.60%                   7,000,000
Term Note                 May 24, 1999                     5.60%             $    15,000,000      $    15,000,000
                                                                             ---------------      ---------------

                                                                             $    22,000,000      $    15,000,000
                                                                             ===============      ===============

                                                                             $    93,061,967      $    68,273,553
                                                                             ===============      ===============

--------------------------------------------------------------------------------

                                   (Continued)

                       THE TRUMBULL FINANCIAL CORPORATION
       NOTES TO CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
                      JUNE 30, 1998 AND SEPTEMBER 30, 1997

--------------------------------------------------------------------------------


NOTE 6 - BORROWED FUNDS (CONTINUED)

At June 30, 1998, $163,393,000 of qualifying one-to-four family residential loans and mortgage-backed securities were pledged to collateralize advances from the Federal Home Loan Bank.

Agency-backed securities sold under reverse repurchase agreements were delivered to the broker-dealers who arranged the transactions. The broker-dealers may not sell or otherwise dispose of such securities to other parties in the normal course of their operations and have agreed to resell to the Company the same securities at the maturities of the agreements. At June 30, 1998 there were agency-backed securities underlying agreements with a book value of $21,843,698 and an estimated fair value of $21,904,875.

Information concerning securities sold under agreements to repurchase during the nine month periods ended June 30, 1998 and 1997 is as follows:

                                                                     1998                           1997
                                                                     ----                           ----

     Average balance during the year                            $   15,554,000                 $   18,016,000
     Average interest rate during the year                               5.33%                          5.32%
     Maximum month-end balance during the year                  $   20,400,000                 $   19,800,000

NOTE 7 - ACQUISITION

On May 4, 1998, Trumbull and Second Bancorp entered into the Agreement. The transaction is structured as a tax-free exchange of stock and is expected to be accounted for using the pooling-of-interests method of accounting. The exchange ratio at which the Trumbull Shares will be exchanged for the Shares will be a fixed exchange of 3.78 Shares for each Trumbull Share subject to certain conditions and adjustments. Should the Second Bancorp "Closing Price" (as defined by the average closing price per Share reported in the Wall Street Journal for the most recent 20 days on which actual trades of Shares occur, ending on the seventh date immediately preceding the closing date) be less than $25.00 and if the number obtained by dividing the Second Bancorp Closing Price by $36.25 is less than 90% of the number obtained by dividing the Index Price (defined as the weighted average of stock prices for 30 specified peer group bank holding companies) on the seventh day immediately preceding the Effective Time by $38.64, Trumbull may propose to terminate the Agreement. Upon the occurrence of a Triggering Event, Second Bancorp would have the option to elect to issue to Trumbull shareholders for each Trumbull Share to be exchanged in the Merger, a number of Shares with a value of at least $94.50. Should Trumbull stockholders fail to approve the Merger and accept a subsequent acquisition prior to December 31, 1999, Trumbull promises to pay Second Bancorp $2,000,000 upon Second Bancorp demand. The Shares to be issued to the Trumbull Shareholders will be registered with the Securities and Exchange Commission. The Merger is expected to be consummated in the fourth calendar quarter of 1998 and is subject to approvals by various regulatory authorities and by the shareholders of Trumbull and Second Bancorp.


NOTE 8 - QUARTERLY FINANCIAL DATA


The following is a summary of quarterly financial information:

1998                                      Qrt 12/97     Qrt 3/98     Qrt 6/98
Interest Income                               7,916        8,662        8,653
Interest Expense                              4,911        5,373        5,357
Net Interest Income                           3,005        3,289        3,296
Provision for loan losses                        60           60           60
Other Income                                    624          528          524
Security gains                                   70            0            0
Other expenses                                2,204        2,168        2,629
Income before extraordinary items
  and cumulative effect of accounting
  change                                      1,435        1,589        1,131
Federal Income Taxes                            495          540          502
Net Income                                      940        1,049          629

Earnings per share:
Basic                                         $1.08        $1.21        $0.72
Diluted                                       $1.08        $1.21        $0.72


--------------------------------------------------------------------------------

                                     ANNEX A
                                     -------

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

                  THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), entered into as of May 4, 1998, by and between Second Bancorp Incorporated, an Ohio corporation (the "Corporation"), and Trumbull Financial Corporation, an Ohio corporation ("Trumbull") (the Corporation and Trumbull are sometimes hereinafter collectively referred to as the "Constituent Corporations");

                              W I T N E S S E T H:

                  WHEREAS, the Boards of Directors of Trumbull and the Corporation have determined that it is in the best interests of their respective shareholders for Trumbull to merge with the Corporation (the "Merger"), upon the terms and subject to the conditions set forth herein and pursuant to the terms of this Agreement;

                  WHEREAS, the Boards of Directors of Trumbull and the Corporation have approved this Agreement and the consummation of the transactions contemplated hereby;

                  WHEREAS, as a result of the Merger, in accordance with the terms of this Agreement, Trumbull will cease to have a separate corporate existence, and shareholders of Trumbull will receive from the Corporation in exchange for each common share, without par value, of Trumbull (the "Trumbull Shares"), common shares, no par value, of the Corporation in the amount calculated in accordance with this Agreement;

                  WHEREAS, after the Merger, The Trumbull Savings and Loan Company, an Ohio-chartered savings bank wholly owned by Trumbull (the "Bank"), will merge with and into The Second National Bank of Warren, a national banking association wholly owned by the Corporation ("Second National");

                  WHEREAS, Trumbull has previously provided to the Corporation a schedule disclosing additional information about Trumbull (hereinafter referred to in this Agreement as the "Trumbull Disclosure Schedule");

                  NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements, and conditions hereinafter set forth, Trumbull and the Corporation, intending to be legally bound hereby, agree as follows:

                                   ARTICLE ONE
                                   The Merger
                                   ----------

                  1.01.    Merger; Surviving Corporation

                  At the time when the Merger shall become effective (sometimes hereinafter called the "Merger Date"), Trumbull will merge with and into the Corporation and the Corporation will be the continuing and surviving corporation in the Merger, will continue to exist under the laws of the State of Ohio, and will be the only one of the Constituent Corporations to continue its separate corporate existence after the Merger Date. As used in this Agreement, the term "Surviving Corporation" refers to the Corporation at and after the Merger Date.

                  1.02.    Effective Time

                  The Merger shall become effective upon the later of (a) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio or (b) at such time thereafter as is agreed to in writing by the parties hereto and so provided in the Certificate of Merger.

                  1.03.    Effects of the Merger

                  At the Merger Date:

                  (a) the articles of the Corporation as in effect immediately prior to the Merger Date shall be the articles of the Surviving Corporation; and

                  (b) the regulations of the Corporation as in effect immediately prior to the Merger Date shall be the regulations of the Surviving Corporation.

                                   ARTICLE TWO
                 Conversion Of Shares; Exchange Of Certificates

                  2.01.    Conversion of Trumbull Shares

                  As of the Merger Date, by virtue of the Merger and without any action on the part of any holder of Trumbull Shares:

                  (a) Conversion of Trumbull Shares. Subject to Section 2.02, each Trumbull Share issued and outstanding immediately prior to the Merger Date shall be canceled and extinguished and, in substitution and exchange therefor, the holders of Trumbull Shares shall be entitled to receive the number of common shares, no par value, of the Corporation ("Shares") equal to the Exchange Ratio as defined in Section 2.01(b) of this Agreement. After the Merger Date, all such Trumbull Shares shall no longer be outstanding and each certificate previously representing any such shares shall thereafter represent the Shares into which such Trumbull Shares have been converted. Certificates previously representing Trumbull Shares shall be exchanged for certificates representing whole Shares (and cash in lieu of fractional Shares) issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.02, without interest.

                  (b)      As used in this Agreement Exchange Ratio shall mean
                           3.78 Shares unless the Exchange Ratio is revised under Section 11.01(i).

                  2.02.    Exchange of Certificates

                  (a) Exchange Agent. As of the Merger Date, the Corporation shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company (the "Exchange Agent"), for the benefit of the holders of certificates which immediately prior to the Merger Date evidenced Trumbull Shares (the "Trumbull Certificates"), for exchange in accordance with this Article Two, certificates representing the Shares and an amount of cash necessary to pay cash in lieu of fractional Shares in accordance with Section 2.02(e) (such certificates for Shares,



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                           together with any dividends or distributions with
                           respect thereto, and such cash for fractional Share interests being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for such Trumbull Shares.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Merger Date, the Exchange Agent shall mail to each holder of record of Trumbull Shares immediately prior to the Merger Date whose shares were converted into Shares pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Trumbull Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, and which shall be in such form and have such other provisions as the Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Trumbull Certificates in exchange for certificates representing Shares. Upon surrender by such holder of an Trumbull Certificate or Certificates evidencing all Trumbull Shares standing in such holder's name for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Trumbull Certificate or Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole Shares which such holder has the right to receive in respect of the Trumbull Certificate or Certificates surrendered pursuant to the provisions of this Article Two (after taking into account all Trumbull Shares then held by such holder), and the Trumbull Certificate or Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Trumbull Shares which is not registered in the transfer records of Trumbull, a certificate representing the proper number of Shares may be issued to a transferee if the Trumbull Certificate representing such Trumbull Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable share transfer taxes have been paid. Until surrendered as contemplated by this
                           Section 2.02, each Trumbull Certificate shall be deemed at any time after the Merger Date for all corporate purposes (except as provided in Section 2.02(c)) to represent only the number of whole Shares into which the Trumbull Shares represented by such certificate or certificates have been converted as provided in this Article Two and the right to receive upon such surrender cash in lieu of any fractional Shares as contemplated by this Section 2.02.

                  (c) Distributions with Respect to Unexchanged Shares. Dividends or other distributions declared or made after the Merger Date with respect to Shares with a record date after the Merger Date shall be paid to the holder of any unsurrendered Trumbull Certificate with respect to the Shares represented thereby and any cash payment in lieu of fractional Shares shall be paid to any such holder pursuant to Section 2.02(e), only after surrender of such certificate by the holder thereof. Subject to the effect of applicable laws, following surrender of any such Trumbull Certificate, there shall be paid to the holder of the certificates representing whole Shares issued in exchange therefor, without interest, (A) as promptly as practicable after the time of such surrender, the amount of any cash payable with respect to a fractional Share to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Merger Date theretofor paid (but withheld pursuant to the immediately



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                           preceding sentence) with respect to such whole
                           Shares, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Date but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Shares.

                  (d) No Further Ownership Rights in Trumbull Shares. All Shares issued upon conversion of Trumbull Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c) or 2.02(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Trumbull Shares, respectively, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Merger Date which may have been declared or made by Trumbull on such Trumbull Shares in accordance with the terms of this Agreement on or prior to the Merger Date and which remain unpaid at the Merger Date. If, after the Merger Date, Trumbull Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article Two.

                  (e)      No Fractional Shares.

                           (i) No certificates or scrip representing fractional Shares shall be issued upon the surrender for exchange of Trumbull Certificates evidencing Trumbull Shares, and such fractional Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation.

                           (ii) Each holder of Trumbull Shares who would otherwise be entitled to receive a fractional Share shall receive from the Exchange Agent an amount in cash equal to the product obtained by multiplying (a) the fractional Share interest to which such holder (after taking into account all Trumbull Shares held at the Merger Date by such holder) would otherwise be entitled by
                                    (b) the Corporation Closing Price. No
                                    interest shall be payable with respect to such cash payment.

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of Trumbull for six months after the Merger Date shall be delivered to the Surviving Corporation, upon demand, and any shareholders of Trumbull who have not theretofore complied with this Article Two shall thereafter look only to the Surviving Corporation for payment of their claim for Shares, any cash in lieu of fractional Shares and any dividends or distributions with respect to Shares, without interest.

                  (g) No Liability. None of the Corporation, Trumbull, the Exchange Agent or the Surviving Corporation shall be liable to any holder of Trumbull Shares or Shares, as the case may be, for such Shares (or dividends or distributions with respect thereto) or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (h) Share Transfer Books. The share transfer books of Trumbull shall be closed as of the close of business on the day that is two (2) days prior to the Closing Date.

                           After the Closing Date, there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Trumbull Shares, which were outstanding immediately prior to the Merger Date.

                  (i) Lost Certificates. If there shall be delivered to the Exchange Agent by any person who is unable to produce any such certificate for Trumbull Shares for surrender to such agent in accordance with this
                           Section 2.02:

                           (a)      Evidence to the satisfaction of the
                                    Corporation that such certificate has been lost, wrongfully taken, or destroyed;

                           (b) Such security or indemnity as may be requested by the Corporation to save it harmless; and

                           (c)      Evidence to the satisfaction of the
                                    Corporation that such person was the owner of the shares theretofore represented by each such certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present such certificate for exchange pursuant to this Agreement;

                           then the Exchange Agent, in the absence of actual notice to it that any Trumbull Shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such person the Shares (and cash in lieu of fractional Shares) that such person would have been entitled to receive upon surrender of each such lost, wrongfully taken, or destroyed certificate.

                  (j) Waiver. The Corporation may from time to time, in the case of one or more persons, waive one or more of the rights provided to it in this Article Two of this Agreement to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

                  (k) Trumbull Dissenters' Rights. Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any holder of Trumbull Shares shall perfect dissenters' rights in respect of one or more Trumbull Shares in accordance with Ohio Revised Code Sec. 1701.85 (sometimes hereinafter called the "Statute"), then:

                           (i) Each such Trumbull Share shall nevertheless be deemed to be extinguished at the Merger Date as provided elsewhere in this Agreement;

                           (ii) Each person perfecting such dissenter's rights shall thereafter have only such rights (and shall have such obligations) as are provided in the Statute, and (unless such rights and such obligations of such person are terminated in accordance with division (D) of ss. 1701.85) the Corporation shall not be required to deliver any Shares or cash payments to such person in substitution for each such Trumbull Share in accordance with this Agreement.

                           No person entitled to relief as a dissenting shareholder shall be entitled to submit a letter of transmittal, and any letter of transmittal submitted by a dissenting shareholder shall be invalid.

                  (l) Corporation Shareholders' Dissenters' Rights. Anything contained in this Merger to the contrary notwithstanding, if any person shall perfect dissenters' rights in respect of one or more Shares of the Corporation in accordance with the Statute, then all of the rights accruing from the Shares which are outstanding immediately before the Merger Date and which are held by any shareholders who shall not have voted such Shares in favor of this Agreement and who shall have delivered to the Corporation a written demand for appraisal of such shares in the manner provided in the Statute shall be suspended at the Merger Date; provided, however, that (i) the holders of such Shares (hereinafter referred to as "Corporation Dissenting Shares"), upon compliance with the provisions of the Statute, shall be entitled to payment of the appraised value of such shares in accordance with the Statute and (ii) the rights accruing from Corporation Dissenting Shares shall remain suspended until the earlier of (A) the date on which such holder, upon compliance with the provisions of the Statute, establishes the right to the payment of the appraised value of such Shares in accordance with the provisions of the Statute and such value if paid to such holder, at which time such Shares shall be canceled and extinguished in consideration and exchange for such payment, and (B) the date on which either the demand for appraisal of such Shares is withdrawn with the consent of the Corporation or such holder forfeits the right to appraisal of such Shares by failing to establish such holder's entitlement to appraisal rights in accordance with the Statute, at which time such Shares shall be deemed to be issued and outstanding.

                  (m) Changes in Shares. In the event the Corporation changes (or establishes a record date for changing) the number of Shares issued and outstanding prior to the Merger Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Shares and the record date therefor shall be prior to the Merger Date, or exchanges the Shares for a different number or kind of shares or securities or is involved in any transaction resulting in any of the foregoing, the Exchange Ratio shall be proportionately adjusted.

                  2.03.    Corporation Shares

                  The issued and outstanding Shares immediately prior to the Merger Date shall continue to be issued and outstanding.

                                  ARTICLE THREE
                             Warranties of Trumbull
                             ----------------------

                  3.01.    Warranties of Trumbull

                  In order to induce the Corporation to enter into this Agreement and to perform its obligations hereunder, Trumbull hereby warrants and represents to the Corporation that:

                  (a) CORPORATE STATUS. Trumbull is an Ohio corporation and unitary savings and loan holding company under the Home Owners Loan Act; is duly organized, validly existing, and in good standing under the laws of Ohio; and has the full power and authority, corporate or otherwise, to own its property, to carry on its business as presently conducted, and to enter into and perform the transactions contemplated by this Agreement. Copies of the articles and regulations of Trumbull and all amendments thereto have been delivered to the Corporation by Trumbull in Section 3.01(a) of the Trumbull Disclosure Schedule. The corporate minute books of Trumbull and the Bank as presented to the Corporation contain, in all material respects, records of all meetings and other corporate actions of their respective shareholders, Boards of Directors and committees of Boards of Directors. Trumbull owns 100% of the outstanding capital stock of The Trumbull Savings and Loan Company, an Ohio-chartered savings bank (the "Bank"). The Bank is a corporation, duly organized, validly existing, and in good standing under the laws of Ohio and has the full power and authority, corporate or otherwise, to own its property, and to carry on its business activities as such activities are presently conducted. Neither Trumbull nor the Bank is qualified to do business in any other state or is required to be qualified to do business in any other state except where the failure to be so qualified would not have a material adverse effect on Trumbull or the Bank. Copies of the articles, constitution, and bylaws of the Bank and all amendments thereto have been delivered to the Corporation in Section 3.01(a) of the Trumbull Disclosure Schedule. The Bank is a member bank of the Federal Home Loan Bank of Cincinnati and is regulated by the Federal Deposit Insurance Corporation ("FDIC") and the Division of Financial Institutions of the Ohio Department of Commerce (the "Division").

                  (b) CAPITALIZATION. The authorized capital of Trumbull consists solely of 5,000,000 shares of common stock, without par value, of which 869,364 Trumbull Shares are issued and outstanding. All Trumbull Shares have been duly authorized and are validly issued, fully paid, and non-assessable, and no Trumbull Shares have been issued in violation of the preemptive rights of any person. Trumbull has no commitment or obligation to issue, deliver or sell, under any warrant, subscription, option, stock purchase plan, stock incentive plan, conversion right or otherwise, or to purchase, redeem or otherwise acquire, any of the Trumbull Shares. All Trumbull Shares have been issued in full compliance with all applicable federal and state securities laws, except where the failure to comply with applicable state securities laws would not have a material adverse effect upon Trumbull or the transactions contemplated by this Agreement.

                  (c) CORPORATE PROCEEDINGS. All corporate proceedings of Trumbull necessary to authorize the execution, delivery, and performance of this Agreement by Trumbull and the consummation of the transactions contemplated hereby have been duly and validly taken except for the adoption of this Agreement by the shareholders of Trumbull. This Agreement has been validly executed by duly authorized officers of Trumbull.

                  (d) AUTHORITY. This Agreement constitutes the legal, valid, and binding obligation of Trumbull, enforceable against Trumbull in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court. Trumbull has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and, subject to the required adoption of this Agreement by the Trumbull shareholders and the required regulatory approvals, to perform its obligations under this Agreement.

                  (e) FINANCIAL STATEMENTS OF TRUMBULL. Trumbull has furnished to the Corporation, financial statements of the Bank consisting of statements of financial condition as of September 30, 1995, 1996 and 1997, and the related statements of income, shareholders' equity and cash flows for the years then ended including accompanying notes and the report thereon of Crowe, Chizek and Company, LLP and the unaudited financial statements of Trumbull consisting of a statement of financial condition and statements of income and shareholders' equity as of March 31, 1998 (the "Balance Sheet Date") and for the six months then ended (collectively, the "Trumbull Financial Statements"). The Trumbull Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied with prior periods and present fairly the financial position of The Bank and Trumbull at the dates indicated and the results of their operations and their cash flows for the periods then ended except as to the absence from the financial statements of Trumbull of notes and normal year end adjustments.

                  (f) ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in Section 3.01(f) of the Trumbull Disclosure Schedule, neither Trumbull nor the Bank had any debt, obligation, guarantee, or liability at the Balance Sheet Date, whether absolute, accrued, contingent, or otherwise in excess of $50,000 in the aggregate, which is not adequately reflected and reserved in the Trumbull Financial Statements. Except as disclosed in Section 3.01(f) of the Trumbull Disclosure Schedule, all debts, liabilities, guarantees and obligations of Trumbull and the Bank incurred since the Balance Sheet Date, have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate. Except as disclosed in Section 3.01(f) of the Trumbull Disclosure Schedule, neither Trumbull nor the Bank is in default or breach of any material agreement to which Trumbull or the Bank is a party. To the best knowledge of Trumbull and the Bank and except for events occurring after the date of this Agreement that are disclosed in the Updated Trumbull Disclosure Schedule described in Section 5.02 and that do not have a material adverse effect on Trumbull or the Bank, no other party to any material agreement to which Trumbull or the Bank is a party is in default or breach of such agreement.

                  (g) ABSENCE OF CHANGES. Except as set forth in Section 3.01(g) of the Trumbull Disclosure Schedule, since the Balance Sheet Date: (i) there has not been any material adverse change in the business, operations, prospects, assets or financial condition of Trumbull and the Bank taken as a whole, and, to the knowledge of Trumbull, no fact or condition exists which Trumbull believes will cause such a material adverse change in the future; (ii) there has been no damage, destruction, loss, or event (whether or not insured against) which in the aggregate has had or might reasonably be expected to have a material adverse effect on the business or operations of Trumbull or the Bank; (iii) neither Trumbull nor the Bank has made any material investment (except investments made in the ordinary course of business) and (iv) Trumbull has not taken or permitted any of the actions set forth in Section 5.01(b) of this Agreement.

                  (h) LOAN DOCUMENTATION. The documentation ("Loan Documentation") governing or relating to the loan and credit-related assets ("Loan Assets") representing the loan portfolio of the Bank is legally sufficient for the purposes intended thereby and creates enforceable rights of the Bank in accordance with the terms of such Loan Documentation, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents. Except as set forth in Section 3.01(h) of the Trumbull Disclosure Schedule and except for events occurring after the date of this Agreement that are disclosed in the Updated Trumbull Disclosure Schedule and that do not have a material adverse effect on Trumbull or the Bank, no debtor under any of the Loan Documentation has asserted any claim or defense with respect to the subject matter thereof.

                  (i)      ALLOWANCE FOR LOAN LOSSES. Except as set forth in
                           Section 3.01(h) of the Trumbull Disclosure Schedule and except for events occurring after the date of this Agreement that are disclosed in the Updated Trumbull Disclosure Schedule and that do not have a material adverse effect on Trumbull or the Bank, there is no loan which was made by the Bank and which is reflected as an asset of the Bank on the Trumbull Financial Statements that (i) is ninety (90) days or more delinquent or (ii) has been classified by examiners (regulatory or internal) as "Substandard," "Doubtful" or "Loss."

                  (j) REPORTS AND RECORDS. Trumbull and the Bank have filed all reports and maintained all records required to be filed or maintained by them under various rules and regulations of the Office of Thrift Supervision, the FDIC and the Division. All such documents and reports complied in all material respects with applicable requirements of law and regulations in effect at the time of filing such documents and contained in all material respects the information required to be stated therein. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (k) TAXES. Except as set forth in Section 3.01(k) of the Trumbull Disclosure Letter, Trumbull and the Bank have timely filed all returns, statements, reports and forms (the "Tax Returns") with respect to all federal, state, local and foreign income, gross income, gross receipts, gains, premium, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupation, license, lease, environmental, customs, duties, property, windfall profits and all other taxes (including any interest, penalties or additions to tax with respect thereto, individually, a "Tax" and, collectively, "Taxes") required to be filed with the appropriate tax authority through the date of this Agreement. Such Tax Returns are and will be true, correct and complete in all material respects. Trumbull and the Bank have paid and discharged all Taxes due from them, other than such Taxes that are adequately reserved as shown on the Trumbull Financial Statements. Neither the Internal Revenue Service nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of Trumbull, is threatening to assert against Trumbull or the Bank any deficiency or claim for additional Taxes. There are no unexpired waivers by Trumbull or the Bank of any statute of limitations with respect to Taxes. The accruals and reserves for Taxes reflected in the Trumbull Financial Statements are adequate for the periods covered. Trumbull and the Bank have withheld or collected and paid over to the appropriate governmental authorities or are properly holding for such payment all Taxes required by law to be withheld or collected. There are no liens for Taxes upon the assets of Trumbull or the Bank, other than liens for current Taxes not yet due and payable. Neither Trumbull nor the Bank has agreed to make, or is required to make, any adjustment under Section 481(a) of the Internal Revenue Code of 1986, as amended ("IRC"). Except as set forth in Section 3.01(k) of the Trumbull Disclosure Letter, or as may be caused by any agreement entered into by the Corporation, neither Trumbull nor the Bank is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of "excess parachute payments" within the meaning of Section 280G of the IRC. Neither Trumbull nor the Bank has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the IRC, other than an affiliated group of which Trumbull is or was the common parent corporation.

                  (l) PROPERTY AND TITLE. Section 3.01(l) of the Trumbull Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by Trumbull and the Bank (the "Trumbull Real Properties"). The Trumbull Real Properties constitute all of the real property and interests in real property used in Trumbull's and the Bank's businesses. Copies of all Leases of real property to which Trumbull or the Bank is a party have been provided to the Corporation in Section 3.01(l) of the Trumbull Disclosure Schedule. Such leasehold interests have not been assigned or subleased. All Trumbull Real Properties are free and clear of all mortgages, liens, security interests, defects, encumbrances, easements, restrictions, reservations, conditions, covenants, or agreements, encroachments, rights of way and zoning laws, except
                           (i) those set forth in the Trumbull Financial Statements or Section 3.01(l) of the Trumbull Disclosure Schedule; (ii) easements, restrictions, reservations, conditions, covenants, rights of way, zoning laws and other defects and irregularities in title

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                           and encumbrances which do not materially impair the
                           use thereof for the purposes for which they are held; and (iii) the lien of current taxes not yet due and payable. Trumbull and the Bank own, and are in rightful possession of, and have good title to, all of the other assets indicated in the Trumbull Financial Statements, free and clear of all mortgages, security interests, liens, pledges, options, hypothecations, charges, encumbrances, or interests of any persons whatsoever except those described in the Trumbull Financial Statements or
                           Section 3.01(l) of the Trumbull Disclosure Schedule and except for those assets disposed of in the ordinary course of business. All of the assets of Trumbull and the Bank are in good operating condition and repair, ordinary wear and tear excepted, and are adequate to continue to conduct Trumbull's and the Bank's businesses as such businesses are presently being conducted.

                  (m) LEGAL PROCEEDINGS. Except as set forth in Section 3.01(m) of the Trumbull Disclosure Schedule and except for events occurring after the date of this Agreement that are disclosed in the Updated Trumbull Disclosure Schedule and that do not have a material adverse effect on Trumbull or the Bank, there are no actions, suits, proceedings, claims, or investigations pending, or, to the best knowledge of Trumbull and the Bank, threatened in any court, before any governmental agency or instrumentality or in any arbitration proceeding (i) against or by Trumbull or the Bank, or (ii) against or by Trumbull or the Bank which would prevent the consummation of this Agreement or of any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof. Except as set forth in Section 3.01(m) of the Trumbull Disclosure Schedule and except for events occurring after the date of this Agreement that are disclosed in the Updated Trumbull Disclosure Schedule and that do not have a material adverse effect on Trumbull or the Bank, neither Trumbull nor the Bank is a party to any judgment, order, writ, injunction, or decree of any court or governmental entity which affects the businesses, operations, properties or financial condition of Trumbull or the Bank.

                  (n) NO CONFLICT. Neither the execution or delivery of this Agreement by Trumbull nor consummation of the transactions contemplated by this Agreement (including the Merger of the Bank and Second National) will (i) violate any provision of or result in the breach of or default (or which with notice or lapse of time would result in a default) under: (a) any provision of any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any governmental authority or instrumentality applicable to Trumbull or the Bank or any of their respective properties so long as the approvals of the Federal Reserve, the Office of the Comptroller of the Currency ("Comptroller") and the Division are obtained; (b) the articles or the regulations of Trumbull or the Bank; (c) except as otherwise disclosed in Section 3.01(n) of the Trumbull Disclosure Schedule, any material written agreement or instrument to which Trumbull or the Bank is a party or by which it may be bound; or (d) any order, judgment, writ, injunction, or decree of any court, arbitration panel, or any governmental agency or instrumentality applicable to Trumbull or the Bank; (ii) result in the creation or acceleration of any security interest, claim, lien, charge, or encumbrance upon any property of Trumbull or the Bank; or (iii) violate the terms or conditions of or result in the

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                           cancellation, modification, revocation, or suspension
                           of any license, approval, certificate, permit, or authorizations held by Trumbull or the Bank, except with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Trumbull and the Bank taken as a whole and which will not prevent or delay the consummation of the transactions contemplated by this Agreement.

                  (o) INVESTMENTS. Except for the capital shares of the Bank and except as disclosed in Section 3.01(o) of the Trumbull Disclosure Schedule or the Trumbull Financial Statements, neither Trumbull nor the Bank owns, directly or indirectly, any shares of any corporation or any interest or investment in any limited liability company, partnership, business trust, or other unincorporated entity. All of the capital shares of the Bank owned by Trumbull are fully paid and nonassessable and are owned by Trumbull, free and clear of any adverse interest, claim, lien, encumbrance, or restrictive agreement with respect thereto.

                  (p) BROKERS, FINDERS, AND OTHERS. Except for the fee paid or payable to Sandler O'Neill & Partners, L.P., there are no fees or commissions of any sort whatsoever claimed by, or payable by Trumbull or the Bank to, any broker, finder, intermediary, or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby.

                  (q) EMPLOYMENT AGREEMENTS. Except as disclosed in Section 3.01(q) of the Trumbull Disclosure Schedule, neither Trumbull nor the Bank is a party to any employment, change in control, severance or consulting agreements not terminable at will. Neither Trumbull nor the Bank is a party to, or negotiating, any collective bargaining agreements, nor are any of its employees represented by any labor union or similar organization. Trumbull and the Bank are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither Trumbull nor the Bank has engaged in any unfair labor practice.

                  (r) PENSION, PROFIT SHARING AND RETIREMENT AND EMPLOYEE BENEFIT PLANS. Except as set forth in Section 3.01(r) of the Trumbull Disclosure Schedule, neither Trumbull nor the Bank is a party to, or is obligated by, any agreement to make contributions to or to provide benefits under any pension, retirement, profit sharing, welfare or other employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                           (i) Trumbull and the Bank have performed in all material respects all obligations required to be performed by them under, and are not in default under or in violation of, and have no knowledge of any such default or violation by any other party to, any employee pension plan, as defined in Section 3(2) of ERISA (the "Pension Plans"), any employee welfare plan, as defined in Section 3(1) of ERISA (the "Welfare Plans") or any other employee benefit plan arrangement or program (the "Other Plans") offered to their respective employees (hereinafter, the Pension Plans, the Welfare Plans and the Other Plans shall be referred to collectively as the "Plans").

                           (ii) Trumbull and the Bank have made available to the Corporation, with respect to each of the Plans (to the extent available on the date of this Agreement), accurate and complete copies of all current plan documents, including amendments and related trusts, if any, descriptions, summary plan descriptions, the most recent annual actuarial valuation reports, if any, the last filed Form 5500, the most recent completed annual and periodic accounting of related Plan assets, if any, all rulings, if any, of the Internal Revenue Service (the "IRS"), the documents relating to the most recent request for an IRS determination letter if such a determination is necessary, and the most recent IRS determination letters, if any.

                           (iii) Each Pension meets the requirements for qualification under Section 401(a) of the IRC in all material respects and each trust which forms a part of each such Pension Plan is now, and since the date of the most recent determination letter has been, exempt from taxation under Section 501(a) of the IRC.

                           (iv) The IRS has issued a favorable determination letter with respect to the qualification of each of the Pension Plans and has not taken any action to revoke any such letter.

                           (v) The only Pension Plans that are subject to Title IV of ERISA (the "Title IV Plans") are specifically identified in the Trumbull Disclosure Schedule. As of the date of this Agreement, the fair market value of the assets of each Title IV Plan (excluding for these purposes any accrued but unpaid contributions) exceeded the present value of all benefits accrued under such Title IV Plan determined on a termination basis using the assumptions established by the Pension Benefit Guaranty Corporation (the "PBGC") as in effect on such date.

                           (vi) No "accumulated funding deficiency", as defined in Section 412 of the IRC, has been incurred with respect to any Pension Plan, whether or not waived. Neither Trumbull nor the Bank knows of any "reportable event", within the meaning of Section 4043 of ERISA, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any Plan.

                           (vii) No condition exists and no event has occurred that could constitute grounds for termination of any Title IV Plan or, with respect to any Plan which is a multiemployer plan (as defined in Section 3(37) of ERISA), presents a material risk of a complete or partial withdrawal under Title IV of ERISA and neither Trumbull nor the Bank has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. If a "complete withdrawal" by Trumbull and/or the Bank were to occur as of the Closing Date with respect to all Plans which are multiemployer plans, neither Trumbull nor the Bank would incur any withdrawal liability under Title IV of ERISA.

                           (viii) Neither the Bank nor any other "disqualified person" or "party in interest" (as defined in Section 4975 of the IRC and Section 3(14) of ERISA, respectively) has engaged in any "prohibited transaction," as such term is defined in Section 4975 of the IRC and
                                    Section 406 of ERISA, which could subject any Pension Plan (or any related trust), any Welfare Plan, the Bank, Trumbull, or any other plan fiduciary, to any excise tax or civil penalty imposed under Section 4975(a) of the IRC or Section 502(i) of ERISA.

                           (ix) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the best of Trumbull's or the Bank's knowledge, threatened against any Plan or against the assets of any Plan.

                           (x) The Plans have been operated in accordance with their provisions and in compliance with the rules and regulations governing employee benefit plans, including, without limitation, the rules and regulations promulgated by the Department of Labor, and the Department of the Treasury pursuant to the provisions of ERISA and the Code.

                  (s) LICENSES, PERMITS, ETC. Trumbull and the Bank possess all of the rights, privileges, licenses, permits, and governmental authorizations required to operate their respective businesses except where the failure to possess such rights, privileges, licenses, permits or governmental authorizations would not have a material adverse effect on either Trumbull or the Bank. Trumbull and the Bank have complied with all laws, regulations, orders, licenses, permits, and government authorizations applicable to them and to the conduct of their respective businesses except where noncompliance would not have a material adverse effect on either Trumbull or the Bank.

                  (t) TRUMBULL INFORMATION. None of the information relating to Trumbull and the Bank to be contained in
                           (i) the Registration Statement will, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Trumbull Proxy Statement, as of the date such Trumbull Proxy Statement is mailed to shareholders of Trumbull and up to and including the date of the meeting of stockholders to which such Trumbull Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

                  (u) INSURANCE. The Bank is an insured bank under the Federal Deposit Insurance Act. Section 3.01(u) of the Trumbull Disclosure Schedule sets forth a description of all insurance policies maintained by Trumbull and the Bank.

                  (v) GOVERNMENTAL PROCEEDINGS. No consent, approval, authorization of or filing with any governmental authority is required on the part of Trumbull or the Bank in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the approval of the Division.

                  (w) CONTRACTS. Section 3.01(w) of the Trumbull Disclosure Schedule sets forth a list, identifying by dates, subject matter and parties, all contracts, agreements and instruments to which Trumbull or the Bank is a party or by which either of them are bound, and which involve the payment by or to Trumbull or the Bank of more than $100,000 in connection with the purchase of property or goods or the performance of services and which are not in the ordinary course of their respective businesses. Copies of all such contracts, agreements and instruments have been delivered to the Corporation.

                  (x) ENVIRONMENTAL MATTERS. Except as otherwise disclosed on Section 3.01(x) of the Trumbull Disclosure Schedule and except for matters arising after the date of this Agreement that do not have a material adverse effect on Trumbull or the Bank: (i) Trumbull and the Bank are and have been at all times in compliance in all material respects with all applicable Environmental Laws, and Trumbull and the Bank have not engaged in any activity in violation of any applicable Environmental Law; (ii) no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or governmental agency are pending or, to the best knowledge of Trumbull, threatened in connection with any of Trumbull's and Bank's activities, any real properties owned or leased by the Bank or Trumbull ("Bank Real Properties") or improvements thereon, and any real properties in respect of which the Bank holds a mortgage or mortgages (hereinafter referred to as the "Bank Real Estate Collateral"); (iii) no claims at any time have been made or threatened by any third party against Trumbull or the Bank, or with respect to the Bank Real Properties or improvements thereon, or the Bank Real Estate Collateral, relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Substance; (iv) no Hazardous Substances have been integrated into the Bank Real Properties or improvements thereon, or the Bank Real Estate Collateral or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose a threat to human health or the value of the real property and improvements; (v) no portion of the Bank Real Properties or improvements thereon, or the Bank Real Estate Collateral is located within 2000 feet of (A) a release of Hazardous Substance which has been reported or is required to be reported under any Environmental Law or (B) the location of any site used, in the past or presently, for the disposal of any Hazardous Substances; and (vi) neither Trumbull nor the Bank has knowledge, based upon commercially reasonable inquiry, that (A) any of the Bank Real Properties or improvements thereon, or the Bank Real Estate Collateral has been used for the storage or disposal of Hazardous Substances or has been contaminated by Hazardous Substances, (B) any of its business operations have contaminated lands, waters or other property of others with Hazardous Substances, except routine, office-generated solid waste, or (C) any of the Bank Real Properties or improvements thereon, or the Bank Real Estate Collateral have in the past or presently contain underground storage tanks, asbestos materials, or PCB-containing equipment.

                           For purposes of this Agreement, (i) "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Sec.9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sec.6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sec.1802 et seq., the Toxic Substances Control Act, 15 U.S.C. Sec.2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Sec.1251 et seq., the Clean Water Act, 33 U.S.C. Sec.1321 et seq., the Clean Air Act, 42 U.S.C. Sec.7401 et seq., regulations promulgated thereunder, and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation which may relate to or deal with human health or the environment, as of the date of this Agreement, and
                           (ii) "Hazardous Substances" means, at any time:
                           (a) any "hazardous substance" as defined in Sec.101(14) of CERCLA or regulations promulgated thereunder; (b) any "solid waste," "hazardous waste," or "infectious waste," as such terms are defined in any other Environmental Law as of the date of this Agreement; and (c) asbestos, urea-formaldehyde, polychlorinated biphenyls ("PCBs"), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products, and other dangerous, toxic or hazardous pollutants, contaminants, chemical, materials or substances listed or identified in, or regulated by, any Environmental Law.

                  (y) POOLING. Neither Trumbull nor the Bank has taken, permitted or agreed to take any action that would prevent the Corporation from accounting for the business combination to be effected by the Merger as a "pooling of interests."

                  (z) SHARES AND SHARE OWNERSHIP. Trumbull does not have any securities registered or traded on any national securities exchange or registered under Sec.12(g) of the Securities Exchange Act of 1934, nor is it required to file reports and information pursuant to Sec.15(d) of such act. Except for Shares held by Directors of Trumbull that in the aggregate are less than five percent (5%) of the Corporation's outstanding Shares, neither Trumbull nor any of its "affiliates" or "associates", as the terms "affiliates and "associates" are defined in Sec.1704.01(C) of the Ohio Revised Code, are "beneficial owners," as the term "beneficial owners" is defined in Sec.1704.01 of the Ohio Revised Code, of any of the outstanding shares of any class of the Corporation.

                  (aa) DISCLOSURE. No representation or warranty by Trumbull contained in this Agreement and no statement contained in the Trumbull Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein and herein not misleading, in the light of such circumstances.

                                  ARTICLE FOUR
                          Warranties of the Corporation
                          -----------------------------

                  4.01.    Warranties of the Corporation

                  In order to induce Trumbull to enter into this Agreement and to perform its obligations hereunder, the Corporation hereby warrants and represents to Trumbull that:

                  (a) CORPORATE STATUS. The Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio. The Corporation has the full corporate power and authority to own its property, to carry on its business as presently conducted and to enter into and perform this Agreement and the transactions contemplated hereby. Second National is a national banking association and has the full power and authority, corporate or otherwise, to own its property and to carry on its business activities as such activities are presently conducted.

                  (b) CORPORATE PROCEEDINGS. All corporate proceedings of the Corporation necessary to authorize the execution, delivery, and performance of this Agreement by the Corporation and the consummation of the transactions contemplated by this Agreement have been duly and validly taken, except for the adoption of this Agreement by the shareholders of the Corporation. This Agreement has been validly executed by duly authorized officers of the Corporation.

                  (c) CAPITALIZATION. The authorized capital of the Corporation consists solely of 20,000,000 common shares, no par value, of which 6,837,689 Shares are issued and outstanding at the date of this Agreement. All of the Shares are validly issued, fully paid, and non-assessable, and no Shares have been issued in violation of the preemptive rights of any person. Except as disclosed in the disclosure letter executed by the Corporation dated and delivered to Trumbull on May 4, 1998 (the "Corporation Disclosure Letter"), the Corporation has no commitment or obligation to issue, deliver or sell, under any warrant, subscription, option, share purchase plan, share incentive plan, conversion right or otherwise, or to purchase, redeem or otherwise acquire, any of the Shares. When issued to the former Trumbull shareholders in accordance with this Agreement, the Shares will be validly issued, fully paid, nonassessable and not issued in violation of the preemptive rights of any person.

                  (d) AUTHORITY. This Agreement constitutes the legal, valid, and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court. The Corporation has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and, subject to the required adoption of this Agreement by the Corporation's shareholders and the required regulatory approvals, to perform its obligations under this Agreement.

                  (e) NO CONFLICT. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with or result in the breach of the terms, conditions, or provisions of the Corporation's or Second National's articles, regulations, or by-laws, any material agreement, instrument or restriction to which the Corporation or its subsidiary is a party or by which the Corporation or Second National or its or their assets is or may be bound; or the terms of any law, rule or regulation or any governmental agency or authority to which the Corporation or Second National may be subject, nor constitute a default or event of default under any such material agreement, instrument, restriction, law, rule or regulation.

                  (f) FINANCIAL STATEMENTS OF THE CORPORATION. The Corporation has furnished to Trumbull, consolidated financial statements of the Corporation consisting of consolidated balance sheets as of December 31, 1995, 1996 and 1997 (December 31, 1997 is referred to herein as the "Financial Statement Date") and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended including accompanying notes and the report thereon of Ernst & Young LLP and the Corporation's unaudited consolidated balance sheet as March 31, 1998 and the related consolidated statement of income for the three months then ended (the "Corporation's Financial Statements"). The Corporation's Financial Statements were prepared in conformity with generally accepted accounting principles consistently applied with prior periods and present fairly, in all material respects, the consolidated financial condition of the Corporation and its subsidiary at the dates indicated and the results of their operations and cash flows for the periods then ended except as to the absence from the March 31, 1998 financial statements of notes and normal year end adjustments.

                  (g)      ABSENCE OF CHANGES. Since the Financial Statement
                           Date: (i) the businesses of the Corporation and Second National have been conducted only in the ordinary course consistent with past practice; (ii) there has been no material adverse change in the assets, liabilities, business or operations of the Corporation or Second National taken as a whole; and
                           (iii) there has been no damage, destruction, loss, or event (whether or not insured against) which in the aggregate has had or might reasonably be expected to have a material adverse effect on the business or operations of the Corporation or Second National; and
                           (iv) the Corporation has announced its proposed acquisition of Enfin, Inc., an Ohio corporation, pursuant to a merger.

                  (h) LEGAL PROCEEDINGS. Except as disclosed in the Corporation Disclosure Letter and except for events occurring after the date of this Agreement that are disclosed to Trumbull and that do not have a material adverse effect on the Corporation or Second National, there are no actions, suits, proceedings, claims, or investigations pending, or to the best knowledge of the Corporation and Second National, threatened in any court, before any governmental agency or instrumentality or in any arbitration proceeding (i) against or by the Corporation or Second National, which would have a material adverse effect upon their respective business, prospects, condition (financial or otherwise) or any of their properties; or (ii) against or by the Corporation or Second National which would prevent the consummation of this Agreement or of any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof except for events occurring after the date of this Agreement that are disclosed to Trumbull and that do not have a material adverse effect on the Corporation or Second National neither the Corporation nor Second National is a party to any judgment, order, writ, injunction, or decree of any court or governmental entity, which materially adversely affects the business, operations, properties or financial condition of the Corporation or Second National.

                  (i) REPORTS AND RECORDS. The Shares are registered with the Securities and Exchange Commission ("SEC") pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "1934 Act"). The Corporation has filed all reports and proxy materials required to be filed by it with the SEC pursuant to the 1934 Act, except for any reports or proxy materials the failure to file which would not have a material adverse effect upon the Corporation and Second National taken as a whole. All such filings, at the time of filing, complied as to form and included all exhibits required to be filed under the applicable rules of the SEC, except where the failure to comply or include would not have a material adverse effect upon the Corporation. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Corporation Disclosure Letter includes a true and correct list of each person or group of persons who beneficially own more than five percent (5%) of the Shares. There are no arrangements known to the Corporation's executive officers for the election of directors of the Corporation other than this Agreement.

                  (j) BROKERS, FINDERS, AND OTHERS. Except for fees paid or payable to McDonald & Company Securities, Inc., there are no fees or commissions of any sort whatsoever claimed by, or payable by the Corporation to, any broker, finder, intermediary, or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby.

                  (k) GOVERNMENTAL PROCEEDINGS. No consent, approval, authorization of or filing with any governmental authority is required on the part of the Corporation or any of its subsidiaries in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the approval of the Federal Reserve, the Comptroller, the Ohio Superintendent of Financial Institutions and the SEC.

                  (l) POOLING. Neither the Corporation nor Second National has taken or permitted any action which would prevent the Merger from being accounted for as a pooling of interests.

                  (m) CORPORATION INFORMATION. None of the information relating to the Corporation to be contained in (i) the Registration Statement will, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Corporation Proxy Statement, as of the date such Corporation Proxy Statement is mailed to shareholders of the Corporation and up to and including the date of the meeting of stockholders to which such Corporation Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

                  (n) DISCLOSURE. No representation or warranty by the Corporation contained in this Agreement, and no statement contained in any certificate or other document (including the Corporation Disclosure Letter) furnished by the Corporation to Trumbull pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein and herein not misleading, in the light of such circumstances.

                                  ARTICLE FIVE
                          Further Covenants of Trumbull
                          -----------------------------

                  5.01.    Operation of Business

                  Trumbull covenants with the Corporation that throughout the period from the date of this Agreement to and including the Closing:

                  (a) CONDUCT OF BUSINESS. Trumbull's business and the business of the Bank will be conducted only in the ordinary and usual course consistent with past practice.

                  (b) CHANGES IN BUSINESS AND CAPITAL STRUCTURE. Except with the consent of the Corporation or as provided for by this Agreement, Trumbull will not, and will cause the Bank not to: (i) sell, transfer, mortgage, pledge, or subject to any lien or otherwise encumber any of the assets of Trumbull or the Bank, tangible or intangible, except in the ordinary course of business for full and fair consideration actually received; (ii) make any capital expenditure or capital additions or betterments which, in the aggregate, exceed $50,000; (iii) become bound by, enter into, or perform any material contract, commitment, or transaction which is other than in the ordinary course of its business or which would cause or result in its being unable to perform its obligations under this Agreement; (iv) declare or pay any dividends or make any distributions on its common shares issued and outstanding other than $.41 per share payable June 30, 1998 and $.41 per share per fiscal quarter thereafter and those payable by the Bank to Trumbull which are consistent with the past practice of Trumbull and the Bank; (v) purchase, redeem, retire or otherwise acquire any of its capital shares; (vi) issue or grant any option or right to acquire any of its capital shares or effect any stock split, recapitalization, combination, exchange of shares, readjustment or other reclassification; (vii) amend its articles, constitution, regulations or by-laws; (viii) merge or consolidate with any other corporation or otherwise reorganize; (ix) pay any general wage or salary increase, other than normal pay increases consistent with past practices, or enter into any employment agreement with any officer, director or employee which is not terminable, with or without cause, without penalty, premiums or other payment, upon 30 days or less notice; (x) incur any material obligation or liability other than current liabilities and obligations incurred in the ordinary course of business; (xi) waive or cancel any right of material value or material debts, except loan or interest charge-offs, debts or related fees in the ordinary course of business consistent with past practices; (xii) take any action that would result in any of its representations or warranties contained in this Agreement not being true and correct; or (xiii) cause any material adverse change in the amount or general composition of deposit liabilities; (xiv) make any material investment (except in the ordinary course of business); or (xv) enter into any agreement to do any of the foregoing.

                  (c) MAINTENANCE OF PROPERTY. Trumbull and the Bank will use their commercially reasonable efforts to maintain and keep their respective property and facilities in their present condition and working order, ordinary wear and tear excepted.

                  (d) PERFORMANCE OF OBLIGATIONS. Trumbull and the Bank will perform all of their obligations under all agreements relating to or affecting their properties, rights, and business, except where nonperformance would not have a material adverse effect on Trumbull or the Bank or the transactions contemplated by this Agreement.

                  (e) MAINTENANCE OF BUSINESS ORGANIZATION. Trumbull will, and will cause the Bank to, use their commercially reasonable efforts to maintain and preserve their respective business organizations intact; to retain present key employees; and to maintain the respective relationships of customers, suppliers and others having business relationships with them. Trumbull will not, and will cause the Bank not to, take any action or omit to take any action which would terminate or enable any employee of Trumbull or the Bank to terminate their employment or employment agreement without cause and continue thereafter to receive compensation.

                  (f) INSURANCE. Trumbull and the Bank will maintain insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, were maintained by them at the Balance Sheet Date, and upon the renewal or termination of such insurance Trumbull and the Bank will use commercially reasonable best efforts to renew or replace such insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured were maintained by them at the Balance Sheet Date.

                  (g) ACCESS TO INFORMATION. Trumbull will, and will cause the Bank to, take all action necessary to (i) afford the officers and designated representatives of the Corporation full access during normal business hours upon reasonable notice to all of Trumbull's and the Bank's properties (including for purposes of inspection and investigation for soil and groundwater tests), books, records, tax returns and reports, financial statements, contracts and commitments, and any work papers relating to any of the foregoing;
                           (ii) furnish to the Corporation all such documents, copies of documents, and information (A) concerning compliance and/or noncompliance with Environmental Laws and with respect to the past, present or suspected future presence of Hazardous Substances on the Trumbull Real Properties and Bank Real Estate Collateral, including but not limited to environmental audit and Phase I reports, and (B) concerning Trumbull and the Bank's affairs as the Corporation may reasonably request; (iii) afford full access to the Corporation to Trumbull's and the Bank's officers, directors, employees and agents in order that the Corporation may have full opportunity to make such investigation as it shall desire to make of the business and affairs of Trumbull and the Bank; and (iv) authorize the Corporation's representatives to inquire of government agencies, and inspect the files of those agencies, with respect to the environment conditions on and about the Trumbull Real Properties and Bank Real Estate Collateral.

                  (h) PAYMENT OF TAXES. Trumbull shall timely file all Tax Returns required to be filed on or before the Closing Date and pay any Tax shown on such Tax Returns to be due.

                  (i) SHAREHOLDER'S EQUITY. Trumbull will cause the Bank to have at the last day of the month preceding the Closing Date total shareholders' equity of not less than $38,000,000.

                  5.02.    Notification

                  Between the date of this Agreement and the Closing Date, Trumbull will promptly notify the Corporation in writing if Trumbull becomes aware of any fact or condition that (i) causes or constitutes a breach of any of its representations and warranties, or (ii) would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Trumbull Disclosure Schedule, Trumbull will promptly deliver to the Corporation a supplement to the Trumbull Disclosure Schedule specifying such change ("Updated Trumbull Disclosure Schedule"). During the same period, Trumbull will promptly notify the Corporation of the occurrence of any breach of any of its covenants contained in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely. In addition, if at any time prior to the Merger Date any event or circumstances relating to Trumbull or any of its officers or directors should be discovered which should be set forth in an amendment to the Registration Statement or a supplement to the proxy statement-prospectus, Trumbull shall promptly inform the Corporation.

                  5.03.    Acquisition Proposals

                  (a) From and after the date hereof, Trumbull will not, directly or indirectly, through any of its officers, directors, employees, agents or advisors or other representatives or consultants, (i) solicit or initiate or knowingly encourage, including by means of furnishing information, any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, tender offer, consolidation or business combination with, Trumbull or the Bank (an "Acquisition Proposal") or
                           (ii) unless the directors of Trumbull determine in good faith that such action is required for them to fulfill their fiduciary duties and obligations to the Trumbull shareholders under Ohio law as advised by counsel to Trumbull and Trumbull gives prior notice to the Corporation of such action (in which event Trumbull may furnish information), engage in negotiations with or disclose any nonpublic information relating to Trumbull or the Bank or afford access to the Trumbull Real Properties, books or records of Trumbull or the Bank to any person that may be considering or has made an Acquisition Proposal. Trumbull shall promptly notify the Corporation, orally and in writing, if any such proposal or offer is made and shall, in any such notice, indicate the identity and terms and conditions of any proposal or offer, or any such inquiry or contact. Trumbull shall keep the Corporation advised of the progress and status of any such proposals or offers.

                  (b) If the Board of Directors of Trumbull or the Bank accepts in any manner an Acquisition Proposal (including any acceptance which occurs after the termination of this Agreement and before December 31,
                           1999), Trumbull shall pay to the Corporation
                           $2,000,000 in immediately available federal funds upon the execution of any agreement in respect of the Acquisition Proposal.

                  5.04.    Delivery of Information

                  Trumbull will promptly furnish to the Corporation all information requested by the Corporation regarding Trumbull's assets, properties, business, affairs, operations, condition (financial or otherwise), prospects and corporate organization as shall be required by the rules and regulations under the Securities Act or by the SEC for inclusion in the Registration Statement described in Section 7.02 and shall otherwise reasonably assist the Corporation in the preparation and filing of such Registration Statement.

                  5.05.    Accounting Policies

                  After the shareholders of Trumbull and the Corporation have approved the Merger and after the receipt of necessary regulatory approvals, on or before the Merger Date and at the request of the Corporation, Trumbull shall cause the Bank to promptly establish and take such reserves and accruals to conform the Bank's loan, accrual and reserve policies to Second National policies; shall cause the Bank to promptly establish and take such accruals, reserves and charges in order to implement such polices in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write down of various assets and other appropriate accounting adjustments; and Trumbull shall promptly recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger, to the extent permitted by law and consistent with generally accepted accounting principles and with the fiduciary duties of the officers and directors of Trumbull and the Bank.

                  5.06.    Affiliates Compliance with The Securities Act

                  (a) Within 30 days after the date of this Agreement, Trumbull shall identify to the Corporation all persons whom Trumbull reasonably believes are its "affiliates" as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act and/or Accounting Series, Releases 130 and 135, as amended, of the SEC (the "Rule 145 Affiliates"). Thereafter and until the Merger Date, Trumbull shall identify to the Corporation each additional person whom it reasonably believes to have thereafter become its Rule 145 Affiliate.

                  (b) Trumbull shall use its diligent efforts to cause each person who is identified as a Rule 145 Affiliate pursuant to clause (a) above to deliver to the Corporation not later than the date on which the Merger is approved by Trumbull's shareholders, a written agreement, substantially in the form of
                           Exhibit 5.06. Because the Merger is intended to qualify for "pooling-of-interests" accounting treatment, the Shares received by such Rule 145 Affiliates in the Merger shall not be transferable from 30 days before the Merger Date until such time as financial results covering at least 30 days of post-Merger operations have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such Rule 145 Affiliate has provided the written agreement referred to in this Section, and the certificates representing such shares will bear an appropriate restrictive legend.

                  5.07.    Takeover Statutes and Provisions

                  Trumbull shall take all necessary steps to (i) exempt this Agreement and the Merger from the requirements of any state takeover law (including without limitation, statutes relating to business combinations, control share acquisitions and merger moratoriums) and from any provisions under its articles and regulations, as applicable, by action of the Board of Directors of Trumbull or otherwise, and (ii) assist in any challenge by the Corporation to the applicability to the Merger of any state takeover law.

                                   ARTICLE SIX
                      Further Covenants of the Corporation
                      ------------------------------------

                  6.01.    Current Information

                  The Corporation shall furnish to Trumbull promptly after such documents are available: (i) all reports, proxy statements or other communications by the Corporation to its shareholders generally, and (ii) all press releases relating to any transactions.

                  6.02.    Employee Benefits

                  Following the consummation of the transactions contemplated hereby, the Corporation will provide or cause to be provided to employees of Trumbull and the Bank who become direct or indirect employees of the Corporation and Second National benefits which, when taken as whole, are substantially comparable as those provided by the Corporation and Second National to its or their respective employees on the Closing Date. Employees of the Bank who become employees of Second National will have their years of service credited toward eligibility and vesting in Second National's benefit plans generally made available to its employees and will be entitled to participate in, subject to the terms of, such benefit plans. Any pre-existing condition exclusion under any such benefit plans providing medical or dental benefits shall be waived for any employees of the Bank who, immediately prior to commencing participation in such benefit plans, was participating in a benefit plan providing medical or dental benefits and had satisfied any pre-existing condition provision under such benefit plan. Any expenses that were taken into account under a benefit plan providing medical or dental benefits in which any such employee of the Bank participated immediately prior to commencing participation in a benefit plan of Second National providing medical or dental benefits shall be taken into account to the same extent under such benefit plan of Second National, in accordance with the terms of such benefit plan, for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket provisions and life-time benefit limits.

                  6.03.    Directors

                  Immediately following the Closing, the Corporation will: (a) increase the number of its Directors by three (3) to a total of not more than twelve (12) and elect three (3) persons who currently serve on the Board of Directors of Trumbull to the Corporation's Board of Directors and (b) cause Second National to increase the number of its Directors by three (3) to a total of not more than nineteen (19) and elect to Second National's Board of Directors three (3) persons who currently serve on the Board of Directors of Trumbull.

                  6.04.    Registration Statement; Proxy Statement-Prospectus

                  (a) As promptly as practicable after the execution of this Agreement, the Corporation shall prepare and file with the SEC the Registration Statement and the

                           Corporation shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Merger Date. The Corporation will also take any action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of the Shares.

                  (b) The Corporation shall file a listing application with the National Association of Securities Dealers, Inc. (the "NASD") for the Shares to be issued in the Merger at the time prescribed by applicable rules and regulations. In addition, the Corporation will use its best efforts to maintain its listing on the NASDAQ Stock Market.

                  (c) The Corporation will furnish Trumbull, its counsel and accountants drafts of all such filings sufficiently in advance of filing so as to afford a reasonable opportunity for review and comment.

                  6.05.    Opportunity of Employment

                  The Corporation shall cause Second National to offer the existing full time employees of the Bank the opportunity to become employees of Second National or offer reasonable and customary severance compensation based upon years of service and outplacement consultation services to employees of Bank who are not offered employment (other than employees who are otherwise parties to employment or change in control agreements). Nothing in this section or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give said employees any rights other than as employees at will under Ohio law and said employees shall not be deemed to be third-party beneficiaries of this provision. In addition, as of the Closing Date, the Corporation shall cause Second National to assume the employment agreements described in Section 3.01(q) of the Trumbull Disclosure Schedule.

                  6.06.    Takeover Statutes and Provisions

                  The Corporation shall take all necessary steps to (i) exempt this Agreement and the Merger from the requirements of any state takeover law (including without limitation, statutes relating to business combinations, control share acquisitions and merger moratoriums) and from any provisions under its articles and regulations, as applicable, by action of the Board of Directors of the Corporation or otherwise, and (ii) assist in any challenge by Trumbull to the applicability to the Merger of any state takeover law.

                  6.07.    Notification

                  Between the date of this Agreement and the Closing Date, the Corporation will promptly notify Trumbull in writing if the Corporation becomes aware of any fact or condition that (i) causes or constitutes a breach of any of its representations and warranties, or (ii) would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Corporation Disclosure Letter, the Corporation will promptly deliver to Trumbull a supplement to the Corporation Disclosure Letter specifying such change. During the same period, the Corporation will promptly notify Trumbull of the occurrence of any breach of any of the covenants contained in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible.

                  6.08     Officers' and Directors' Indemnification

                  (a) The Corporation shall keep in effect in its articles and regulations and the articles and regulations of its subsidiaries, provisions providing for exculpation and indemnification of the respective officers and directors of Trumbull and the Bank to the fullest extent permitted under such articles and regulations for the Corporation's officers and directors.

                  (b) The Corporation shall cause to be maintained in effect for not less than three years from the Merger Date directors' and officers' liability insurance policies of at least the same coverage, containing terms and conditions which are no less advantageous to the directors, officers, agents and employees who are covered thereby, as those policies maintained by Trumbull with respect to matters occurring prior to the Merger Date; provided, however that (i) the Corporation will not be required to maintain or obtain policies providing such coverage except to the extent that such coverage can be provided at an annual cost no greater than 150% of current premiums, and (ii) if the Corporation is unable to maintain or obtain such insurance coverage, the Corporation will maintain or obtain for such three-year period as much comparable insurance as is available at an annual cost of 150% of current premiums.

                  (c) In the event the Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section
                           6.08 proper provision shall be made so that the successors and assigns of the Corporation assume the obligations set forth in this Section 6.08 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

                                  ARTICLE SEVEN
                       Further Obligations of the Parties
                       ----------------------------------

                  7.01.    Necessary Further Action

                  Trumbull and the Corporation will enter into and take all necessary action to consummate the transactions contemplated in this Agreement.

                  7.02.    Covenants Regarding Shareholder Approvals

                  Trumbull and the Corporation covenant that:

                  (a) The respective Board of Directors of each of Trumbull and the Corporation will recommend the approval of this Agreement and the transactions contemplated hereby to their respective shareholders, subject to their fiduciary obligations under Ohio law.

                  (b) Trumbull and the Corporation will each call a meeting of its shareholders to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of approving this Agreement and the transactions contemplated hereby and each will use its best efforts to obtain such shareholder approval. Trumbull and the Corporation will each prepare appropriate proxy solicitation materials in respect of the meeting of its shareholders, which materials will include a proxy statement of Trumbull and a proxy statement of the Corporation (each, a "Proxy Statement") and which will be part of the submission by the Corporation to the SEC of a registration statement ("Registration Statement") under the Securities Act of 1933, as amended ("Securities Act").

                  7.03.    Cooperation in Bank Merger

                  Trumbull and the Bank will cooperate with the Corporation and take all actions reasonably requested by the Corporation to assist the Corporation in securing all required regulatory approvals to merge the Bank with and into Second National and to take such corporate actions as are necessary or desirable to implement such merger, provided such actions shall be conditioned upon the consummation of the Merger.

                  7.04.    Cooperative Action

                  Trumbull and the Corporation will take all further action and execute all additional documents, agreements and instruments which may be reasonably required, in the opinion of counsel for Trumbull and counsel for the Corporation, to satisfy all legal requirements of the State of Ohio and the United States, so that this Agreement and the transactions contemplated hereby will become effective.

                  7.05.    Satisfaction of Conditions

                  The Corporation and Trumbull shall each use its reasonable best efforts to satisfy all of the conditions to this transaction and to cause the consummation of the transactions described in this Agreement, including making all governmental applications, notices, and filings and taking all steps to secure promptly all government consents, rulings, and approvals which are necessary for the performance by each party of each of its obligations under this Agreement and the transactions contemplated thereby.

                  7.06.    Accounting and Tax Treatment

                  Trumbull and the Corporation agree not to take any actions subsequent to the date of this Agreement that would adversely affect the ability of the Surviving Corporation to treat the Merger as a "pooling-of-interests" in accordance with GAAP or the characterization of the Merger as a tax-free reorganization under Section 368(a) of the IRC. Trumbull and the Corporation agree to take such action as may be reasonably required, if such action may be reasonably taken to reverse the impact of any past actions which would adversely impact the ability of the Surviving Corporation to treat the Merger as a "pooling-of-interests" for accounting purposes or of the Merger to be characterized as a tax-free reorganization under Section 368(a) of the IRC.

                  7.07.    Confidentiality

                  The Corporation and Trumbull agree for themselves, and their representatives, successors and assigns, that any and all information each obtains (including information obtained by their subsidiaries) from the other will be kept strictly confidential and not be disclosed by them or their representatives, agents, successors and assigns to any other person or group, except among their attorneys, accountants and other representatives; except for any disclosure of such information to which the other consents in writing or which in the opinion of counsel for the disclosing party is required to be made under the Securities Act, the 1934 Act, or other applicable laws or orders in order to permit any transaction in their securities; and except for information already in the public domain not as a result of the actions of the disclosing person or its representatives in violation of this provision. In the event that the transactions contemplated by this Agreement shall fail to be consummated for any reason, each party to this Agreement shall promptly cause all information relating to the other party, and furnished by the other party or prepared pursuant to information provided by the other party regardless of who prepared the information, to be returned to the other party or be destroyed.

                  7.08.    Press Releases

                  The Corporation and Trumbull shall not make any press release or other public announcement concerning the transactions contemplated by this Agreement without the consent of the other party hereto as to the form and contents of such press release or announcement, except to the extent that such press release or announcement may be required by law to be made before such consent can be obtained.

                  7.09.    Regulatory Applications

                  The Corporation and Trumbull shall promptly file all reports and applications required to be filed with the SEC, the Federal Reserve and such other governmental entities (the "Regulatory Authorities") as may have jurisdiction for such approvals as may be required to be obtained from such governmental entities in order to carry out the transactions contemplated by this Agreement as soon as practicable between the date of this Agreement and the Merger Date.

                  7.10     Dividends

                  After the date of this Agreement, each of Trumbull and the Corporation shall coordinate with the other the payment of dividends with respect to the Trumbull Shares and the Shares and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Trumbull Shares and the Shares shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their Trumbull Shares and/or the Shares or any Shares that any such holder receives in exchange for such Trumbull Shares in the Merger.

                                  ARTICLE EIGHT
             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES
             ------------------------------------------------------

                  8.01.    Conditions to Obligations of the Corporation

                  The obligations of the Corporation under this Agreement shall be subject to the satisfaction of each of the following conditions precedent:

                  (a) The representations and warranties of Trumbull set forth in this Agreement shall be true and complete in all material respects at the Closing Date as though such representations and warranties were also made as of the Closing Date, except to the extent such representation or warranty is by its express provision made as of a specified date.

                  (b) Trumbull shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed on or prior to the Closing Date, including those relating to the Closing.

                  (c) In the aggregate, an amount of less than ten percent (10%) of the number of Shares to be issued in the Merger shall be (i) subject to purchase as fractional shares, (ii) proposed to be issued to shareholders of Trumbull who have taken such actions as are required by Ohio Revised Code Section 1701.85 to be entitled to relief as a dissenting shareholder in connection with the transactions contemplated by this Agreement and (iii) held by shareholders of the Corporation who have demanded payment of the appraised value of their Shares under Ohio Revised Code Section 1701.85 in connection with the Merger.

                  (d) There shall not be any action or proceeding commenced by or before any court or governmental agency or authority in the United States, or threatened by any governmental agency or authority in the United States, that challenges or seeks to prevent or delay the consummation of the Merger or seeks to impose material limitations on the ability of the Corporation to exercise full rights of ownership of the assets or business of the Bank.

                  (e) The Corporation shall have received an opinion of Vorys, Sater, Seymour and Pease LLP, reasonably satisfactory in form and substance to the Corporation and dated as of Closing, to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the IRC.

                  (f) The Corporation shall have received an opinion of McDonald & Company Securities, Inc., dated as of the date of the Corporation's Proxy Statement, to the effect that the Exchange Ratio is, as of such date, fair to the shareholders of the Corporation from a financial point of view.

                  (g) There shall not be in effect or proposed any order with respect to the transactions contemplated by this Agreement that in the reasonable judgment of the Corporation would (i) materially adversely affect the ability of the Corporation to enjoy the economic or other benefits of the Merger; or (ii) impose any material adverse condition, limitation or requirement on the Corporation or Second National in connection with the Merger or the merger of the Bank and Second National.

                  (h) At the last day of the month preceding the Closing Date, the shareholders' equity of Trumbull shall be not less than $38,000,000, calculated in accordance with generally accepted accounting principles; except that such calculation shall exclude any reduction in shareholders' equity:

                           (i) that would otherwise be required as a result of changing interest rates by application of SFAS 115 to Trumbull's existing portfolio;

                           (ii) as a result of charges taken at the request of the Corporation; and

                           (iii) as a result of expenses associated with the transactions contemplated by this Agreement (including, without limitation, legal, accounting and investment bankers' fees and expenses).

                  8.02.    Conditions to the Obligations of Trumbull

                  The obligations of Trumbull under this Agreement shall be subject to satisfaction of each of the following conditions precedent:

                  (a) The representations and warranties of the Corporation set forth in this Agreement shall be true and complete in all material respects as though such representations and warranties were also made as of the Closing Date; except to the extent such representation or warranty is by its express provision made as of a specified date.

                  (b) The Corporation shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those related to the Closing.

                  (c) Trumbull shall have received a letter from Sandler O'Neill & Partners, L.P., dated as of the date of the Trumbull Proxy Statement, to the effect that, in its opinion as of such date, the Exchange Ratio is fair to Trumbull's shareholders from a financial point of view.

                  (d) Trumbull shall have received an opinion of Jones, Day, Reavis & Pogue or other counsel acceptable to it, which may be Vorys, Sater, Seymour and Pease LLP, reasonably satisfactory in form and substance to Trumbull and dated as of Closing, to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

                  8.03.    Mutual Conditions

                  The obligations of Trumbull and the Corporation under this Agreement shall be subject to the satisfaction of each of the following conditions precedent:

                  (a) All necessary governmental approvals, consents, rulings, and notices pertaining to the Merger and the merger of the Bank and Second National shall have been received, and such approvals and consents shall not be the subject of any unresolved proceeding contesting such approval or consent maintained by federal or state governmental authority or third party and no such approval shall have imposed any condition, requirement or restriction which the Board of Directors of the Corporation reasonably determines in good faith would so materially adversely impact the economic or business benefits of the Merger to it as to render inadvisable the consummation of the Merger.

                  (b) The shareholders of the Corporation and Trumbull shall have duly adopted this Agreement by the required vote.

                  (c) The Registration Statement shall have become effective under the Securities Act and no stop orders or similar restraining orders suspending the effectiveness of the

                           Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the SEC.

                  (d) The Corporation shall have received all state securities and "blue sky" permits and other authorizations and approvals necessary to consummate the Merger and the transactions contemplated hereby and no order restraining the ability of the Corporation to issue Shares pursuant to the Merger shall have been issued and no proceedings for that purpose shall have been initiated or threatened by any state securities administrator.

                  (e) The Corporation and Trumbull shall have received from Ernst & Young LLP, a letter dated the Closing Date, substantially in the Form of Exhibit 8.03, stating its opinion that, based upon the information furnished, the transactions contemplated by this Agreement should be accounted for by the Corporation as a pooling of interests for financial statement reporting purposes and that such accounting treatment is in accordance with generally accepted accounting principles.

                  (f) The Shares to be issued by the Corporation pursuant to the Merger shall have been approved for listing on the NASDAQ Stock Market subject to official notice of issuance.

                  (g) There shall not be in effect an order or decision of a court of competent jurisdiction which prevents or materially delays the consummation of the Merger or the merger of the Bank and Second National.

                  (h) There shall not be in effect any federal or state law, rule or regulation which prevents or materially delays consummation of the Merger or the merger of the Bank and Second National.

                                  ARTICLE NINE
                                     Closing
                                     -------

                  9.01.    Closing

                  The closing (the "Closing") of the transactions contemplated by this Agreement shall be held at the offices of the Corporation, 108 Main S.W., Warren, Ohio 44481 commencing at 10:00 a.m., local time on the date designated by the Corporation but not before 15 days after the Federal Reserve shall have approved the merger of Trumbull and the Corporation and not later than 75 days after all regulatory approvals have been obtained. Time shall be of the essence of this Agreement. The date of the Closing is sometimes herein called the "Closing Date."

                  9.02.    Closing Transactions Required of the Corporation

                  At the Closing, the Corporation shall cause all of the following to be delivered to Trumbull:

                  (a) A Certificate of Merger duly executed by the Corporation in accordance with Section 1701.81 of the Ohio Revised Code and in appropriate form for filing with the Ohio Secretary of State.

                  (b) A certificate of the chairman of the board of directors, the president or a vice president of the Corporation, dated as of the Closing Date and certifying that (i) the warranties and representations of the Corporation set forth in this Agreement are true and complete in all material respects as of the Closing Date, except to the extent such representation or warranty is by its express provision made as of a specified date; and (ii) the Corporation has caused all of its covenants set forth in this Agreement to be fully performed and satisfied in all material respects.

                  (c) Copies of resolutions adopted by the directors and shareholders of the Corporation, approving and adopting this Agreement and authorizing the consummation of the transactions described herein accompanied by a certificate of the secretary or assistant secretary of the Corporation dated as of the Closing Date and certifying (1) the date and manner of adoption of each such resolution; and (2) that each such resolution is in full force and effect, without amendment, as of the Closing Date.

                  (d) The written opinion of Vorys, Sater, Seymour and Pease LLP, or other counsel satisfactory to Trumbull, addressed to Trumbull to the effect of the opinions set forth in Exhibit 9.02(d) hereto.

                  9.03.    Closing Transactions Required of Trumbull

                  At the Closing, Trumbull shall cause all of the following to be delivered to the Corporation:

                  (a) A Certificate of Merger duly executed by Trumbull in accordance with Section 1701.81 of the Ohio Revised Code and in appropriate form for filing with the Ohio Secretary of State.

                  (b) A certificate of the chairman of the board of directors, the president or a vice president of Trumbull, dated as of the Closing Date and certifying that (i) the warranties and representations of Trumbull set forth in this Agreement are true and complete in all material respects as of the Closing Date, except to the extent such representation or warranty is by its express provision made as of a specified date; and (ii) Trumbull has caused all its covenants set forth in this Agreement to be fully performed and satisfied in all material respects.

                  (c) Copies of all resolutions adopted by the directors and shareholders of Trumbull approving and adopting this Agreement and authorizing the consummation of the transactions described therein, accompanied by a certificate of the secretary or the assistant secretary of Trumbull, dated as of the Closing Date, and certifying (i) the date and manner of the adoption of each such resolution, and (ii) that each such resolution is in full force and effect, without amendment, as of the Closing Date.

                  (d) The written opinion of Jones, Day, Reavis & Pogue, or other counsel satisfactory to the Corporation, addressed to the Corporation to the effect of the opinions set forth in Exhibit 9.03(d) hereto.

                  (e) The original, complete minute books of Trumbull containing at least the Articles, the Code of Regulations, and Bylaws, if any, and all of the minutes and actions of the shareholders, directors and committees or directors and share transfer and registration records of Trumbull.

                                   ARTICLE TEN
                           Non-Survival of Warranties
                           --------------------------

                  10.01.   Non-Survival of Warranties, Covenants

                  The representations, warranties and covenants of the Corporation and Trumbull set forth in this Agreement, or in any document delivered pursuant to the terms hereof or in connection with the transactions contemplated hereby, shall not survive the Closing and the consummation of the transactions referred to herein, other than covenants which by their terms are to survive or be performed after the Merger Date; except that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive the Corporation (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either Trumbull or the Corporation.

                                 ARTICLE ELEVEN
                                   Termination
                                   -----------

                  11.01.   Termination

                  Notwithstanding favorable action on this Agreement by the Boards of Directors or shareholders of the parties hereto, this Agreement may be terminated and the Merger abandoned:

                  (a) By the mutual consent and action of the Boards of Directors of Trumbull and the Corporation at any time;

                  (b) By Trumbull at the Closing if any of the conditions precedent to its obligations set forth in Sections
                           8.02 and 8.03 of this Agreement shall not have been performed and satisfied or if Trumbull shall not have expressly waived satisfaction thereof;

                  (c) By the Corporation at or prior to the Closing if any of the conditions precedent to its obligations set forth in Sections 8.01 and 8.03 of this Agreement shall not have been performed and satisfied or if the Corporation shall not have expressly waived satisfaction thereof;

                  (d) By Trumbull or the Corporation if, for reasons beyond the reasonable control of the terminating party, the Closing shall not have been consummated on or before February 28, 1999, unless otherwise agreed to by the parties hereto in writing;

                  (e) By the vote of a majority of the Board of Directors of either Trumbull or the Corporation in the event of a material breach by the other party of any representation, warranty, covenant or agreement, which breach is not cured, or cannot be cured, within 30 days after written notice thereof is given to the party committing such breach;

                  (f) By the Corporation if the Board of Directors of Trumbull fails to recommend the Merger or withdraws its recommendation of the Merger;

                  (g) By Trumbull if the Board of Directors of the Corporation fails to recommend the Merger or withdraws its recommendation of the Merger;

                  (h) By the Corporation or by Trumbull upon written notice to the other 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority, unless within such 30-day period a petition for rehearing or an amended application is filed or noticed, or 30 or more days after any petition for rehearing or amended application is denied; and

                  (i) By the vote of a majority of the Board of Directors of Trumbull at any time prior to the second full day immediately prior to the Closing Date with immediate notice to the Corporation, if the following three conditions are satisfied:

                           (i) the Corporation Closing Price of the Shares is less than $25.00; and

                           (ii) the number obtained by dividing the Corporation Closing Price by the closing price of the Shares on May 4, 1998 (on the NASDAQ Stock Market as reported by THE WALL STREET JOURNAL or, if not reported thereby, another authoritative source) is less than 90% of the quotient obtained by dividing the Index Price on the seventh (7th) day immediately preceding the Closing Date by the Index Price on May 4, 1998; and

                           (iii) the Corporation shall not have given written notice to Trumbull prior to the third full day immediately prior to the Closing Date which notice states that the Corporation agrees that the Exchange Ratio shall be calculated by dividing $94.50 by the Corporation Closing Price.

                  For purposes of this Subsection 11.01(i):

                  "Corporation Closing Price" shall mean the average closing price per Share on the NASDAQ Stock Market (as reported by THE WALL STREET JOURNAL or, if not reported thereby, another authoritative source) for the most recent twenty (20) days on which actual trades of Shares occur ending on the seventh
                  (7th) day immediately preceding the Closing Date.

                  "Index Group" shall mean the 30 bank holding companies listed on Exhibit 11.01(i), the common stocks of all of which must be publicly traded and as to which there must not have been, since May 4, 1998 and before the seventh (7th) day immediately preceding the Closing Date, any public announcement of a proposal for such company to be acquired. In the event that any such company or companies are removed from the Index Group as a result of any such proposed acquisition or the cessation of public trading of common stock, the weights (which have been determined based upon the relative market capitalization of the 30 companies as of May 4, 1998) shall be redistributed proportionately among the remaining companies on Exhibit 11.01(i) for purposes of determining the Index Price.

                  "Index Price" on a given date shall mean the weighted average (weighted in accordance with the "Market Weighting" listed on Exhibit 11.01(i) as adjusted pursuant to the definition of "Index Group") of the closing sales prices of the companies composing the Index Group.

                  If the Corporation or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or other similar transaction between May 4, 1998 and the seventh (7th) day immediately preceding the Closing Date, the prices for the common stock of the Corporation or such company and any calculations hereunder will be appropriately adjusted for the purposes of applying this section.

                  11.02.   Notice of Termination

                  In the event of any termination of this Agreement pursuant to
Section 11.01, the terminating party shall give written notice of such termination to the other party to this Agreement and upon the giving of such notice, such termination shall automatically become effective. Such termination shall have no effect upon (a) the rights or remedies of the terminating party, including those for breach occurring prior to termination; or (b) the obligation of Trumbull to pay the fee set forth in Section 5.03(b).

                                 ARTICLE TWELVE
                                  Miscellaneous
                                  -------------

                  12.01.   Notices

                  All notices, requests, demands, and other communications required or permitted to be given under this Agreement shall be given in writing and shall be deemed to have been given if delivered by hand, by express service or sent by certified mail, postage prepaid, return receipt requested, to the following addresses:

                           If to Trumbull, to:

                           105 High Street, N.E.
                           Warren, OH  44481
                           Attention:  President

                           with a copy to:

                           Jones, Day, Reavis & Pogue
                           North Point
                           901 Lakeside Avenue
                           Cleveland, OH  44114
                           Attention:  David P. Porter

                           If to the Corporation, to:

                           108 Main Avenue, S.W.
                           P.O. Box 1311
                           Warren, Ohio  44482
                           Attention:  Chairman and President

                           with a copy to:

                           Vorys, Sater, Seymour and Pease LLP
                           52 East Gay Street
                           P.O. Box 1008
                           Columbus, OH  43216-1008
                           Attention:  Charles S. DeRousie

Any party to this Agreement may, by notice given in accordance with this section, designate a new address for notices, requests, demands, and other communications to such party.

                  12.02.   Counterparts

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall be deemed to constitute a single instrument.

                  12.03.   Entire Agreement

                  This Agreement, the Stock Option Agreement, the Stockholder Voting Agreement (including each exhibit and schedule provided pursuant hereto) constitutes the entire agreement between the parties hereto in respect of the subject matter of this Agreement (including each exhibit and schedule) and supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter of this Agreement, other than the Letter Agreements dated March 10, and April 21, 1998 exchanged by the Corporation and Trumbull.

                  12.04.   Successors and Assigns

                  This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns (including successive, as well as immediate, successors and assigns) of the parties hereto. This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

                  12.05.   Captions

                  The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain, or modify this Agreement or its interpretation, construction, or meaning and are in no way to be construed as part of this Agreement.

                  12.06.   Governing Law

                  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to principles of conflicts or choice of laws.

                  12.07.   Payment of Fees and Expenses

                  Except as otherwise agreed in writing, each party hereto shall pay all costs and expenses, including legal and accounting fees, and all expenses relating to its performance of, and compliance with, its undertakings herein.

                  12.08.   Amendment

                  From time to time and at any time prior to the Merger Date, this Agreement may be amended only by an agreement in writing executed in the same manner as this Agreement, after authorization of such action by the Boards of Directors of the Constituent Corporations; but no such amendment shall alter or change the amount or kind of shares, evidences of indebtedness, other securities, cash, rights or any other property to be received by the Trumbull shareholders or materially adversely affect the shareholders of Trumbull or the Corporation without their approval or be prohibited by law.

                  12.09.   Waiver

                  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power or privilege.

                  12.10.   Disclosure Schedule and Letter

                  In the event of any inconsistency between the statements in the body of this Agreement and those in the respective Disclosure Schedule or Letter (other than an exception expressly set forth as such in the Disclosure Schedule or Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

                  12.11.   No Third-Party Rights

                  Except as specifically set forth herein, nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

                  12.12.   Severability

                  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed on behalf of Second Bancorp Incorporated and Trumbull Financial Corporation to be effective as of the date set forth in the first paragraph above.

ATTEST:                            SECOND BANCORP INCORPORATED



/s/ Christopher Stanitz            By: /s/ Alan G. Brant
-----------------------                ------------------
                                   Title: Alan G. Brant, Chairman and President

ATTEST:                            TRUMBULL FINANCIAL CORPORATION


/s/                                By:  /s/ James R. Izant
-----------------------                --------------------
                                   Title: Executive Vice President

Exhibit 11.01(i) of the Merger Agreement

                           SECOND BANCORP INDEX GROUP




Ticker         Short Name                                           City                    State
-------------- ---------------------------------------------------- ----------------------- --------

AREA           Area Bancshares Corporation                          Owensboro               KY
BFOH           BancFirst Ohio Corp.                                 Zanesville              OH
BLMT           Belmont Bancorp.                                     Bridgeport              OH
BTFC           BT Financial Corporation                             Johnstown               PA
CICS           Citizens Bancshares, Inc.                            Salineville             OH
CHCO           City Holding Company                                 Cross Lanes             WV
FBAN           F.N.B. Corporation                                   Hermitage               PA
FCF            First Commonwealth Financial Corporation             Indiana                 PA
FFBC           First Financial Bancorp.                             Hamilton                OH
FWBI           First Western Bancorp, Inc.                          New Castle              PA
FFSW           FirstFederal Financial Services Corp.                Wooster                 OH
HNBC           Harleysville National Corporation                    Harleysville            PA
HZWV           Horizon Bancorp, Inc.                                Beckley                 WV
MGNB           Mahoning National Bancorp, Incorporated              Youngstown              OH
MATE           Matewan BancShares, Inc.                             Williamson              WV
MIAM           Mid Am, Inc.                                         Bowling Green           OH
NCBE           National City Bancshares, Inc.                       Evansville              IN
NPBC           National Penn Bancshares, Inc.                       Boyertown               PA
OMEF           Omega Financial Corporation                          State College           PA
PRK            Park National Corporation                            Newark                  OH
PEBO           Peoples Bancorp Inc.                                 Marietta                OH
RBNC           Republic Bancorp, Inc.                               Owosso                  MI
STBA           S&T Bancorp, Inc.                                    Indiana                 PA
SLFC           Shoreline Financial Corporation                      Benton Harbor           MI
SWPA           Southwest National Corporation                       Greensburg              PA
SLFI           Sterling Financial Corporation                       Lancaster               PA
SUBI           Sun Bancorp, Inc.                                    Selinsgrove             PA
UBAN           USBANCORP, Inc.                                      Johnstown               PA
WNNB           Wayne Bancorp, Inc.                                  Wooster                 OH
WSBC           WesBanco, Inc.                                       Wheeling                WV
               ---------------------------------------------------- ----------------------- --------
               TOTAL
               ---------------------------------------------------- ----------------------- --------

                                     ANNEX B
                                     -------

    FORM OF RESOLTUION TO BE VOTED UPON BY THE SHAREHOLDERS OF SECOND BANCORP
      TO AMEND THE AMENDED ARTICLES OF SECOND BANCORP TO ELIMINATE SECOND
                   BANCORP'S TWO CLASSES OF PREFERRED SHARES


                  RESOLVED, that Articles Fourth of the Amended Articles of Second Bancorp Incorporated be amended by deleting, replacing and superseding in its entirety the present Article Fourth with the following:

                                 ARTICLE FOURTH

                                    The maximum number of capital shares which
                           this Corporation is authorized to issue or to have outstanding at any time shall be twenty million (20,000,000) shares, all of which shall be common shares. The shares will have no par value stated. The Board of Directors of the Corporation is hereby empowered to issue from time to time shares of its capital shares, whether now or hereafter authorized. No holders of any class of shares of the Corporation shall have any preemptive rights to purchase or to have offered to them for purchase any shares or other securities of the Corporation.

                                     ANNEX C
                                     -------

            FAIRNESS OPINION OF MCDONALD AND COMPANY SECURITIES, INC.

                                                              ___________, 1998

Board of Directors
Second Bancorp Incorporated
108 Main Avenue, SW
Warren, OH 44481

Gentlemen:

         You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of common stock, no par value (the "Shares"), of Second Bancorp Incorporated ("Second Bancorp") of the exchange ratio as set forth in Article Two, Section 2.01 of the Agreement and Plan of Merger dated May 4, 1998 (the "Agreement"), by and between Second Bancorp and Trumbull Financial Corporation ("Trumbull").

         The Agreement provides for the merger (the "Merger") of Trumbull with and into Second Bancorp, pursuant to which, among other things, at the Merger Date (as defined in the Agreement), outstanding shares of Trumbull common stock, without par value ("Trumbull Shares"), will be exchanged for 3.78 Shares as set forth in Article Two, Section 2.01 (b) of the Agreement (the "Exchange Ratio"). The terms and conditions of the Merger are more fully set forth in the Agreement.

         McDonald & Company Securities, Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

         We have acted as Second Bancorp's financial advisor in connection with, and have participated in certain negotiations leading to, the execution of the Agreement. In connection with rendering our opinion set forth herein, we have among other things:

         (i) Reviewed Second Bancorp's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1997, December 31, 1996 and December 31, 1995, including the audited financial statements contained therein; and Second Bancorp's Quarterly Reports on Form 10-Q for the three month periods ended March 31, 1998 and June 30, 1998;

         (ii) Reviewed Trumbull's audited financial statements for the fiscal years ended September 30, 1997, September 30, 1996 and September 30, 1995; and Trumbull's unaudited financial statements for the nine month period ended June 30, 1998;

         (iii) Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Second Bancorp and Trumbull provided to us or publicly available;

         (iv) Participated in meetings and telephone conferences with members of senior management of Second Bancorp and Trumbull concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters we believed relevant to our inquiry;

         (v) Reviewed certain stock market information for the Shares and Trumbull Shares and compared it with similar information for certain companies, the securities of which are publicly traded;

         (vi) Compared the results of operations and financial condition of Second Bancorp and Trumbull with that of certain companies which we deemed to be relevant for purposes of this opinion;

         (vii) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we deemed to be relevant for purposes of this opinion;

         (viii) Reviewed the Agreement and its schedules and exhibits and certain related documents; and

         (ix) Performed such other reviews and analyses as we have deemed appropriate.

         In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of Second Bancorp and Trumbull contained in the Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we did not conduct a physical inspection of any of the assets, properties or facilities of either Second Bancorp or Trumbull, nor have we made or obtained or been furnished with any independent evaluation or appraisal of any of such assets, properties or facilities or any of the liabilities of either Second Bancorp or Trumbull. With respect to financial forecasts used in our analysis, we have assumed that such forecasts have been reasonably prepared by management of Second Bancorp and Trumbull, as the case may be, on a basis reflecting the best currently available estimates and judgments of the management of Second Bancorp and Trumbull as to the future performance of Second Bancorp, Trumbull, and Second Bancorp and Trumbull combined, as the case may be. We have not been engaged to assess the reasonableness or achievability of such financial forecasts or the assumptions on which they are based, and we express no view as to such financial forecasts or assumptions. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Agreement, including the tax-free nature of the reorganization for federal income tax purposes, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

         We will receive a fee for our services as financial advisor to Second Bancorp, a portion of which is contingent upon closing of the Merger. We will also receive a fee for our services in rendering this opinion.

         In the ordinary course of business, we may actively trade securities of Second Bancorp and Trumbull for our own account and for the accounts of customers and, accordingly, we may at any time hold a long or short position in such securities.

         This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Exchange Ratio, to the holders of the Shares does not address the underlying business decision by Second Bancorp's Board of Directors to effect the Merger or any other terms of the Merger, and does not constitute a recommendation to any Second Bancorp shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent our opinion as to what the value of the Shares or Trumbull Shares may be at the effective date of the Merger or as to the prospects of Second Bancorp's business or Trumbull's business.


         This opinion is directed to the Board of Directors of Second Bancorp. This opinion shall not be reproduced, summarized, described or referred to or given to any other person without our prior written consent. Notwithstanding the foregoing, this opinion may be included in a proxy statement to be mailed to the holders of the Shares in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement will be in a form acceptable to us and our counsel.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of the Shares from a financial point of view.

                                          Very truly yours,


                                          MCDONALD & COMPANY SECURITIES, INC.


                                          -------------------------------------
                                          McDonald & Company Securities, Inc.

                                     ANNEX D
                                     -------

              FAIRNESS OPINION OF SANDLER O'NEILL & PARTNERS, L.P.

                  [Sandler O'Neill & Partners, L.P. Letterhead]

______________,1998

Board of Directors
Trumbull Financial Corporation
105 High Street, N.E.
Warren, Ohio 44481

Ladies and Gentlemen:

         Trumbull Financial Corporation ("Trumbull") and Second Bancorp Incorporated ("Second") have entered into an Agreement and Plan of Merger, dated as of May 4, 1998 (the "Agreement"), pursuant to which Trumbull will be merged with and into Second (the "Merger"). Upon consummation of the Merger, each share of Trumbull common stock, no par value, issued and outstanding immediately prior to the effective time of the Merger (the "Trumbull Shares"), other than certain shares specified in the Agreement, will be converted into 3.78 shares (the "Exchange Ratio") of common stock, no par value, of Second. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of the Trumbull Shares.

         Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreement, dated as of May 4, 1998, by and between Trumbull and Second; (iii) certain financial statements of Trumbull and its subsidiary, The Trumbull Savings and Loan Company, and other historical financial information provided by Trumbull that we deemed relevant; (iv) certain publicly available financial statements of Second and other historical financial information provided by Second that we deemed relevant; (v) certain financial analyses and forecasts of Trumbull prepared by and reviewed with management of Trumbull and the views of senior management of Trumbull regarding Trumbull's past and current business operations, results thereof, financial condition and future prospects; (vi) certain financial analyses and forecasts of Second prepared by and reviewed with management of Second and the views of senior management of Second regarding Second's past and current business operations, results thereof, financial condition and future prospects; (vii) the pro forma impact of the Merger; (viii) a comparison of certain financial information for Trumbull and certain financial and stock market information for Second with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

         In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability therefor. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Trumbull or Second or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals (relying, where relevant, on the analyses and estimates of Trumbull and Second). With respect to the financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Trumbull and Second and that such performances will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Trumbull's or Second's assets, financial condition, results of operations, business or prospects since the dates of the last financial statements made available to us. We have assumed in all respects material to our analysis that Trumbull and Second will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the Merger will be accounted for as a pooling of interests and that the conditions precedent in the Agreement are not waived.

         Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Second common stock will be when issued to Trumbull's shareholders pursuant to the Agreement or the prices at which Second's common stock may trade at any time.

         We have acted as Trumbull's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. In the past, we have also provided certain other investment banking services for Trumbull and have received compensation for such services.

         Our opinion is directed to the Board of Directors of Trumbull in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of Trumbull as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to Trumbull's and Second's Joint Proxy Statement/Prospectus dated the date hereof and to the references to this opinion therein.

         Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to the holders of Trumbull Shares.


                                               Very truly yours,


                                               --------------------------------
                                               Sandler O'Neill & Partners, L.P.

                                     ANNEX E
                                     -------

                                OHIO REVISED CODE
                      TITLE XVII CORPORATIONS-PARTNERSHIPS
                      CHAPTER 1701: GENERAL CORPORATION LAW

SECTION 1701.85   QUALIFICATIONS OF AND PROCEDURES FOR DISSENTING SHAREHOLDERS

         (A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

                  (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

                  (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

                  (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

                  (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment for a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

         (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in the case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or appointed as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

         (C) If the proposal was required to be submitted to the shareholders of the corporation, a fair cash value as to those shareholders shall be determined as of the date prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

         (D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

                           (a) The dissenting shareholder has not complied with
                  this section, unless the corporation by its directors waives such failure;

                           (b) The corporation abandons the action involved or
                  is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

                           (c) the dissenting shareholder withdraws his demand,
                  with the consent of the corporation by its directors;

                           (d) The corporation and the dissenting shareholder
                  have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or jointed in a complaint under division (B) of this section within the period provided in that division.

                  (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

         (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                        [SECOND BANCORP INC. LETTERHEAD]



                               September 18, 1998



Trumbull Financial Corporation
105 High Street East
Warren, Ohio 44481


         Re: Acquiring Person Statement

Dear Sirs:

         This letter represents the "acquiring person statement" which Second Bancorp Incorporated is required to deliver to Trumbull Financial Corporation pursuant to Section 1701.831 of the Ohio Revised Code.

1) The identity of the "Acquiring Company" is Second Bancorp Incorporated, a corporation organized and existing under the laws of the State of Ohio and registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "Acquiring Person").

2) Excluding option rights granted to the Acquiring Person by Trumbull Financial in agreements between them dated May 4, 1998 and shares of Trumbull Financial held in fiduciary capacity for trust customers of Second Bancorp subsidiary, Second National Bank of Warren, the number of common shares, without par value, of Trumbull Financial Corporation, a corporation organized and existing under the laws of the State of Ohio and a bank holding company, owned, directly, and indirectly, by the Acquiring Person on the date of this statement was 3,220 shares.

3) The range of voting power, described in division (z)(1) of Section 1701.01 of the Ohio Revised Code, under which the proposed control share acquisition will, if and on the date it is consummated, fall is a majority or more of such voting power.

4) The proposed control share acquisition is to be consummated on the terms contained in the Agreement and Plan of Merger (the "Agreement") dated May 4, 1998, a copy of which is attached to the prospectus/joint proxy statement of the parties.

5) The Acquiring Party hereby represents that the proposed control share acquisition, if consummated in accordance with the terms of the Agreement, will not be contrary to the law and hereby further represents that the Acquiring Person has the financial capacity to make the proposed control share acquisition.

                               Sincerely,



                               /s/ Alan G. Brant
                               --------------------------------------
                               Alan G. Brandt, President and Chairman

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         See "DESCRIPTION OF SECOND BANCORP SHARES - Director and Officer Liability and Indemnification" included in the Prospectus/Proxy Statement portion of this Registration Statement.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Document                                                                  Exhibit   Document Reference
--------                                                                  -------   ------------------

Agreement and Plan of Merger (excluding exhibits except
   Exhibit 11.01(i)) dated May 4, 1998, by and between Second
   Bancorp Incorporated and Trumbull Financial Corporation (set
   forth as Annex A to the Prospectus/Joint Proxy Statement included
   in this Registration Statement)......................................  2.1       Included as Annex A
Agreement and Plan of Merger (excluding exhibits) dated as of April 1,
   1998, by and between Second Bancorp Incorporated and Enfin, Inc......  2.2       Incorporated by Reference (1)
Amended Articles of Incorporation of Second Bancorp Incorporated........  3.1       *
Code of Regulations of Second Bancorp Incorporated......................  3.2       Incorporated by Reference (2)
Stock Option Agreement, dated as of May 4, 1998, by and between Second
   Bancorp Incorporated and Trumbull Financial Corporation..............  4.1       *
Stockholder Voting Agreement, dated as of May 4, 1998, by and between     4.2       *
   Second Bancorp Incorporated, Trumbull Financial Corporation, the
   Izant Family Partnership, Elizabeth A. Izant, Trustee of Elizabeth
   A. Izant Trust, James R. Izant, Holly Izant McSherry and Phyllis
   Izant

Consulting Agreement, dated as of August 31, 1998, by and between James   4.3       *
   R. Izant and Second Bancorp Incorporated

Description of Second Bancorp Incorporated's common shares..............  4.4       Incorporated by Reference (3)
Form of opinion of Vorys, Sater, Seymour and Pease LLP as to the
   legality of the securities being issued..............................  5         *
Form of opinion of Vorys, Sater, Seymour and Pease LLP as to tax
   matters .............................................................  8.1       *
1998 Non-Qualified Stock Option Plan....................................  10.1      Incorporated by Reference (4)
Amended Stock Option Incentive Plan.....................................  10.2      Incorporated by Reference (2)
Form of Incentive Stock Option Agreement................................  10.3      Incorporated by Reference (2)
Stock Appreciation Rights Agreement by and between Second Bancorp
   Incorporated and Alan G. Brant, dated April 1, 1987, as amended......  10.4      Incorporated by Reference (2)
Form of Amendment to April 1, 1987 Stock Appreciation Rights Agreement
   by and between Second Bancorp Incorporated and Alan G. Brant,
   effective December 18, 1996..........................................  10.5      Incorporated by Reference (6)
Employment Agreement by and between Second Bancorp Incorporated and
   Alan G. Brant, dated April 1, 1985...................................  10.6      Incorporated by Reference (2)
Amendments to Employment Agreement by and between Second Bancorp
   Incorporated and Alan G. Brant, dated April 1, 1985..................  10.7      Incorporated by Reference (5)
Consulting Agreement by and between Second Bancorp Incorporated and
   Alan G. Brant, dated April 1, 1985...................................  10.8      Incorporated by Reference (2)
Amendment to Consulting Agreement by and between Second Bancorp
   Incorporated and Alan G. Brant, dated April 1, 1985..................  10.9      Incorporated by Reference (5)

Document                                                                  Exhibit   Document Reference
--------                                                                  -------   ------------------

Deferred Compensation Agreement between Second Bancorp Incorporated and
   Alan G. Brant, dated November 9, 1995................................  10.10     Incorporated by Reference (5)
Lease Agreement between Arden Associates Limited Partnership and The
   Second National Bank of Warren, dated October 1, 1979................  10.11     Incorporated by Reference (2)
Amendment to Lease Agreement between Arden Associates Limited
   Partnership and the Second National Bank of Warren...................  10.12     Incorporated by Reference (5)
Form of Amended Management Severance Agreement with executive
   officers.............................................................  10.13     Incorporated by Reference (5)

Revolving Credit Agreement (excluding exhibits), dated September 15,
   1998, between Second Bancorp
   Incorporated and The Northern Trust Company..........................  10.14     *
First Amendment to Revolving Credit Agreement (excluding exhibits)
   dated March 11, 1997, between Second Bancorp and The Northern Trust
   Company..............................................................  10.15     *

Subsidiaries of Second Bancorp Incorporated.............................  21        Incorporated by Reference (6)
Consent of Ernst & Young LLP (with respect to Second Bancorp
   Incorporated)........................................................  23.1      *
Consent of Crowe Chizek and Company LLP (with respect to Trumbull
   Financial Corporation)...............................................  23.2      *
Form of Consent of McDonald & Company Securities, Inc...................  23.3      *
Form of Consent of Sandler O'Neill & Partners, L.P......................  23.4      *
Consent of Vorys, Sater, Seymour and Pease LLP (with respect to its
   opinion relating to the legality of the securities being issued).....  23.5      Included in Exhibit 5
Consent of Vorys, Sater, Seymour and Pease LLP (with respect to tax
   Opinion).............................................................  23.6      Included in Exhibit 8.1
A power of attorney where various individuals authorize the signing of their names to any and all amendments to this registration Statement and other documents submitted in connection herewith is contained on the first page of the signature pages following Part II of this
   Registration Statement...............................................  24        *
Form of Fairness Opinion of McDonald & Company Securities, Inc. (set
   forth in Annex C to the Prospectus/Joint Proxy Statement included in
   this Registration Statement).........................................  99.1      Included in Annex C
Form of Fairness Opinion of Sandler O'Neill & Partners, L.P. (set forth in Annex D to the Prospectus/Joint Proxy Statement included in this
   Registration Statement)..............................................  99.2      Included in Annex D
Form of  Letter to Trumbull Financial Corporation Shareholders..........  99.3      *
Form of Notice of Special Meeting of Shareholders of Trumbull Financial   99.4      *
   Corporation  ........................................................
Form of Notice of Special Meeting of Shareholders of Second               99.5      *
Bancorp ................................................................
Form of Acquiring Person Statement (set forth in Annex F to the
   Prospectus/Proxy Statement included in this Registration Statement)..  99.6      Included as Annex F
Form of Proxy to be used in connection with the Second Bancorp Special
   Meeting of Shareholders..............................................  99.7      *
Form of Proxy to be used in connection with the Trumbull Special
   Meeting of Shareholders..............................................  99.8      *
Form of Proxy to be used in connection with the Trumbull Special
   Meeting of Shareholders to satisfy the requirements of the Ohio
   Control Share Acquisition Statute....................................  99.9      *

-----------------------------

*      Filed herewith.


(1) Filed with the Securities and Exchange Commission as an exhibit to Registrant's Registration Statement on Form S-4, Registration No. 333-56559, as filed with the Securities and Exchange Commission on June 24, 1998.

(2) Incorporated by reference to the exhibit filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994.

(3) Incorporated by reference to the exhibit filed with the Registrant's Registration Statement on Form S-4 (Registration No. 33-09239) under the caption "Description of Holding Shares" as filed on October 2, 1986, including all amendments filed for the purpose of updating such information.

(4) Incorporated by reference to Exhibit A of the Registrant's Proxy Statement dated April 1, 1998, as filed with the Securities and Exchange Commission on April, 1998.

(5) Incorporated by reference to the exhibit filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.

(6) Incorporated by reference to the exhibit filed with the Registrant's Annual Report on Form 10-K filed for the year ended December 31, 1997.

UNDERTAKINGS

         (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be initial bona fide offering thereof.

         (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (6) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be present by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (7) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registrant statement through the date of responding to the request.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren, State of Ohio, on September 21, 1998.


                                      SECOND BANCORP INCORPORATED

                                      /s/ Alan G. Brant
                                      -----------------------------------------
                                      By:  A.G. Brant, Chairman and President

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints ALAN G. BRANT his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:

/s/ Alan G. Brant                                    Date:  September 21, 1998
--------------------------------------------
Alan G. Brant
Chairman and President

Principal Financial Officer and Principal Accounting Officer:

/s/ David L. Kellerman                               Date:  September 21, 1998
--------------------------------------------
David L. Kellerman
Chief Financial Officer and
Principal Accounting Officer

/s/ John C. Gibson, Sr.                              Date:  September 21, 1998
--------------------------------------------
John C. Gibson, Sr., Director

/s/ John A. Anderson                                 Date:  September 21, 1998
--------------------------------------------
John A. Anderson, Director

/s/ Robert J. Webster                                Date:  September 21, 1998
--------------------------------------------
Robert J. Webster, Director

/s/ Norman C. Harbert                                Date:  September 21, 1998
--------------------------------------------
Norman C. Harbert, Director

/s/ John L. Pogue                                    Date:  September 21, 1998
--------------------------------------------
John L. Pogue, Director

/s/ Raymond John Wean, III                           Date:  September 21, 1998
------------------------------------
Raymond John Wean, III, Director